Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-260444

ROYALTY CAPITAL CORPORATION

Dear Royalty Capital Corporation Shareholder:

You are cordially invited to attend a special meeting (the “special meeting”) of shareholders of Royalty Capital Corporation, an Illinois corporation (“RCC”), to be held on Tuesday, December 7, 2021 at 10:00 a.m. local time at 19250 Everett Lane, Suite 201, Mokena, Illinois 60448. At the special meeting, RCC is seeking your approval of (i) the exchange of the capital stock (“share exchange”) of Royalty Capital Life Insurance Company (“RCLIC”), a wholly-owned Missouri subsidiary of RCC, to First Trinity Financial Corporation, an Oklahoma corporation (“FTFC”), set forth in the Purchase and Sale Agreement (in the form of Annex A to this proxy statement/prospectus), and (ii) the dissolution of RCC through the adoption of the Plan of Liquidation and Dissolution (in the form of Annex B to this proxy statement/prospectus) (the “Plan of Liquidation and Dissolution”). The capital stock of RCLIC constitutes substantially all of the assets of RCC and substantially all of its operations are conducted through RCLIC. After the share exchange, there will be no reason for RCC to continue to exist and it will be dissolved.

In consideration for the shares of RCLIC, RCC will receive 745,730 shares of FTFC’s Class A Common Stock. The shares of FTFC Class A Common Stock have been valued by the parties at $8.06 per share for purposes of the share exchange.

There is no public trading market in FTFC’s Class A Common Stock; therefore, the value ascribed to FTFC’s Class A Common Stock for purposes of the share exchange may not reflect their intrinsic value or the value an independent third-party purchaser might pay for such shares (either of which could be considerably less than the assumed share exchange value). In connection with the share exchange, RCC intends to transfer its cash and minor assets and minor liabilities to RCLIC immediately prior to the share exchange and settle any other liabilities and obligations, if any, in accordance with applicable law and the Plan of Liquidation and Dissolution. The remaining assets, comprised only of shares of FTFC Class A Common Stock, would be available for pro rata distribution to RCC shareholders. Based upon the assumptions described below under the “Plan of Liquidation and Dissolution,” RCC believes that each holder of RCC common stock could receive one (1) share of FTFC Class A Common Stock for each approximately thirty-four (34) shares of RCC common stock owned by such holder. However, if such assumptions prove to be incorrect, the shares that RCC’s shareholders may receive may be substantially less than anticipated. RCC does not plan to resolicit shareholder approval for the Plan of Liquidation and Dissolution, even if the consideration to be distributed to shareholders materially changes from the foregoing estimate.

After due consideration of all other alternatives available to RCC at this time, including the liquidation and cessation of RCC’s business and extending the search for alternative transactions, RCC’s board of directors concluded the completion of the share exchange and implementation of the Plan of Liquidation and Dissolution was advisable and in the best interests of RCC and its shareholders. The other directors and I urge you to vote FOR each of the proposals in this proxy statement/prospectus, which we have approved after careful consideration. Your vote is extremely important, and your early response will be greatly appreciated.

If you have any questions or need assistance voting your shares, please call RCC at (708) 995-7748 or write to Royalty Capital Corporation, 19250 Everett Lane, Mokena, Illinois 60448, Attention: Corporate Secretary.

Sincerely,

/s/ John C. Todd
John C. Todd
President
Royalty Capital Corporation

Mokena, Illinois

November 5, 2021

For a discussion of significant matters that should be considered before voting at the special meeting, see “Risk Factors” beginning on page 11.

Neither FTFC’s nor RCC’s common stock is traded on any national securities exchange or recognized over-the-counter markets. Thus, trades are made only in isolated, sporadic instances between private parties.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the FTFC’s Class A Common Stock issuable to RCC as part of the share exchange or determined whether this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated November 5, 2021, and is first being mailed to shareholders of RCC on or about November 5, 2021.

ROYALTY CAPITAL CORPORATION

19250 Everett Lane Suite 201

Mokena, Illinois 60448

NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS

To Be Held on Tuesday, December 7, 2021

TO THE SHAREHOLDERS OF ROYALTY CAPITAL CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting (the “special meeting”) of the shareholders of Royalty Capital Corporation, an Illinois corporation (“RCC”), will be held on Tuesday, December 7, 2021 at 10:00 a.m. local time at 19250 Everett Lane, Suite 201, Mokena, Illinois 60448 for the following purposes:

1.         To approve the exchange (the “share exchange”) of all of the issued and outstanding capital stock of Royalty Capital Life Insurance Company (“RCLIC”), a wholly-owned subsidiary of RCC, to First Trinity Financial Corporation, an Oklahoma corporation (“FTFC”), pursuant to the Purchase and Sale Agreement (the “Purchase and Sale Agreement”), dated as of September 29, 2021, in the form of Annex A attached to the proxy statement/prospectus accompanying this Notice (“Proposal 1”).

2.         To approve and adopt the Plan of Liquidation and Dissolution of RCC and the transactions contemplated thereby, including the liquidation and dissolution of RCC, in the form of Annex B attached to the proxy statement/prospectus accompanying this Notice (the “Plan of Liquidation and Dissolution”) (“Proposal 2”).

3.         To approve one or more adjournments of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the foregoing items (“Proposal 3”).

The foregoing items of business are more completely described in the proxy statement/prospectus accompanying this Notice. Your vote is very important. Under the terms of the Purchase and Sale Agreement, RCC, RCLIC, and FTFC are obligated to complete the transactions contemplated by the Purchase and Sale Agreement only if the shareholders of RCC, by the affirmative vote of at least a majority of all the votes entitled to be cast by the holders of outstanding shares of RCC common stock, approve each of Proposals 1 and 2 above and certain other conditions are met. In addition, the Plan of Liquidation and Dissolution will only be implemented if the Purchase and Sale Agreement is approved by the shareholders of RCC. Accordingly, failure to approve the Plan of Liquidation and Dissolution will have the effect of preventing the completion of Purchase and Sale Agreement, and failure to approve the Purchase and Sale Agreement will have the effect of preventing the completion of the liquidation and dissolution of RCC. Approval of Proposal 3 requires that the votes cast in favor of the proposal at the special meeting exceed the votes cast opposing the proposal at the special meeting.

The RCC board of directors has approved and adopted the Purchase and Sale Agreement, has determined that the transactions contemplated by the Purchase and Sale Agreement, including the share exchange, each on the terms and conditions set forth in the Purchase and Sale Agreement, are in the best interests of RCC and its shareholders and recommends that you vote in favor of each of Proposals 1, 2 and 3 above.

As required by the Illinois Business Corporation Act of 1983 (the “IBCA”), RCC is hereby notifying all shareholders entitled to vote on the share exchange that you are or may be entitled to assert dissenters’ rights under the dissenters’ rights chapter of the IBCA. A copy of the dissenters’ rights chapter is included with the enclosed proxy statement/prospectus as Annex C.

The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the share exchange, the proposals to be voted on at the special meeting and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

The board of directors of RCC has fixed the close of business on October 14, 2021 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors of Royalty Capital Corporation

/s/ John C. Todd
John C. Todd, President
Royalty Capital Corporation

Mokena, Illinois

November 5, 2021

ALL RCC SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE SPECIAL MEETING. PLEASE NOTE, HOWEVER, THAT ATTENDANCE AT THE SPECIAL MEETING WILL NOT BY ITSELF REVOKE A PROXY. FURTHERMORE, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE SPECIAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS	1

FORWARD-LOOKING INFORMATION	6

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	7
The Companies	7
Reasons for the Purchase and Sale Agreement	7
Conditions to the Share Exchange	8
Termination of the Purchase and Sale Agreement	9
Limitation on Considering Other Proposals	9
Expenses	9
Material Federal Income Tax Consequences	9
Anticipated Accounting Treatment	9
Regulatory Matters Relating to the Share Exchange	9
Regulatory Matters Relating to the Dissolution	9

SUMMARY OF SELECTED FINANCIAL DATA	10

RISK FACTORS	11
Risks Relating to the Share Exchange and the Dissolution of RCC	11
Risks Relating to the Business of FTFC	13
Risks Relating to FTFC Stock Ownership	21

THE SPECIAL MEETING OF RCC SHAREHOLDERS	23
When and Where the Special Meeting Will Be Held	23
What Will Be Voted Upon	23
Which Shareholders May Vote	23
How Do RCC Shareholders Vote	24
Abstentions; Broker Non-Votes	24
Vote Required to Approve Each Proposal	24
Voting by RCC’s Executive Officers and Directors	24
Revocability of Proxies	25
Solicitation of Proxies and Expenses of Solicitation	25
Rights of Dissenting Shareholders	25

PROPOSAL 1: THE SHARE EXCHANGE	26
General	26
Background of the Share Exchange	26
FTFC’s Reasons for Entering Into the Stock Purchase and Sale Agreement	29
RCC’s Reasons for the Share Exchange and Dissolution and Recommendation of the RCC Board of Directors	30
Determination of the Exchange Ratio	31

MATERIAL TERMS OF THE PURCHASE AND SALE AGREEMENT	34
The Purchase and Sale Agreement	34
Consideration to be Received by RCC	34
Consideration to be Received by FTFC	34
Representations and Warranties	34
Conduct of RCC’s and RCLIC’s Business Prior to the Closing of the Share Exchange	36
Non-Solicitation	38

i

RCC Shareholder Meeting	38
Other Covenants	39
Conditions to Closing	39
Indemnification	40
Termination of the Purchase and Sale Agreement	41
Expenses	41
Amendment; Waiver	41
Expected Timing of the Share Exchange	41
Interests of RCC Officers and Directors in the Share Exchange and Dissolution of RCC	42
Material Federal Income Tax Consequences	42
Accounting Treatment	44

PROPOSAL 2: THE PLAN OF LIQUIDATION AND DISSOLUTION	46

PROPOSAL 3: THE ADJOURNMENT	47

INFORMATION CONCERNING FTFC	48
Business Development	48
Company Recapitalization	48
Financial Information about Segments	49
Life Insurance and Annuity Operations	49
Reinsurance	51
Coinsurance	51
Competition	52
Governmental Regulation	52
Employees	53
Market Price and Dividend Information	53

FTFC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	54
Overview	54
Acquisitions	54
Critical Accounting Policies and Estimates	55
Investments in Fixed Maturity Securities	55
Mortgage Loans on Real Estate	55
Deferred Policy Acquisition Costs	56
Value of Insurance Business Acquired	57
Future Policy Benefits	57
Recent Accounting Pronouncements	58
Business Segments	60
Financial Highlights	61
Off-Balance Sheet Arrangements	77

INFORMATION CONCERNING FTFC EXECUTIVE OFFICERS AND DIRECTORS	78
Directors	78
Executive Officers	79
Corporate Governance	80
Communication with the Board of Directors	80
Committees of the Board	80
Audit Committee	80
Compensation Committee	81
Nominating and Corporate Governance Committee	81
Investment Committee	81

Executive Compensation	81
Summary Compensation Table	82
Employment Agreements	82

SECURITY OWNERSHIP	84

INFORMATION CONCERNING FTFC EXECUTIVE OFFICERS AND DIRECTORS	85
Directors	85
Compensation Committee	89
Nominating and Corporate Governance Committee	89
Investment Committee	89
Executive Compensation	89
Security Ownership	90

FINANCIAL INFORMATION CONCERNING RCC	91

DESCRIPTION OF FTFC CAPITAL STOCK	92
General	92
Common Stock	92
Preferred Stock	96
Transfer Agent and Registrar	97

COMPARISON OF RIGHTS OF HOLDERS OF RCC COMMON STOCK AND FTFC COMMON STOCK	98
Authorized Capital Stock	98
Number of Directors	98
Changes in the Number of Directors	98
Election of Directors	99
Cumulative Voting for Directors	99
Removal of Directors	99
Liabilities of Directors; Directors’ Fiduciary Duties	100
Issuance of Additional Stock	100
Voting Rights	101
Preemptive Rights	101
Annual Meetings	102
Special Meetings	102
Action by Shareholders Without a Meeting	102
Articles and Bylaw Amendments	103
Other	103

RIGHTS OF DISSENTING RCC SHAREHOLDERS	104

LEGAL OPINION MATTERS	106

EXPERTS	106

WHERE YOU CAN FIND MORE INFORMATION	106

INTRODUCTION TO FINANCIAL STATEMENTS	F-1

FIRST TRINITY FINANCIAL CORPORATION AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019	F-2

FIRST TRINITY FINANCIAL CORPORATION INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020	F-48

ROYALTY CAPITAL LIFE INSURANCE COMPANY INDEX TO STATUTORY FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019	F-110

ROYALTY CAPITAL LIFE INSURANCE COMPANY INDEX TO STATUTORY FINANCIAL STATEMENTS AS OF AND FOR THE INTERIM PERIODS ENDED JUNE 30, 2021 AND 2020	F-147

Annexes:

Annex A – Purchase and Sale Agreement

Annex B – Plan of Liquidation and Dissolution

Annex C – Illinois Appraisal (Dissenter’s) Rights

Proxy Card

QUESTIONS AND ANSWERS

The following are relevant questions and answers about (i) the exchange of the capital stock (“share exchange”) of Royalty Capital Life Insurance Company (“RCLIC”), a wholly-owned subsidiary of Royalty Capital Corporation (“RCC”), to First Trinity Financial Corporation, an Oklahoma corporation (“FTFC”), pursuant to the Purchase and Sale Agreement, dated September 29, 2021 (the “Purchase and Sale Agreement”), by and among FTFC, RCC and RCLIC, and (ii) the Plan of Liquidation and Dissolution of RCC (the “Plan of Liquidation and Dissolution”). For ease of exposition, we refer to the Plan of Liquidation and Dissolution as the “dissolution,” and the special meeting of the shareholders of RCC as the “special meeting.”

Q.	WHAT AM I BEING ASKED TO VOTE ON AT THE SPECIAL MEETING?

A.	You are being asked to approve the following proposals:

●

The “share exchange proposal” (“Proposal 1”) - the exchange of all of the issued and outstanding capital stock of RCLIC to FTFC, on the terms described in the Purchase and Sale Agreement attached to this proxy statement/prospectus as Annex A;

●

The “dissolution proposal” (“Proposal 2”) - the adoption of the Plan of Liquidation and Dissolution of RCC and the transactions contemplated thereby, in the form attached to this proxy statement/prospectus as Annex B; and

●

The “adjournment proposal” (“Proposal 3”) - any motion to adjourn the special meeting to a later time to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of Proposals 1 and 2.

Q.	WHY IS RCC PROPOSING TO ENTER INTO THE SHARE EXCHANGE?

A.

After due consideration of all other alternatives available to RCC at this time, the RCC board of directors concluded that the completion of the share exchange and the subsequent dissolution of RCC was the alternative most reasonably likely to provide some value to RCC shareholders in the form of Class A Common Stock of FTFC, a much larger life insurance holding company with, the RCC board of directors believes, better long-term growth prospects than RCC. Therefore, the RCC board of directors determined that the completion of the share exchange and implementation of the dissolution was advisable and in the best interests of RCC and its shareholders.

Q.	WHAT WILL RCC RECEIVE IN THE SHARE EXCHANGE?

A.	RCC will receive 745,730 shares of FTFC’s Class A Common Stock.

Q.	WILL I RECEIVE SHARES OF FTFC STOCK?

A.

Yes. If the share exchange and the dissolution are approved by holders of the requisite number of RCC shares, and the transactions contemplated thereby are completed, RCC anticipates making a pro rata distribution of the shares of FTFC’s Class A Common Stock it receives to its shareholders following the closing in accordance with the dissolution. RCC will provide issuance instructions to FTFC and FTFC’s transfer agent will administer the share distribution.

Q.	HOW MANY SHARES OF FTFC CLASS A COMMON STOCK WILL I RECEIVE?

A.

RCC has 25,574,679 shares of its common stock presently outstanding. Assuming a pro rata distribution of the 745,730 shares of FTFC Class A Common Stock to RCC shareholders pursuant to the dissolution, each shareholder will receive one (1) share of FTFC Class A Common Stock for each approximately thirty-four (34) shares of RCC common stock held by them. No fractional shares of FTFC Class A Common Stock will be issued, but in lieu thereof, fractional shares will be rounded up to the nearest whole share of FTFC Class A Common Stock; provided, however, that no RCC shareholder will receive less than one (1) share of FTFC Class A Common Stock; and further provided that any additional fraction of a share of FTFC Class A Common Stock required to ensure that an RCC shareholder receives a whole number of shares of FTFC Class A Common Stock shall be obtained by decreasing proportionately the number of shares of FTFC Class A Common Stock otherwise distributable to Mr. Todd or Mr. Zahn, but not the number of shares of FTFC Class A Common Stock distributable to any other RCC shareholder.

RCC expects to have no assets following the share exchange, although it expects to have a minimal amount of cash on hand to complete the proposed dissolution. Thus, RCC shareholders should expect no distributions in the dissolution and liquidation other than shares of FTFC Class A Common Stock. RCC has approximately 1,114 shareholders of record of its common stock.

Q.	ARE THERE RESTRICTIONS ON MY ABILITY TO SELL ANY FTFC SHARES I MAY RECEIVE IN A DISTRIBUTION FROM RCC?

A.

Any shares of FTFC Class A Common Stock issued in connection with the share exchange that you receive from RCC in the dissolution will be freely tradable, unless you are or become an affiliate of FTFC. Generally, persons who are deemed to be affiliates of FTFC must comply with Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if they wish to resell such shares. If you are an officer, director, employee or consultant of FTFC following the share exchange, you will also be subject to FTFC’s insider trading policy. However, at the present time the shares of FTFC’s Class A Common Stock are not listed for trading on any national securities exchange or listed on any recognized over-the-counter trading facility and are therefore not readily saleable.

Q.	WHAT HAPPENS IF THE SHARE EXCHANGE IS NOT COMPLETED?

A.

If the transactions contemplated by the Purchase and Sale Agreement do not close for any reason, RCC will attempt to identify other transactions or arrangements to meet its working capital requirements, but it may not be able to satisfy all of its future liabilities and obligations. If RCC were unable to secure alternative sources of working capital sufficient to meet its ongoing working capital needs, or to enter into an alternative business combination transaction, RCC likely would be forced to curtail is operations or possibly resort to bankruptcy protection.

Q.	WHEN WILL THE SHARE EXCHANGE BE COMPLETED?

A.

The parties are working toward completing the transaction as quickly as possible. In addition to approval of the share exchange and the dissolution by RCC’s shareholders at the special meeting on Tuesday, December 7, 2021, the FTFC Class A Common Stock issuable to RCC in connection with the closing of the transaction must be registered under the Securities Act, and each of FTFC and RCC must satisfy or waive, to the extent possible, all of the closing conditions contained in the Purchase and Sale Agreement including particularly the approvals of relevant insurance regulatory authorities. The parties anticipate that the share exchange will close as promptly as practicable following the special meeting; provided that each of the closing conditions contained in the Purchase and Sale Agreement, including the approval of the share exchange and dissolution by RCC’s shareholders action, have been satisfied at the conclusion of the special meeting. RCC will resolicit shareholder approval if it waives any of the material conditions to its obligation to close under the Purchase and Sale Agreement.

Q.	WHAT DOES THE DISSOLUTION ENTAIL?

A.

The dissolution provides for the orderly winding up of RCC’s business immediately following the closing of the share exchange and the legal dissolution of RCC. Illinois law provides that, following the approval of the dissolution by RCC shareholders, RCC’s board of directors may take such actions as it deems necessary in furtherance of the dissolution of RCC and the winding-up of its operations and affairs. In connection with the foregoing, the Purchase and Sale Agreement provides that RCLIC will acquire the minor assets of RCC (excluding the RCLIC Shares) and assume the minor liabilities of RCC. RCC will then distribute FTFC’s Class A Common Stock to its shareholders on a pro rata basis. Under the terms of the dissolution, if notwithstanding the approval of the dissolution by the shareholders of RCC, the board of directors of RCC determines that it would be in the best interests of RCC’s shareholders or creditors for RCC not to dissolve, the dissolution of RCC may be abandoned or delayed until a future date to be determined by RCC’s board of directors. Regardless of whether RCC dissolves, it will not continue as an operating entity following the closing of the share exchange. See “Plan of Liquidation and Dissolution.”

Q.	WHEN WILL THE DISTRIBUTION BE MADE TO RCC’s SHAREHOLDERS?

A.

At this time, RCC cannot set a precise timetable for the distribution. The timetable will depend on the timing of the completion of the share exchange. In any event, RCC anticipates making the distribution of shares of FTFC’s Class A Common Stock to its shareholders within 60 to 90 days following the closing of the share exchange.

Q.	WHAT VOTE OF RCC SHAREHOLDERS IS REQUIRED TO APPROVE THESE MATTERS?

A.

Both the share exchange proposal (Proposal 1) and the dissolution proposal (Proposal 2) require the affirmative vote of at least a majority of all the votes entitled to be cast by the holders of outstanding shares of RCC common stock entitled to vote at the special meeting. The adjournment proposal (Proposal 3) requires that the votes cast in favor of the proposal at the special meeting exceed the votes cast opposing the proposal at the special meeting.

Q.	WHAT HAPPENS IF RCC’s SHAREHOLDERS APPROVE THE SHARE EXCHANGE OR THE DISSOLUTION, BUT NOT BOTH?

A.

Proposal 1 (the share exchange) and Proposal 2 (the dissolution) are mutually dependent, which means that both proposals must be approved by RCC shareholders or neither proposal will be deemed approved and the transactions contemplated under both proposals will be abandoned.

Q.	DOES THE BOARD OF DIRECTORS OF RCC RECOMMEND THAT I VOTE IN FAVOR OF THE SHARE EXCHANGE AND THE DISSOLUTION?

A.	Yes. After careful consideration, the board of directors of RCC recommends that you vote FOR each of Proposals 1 and 2.

Q.	DO PERSONS INVOLVED IN THE SHARE EXCHANGE HAVE INTERESTS DIFFERENT FROM MINE?

A.

Yes. Mr. Zahn is the Chief Executive Officer of FTFC and Chairman of the Board. He is a consultant to and Chairman of RCC. Mr. Lay is a Vice President of FTFC and a director. He is Secretary of RCC and a director. FTFC, Messrs. Zahn and Lay and their affiliates and other directors and officers of FTFC collectively own approximately 4,501,200 shares or approximately 17.60% of RCC’s outstanding common stock. FTFC, Messrs. Zahn and Lay and their affiliates, who own approximately 3,651,803 shares or 14.28% of RCC’s outstanding common stock have agreed to vote their shares of RCC in accordance with the majority of votes cast on Proposals 1 and 2 by shareholders other than themselves.

Mr. Todd, President of RCC will enter into a six-month transition consulting agreement with FTFC or a subsidiary of FTFC at closing and will receive ratable payments totaling $62,500. No other director or principal officer of RCC has any interest other than as a shareholder, in the share exchange or the dissolution, or in any other transaction with FTFC.

Q.	WHAT DO I NEED TO DO NOW?

A.

You should read this proxy statement/prospectus carefully in its entirety, including its annexes, to consider how the matters discussed will affect you. You should mail your signed proxy card in the enclosed return envelope or otherwise vote in a manner described in this proxy statement/prospectus as soon as possible so that your shares will be represented at the special meeting.

Q.	WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A.	The failure to return your proxy card will have the same effect as voting AGAINST approval of the share exchange proposal and the dissolution proposal.

Q.	WHAT HAPPENS IF I RETURN A SIGNED PROXY CARD BUT DO NOT INDICATE HOW TO VOTE MY PROXY?

A.

If you do not include instructions on how to vote your properly signed and dated proxy card, your shares will be voted FOR approval of each of the share exchange proposal, the dissolution proposal, and the adjournment proposal.

Q.	MAY I VOTE IN PERSON?

A.	Yes. You may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card.

Q.	MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A.

Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q.	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A.

Your broker will NOT be able to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the procedure provided by your broker. The failure to provide such voting instructions to your broker will have the same effect as voting AGAINST approval of the share exchange and the dissolution.

Q.	SHOULD I SEND IN MY RCC STOCK CERTIFICATES?

A.

NO. Please do not mail in your RCC stock certificates. If the share exchange and the dissolution are approved, RCC will provide instructions regarding surrendering your stock certificates when the liquidation and dissolution of RCC is being completed.

Q.	AM I ENTITLED TO DISSENTER’S RIGHTS?

A.

Yes. Any RCC shareholder who objects to the share exchange has the right under Illinois law to obtain payment of the fair value of his, her or its shares of RCC common stock. This “dissenters’ right” is subject to a number of restrictions and technical requirements. Generally, in order to exercise dissenters’ rights, among other things, a dissenting shareholder must not vote in favor of the share exchange and must send to RCC a written objection to the share exchange stating that his, her or its right to dissent will be exercised if the share exchange is effected BEFORE the vote on the share exchange. Merely voting against the share exchange will not preserve a shareholder’s right to dissent. Annex C to this proxy statement/prospectus contains a copy of the Illinois statute relating to dissenters’ rights. Failure to follow all of the steps required will result in a loss of your dissenters’ rights. See “Rights of Dissenting RCC Shareholders.”

Q.	IS FTFC SHAREHOLDER APPROVAL REQUIRED?

A.	No. FTFC shareholder approval is not required in connection with the share exchange or the dissolution.

Q.	WHO CAN HELP ANSWER MY ADDITIONAL QUESTIONS?

A.

Shareholders who would like additional copies, without charge, of this proxy statement/prospectus or have additional questions about the transaction, including the procedures for voting RCC’s shares, should contact:

John C. Todd, President
Royalty Capital Corporation
19250 Everett Lane, Suite 201
Mokena, Illinois 60448
Telephone Number: (708) 995-7748

FORWARD-LOOKING INFORMATION

All statements, other than statements of historical fact, included in this proxy statement/prospectus, including the annexes hereto, are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “expect,” “may,” “will,” “assume,” “should,” “predict,” “could,” “would,” “intend,” “targets,” “estimates,” “projects,” “plans,” “potential,” and other similar words and expressions of the future are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. These forward-looking statements include, among others, statements regarding the shares of FTFC Class A Common Stock expected to be payable to RCC upon the closing of the Purchase and Sale Agreement, the expected timeline of the share exchange, the dissolution and the timing of distributions to be made to RCC shareholders in connection with the dissolution. These forward-looking statements are subject to risks and uncertainties that could cause actual results and events to differ materially. For a detailed discussion of these risks and uncertainties, see the “Risk Factors” section of this proxy statement/prospectus. These and many other factors could affect the future financial and operating results of FTFC.

FTFC and RCC urge you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made in this proxy statement/prospectus. As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may differ materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made in this proxy statement/prospectus or made by FTFC or RCC in any report, filing, document or information incorporated by reference in this proxy statement/prospectus, speaks only as of the date on which it is made. Neither FTFC nor RCC undertakes any obligation to update any such forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that these assumptions or bases have been chosen in good faith and that they are reasonable. However, we caution you that assumptions as to future occurrences or results almost always vary from actual future occurrences or results, and the differences between assumptions and actual occurrences and results can be material. Therefore, we caution you not to place undue reliance on the forward-looking statements contained in this proxy statement/prospectus or incorporated by reference herein.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the matters discussed under “Questions and Answers,” highlights the material terms of the transaction and may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus and the documents referred to in this proxy statement/prospectus for a more complete description of the matters on which you are being asked to vote. The Purchase and Sale Agreement is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the Purchase and Sale Agreement as it is the legal document that governs the share exchange on which you are being asked to vote. The Plan of Liquidation and Dissolution of RCC is attached to this proxy statement/prospectus as Annex B. You are encouraged to read the Plan of Liquidation and Dissolution as it is the legal document that would govern the dissolution of RCC that you are being asked to approve. Also, attached as Annex C includes the full text of those sections of the Illinois Business Corporation Act (the “IBCA”) applicable to dissenters’ rights. You are encouraged to read those materials as well. This summary is qualified in its entirety by the Purchase and Sale Agreement, the Plan of Liquidation and Dissolution, the sections of the IBCA and the more detailed information appearing elsewhere in this document. This summary includes page references in parentheses to direct you to a more complete description of the topics presented in this summary.

FTFC has supplied all information contained in this proxy statement/prospectus relating to FTFC and its subsidiaries and RCC has supplied all information contained in this proxy statement/prospectus relating to RCC and RCLIC. Unless otherwise indicated, references to FTFC include FTFC and its subsidiaries.

The Companies

Royalty Capital Corporation

19250 Everett Lane, Suite 201

Mokena, Illinois 60448

708-995-7748

First Trinity Financial Corporation

7633 East 63rd Place, Suite 230

Tulsa, Oklahoma 74133

918-249-2438

FTFC is an insurance holding company based in Tulsa, Oklahoma. FTFC operates two wholly-owned life insurance subsidiaries. FTFC’s insurance operations began in early 2007 marketing one product in the State of Oklahoma. It is now licensed to sell several insurance products in 27 states.

RCC, incorporated in Illinois on August 6, 2013, conducts a life insurance business through its wholly-owned subsidiary RCLIC, which was licensed to sell insurance products in Illinois, Missouri and Kansas.

Reasons for the Purchase and Sale Agreement

FTFC

FTFC’s board of directors determined that the acquisition of the capital stock of RCLIC from RCC is consistent with and in furtherance of the long-term business strategy of FTFC and fair to, and in the best interests of, FTFC and its shareholders, and has unanimously approved the Purchase and Sale Agreement. In reaching its determination, FTFC’s board of directors considered a number of factors, including the following:

●	the strategic rationale for the acquisition and the benefits of the transaction structure;
●

historical information concerning FTFC’s and RCLIC’s respective businesses, the respective financial conditions of FTFC and RCLIC before and after giving effect to the acquisition and the acquisition’s short- and long-term effect on FTFC shareholder value;

●	the nature and amount of the consideration that FTFC is offering to RCC in the share exchange;
●	the belief that the terms of the Purchase and Sale Agreement, including the parties’ representations, warranties, covenants and conditions to their respective obligations are reasonable;
●	the possibility that the share exchange might not be consummated;
●	the expenses to be incurred in connection with the share exchange;
●	the time and expense and risks of integrating RCLIC’s business into its own;
●	the addition of liquid assets with only minor liabilities; and
●	the likelihood that FTFC can substantially reduce the historical general expenses of RCLIC.

RCC

RCC’s board of directors (with Messrs. Zahn and Lay, directors and officers of FTFC abstaining) has determined that the share exchange and the Purchase and Sale Agreement are fair to and in the best interests of RCC and its shareholders, and has approved the Purchase and Sale Agreement and the share exchange. In reaching its determination, RCC’s board of directors considered a number of factors, including the following:

●

the present and anticipated business environment of the life insurance market, which is characterized by fierce competition and which has ultimately led to RCLIC’s incurring operating losses since inception;

●

its determination that RCLIC would not be able to continue to operate effectively in light of the significant losses it is incurring nor would it be able to raise the capital necessary to permit it to succeed in the market in light of its operating history and increasingly precarious cash flow position;

●	its determination that RCLIC’s sales model, which relies almost exclusively on in-person sales meetings, is difficulty to pursue effectively due to the ongoing COVID-19 pandemic;
●

the opportunity for RCC shareholders to own stock in a company with a history of profitability and the possibility of FTFC Class A Common Stock being listed on a securities exchange, or being tradeable in the over-the-counter markets, in the future;

●	the knowledge of and familiarity with FTFC and its management, financial condition, business assets, liabilities, and prospects;
●

the results of efforts of RCC to solicit indications of interest from third parties regarding a potential purchase of or investment in RCC or RCLIC, including discussions with investment banking firms and other professional advisors to assess the potential market for a sale of RCC and RCLIC or their assets;

●

the terms and conditions of the Purchase and Sale Agreement, the nature and amount of the consideration to be received in the share exchange and that RCC would be able to distribute such consideration to its shareholders;

●	the risk that the share exchange might not be completed; and
●	the availability of dissenter’s rights under Illinois law to any holders of RCC’s common stock that disapprove of the share exchange.

Conditions to the Share Exchange

The obligations of each of FTFC and RCC to complete the share exchange are subject to the satisfaction of specified conditions set forth in the Purchase and Sale Agreement, including the approval of the share exchange by the affirmative vote of at least a majority of all the votes entitled to be cast by the holders of outstanding shares of RCC common stock at the special meeting.

Termination of the Purchase and Sale Agreement

Each of FTFC and RCC is entitled to terminate the Purchase and Sale Agreement under specified conditions, including, among others, mutual written consent of the parties; if the share exchange has not been completed by 180 days from the date of the Purchase and Sale Agreement (September 29, 2021); if a court or governmental entity issues a final and nonappealable order that prohibits the share exchange; if the RCC shareholders do not approve the share exchange or holders of more than 10% of RCC’s common stock properly exercise their dissenter’s rights; or in the case of certain breaches of the Purchase and Sale Agreement by either party.

Limitation on Considering Other Proposals

RCC has agreed not to consider a sale of assets, a business combination or other similar transaction with another party while the share exchange is pending.

Expenses

The Purchase and Sale Agreement provides that regardless of whether the share exchange is completed, all expenses incurred by the parties shall be borne by the party incurring such expenses.

Material Federal Income Tax Consequences

The share exchange should qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). A U.S. holder (as defined below in the section titled “Material Terms of the Purchase and Sale Agreement - Material Federal Income Tax Consequences”) of RCC common stock will not recognize any gain or loss for federal income tax purposes upon the deemed exchange of the holder’s shares of RCC common stock solely for shares of FTFC Class A Common Stock in the share exchange. Please carefully review the information set forth in the section titled “Material Terms of the Purchase and Sale Agreement - Material Federal Income Tax Consequences” beginning on page [ • ] for a description of the material federal income tax consequences of the share exchange.

Tax matters can be complicated and the tax consequences of the transaction discussed in this proxy statement/prospectus to you will depend on the facts of your own situation. You should consult with your own tax advisor to fully understand the tax consequences of the share exchange and dissolution of RCC to you.

Anticipated Accounting Treatment

The share exchange is expected to be accounted for by FTFC as a business combination for U.S. GAAP purposes and a merger for statutory accounting purposes. Under the U.S. GAAP method, the purchase price will be allocated to the identifiable assets acquired and will be recorded on FTFC’s books at their respective fair values. Any remaining purchase price will be recorded as an intangible assets and goodwill. Under the statutory accounting merger method, the insurance companies’ assets, liabilities and operations will be combined as if the insurance companies were one entity since the beginning of RCLIC’s operations with beginning of the period balances restated.

Regulatory Matters Relating to the Share Exchange

Other than approval of the Director of the Missouri Department of Commerce and Insurance, which is presently being sought, neither RCC nor FTFC is aware of any other regulatory or governmental approvals required to complete the share exchange, except clearance by the SEC of RCC’s proxy statement and SEC effectiveness of FTFC’s registration statement registering the shares of its Class A Common Stock to be issued to RCC pursuant to the Purchase and Sale Agreement.

Regulatory Matters Relating to the Dissolution

Other than customary corporate filings with the Illinois Secretary of State, RCC is not aware of any other regulatory or governmental requirements that must be complied with or approvals that must be obtained in connection with the dissolution.

SUMMARY OF SELECTED FINANCIAL DATA

The tables below set forth in summary certain selected financial data of FTFC and RCC.

FTFC financial data at or for the six months ended June 30, 2021 and 2020, is derived from the unaudited consolidated financial statements of FTFC and subsidiaries for the six months ended as of such date included elsewhere in this proxy statement/prospectus. FTFC financial data at or for the years ended December 31, 2020 and 2019, is derived from audited consolidated financial statements of FTFC and subsidiaries included elsewhere in this proxy statement/prospectus.

RCC financial data at or for the six months ended June 30, 2021 and 2020 is derived from the unaudited consolidated financial statements of RCC and subsidiary for the six months ended as of such date included elsewhere in this proxy statement/prospectus. RCC financial data at or for the years ended December 31, 2020 and 2019 is derived from audited consolidated financial statements of RCC and subsidiary included elsewhere in this proxy statement/prospectus.

First Trinity Financial Corporation:

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Premiums	$14,859,309	$12,805,100	$28,047,507	$23,125,090
Net Investment Income	$12,221,344	$12,145,916	$24,084,301	$24,370,040
Total Revenues	$27,489,945	$25,521,585	$52,791,005	$49,776,695
Total Benefits, Claims and Expenses	$26,422,243	$23,893,818	$48,710,211	$41,557,079
Net Income	$760,391	$1,262,852	$3,178,690	$6,099,750

	As of June 30,	As of December 31,
	2021	2020	2019

Total Cash and Investments	$473,902,076	$463,190,763	$442,454,685
Total Assets	$653,161,307	$643,595,269	$604,936,374
Total Liabilities	$584,167,846	$573,743,057	$547,518,112
Total Shareholders’ Equity	$68,993,461	$69,852,212	$57,418,262
U.S. GAAP Book Value per Share
Class A Common Stock	$7.8871	$7.9853	$6.6813

RCC:

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Premiums	$52,411	$69,702	$135,684	$157,650
Net Investment Income	$67,831	$79,261	$156,297	$178,693
Total Revenues	$132,206	$152,417	$279,485	$340,010
Total Benefits, Claims and Expenses	$447,413	$669,954	$1,145,097	$1,138,019
Net Income	$(315,207)	$(517,537)	$(865,612)	$(798,009)

	As of June 30,	As of December 31,
	2021	2020	2019

Total Cash and Investments	$5,365,390	$5,654,087	$6,112,641
Total Assets	$16,756,067	$17,425,705	$18,611,496
Total Liabilities	$11,557,920	$11,824,131	$12,347,207
Total Shareholders’ Equity	$5,198,147	$5,601,574	$6,264,289
U.S. GAAP Book Value per Share
Common Stock	$0.2033	$0.2190	$0.2421

RISK FACTORS

When you decide whether to vote for approval of the share exchange and the dissolution, you should consider the following factors in conjunction with the other information included in this proxy statement/prospectus. The following are important factors which could cause actual results or events to differ materially from those contained in any forward-looking statements made by or on behalf of FTFC or RCC.

Risks Relating to the Share Exchange and the Dissolution of RCC

RCC cannot determine the exact timing of any FTFC share distributions that will be made to its shareholders because there are many factors, some of which are outside of RCC’s control, that could affect RCC’s ability to make distributions to its shareholders.

RCC cannot determine at this time exactly when it will be able to make any FTFC share distributions to its shareholders because that determination depends on a variety of factors, including, but not limited to, whether the share exchange closes, the timing of the closing, general business and economic conditions and other matters.

If the Purchase and Sale Agreement is terminated, RCC will incur costs.

If the Purchase and Sale Agreement is terminated, RCC will be obligated to pay its legal, accounting and other expenses associated with the Purchase and Sale Agreement. See “Material Terms of the Purchase and Sale Agreement.”

If the share exchange is not completed, and if RCC were unable to secure an alternative source of working capital or to enter into an alternative business combination transaction, RCC likely would be forced to curtail operations or resort to bankruptcy protection, in which case there may be no assets available for distribution to RCC shareholders.

If the share exchange is not completed and RCC is unable to identify an alternative source of working capital or to enter into an alternative business combination transaction, RCC believes that it is likely that it will curtail operations and perhaps file or be forced to resort to bankruptcy protection. In this event, it is extremely unlikely that RCC would be able to pay, or provide for the payment of, all of its liabilities and obligations, and, therefore, there would be no assets available for distribution to RCC’s shareholders. Moreover, given RCLIC’s losses from operations, regulatory authorities could force it to either quickly obtain additional capital surplus, curtail operations or sell its life insurance policies to another insurance company.

Even if RCC’s shareholders approve the share exchange, the share exchange may not be completed.

The completion of the share exchange is subject to numerous conditions. Even if shareholders of RCC holding at least a majority of the outstanding shares of RCC’s common stock entitled to vote to approve the share exchange and the dissolution, RCC cannot guarantee that the share exchange will be completed. For example, the closing conditions of the share exchange include approval of the Missouri Department of Commerce and Insurance, accuracy of RCC’s representations and warranties made in the Purchase and Sale Agreement, and the holders of fewer than 10% of RCC’s shares properly exercise their rights to dissent to the share exchange pursuant to the IBCA.

RCC shareholders will have a significantly reduced ownership and voting interest after the share exchange and dissolution and will exercise little influence over FTFC management.

Immediately after the completion of the share exchange and dissolution, it is expected that former RCC shareholders, who collectively own 100% of RCC, will own approximately 7.7% of FTFC’s Class A Common Stock, based on the number of shares of FTFC outstanding as of August 31, 2021. This percentage excludes approximately 23,086 shares that FTFC will receive in the dissolution of RCC that will be held by FTFC as treasury shares. Moreover, holders of FTFC’s Class B Common Stock have the right to elect a majority of FTFC’s board of directors and to vote as a separate class on certain significant corporate matters thereby further reducing the future influence of former holders of RCC common stock.

The Purchase and Sale Agreement limits RCC’s ability to pursue alternatives to the share exchange.

The Purchase and Sale Agreement includes the prohibition of RCC from soliciting any acquisition proposal or offer for a competing transaction while the share exchange is pending. FTFC required RCC to agree to this provision as a condition to FTFC’s willingness to enter into the Purchase and Sale Agreement. This provision, however, might discourage a third party that might have an interest in acquiring all or a significant part of RCC from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher value than the current consideration offered by FTFC.

Significant transaction-related charges will be incurred.

FTFC and RCC estimate that, as a result of the share exchange and dissolution, the companies expect to incur related expenses of approximately $200,000 consisting of legal and accounting fees and printing, mailing, transfer agent and other related charges. The foregoing amount is a preliminary estimate and the actual amount may be materially higher or lower. Moreover, FTFC is likely to incur additional expenses in future periods in connection with the integration of RCLIC’s business.

RCC’s board of directors may abandon or delay the dissolution even if it is approved by RCC’s shareholders.

RCC’s board of directors has approved the Plan of Liquidation and Dissolution for the winding-up and dissolution of RCC following the share exchange closing; however, even if the Plan of Liquidation and Dissolution is approved by RCC’s shareholders, RCC’s board of directors has reserved the right, in its discretion, to abandon or delay the dissolution for various reasons, primarily in connection with its fiduciary duties to RCC’s shareholders. See “Plan of Liquidation and Dissolution.”

RCC’s shareholders may be liable to creditors of RCC for an amount up to the amount received from RCC if RCC’s provisions for payments to creditors are inadequate.

If the Plan of Liquidation and Dissolution is approved by RCC’s shareholders, and the board of directors of RCC determines to proceed with the dissolution of RCC, articles of dissolution will be filed with the Illinois Secretary of State. After the articles of dissolution are filed, RCC’s operations will be limited to winding-up its business and affairs and distributing to its shareholders the shares of FTFC Class A Common Stock. The Purchase and Sale Agreement provides that all assets of RCC (except the shares of RCLIC) and all liabilities of RCC will be assigned to RCLIC prior to closing of the share exchange. However, in certain circumstances, a claimant against RCC that has not been fully paid in the dissolution process, could enforce its unpaid claim (1) against RCC to the extent of undistributed assets or (2) if all RCC’s assets have been distributed in liquidation, against a shareholder of RCC to the extent of that shareholder’s pro rata share of the claim or the corporate assets distributed to the shareholder in liquidation, whichever is less, but such shareholder’s total liability for all such claims cannot exceed the total amount of assets distributed to the shareholder. Accordingly, in such circumstances, a shareholder could lose the amount of assets distributed to such shareholder in the dissolution process.

Messrs. Zahn and Lay may have a potential conflict of interest in the share exchange.

Mr. Zahn is a consultant and Chairman of RCC and is also a Chairman, Chief Executive Officer and shareholder (both Class A and Class B shares) of FTFC, Mr. Lay is an officer and director of RCC and of FTFC. FTFC, Messrs. Zahn and Lay and their affiliates and other directors and officers of FTFC own, collectively, approximately 4,501,200 shares, or approximately 17.60% of RCC’s presently outstanding common stock. FTFC, Messrs. Zahn and Lay and their affiliates also own approximately 3,651,803 shares or 14.28% of RCC have agreed to vote their shares of RCC in accordance with the majority of votes cast on Proposals 1 and 2 by shareholders other than themselves.

The share exchange and dissolution of RCC may be held to be a taxable event.

The Internal Revenue Service (the “IRS”) could assert, and a court could sustain, that the share exchange and subsequent liquidation constitutes a taxable transaction in the year of the exchange, rather than a tax-deferred “reorganization” with the meaning of Section 368(a) of the Internal Revenue Code.

Risks Relating to the Business of FTFC

FTFC faces many significant risks in the operation of its business and may face significant unforeseen risks as well. FTFC faces the material risks set forth below, but there may be additional risks that it does not anticipate, which could materially adversely affect the value of the FTFC Class A Common Stock to be received by RCC shareholders.  An investment in FTFC’s Class A Common Stock should be considered speculative.

Conditions in the economy generally could adversely affect FTFC’s business, results of operations and financial condition.

FTFC’s results of operations are materially affected by conditions in the U.S. economy. Adverse economic conditions may result in a decline in revenues and/or erosion of its profit margins. In addition, in the event of extreme prolonged market events and economic downturns FTFC could incur significant losses. Even in the absence of a market downturn FTFC is exposed to substantial risk of loss due to market volatility.

Factors such as consumer spending, business investment, government spending, the volatility and strength of the capital markets, investor and consumer confidence, foreign currency exchange rates and inflation levels all affect the business and economic environment and, ultimately, the amount and profitability of its business. In an economic downturn characterized by higher unemployment, lower family income, negative investor sentiment and lower consumer spending, the demand for FTFC’s insurance products could be adversely affected. Under such conditions, FTFC may also experience an elevated incidence of policy lapses, policy loans, withdrawals and surrenders. In addition, FTFC’s investments, including investments in mortgage-backed securities, could be adversely affected as a result of deteriorating financial and business conditions affecting the issuers of the securities in its investment portfolio.

The COVID-19 pandemic, including the measures that international, federal, state and local public health and other governmental authorities implement to address it, may adversely affect our business, financial condition, and results of operations.

On March 11, 2020, the World Health Organization characterized the outbreak of the coronavirus (with its variants “COVID-19”) as a global pandemic and recommended certain containment and mitigation measures. On March 13, 2020, the United States declared a national emergency concerning the outbreak, and the vast majority of states and many municipalities declared public health emergencies or took similar actions. Along with these declarations, there have been extraordinary and wide-ranging actions taken by international, federal, state and local public health and governmental authorities to contain and combat the COVID-19 pandemic in regions across the United States and around the world. These actions include quarantines and “stat-at-home” or “shelter-in-place” orders, social distancing measures, travel restrictions, school closures and similar mandates for many individuals in order to substantially restrict daily activities and orders for many businesses to curtain or cease normal operations, unless their work is critical, essential, or life-sustaining.

The global spread of the COVID-19 pandemic and the responses thereto are complex and rapidly evolving, and the extent to which the pandemic impacts our business, financial condition and results of operations, including the duration and magnitude of such impacts, will depend on numerous evolving factors that require anticipation of future circumstances we may not be able to accurately predict or assess. COVID-19, and the volatile regional and global economic conditions stemming from it, as well as reactions to future pandemics or resurgences of COVID-19, could also precipitate or aggravate other risk factors. In particular, the current pandemic or its variants could materially and adversely affect our actuarial assumptions, predicable policyholder and customer behavior and results of our risk and portfolio management policies and procedures all or any of which could have a material adverse effect on our financial position and results of operations. As a result, we cannot assure you that if COVID-19 continues to spread or resurges, it would not have a highly material adverse impact on our business, financial condition and results of operations.

Concentration in certain states for the distribution of FTFC’s products may subject it to losses attributable to economic downturns or catastrophes in those states.

FTFC’s top six states for the distribution of its products are Kansas, Illinois, North Carolina, Ohio, Oklahoma and Texas. Any adverse economic developments or catastrophes in these states could have an adverse impact on its business.

FTFC may be unable to expand insurance operations to other states to any significant degree.

FTFC may be unable to expand the ability of its insurance company subsidiaries to sell insurance in substantially more states. At present, FTFC is licensed to sell insurance in 27 states. FTFC intends to expand this number by up to an additional 19 states. FTFC cannot assure you that its efforts will be successful and therefore, to the extent they are not, its ability to achieve product scale and significant sales will be significantly adversely affected. FTFC’s results of operations will in turn be adversely affected and the value of its Class A Common Stock will likely decrease.

FTFC’s future success depends, in part, on the continued service of its management team.

FTFC’s success is dependent in part upon the availability its senior personnel, particularly Gregg E. Zahn (Chairman, CEO and President), Jeffrey J. Wood (Chief Financial Officer) and William S. Lay (Vice President and Chief Investment Officer). The loss or unavailability to FTFC of any of these people could have a material adverse effect on its business, prospects, financial condition and operating results. It may be difficult for FTFC to find adequate replacements for these key individuals. FTFC has employment agreements with all three of these individuals and has a $1.0 million policy on the life of its Chairman and CEO, Gregg E. Zahn.

The amount of statutory capital that FTFC’s insurance subsidiaries have and the amount of statutory capital that they must hold to maintain their financial strength ratings and meet other requirements can vary significantly from time to time due to a number of factors outside of its control.

The financial strength ratings of FTFC’s insurance company subsidiaries are significantly influenced by their statutory surplus amounts and capital adequacy ratios. In any particular year, statutory surplus amounts and risk-based capital (“RBC”) ratios may increase or decrease depending on a variety of factors, most of which are outside of its control, including, but not limited to, the following:

●	the amount of statutory income or losses generated by its insurance subsidiaries (which itself is sensitive to equity market and credit market conditions);

●	the amount of additional capital its insurance subsidiaries must hold to support business growth;

●	changes in statutory accounting or reserve requirements applicable to its insurance subsidiaries;

●	its ability to access capital markets to provide reserve relief;

●	changes in equity market levels;

●	the value of certain fixed-income and equity securities in its investment portfolio;

●	changes in the credit ratings of investments held in its portfolio;

●	the value of certain derivative instruments;

●	changes in interest rates;

●	credit market volatility; and

●	changes to the RBC formulas and interpretation of the National Association of Insurance Commissioners (“NAIC”) instructions with respect to RBC calculation methodologies.

Rating agencies may also implement changes to their internal models, which differ from the RBC capital model and could result in FTFC’s insurance company subsidiaries increasing or decreasing the amount of statutory capital they must hold in order to maintain their current ratings. In addition, rating agencies may downgrade the investments held in its portfolio, which could result in a reduction of its capital and surplus and its RBC ratio. To the extent that an insurance company subsidiary’s RBC ratio is deemed to be insufficient, FTFC may take actions either to increase the capitalization of the insurer or to reduce the capitalization requirements. If FTFC is unable to take such actions, the rating agencies may view this as a reason for a ratings downgrade.

FTFC is a holding company and has no ability to generate revenues other than payments from its insurance company subsidiaries which may be restricted by law.

FTFC is a holding company whose only revenues are from its insurance company subsidiaries. FTFC depends on reimbursement of costs from its insurance company subsidiaries but has no other source of material revenue. If there is not a substantial expansion of the insurance company subsidiaries’ business, they may not be able to provide funds to FTFC to enable it to meet FTFC’s obligations as they become due. In addition, the insurance company subsidiaries may not be able to, or may not be permitted to by insurance regulators, make distributions to enable FTFC to meet its obligations and pay dividends. Each subsidiary is a distinct legal entity and legal and contractual restrictions may also limit its ability to obtain cash from its subsidiaries.

The insurance industry is subject to numerous laws and regulations, and compliance costs and/or changes in the regulatory environment could adversely affect FTFC’s business.

FTFC’s insurance operations are subject to government regulation in each of the states in which it conducts business. Such regulatory authority is vested in state agencies having broad administrative power dealing with all aspects of the insurance business, including premium rates, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders rather than shareholders.  The NAIC and state insurance regulators reexamine existing laws and regulations on an ongoing basis, and focus on insurance company investments and solvency issues, RBC guidelines, interpretations of existing laws, the development of new laws, the implementation of non-statutory guidelines and the circumstances under which dividends may be paid. Future NAIC initiatives, and other regulatory changes, could have a material adverse impact on FTFC’s insurance business. There can be no assurance that FTFC’s insurance company subsidiaries will be able to satisfy the regulatory requirements of the relevant states.

Individual state guaranty associations assess insurance companies to pay benefits to policyholders of insolvent or failed insurance companies. The impact of such assessments may be partly offset by credits against future state premium taxes. FTFC cannot predict the amount of any future assessments, nor has it attempted to estimate the amount of assessments to be made from known insolvencies.

Impairment or negative performance of other financial institutions could adversely affect FTFC.

FTFC has exposure to many different industries and counterparties, and it routinely executes transactions with counterparties in the financial services industry. The operations of U.S. and global financial services institutions are interconnected and a decline in the financial condition of one or more financial services institutions may expose FTFC to credit losses or defaults, limit its access to liquidity or otherwise disrupt its business operations.

FTFC operates in a highly competitive industry, and its business will suffer if it is unable to compete effectively.

The operating results of life insurance companies are subject to significant fluctuations due to competition, economic conditions, interest rates, investment performance, maintenance of insurance ratings from rating agencies such as A.M. Best and other factors. The insurance business is intensely competitive and the U.S. life insurance industry is a mature industry that has experienced little to no growth. FTFC’s ability to compete with other insurance companies is dependent upon, among other things, its ability to attract and retain agents to market its insurance products, its ability to develop competitive and profitable products and its ability to obtain acceptable ratings. In connection with the development and sale of products, FTFC encounters competition from other insurance companies, most of whom have financial and human resources substantially greater than its insurance subsidiaries, as well as competition from other investment alternatives available to potential policyholders.

FTFC’s insurance business competes with more than 800 other life insurance companies in the United States. Many life insurance companies have greater financial resources, longer business histories, and more diversified lines of insurance coverage than FTFC. These larger companies also generally have large sales forces. FTFC also faces competition from direct mail and email sales campaigns.

Development of life, annuity and other insurance products involves the use of certain assumptions, and the inaccuracy of these assumptions could adversely affect profitability.

In FTFC’s life, annuity and other insurance business, it must make certain assumptions as to expected mortality, lapse rates and other factors in developing the pricing and other terms of life and annuity products. These assumptions are based on industry experience and are reviewed and revised regularly to reflect actual experience on a current basis. However, variation of actual experience from that assumed in developing such terms may affect a product’s profitability or sales volume and in turn adversely impact FTFC’s revenues.

If FTFC underestimates its liability for future policy benefits, its results of operations could suffer.

Liabilities established for future life insurance policy benefits are based upon a number of factors, including certain assumptions, such as mortality, morbidity, lapse rates and crediting rates. If FTFC underestimate future policy benefits, it would incur additional expenses at the time it becomes aware of the inadequacy. As a result, losses would increase and its ability to achieve profits would suffer.

Fluctuations in interest rates could adversely affect FTFC’s business.

Interest rate fluctuations could impair an insurance company’s ability to pay policyholder benefits with operating and investment cash flows, cash on hand and other cash sources. FTFC’s annuity product exposes it to the risk that changes in interest rates will reduce any spread, or the difference between the amounts that its insurance company subsidiaries are required to pay under the contracts and the amounts its insurance company subsidiaries are able to earn on their investments intended to support their obligations under the contracts. Spread is a key component of revenues.

To the extent that interest rates credited are less than those generally available in the marketplace, policyholder lapses, policy loans and surrenders, and withdrawals of life insurance policies and annuity contracts may increase as contract holders seek to purchase products with perceived higher returns. This process may result in cash outflows requiring that FTFC’s insurance company subsidiaries sell investments at a time when the prices of those investments are adversely affected by the increase in market interest rates, which may result in realized investment losses.

Increases in market interest rates may also negatively affect profitability. In periods of increasing interest rates, FTFC may not be able to replace invested assets with higher yielding assets needed to fund the higher crediting rates that may be necessary to keep interest sensitive products competitive. The insurance company subsidiaries therefore may have to accept a lower spread and thus lower profitability or face a decline in sales and greater loss of existing contracts.

FTFC’s investments are subject to risks of default and reductions in market values.

FTFC is subject to credit risk in its investment portfolio. Defaults by third parties in the payment or performance of their obligations under these securities, bankruptcy filings and other events could reduce its investment income and realized investment gains or result in the recognition of investment losses and restrict its access to cash and investments. The value of its investments may be materially adversely affected by increases in interest rates, downgrades in bonds included in its portfolio, financial market performance, general economic conditions, and by other factors that may result in the recognition of other-than-temporary impairments. Each of these events may cause FTFC to reduce the carrying value of its investment portfolio and may adversely affect its results of operations.

FTFC’s valuation of investments and the determinations of the amounts of allowances and impairments taken on its investments may include methodologies, estimates and assumptions which are subject to differing interpretations and, if changed, could materially adversely affect its results of operations or financial condition.

Fixed maturities and equity securities represent the majority of total cash and invested assets reported at fair value on FTFC’s consolidated balance sheets. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Fair value estimates are made based on available market information and judgments about the financial instrument at a specific point in time. Expectations that FTFC’s investments will continue to perform in accordance with their contractual terms are based on evidence gathered through its normal credit surveillance process and on assumptions a market participant would use in determining the current fair value.

The determination of other than temporary impairment (OTTI) varies by investment type and is based upon its periodic evaluation and assessment of known and inherent risks associated with the respective asset class. FTFC’s management considers a wide range of factors about the instrument issuer (e.g., operations of the issuer, future earnings potential) and uses their best judgment in evaluating the cause of the decline in the estimated fair value of the instrument and in assessing the prospects for recovery. Such evaluations and assessments require significant judgment and are revised as conditions change and new information becomes available. Additional impairments may need to be taken in the future, and the ultimate loss may exceed management’s current estimate of impairment amounts.

The value and performance of certain of FTFC’s assets are dependent upon the performance of collateral underlying these investments. It is possible the collateral will not meet performance expectations leading to adverse changes in the cash flows on its holdings of these types of securities.

FTFC is subject to the credit risk of its counterparties, including companies with whom it has reinsurance agreements.

FTFC’s insurance company subsidiaries cede amounts of insurance and transfer related assets and certain liabilities to other insurance companies through reinsurance. Accordingly, it bears credit risk with respect to the reinsurers. The failure, insolvency, inability or unwillingness of any reinsurer to pay under the terms of reinsurance agreements with FTFC’s insurance company subsidiaries could materially adversely affect FTFC’s business, financial condition and results of operations.

FTFC may be the target of future litigation, law enforcement investigations or increased scrutiny which may affect its financial strength or reduce profitability.

FTFC, like other financial services companies, are involved in litigation and arbitration in the ordinary course of business. FTFC operates in an industry in which various practices are subject to scrutiny and potential litigation, including class actions. In addition, FTFC sells its products through independent agents, whose activities may be difficult to monitor. Civil jury verdicts have been returned against insurers and other financial services companies involving sales, underwriting practices, product design, product disclosure, administration, denial or delay of benefits, charging excessive or impermissible fees, recommending unsuitable products to customers, breaching fiduciary or other duties to customers, refund or claims practices, alleged agent misconduct, failure to properly supervise representatives, relationships with agents or other persons with whom the insurer does business, payment of sales or other contingent commissions and other matters. Such lawsuits can result in substantial judgments and damage to its reputation that is disproportionate to the actual damages, including material amounts of punitive non-economic compensatory damages. In some states, juries, judges and arbitrators have substantial discretion in awarding punitive and non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments or awards in any given lawsuit or arbitration. Arbitration awards are subject to very limited appellate review. In addition, in some class action and other lawsuits, financial services companies have made material settlement payments.

If FTFC fails to maintain an effective system of internal controls, it may not be able to accurately report its financial results.

FTFC is not required to comply with Section 404 of the Sarbanes-Oxley Act, which requires, among other things, that companies maintain disclosure controls and procedures to ensure timely disclosure of material information, and that management review the effectiveness of those controls on a quarterly basis. Effective internal controls are necessary for FTFC to provide reliable financial reports and to help prevent fraud, and its management and other personnel devote a substantial amount of time to these compliance requirements. Moreover, FTFC’s independent auditor is not required to audit FTFC’s internal controls over financial reporting. If FTFC fails to maintain effective internal controls, it might be subject to sanctions or investigation by regulatory authorities, such as the SEC. Any such action could adversely affect its financial results and may also result in delayed filings with the SEC.

A financial strength ratings downgrade, potential downgrade, or any other negative action by a rating agency, could make FTFC’s product offerings less attractive and increase its cost of capital, and thereby adversely affect its financial condition and results of operations.

Various nationally recognized rating agencies review the financial performance and condition of insurers, including FTFC’s insurance company subsidiaries, and publish their financial strength ratings as indicators of an insurer’s ability to meet policyholder and contract holder obligations. These ratings are important to maintaining public confidence in FTFC’s products, its ability to market its products and its competitive position. Any downgrade or other negative action by a rating agency could have a materially adverse effect on FTFC in many ways, including the following:

●	adversely affecting relationships with distributors and sales agents, which could result in reduction of sales;

●	increasing the number or amount of policy lapses or surrenders and withdrawals of funds;

●	requiring a reduction in prices for its insurance products and services in order to remain competitive;

●	adversely affecting its ability to obtain reinsurance at a reasonable price, on reasonable terms or at all; and

●	requiring it to collateralize reserves, balances or obligations under reinsurance and derivatives agreements.

FTFC’s insurance company subsidiaries’ ability to grow depends in large part upon the continued availability of capital.

FTFC’s insurance company subsidiaries’ long-term strategic capital requirements will depend on many factors, including their accumulated statutory earnings and the relationship between their statutory capital and surplus and various elements of required capital. To support long-term capital requirements, FTFC and its insurance company subsidiaries may need to increase or maintain statutory capital and surplus through financings, which could include debt, equity, financing arrangements or other surplus relief transactions. Adverse market conditions have affected and continue to affect the availability and cost of capital from external sources. FTFC is not obligated, may choose not, or may not be able to provide financing or make capital contributions to its insurance subsidiaries. Consequently, financings, if available at all, may be available only on terms that are not favorable to FTFC or its insurance company subsidiaries. If FTFC’s insurance company subsidiaries cannot maintain adequate capital, they may be required to limit growth in sales of new policies, and such action could materially adversely affect FTFC’s business, operations and financial condition.

If FTFC is unable to attract and retain independent agents, sales of its products may be reduced.

FTFC must attract and retain its network of independent agents to sell its products. Insurance companies compete vigorously for productive agents. FTFC competes with other life insurance companies for marketers and agents primarily on the basis of its financial position, support services, compensation and product features. Such marketers and agents may promote products offered by other life insurance companies that offer a larger variety of products than FTFC. If FTFC is unable to attract and retain a sufficient number of marketers and agents to sell its products, its ability to compete and its revenues would suffer.

Changes in the tax laws could adversely affect FTFC’s business.

Congress has from time to time considered possible legislation that would eliminate the deferral of taxation on the accretion of value within certain annuities and life insurance products. This and similar legislation, including a simplified “flat tax” income tax structure with an exemption from taxation for investment income, could adversely affect the sale of life insurance and annuities compared with other financial products if such legislation were to be enacted. There can be no assurance as to whether such legislation will be enacted or, if enacted, whether such legislation would contain provisions with possible adverse effects on any annuity and life insurance products that FTFC develops.

Under the Internal Revenue Code, income taxes payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain insurance products a competitive advantage over other non-insurance products. To the extent that the Internal Revenue Code may be revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, Insurance company subsidiaries and its industry as a whole would be adversely affected with respect to their ability to sell products. In addition, life insurance products are often used to fund estate tax obligations. FTFC cannot predict what future tax initiatives may be proposed with respect to the estate tax or other taxes which may materially adversely affect FTFC.

Policy lapses in excess of those actuarially anticipated would have a negative impact on FTFC’s financial performance.

FTFC’s profitability would likely be reduced if its lapse and surrender rates were to exceed the assumptions upon which it priced its insurance policies.

The insurance industry is highly regulated and FTFC’s activities are restricted as a result. FTFC spends substantial amounts of time and incurs significant expenses in connection with complying with applicable regulations, and it is subject to the risk that more burdensome regulations could be imposed on it.

Compliance with insurance regulation by FTFC is costly and time consuming. Insurance companies in the U.S. are subject to extensive regulation in the states where they do business. This regulation primarily protects policyholders rather than stockholders. The regulations require:

●	prior approval of acquisitions of insurance companies;

●	certain solvency standards;

●	licensing of insurers and their agents;

●	investment limitations;

●	deposits of securities for the benefit of policyholders;

●	approval of policy forms and premium rates;

●	periodic examinations; and

●	reserves for unearned premiums, losses and other matters.

The insurance company subsidiaries are subject to this regulation in each state in the U.S. in which it is licensed to do business. This regulation involves significant costs and restricts operations. FTFC cannot predict the form of any future regulatory initiatives.

In addition, as the owner of a life insurance subsidiaries, FTFC is regulated by various state insurance regulatory agencies under the Uniform Insurance Holding Company Act. Certain “extraordinary” intercorporate transfers of assets and dividend payments from Insurance company subsidiaries require prior approval by the applicable state insurance regulator.  FTFC also files detailed annual reports with the states in which it is licensed. In addition, the business and accounts of its insurance company subsidiaries are subject to examinations, as well as inquiries including investigations by the various insurance regulatory authorities of the states in which the insurance company subsidiaries are licensed.

Security breaches or interference with FTFC’s technology infrastructure could harm its business.

FTFC’s business is dependent upon technology systems and networks to conduct its business. Maintaining the integrity of its technology is critical to the success of its business operations, including product development, insurance policy sales, oversight, financial reporting and analysis and to the protection of its proprietary information and clients’ personal information. Any failures by FTFC’s technology or future security breaches or interference to its technology systems that may occur in the future could have a material adverse impact on its business. Moreover, any unauthorized access to or the disclosure or loss of FTFC’s proprietary information or its clients' personal information may result in legal claims, damage to reputation, the incurrence of costs to eliminate or mitigate further exposure, or other damage to its business. Despite measures taken to address and mitigate these risks, FTFC cannot assure that its systems and networks will not be subject to breaches or interference. FTFC maintains insurance for data breaches seeking to cover the cost of any such breach, but such insurance may not be adequate to cover all liabilities resulting from data breaches.

FTFC may execute an acquisition strategy, which could cause its business and future growth prospects to suffer.

FTFC may from time to time pursue acquisitions of insurance related companies. If it were to pursue acquisitions, it would compete with other companies, most of which have greater financial and other resources than FTFC. Further, if FTFC succeeds in consummating acquisitions, its business, financial condition and results of operations may be negatively affected because:

●	Some of the acquired businesses may not achieve anticipated revenues, earnings or cash flows;

●	It may assume liabilities that were not disclosed or exceed estimates;

●	It may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner;

●	Acquisitions could disrupt its on-going business, distract its management and divert its financial and human resources;

●	It may experience difficulties operating in markets in which FTFC has no or only limited direct experience; and

●	There is the potential for loss of customers and key employees of any acquired company.

Risks Relating to FTFC Stock Ownership

Ownership of shares of FTFC Class A Common Stock involves significant risk, and the value of those shares may be significantly reduced.

The reorganization of FTFC’s common stock into a dual class structure was approved on October 2, 2019. The long-term effects of the reorganization are unknown. No assurance can be given that any of the potential benefits envisioned by the reorganization will prove to be available to FTFC’s shareholders, nor can any assurance be given as to the financial return, if any, which may result from ownership of FTFC’s Class A Common Stock. The value of shares of Class A Common Stock may be significantly reduced due to, among other things the dual class structure of FTFC’s common stock.

Holders of Class A Common Stock will not be able to control FTFC.

If the share exchange and dissolution is approved, RCC shareholders will receive shares of FTFC Class A Common Stock as consideration for the transaction. As noted elsewhere in the proxy statement/prospectus, holders of the Class A Common Stock have the right to elect only a minority of the members of the FTFC’s Board of Directors, while holders of FTFC’s Class B Common Stock have the right to elect a majority of directors. Gregg E. Zahn, FTFC’s President, CEO and Chairman, holds 98.9% of the outstanding shares of the Class B Common Stock. Thus, Mr. Zahn controls FTFC and the Class A Common shareholders have little ability to affect the decision making of FTFC. In addition, the lack of voting control may adversely affect the value of the Class A Common Stock.

The holders of Class B Common Stock also have the right to vote as a class on certain transactions such as mergers, consolidations and other significant corporate transactions.

There is no active trading market or other liquidity for holders of FTFC’s Class A Common Stock; RCC shareholders will continue to have no liquidity with their shareholdings in FTFC.

FTFC’s common stock is not traded on any stock exchange or recognized quotation system. Thus, there is no active trading market for FTFC’s Class A Common Stock. It is not anticipated that any market will develop for FTFC’s Class A Common Stock as a result of the transactions described in this proxy statement/prospectus. Although FTFC may seek an exchange or over-the-counter listing for its Class A Common Stock, no assurance can be given when, if at all, any such listing will be accomplished. Even if a listing is obtained, there can be no assurance that the market would provide any significant liquidity for FTFC shareholders or that any such market would reflect the prices that FTFC shareholders would consider fair and reasonable. Accordingly, RCC shareholders may have to hold their shares of FTFC Class A Common Stock indefinitely; and it may not be possible for them to liquidate their investment in FTFC.

FTFC does not intend to declare cash dividends on shares of its Class A Common Stock.

FTFC does not anticipate paying cash dividends in the foreseeable future. It intends to retain available funds to be used for operations. Moreover, FTFC is a holding company without independent operations and generates limited cash flow from its operations. You should not expect FTFC will pay cash dividends on its Class A Common Stock.

There are a substantial number of shares of FTFC Class A Common Stock eligible for future sale in the public market.

There were 8,661,696 shares of FTFC Class A Common Stock outstanding as of August 31, 2021. As of that date, nearly all outstanding shares may be sold without restriction. The potential sale of these shares, called market overhang, likely would have a significant negative and depressive effect on the market value of the shares, if any future market for the shares of FTFC Class A Common Stock were to develop in the future.

THE SPECIAL MEETING OF RCC SHAREHOLDERS

When and Where the Special Meeting Will Be Held

This proxy statement/prospectus is being furnished to RCC shareholders as part of the solicitation of proxies by the RCC board of directors for use at the special meeting to be held on Tuesday, December 7, 2021 at 10:00 a.m. local time at 19250 Everett Lane, Suite 201, Mokena, Illinois 60448, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement/prospectus and in the accompanying notice of special meeting.

What Will Be Voted Upon

The special meeting is to be held for the following purposes:

●	To approve the share exchange pursuant to the Purchase and Sale Agreement, in the form of Annex A attached to this proxy statement/prospectus.

●

To approve and adopt the Plan of Liquidation and Dissolution of RCC and the transactions contemplated thereby, including the liquidation and dissolution of RCC, in the form of Annex B attached to this proxy statement/prospectus.

●

To approve one or more adjournments of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the foregoing items.

The RCC board of directors does not currently intend to bring any business before the special meeting other than the specific proposals referred to above and specified in the notice of the special meeting. The RCC board of directors knows of no other matters that are to be brought before the special meeting. If any other business properly comes before the special meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the RCC board of directors may recommend.

The matters to be considered at the special meeting are of great importance to the shareholders of RCC. Accordingly, shareholders are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign, and promptly return the enclosed proxy in the enclosed postage-paid envelope.

Which Shareholders May Vote

The RCC board of directors has fixed the close of business on October 14, 2021 as the record date for determining the RCC shareholders entitled to receive notice of and to vote at the special meeting. As of the record date, there were 25,574,679 shares of RCC common stock outstanding and entitled to vote at the special meeting held by approximately 1,114 shareholders of record. Each share of RCC common stock entitles the holder to one vote at the special meeting on each proposal to be considered at the special meeting. The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of RCC common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. All shares of RCC common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting, including any adjournment thereof (unless a new record date is or must be set for the adjourned meeting).

How Do RCC Shareholders Vote?

The RCC proxy card accompanying this prospectus/proxy statement is solicited on behalf of the RCC board of directors for use at the special meeting. RCC shareholders are requested to complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to RCC. All proxies that are properly executed and returned, and that are not revoked, will be voted at the special meeting in accordance with the instructions indicated thereon. Executed but unmarked proxies will be voted FOR approval and adoption of all of the matters listed on the proxy card.

Abstentions; Broker Non-Votes

The inspector of elections will treat abstentions and shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the special meeting, or fail to instruct your bank, broker, or other nominee how to vote with respect to Proposals 1 and 2, it will have the same effect as a vote “AGAINST” the proposals. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the special meeting, or fail to instruct your bank, broker or other nominee how to vote with respect to Proposal 3, so long as a quorum is present, it will have no effect on the proposal.

Broker non-votes are shares held by a bank, broker, or other nominee that are represented at the special meeting, but with respect to which the bank, broker, or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the bank, broker, or other nominee does not have discretionary voting power on such proposal. If your bank, broker or other nominee holds your shares of RCC common stock in “street name,” your bank, broker or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your bank, broker, or other nominee with this proxy statement/prospectus. RCC believes that the share exchange proposal (Proposal 1) and the dissolution of RCC proposal (Proposal 2) to be presented at the special meeting are “non-routine” proposals, and your bank, broker, or other nominee may not vote your shares without your specific voting instructions. Therefore, if you are a RCC shareholder and you fail to direct your bank, broker, or other nominee to vote your shares, it could have the same effect as voting against Proposals 1 and 2 and, if a quorum is present, no effect on the adjournment proposal (Proposal 3).

Vote Required to Approve Each Proposal

FTFC, Messrs. Zahn, Lay and their affiliates own approximately 3,651,803 shares or 14.28% of RCC’s common stock outstanding. These persons have agreed to vote their shares of RCC in accordance with the votes cast on Proposals 1 and 2 by shareholders of RCC other than themselves.

Under the articles of incorporation of RCC, approval of Proposal 1 and Proposal 2 requires the affirmative vote of at least a majority of all the votes entitled to be cast by the holders of outstanding shares of RCC common stock. Under Illinois law and the articles of incorporation and bylaws of RCC, approval of Proposal 3 requires that the votes cast in favor of the proposal at the special meeting exceed the votes cast opposing the proposal at the special meeting.

Voting by RCC’s Executive Officers and Directors

RCC’s executive officers, directors and their affiliates beneficially own a total of approximately 8,955,267 shares or 35.02% of RCC common stock outstanding as of the date of this proxy statement/prospectus. Of these shares, directors and executive officers of RCC other than Messrs. Zahn and Lay and their affiliates own a total of 5,968,027 shares or 23.34% of RCC common stock outstanding and these persons intend to vote for approval of Proposals 1, 2, and 3.

Revocability of Proxies

If you hold your shares of RCC common stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to RCC’s President, or (3) attending the special meeting in person, notifying the President, and voting by ballot at the special meeting. Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying RCC’ President and actually voting in person) of a shareholder at the special meeting will not constitute revocation of a previously given proxy. Written notices of revocation and other communications about revoking your proxy card should be addressed to:

Royalty Capital Corporation
John C. Todd, President
19250 Everett Lane, Suite 201
Mokena, Illinois 60448
Telephone Number: (708) 995-7748

Solicitation of Proxies and Expenses of Solicitation

RCC will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement/prospectus, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of RCC common stock beneficially owned by others to forward to such beneficial owners. RCC may reimburse persons representing beneficial owners of RCC common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of RCC. No additional compensation will be paid to RCC or FTFC directors, officers or other regular employees for such services.

Rights of Dissenting Shareholders

Under Illinois law, holders of shares of RCC common stock who deliver written notice of their intent to dissent and do not vote in favor of the share exchange proposal have the right to dissent and receive the fair value of their RCC common stock in cash. RCC shareholders electing to exercise dissenters’ rights must comply with the provisions of the IBCA in order to perfect their rights. A copy of Sections 11.65 and 11.70 of the IBCA is attached as Annex C to this proxy statement/prospectus. See “Rights of Dissenting RCC Shareholders” for further details.

PROPOSAL 1: THE SHARE EXCHANGE

This section of the proxy statement/prospectus describes material aspects of the share exchange. While RCC and FTFC believe that the description covers the material terms of the share exchange, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the share exchange. Unless otherwise indicated, references to RCC include its subsidiaries, including RCLIC.

General

The RCC board of directors is proposing that the exchange of all outstanding shares of RCLIC pursuant to the terms of the Purchase and Sale Agreement, be approved by its shareholders at the special meeting. The Purchase and Sale Agreement is attached as Annex A to this proxy statement/prospectus.

On September 29, 2021, the board of directors of RCC authorized the execution of the Purchase of Sale Agreement under which FTFC will acquire all of the issued and outstanding shares of RCLIC in consideration for the issuance by FTFC of 745,730 shares of its Class A Common Stock. There is no assurance that this share exchange will be completed. Certain material features of the Purchase, and Sale Agreement are summarized below under “Material Terms of the Purchase and Sale Agreement.” RCC shareholders should read the Purchase and Sale Agreement in its entirety.

Background of the Share Exchange

FTFC and its officers have been involved in the operations of RCC since before its inception and RCLIC before its acquisition by RCC. The FTFC officers associated with RCC are Gregg E. Zahn, Chairman of FTFC, RCC and RCLIC, William S. Lay, Assistant Treasurer of FTFC and a director, Treasurer and Secretary of RCC and RCLIC and Michael J. McArthur, Controller of FTFC and Chief Financial Officer of RCC and RCLIC.

In addition, Jeffrey J. Wood, Treasurer, Secretary and Chief Financial Officer of FTFC, served as a consultant to RCC and RCLIC and maintained RCC’s and RCLIC’s financial books and records and prepared RCC and RCLIC financial statements through December 31, 2017 with Mr. McArthur assuming those responsibilities and title of RCC’s and RCLIC’s Chief Financial Officer on January 1, 2018.

In 2012, John C. Todd, then a sales representative of FTFC and FTFC’s wholly owned life insurance companies, Trinity Life Insurance Company (“TLIC”) and Family Benefit Life Insurance Company (“FBLIC”) approached Gregg Zahn and suggested that he, John Todd, was considering organizing a developmental stage financial services holding company in the state of Illinois with the primary purpose of forming or acquiring a life insurance company, insurance related company or other financial services business.

Mr. Todd, given his experience as a successful sales representative of FTFC, TLIC and FBLIC, stated that he would appreciate Mr. Zahn’s involvement in the formation of such an entity and hoping to duplicate the success that Mr. Zahn had achieved in the formation, growth, success and profitability of FTFC, TLIC and FBLIC. Mr. Zahn agreed to participate and indicated that he would personally fund the initial expenses until the incorporation of a developmental stage financial services holding company in Illinois and until sufficient initial investors and potential board of director candidates were located that resided in Illinois.

Throughout 2013 and until early October 2013, Mr. Todd and Mr. Zahn pursued initial investors, potential board of director members and conducted surveys throughout the counties of Illinois to identify community leaders and successful businesses and Illinois residents with strong principles of integrity, ethics and spirituality. In addition, Mr. Zahn and Mr. Todd pursued candidates to serve as the sales force and identified three individuals that were qualified and had the professional training and background to lead the sale of intra state securities to accredited investors. RCC was incorporated on August 6, 2013 and held its initial Board of Directors meeting in early October 2013.

At the initial meeting of the Board of Directors, several customary motions were made and approved including the appointment of officers and a motion to reimburse Mr. Zahn for his payment of expenses related to the formation of RCC through the initial meeting of the RCC Board of Directors. Mr. Zahn presented receipts to document the reimbursement. The initial RCC Board of Directors included Mr. Zahn, Mr. Todd and Mr. Lay and five other directors (Messrs. Eilering, Gaynor, Howard, McNitt and Murphy). The RCC Board of Directors elected Mr. Zahn as Chairman, Mr. Todd as President and Chief Executive Officer and Mr. Lay as Secretary and Treasurer.

RCC was initially funded in August 2013 and October 2013 with subscriptions from accredited investors for $222,000 in the aggregate, by the following two private offerings:

3,200,000 shares at $0.02 per share = $64,000.

1,580,000 shares at $0.10 per share = $158,000.

From October 2013 through March 2021, FTFC hoped that RCC would become financially successful. But during those seven and one-half years, FTFC observed the following situation at RCC which ultimately resulted in RCC’s Board of Directors asking FTFC to make a preliminary presentation about the possibility of RCC, RCLIC or both being acquired by FTFC. A summary of these seven and one-half years is below:

From October 2013 through February 2017, RCC offered and sold the following number of its shares of common stock and raised the corresponding amount of funds, in private offerings directed to accredited investors only:

4,000,000 shares at $1.25 per share = $5,000,000

1,326,400 shares at $2.50 per share = $3,316,000

At the end of February, 2017, RCC acquired Inspire Capital Corporation’s (“ICC”) 5,197,300 shares of common stock for 5,197,300 shares of RCC common stock and based upon the relative book values per share of RCC ($0.54666580) and ICC ($0.27619212), RCC’s shares were increased by a forward stock split (1.97929544 shares of RCC common stock for each share of RCC common stock before the acquisition of ICC) thereby increasing its outstanding shares of common stock from 10,106,400 shares to 20,003,874 shares (including fractional shares). This resulted in the following number of shares and accumulated contributions of capital immediately after the acquisition of ICC:

Price Per Share	Shares	Total
$0.02	6,333,748	$64,000
$0.10	3,127,308	$158,000
$1.25	7,917,354	$5,000.000
$2.50	2,625,464	$3,316,000

ICC	5,197,300	$1,435,453

TOTAL	25,201,174	$9,973,453

RCC continued to raise capital from March 1, 2017 through September 30, 2018 and offered and sold the following additional shares, in private offerings directed to accredited investors only, with the corresponding contributions to capital:

Price Per Share	Shares	Total
$2.50	473,600	$1,184,000
$6.00	196,800	$1,126,800

Adding the proceeds of the last two capital raises to the February 28, 2017 totals results in the following number of shares subscribed and accumulated contribution of capital:

Shares	Total
25,871,574	$12,338,253

RCC incurred $1,999,319 of cost in raising this capital which was recorded as a reduction in contributed capital. In addition, as of September 30, 2018 RCC had incurred four years and eleven and one-half months of losses since its incorporation in August 2013, amounting to an accumulated deficit of $3,335,190. Therefore, RCC entered the life insurance business in October 2018 with shareholders’ equity (excluding accumulated other comprehensive income / loss) of $7,003,744 ($12,338,253 - $1,999,319 - $3,335,190).

RCC through RCLIC proceeded to develop an “accumulator” product that had life insurance features with a side annuity fund as its initial and primary product. If this proved successful, RCC / RCLIC management’s strategy was to then pursue a pre-need product based upon its success with funeral home and senior citizens throughout Illinois and Missouri.

As the product was developed, RCLIC was not successful in developing a significant captive agency force. RCLIC used its captive insurance agents to market the accumulator product to its shareholder base in 2018 and 2019 of over 1,000 shareholders but had little success.

RCC then contracted with an Illinois- and Missouri-based insurance agency to sell its accumulator life insurance product with a side annuity fund. This agency and its agents, however, continued its focus on its crop hail insurance marketing in Midwestern states with which they were most familiar. Given that focus, these agents sold little of RCC’s accumulator product in 2018 and 2019.

RCC’s next step was to contract in mid-2019 with an individual who was familiar with the accumulator product and had led successful marketing of this product with other companies. That individual focused on accumulator production for the remainder of 2019 but was not able to build a sufficient agency force in late 2019 and 2020 and therefore did not produce significant sales of the accumulator life insurance product with the side annuity fund.

This was the status of RCLIC operations in mid-March 2020 when the COVID-19 pandemic hit the United States. RCLIC was forced to cease face-to-face presentations to potential policyholders. RCLIC attempted to market using videoconference and telephonic presentations through the remainder of 2020 with little success. Going into 2021, RCLIC had issued only 94 accumulator life insurance policies with the annuity side fund. From October 2018 through December 31, 2020, RCC had lost an additional $1,834,799 over 27 months, resulting in an accumulated deficit as of December 31, 2020 of $5,169,989.

During first quarter of 2021, RCC was not able to produce sufficient accumulator sales given the continuing COVID-19 pandemic, with vaccinations just beginning. RCC lost an additional $139,159 during the three months ended March 31, 2021 resulting in an accumulated deficit of $5,309,148 that further decreased shareholders’ equity to $4,982,786 excluding $342,275 of accumulated other comprehensive income.

In mid-March 2021, FTFC gave an informal presentation to the RCC Board of Directors. The Board of Directors instructed RCC management to approach FTFC early in the second quarter of 2021 to request an initial presentation of FTFC’s interest in and ability to acquire RCC, RCLIC or both. FTFC was one of two presenters regarding the potential acquisition of RCC, RCLIC or both. FTFC prepared and made its presentation on July 28, 2021 to the RCC Board of Directors through a videoconference meeting arranged by RCC personnel.

In early third quarter 2021, FTFC was again approached by RCC to determine FTFC’s interest in making a formal presentation including specifics about FTFC’s possible acquisition of RCC, RCLIC or both. FTFC was informed that another finalist would be making a presentation either before or after FTFC’s presentation.

FTFC made its formal presentation to the RCC Board of Directors regarding FTFC’s potential purchase of RCC, RCLIC or both in July 2021. In that presentation, FTFC explained the many advantages of an affiliation with FTFC including its years of producing positive U.S. GAAP operating results since 2010 and its strategy for continuing growth. FTFC suggested an exchange with RCC whereby FTFC would purchase RCLIC and shortly before closing, RCC would contribute its financial assets and financial liabilities (that would result in a net financial asset of approximately $5.2 million) for 745,730 shares of FTFC’s Class A common stock. FTFC stated that the number of shares would remain at that amount and would not be adjusted at closing.

The RCC Board of Directors voted and accepted FTFC’s proposal with Messrs. Zahn and Lay abstaining. The purchase proposal letter was signed on RCC’s behalf by President and Chief Executive Officer John C. Todd and on FTFC’s behalf by Secretary, Treasurer and Chief Financial Officer Jeffrey J. Wood.

On September 29, 2021, a Purchase and Sale Agreement among RCC, RCLIC and FTFC was signed on RCC’s behalf by President and Chief Executive Officer John C. Todd and on FTFC’s behalf by Secretary, Treasurer and Chief Financial Officer Jeffrey J. Wood.

All parties to the Agreement began working diligently to comply with insurance and securities regulations to close the contemplated transaction in 2021, if possible.

FTFC’s Reasons for Entering Into the Stock Purchase and Sale Agreement

The following discussion of the reasons for the share exchange contains a number of forward-looking statements that reflect the views of FTFC only as of the date of this proxy statement/prospectus with respect to future events that may have an effect on their financial performance. The benefits of the transaction considered by the board of directors of FTFC may not be achieved. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in “Forward-Looking Information” and “Risk Factors.”

FTFC’s board of directors determined that the acquisition of stock of RCLIC from RCC would be consistent with and in furtherance of the long-term business strategy of FTFC and fair to, and in the best interests of, FTFC and its shareholders, and unanimously approved the Purchase and Sale Agreement.

In reaching its determination, FTFC’s board of directors considered the following positive factors:

●

although RCLIC is a very small company, it is consistent with FTFC’s business model of growth by acquisition and organic growth of its operating subsidiaries and therefore under FTFC’s management, RCLIC’s business could be expanded;

●	the belief that the terms of the Purchase and Sale Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

●	the limited potential for third parties to capitalize or enter into strategic relationships with or to acquire RCC;

●	FTFC’s financial analysis and other information regarding RCLIC and its business;

●	the addition of liquid assets with only minor liabilities; and

●	the likelihood that RCC’s general expenses can be significant reduced.

In addition, FTFC’s board of directors considered the following potentially negative factors in its deliberations concerning the Purchase and Sale Agreement:

●	the risk that the potential benefits sought in the purchase of RCLIC might not be fully realized;

●	the substantial costs to be incurred in connection with the share exchange, including costs of assuming the business and the transaction expenses arising from the share exchange; and

●	the risk of integrating RCLIC’s business and related employee disruption.

The foregoing discussion of these factors includes all material factors considered by FTFC’s board of directors. The board of directors of FTFC did not quantify or attach any weight to the various factors that they considered in reaching their determination that the Purchase and Sale Agreement are fair to and in the best interests of FTFC and its shareholders. Rather, FTFC’s board of directors viewed its proposed action as being based upon its business judgment considering FTFC’s financial position and the totality of the information presented and considered, and the overall effect of the stock exchange.

RCC’s Reasons for the Share Exchange and Dissolution and Recommendation of the RCC Board of Directors’

The RCC board of directors, after consultation with RCC senior management as well as RCC’s legal counsel, has determined that the terms of the Purchase and Sale Agreement and Plan of Liquidation Dissolution are fair to and in the best interests of RCC and its shareholders, and has approved the Purchase and Sale and Agreement and the Plan of Liquidation and Dissolution.

In reaching its determination, the RCC board of directors considered the following positive factors:

●

the present and anticipated business environment of the life insurance market, which has ultimately led to RCC incurring operating losses since its inception and which are expected to continue for the foreseeable future;

●

the conclusion of the RCC board of directors that, absent a significant capital infusion, RCC would not be able to continue to operate effectively in light of the significant losses that it was incurring and expected to continue to incur under its present business model, nor would it be able to raise in a timely manner the capital necessary to permit it to succeed in the life insurance business;

●

the terms and conditions of the Purchase and Sale Agreement, including the value of the shares of FTFC Class A Common Stock to be received at closing, led RCC’s directors to conclude that it was reasonably likely that the share exchange would be completed, that RCC would be able to satisfy its obligators and distribute FTFC Class A Common Stocks to its shareholders promptly following the closing;

●

the attractiveness of potentially being in a position to make a distribution to RCC’s shareholders in the form of FTFC Class A Common Stock and RCC’s board of directors’ assessment of FTFC’s historical growth and future prospects, compared to RCC’s board of directors’ assessment of RCC’s expected future financial condition, earnings, limited business opportunities and weak competitive position;

●

the opportunity for RCC shareholders to own stock in a company with a history of profitability and the possibility of FTFC Class A Common Stock being listed on a securities exchange listing in the future;

●

that the efforts made by RCC management to solicit indications of interest from third parties regarding a potential purchase of, or investment in, RCC, resulted in few indications of interest, of which RCC’s board of directors determined that the proposed share exchange to FTFC was the most attractive indication of interest received in terms of amount and adequacy of consideration and certainty of closing; and

●	the availability of dissenters’ rights under Illinois law to any holders of RCC’s common stock that disapprove of the share exchange.

The RCC board of directors also considered the following potentially negative factors in its deliberations concerning the overall transaction:

●	the risk that the transaction might not be completed in a timely manner or at all;

●

the fact that RCC could lose other transaction opportunities during the period it is precluded under the terms of the exclusivity in the Purchase and Sale Agreement from soliciting other transaction proposals;

●

the other risks and uncertainties discussed above under “Risk Factors - Risks Relating to the Share Exchange and the Dissolution of RCC” and those risk factors and uncertainties discussed above under “Risk Factors - Risks Relating to the Business of FTFC” and those risk factors described under “Risk Factors – Risks Relating to FTFC Stock Ownership.”

The foregoing positive and negative factors together comprise the RCC board’s material considerations in entering into the share exchange.

Based on the factors listed above, the RCC board of directors determined that the share exchange and subsequent dissolution of RCC would likely return the greatest value to RCC shareholders as compared to other alternatives. If the share exchange and dissolution of RCC is not approved by the shareholders of RCC at the special meeting, the RCC board of directors will continue to explore what, if any, alternatives are available for the future of RCC. The RCC board of directors does not believe, however, that there are viable alternatives to the Purchase and Sale Agreement and the Plan of Liquidation and Dissolution

The foregoing discussion of these factors includes all the material factors considered by the RCC board of directors. The board of directors of RCC did not quantify or attach any particular weight to the various factors that they considered in reaching their determination that the terms of the share exchange and dissolution of RCC are fair to and in the best interests of RCC and its shareholders. Rather, the RCC board of directors viewed its recommendation as being based upon its business judgment in light of RCC’s financial position and the totality of the information presented and considered, and the overall effect of the share exchange and the dissolution of RCC on the shareholders of RCC compared to continuing the business of RCC or seeking other potential parties to effect an investment in or other business combination or acquisition transaction with RCC.

Determination of the Exchange Ratio

FTFC is acquiring RCLIC from RCC immediately after the remaining RCC net financial assets are transferred to RCLIC in order to provide liquidity to FTFC, a financial services holding company that qualifies as a public company under the Securities Exchange Act of 1934, as amended.

FTFC has spent the past few years seeking a capital infusion from third parties to grow its business. FTFC undertook a recapitalization and reorganization in 2019 completed in 2020 to have two classes of shares. The Class B shares elect a majority of the members (one-half plus one) of the Board of Directors annually but only receive 85% of any cash or stock dividends or liquidation paid to holders of Class A common stock. The holders of the Class A common stock elect the remaining members of the Board of Directors. The primary purpose of this change, that was approved by the shareholders, the Oklahoma Insurance Department (“OID”), the Missouri Department of Commerce and Insurance (“MDCI”) and the FTFC Board of Directors and became effective in March 2020, the [as consolidated capital surplus] was to guard against hostile takeovers or an unwelcome acquirer.

FTFC has not been successful in its efforts to obtain capital infusion. However, FTFC needs to maintain its life insurance regulatory Risk-Based Capital (“RBC”) significantly above minimum levels to satisfy the OID, MDCI and the National Association of Insurance Commissioners (“NAIC”). In addition, it is expected that TLIC and FBLIC will need to increase its RBC if those life insurance companies are to continue to grow and as the NAIC may change RBC to be even more restrictive. The approximate $5,000,000 that FTFC will receive [as consolidated capital surplus] in acquiring RCLIC from RCC by issuing 745,730 shares, less $500,000 to be retained by FBLIC to support RCLIC accumulator life reserves of $200,000, will provide FTFC with $4,500,000 to provide safety for its life insurance operations and provide some but not extensive growth opportunities.

FTFC and RCC concluded to perform the following in determining an exchange ratio between FTFC and RCC with FTFC purchasing RCLIC and shortly before closing, RCC contributing its remaining financial asset and financial liabilities (that will result in a net financial asset of $5,200,000). This determination was used since neither company is publicly traded or has an objective market value. In addition, a fully independent third party valuation of FTFC and RCC would likely have cost $100,000 to perhaps $300,000 for a transaction that has an arguable value of just $5.0 million. This is not a cost-effective use

More specifically, the relative exchange ratio calculation was based upon the following items:

1.     RCC’s U.S. GAAP Shareholders’ Equity per share of Common Stock as of March 31, 2021.

2.     FTFC’s U.S. GAAP Shareholders’ Equity per share of Class A Common Stock as of March 31, 2021.

3.     The estimated present value of FTFC’s U.S. GAAP net income after taxes from March 31, 2021 through December 31, 2041 discounted to March 31, 2021 at a 12% annual discount rate divided by the number of FTFC’s Class A Common Stock shares outstanding as of March 31, 2021.

4.     The percentage increase of item 3 above over item 2 above. Both RCC’s and FTFC’s U.S. GAAP Shareholders’ Equity as of March 31, 2021 were both increased by this same percentage increase in computing the relative exchange ratio.

5.     The Insurance Company’s three Certificates of Authority in Missouri, Illinois and Kansas.

The U.S. GAAP amount of Shareholders’ Equity of RCC and Consolidated Subsidiary was $5,325,061 as of March 31, 2021. In addition, RCC had 25,574,679 shares of Common Stock outstanding as of March 31, 2021, resulting in U.S. GAAP Book Value per Common Stock share outstanding of $0.20821614 as of March 31, 2021.

The U.S. GAAP amount of FTFC’s Shareholders’ Equity allocated to its Class A Common Stock shareholders was $63,433,376 (total of $64,062,730 less $629,354 allocated to the Class B Common Stock shareholders) as of March 31, 2021. FTFC had 8,661,696 shares of Class A Common Stock outstanding as of March 31, 2021. This results in a FTFC U.S. GAAP Book Value per Class A Common Stock share outstanding of $7.32343596 as of March 31, 2021.

The estimated present value of FTFC’s U.S. GAAP net income after taxes from March 31, 2021 through December 31, 2041 discounted to March 31, 2021 at a 12% discount rate allocated to the Class A shareholders was $69,840,783 (total of $70,533,708 less $692,925 allocated to the Class B shareholders). This resulted in an estimated U.S. GAAP Discounted Present Value per Class A Common Stock per share outstanding of $8.06317643 as of March 31, 2021.

The percentage increase referred to above in item 4 is as follows:

6.     The estimated FTFC U.S. GAAP Discounted Present Value per Class A Common Stock per share outstanding of $8.06317643 as of March 31, 2021.

7.     The FTFC U.S. GAAP Book Value per Class A Common Stock share outstanding of $7.32343596 as of March 31, 2021.

8.     The percentage increase of Item 6 divided by item 7 is $8.06317643 / $7.32343596 and equals 10.1010383% or an increase factor of 1.101010383.

For purposes of the exchange ratio, FTFC and RCC made the following calculation to estimate RCC’s U.S. GAAP Value per share of common stock:

9.      The RCC U.S. GAAP Shareholders’ equity as of March 31, 2021 was $5,325,061.

10.     The percentage increase of Item 6 divided by item 7 is $8.06317643 / $7.32343596 and equals 10.1010383% or a value increase factor of 1.101010383.

11.     RCLIC’s three Certificates of Authority in Missouri, Illinois and Kansas were valued at $150,000 ($50,000 per Certificate of Authority).

12.     RCC had 25,574,679 shares of Common Stock outstanding as of March 31, 2021.

13.     The estimated RCC U.S. GAAP Value per share of Common Stock is equal to Item 9 times Item 10 plus $150,000 = $5,325,061 x 1.101010383 + $150,000 = $6,012,947 / 25,574,679 shares of Common Stock outstanding = $0.23511329.

Based upon the above calculations, the exchange rate of the shares between FTFC and RCC will be one share of FTFC Class A Common Stock for every 34.29485602 ($8.06317643 / $0.23511329) shares of RCC Common Stock or 745,730 shares of FTFC Class A Stock.

FTFC and RCC believe that there is little reason to use a third party to perform an independent valuation. The reason for this is that using historical relationships from 2012 through 2020 to conservatively produce U.S. GAAP financial statements from March 31, 2021 through December 31, 2041 discounted at 12% back to March 31, 2021 reflected a valuation estimate of FTFC’s shareholders’ equity as of that date. This valuation produced a FTFC Class A Common Stock per share valuation of $8.06. Using a projected U.S. GAAP after-tax statement of operations for over 20 years limits the impact of capitalization and amortization of deferred acquisition costs and value of insurance businesses acquired so that this methodology approximates a cash flow approach and EBITDA with far less effort and costs. In addition, FTFC feels that the inclusion of current and deferred tax expenses (benefits) is essential to computing the valuation.

MATERIAL TERMS OF THE PURCHASE AND SALE AGREEMENT

The following describes the material terms of, and is qualified in its entirety by reference to, the Purchase and Sale Agreement. The full text of the Purchase and Sale Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. You are encouraged to read the Purchase and Sale Agreement in its entirety.

The Purchase and Sale Agreement

The Purchase and Sale Agreement provides that FTFC will acquire all of the issued and outstanding capital stock of RCLIC, a wholly-owned subsidiary of RCC.

Consideration to be Received by RCC

If the share exchange is completed, RCC will receive an aggregate of 745,730 shares of FTFC’s Class A Common Stock. See “Risk Factors,” “Information Concerning FTFC” and “Description of FTFC Capital Stock”.

Consideration to be Received by FTFC

If the share exchange is completed, FTFC will receive 100% of the issued and outstanding shares of RCLIC. RCLIC will also acquire at closing the financial assets of RCC (primarily cash) and assume the remaining liabilities of RCC.

Representations and Warranties

The Purchase and Sale Agreement contains various representations and warranties made as of the date of the Purchase and Sale Agreement and as of the closing date by the parties thereto regarding aspects related to their respective assets, business, financial condition, structure and other facts pertinent to the share exchange and the dissolution. The following list summarizes the material representations and warranties made by each party.

Representations and Warranties of RCC

The representations and warranties made by RCC relate to:

●	the corporate structure, due organization, corporate power of RCC and RCLIC, and the accuracy of its organizational documents;

●	the capital structure and certain indebtedness of RCLIC;

●	the fact that RCLIC has no subsidiaries;

●	the authorization, execution, delivery and enforceability of the Purchase and Sale Agreement as against RCC;

●	the lack of conflicts with RCC’s certificate of incorporation or bylaws or conflicts, breaches or violations of agreements or laws applicable to RCC;

●	RCLIC’s filings and reports with the Illinois Insurance Regulatory Authorities, and RCLIC’s financial statements;

●	the absence of undisclosed liabilities of RCLIC;

●	the absence of certain changes or events of RCLIC since December 31, 2020;

●	certain employment benefit plan items of RCLIC;

●	RCC’s and RCLIC’s compliance with tax laws;

●	except as disclosed, RCC and RCLIC maintenance of permits in full force and effect and in material compliance with all applicable laws;

●	the absence of litigation involving RCC and RCLIC;

●	correct and complete copies of all actuarial reports and studies prepared by actuaries;

●	information as to all material contracts to which RCLIC is a party;

●	RCC’s and RCLIC’s compliance with various insurance laws and regulations;

●	the technology and intellectual property used by RCLIC;

●	RCLIC’s material reinsurance and insurance contracts;

●	RCLIC’ lack of real properties;

●	lack of brokers’ or finders’ fees payable in connection with the share exchange;

●	RCLIC’s affiliate arrangements and intercompany accounts;

●	RCC and RCLIC’s insurance policies;

●	RCLIC’s insurance licenses;

●	RCC’s and RCLIC’s compliance with regulatory filings;

●	RCC’s and RCLIC’s lack of orders by or agreements with insurance regulators;

●	RCLIC’s personal property;

●	RCLIC’s investments; and

●	material accuracy of RCLIC’s books and records.

Representations and Warranties of FTFC

The representations and warranties made by FTFC relate to:

●	the due organization, authority and corporate power of FTFC and similar corporate matters;

●	the authorization, execution, delivery and enforceability of the Purchase and Sale Agreement and the related agreements;

●	the lack of conflicts with its certificate of incorporation or bylaws or conflicts, breaches or violations of material agreements or laws applicable to FTFC;

●	FTFC is not acquiring the capital stock of RCLIC with an intent for distribution;

●	the solvency of FTFC following the share exchange;

●	the absence of litigation;

●	ability to obtain necessary approvals and permits;

●	the absence of brokers’ or finders’ fees payable in connection with the share exchange;

●	the authorization and issuance of the shares of FTFC Class A Common Stock issuable pursuant to the Purchase and Sale Agreement;

●	FTFC’s filings and reports with the Securities and Exchange Commission (the “SEC”) and financial statements;

●	no adverse changes in FTFC’s business or operations since June 30, 2021; and

●	the accuracy of the information supplied by FTFC for inclusion in this proxy statement/prospectus.

Conduct of RCC’s and RCLIC’s Business Prior to the Closing of the Share Exchange’’

During the period from the date of the execution of the Purchase and Sale Agreement until the closing, RCC and RCLIC have agreed to:

●	conduct their respective businesses in the ordinary course consistent with past practice;

●	preserve and maintain all permits and insurance licenses;

●	use commercially reasonable efforts to maintain their rights, assets and franchises;

●	use commercially reasonable efforts to preserve existing relationships with policyholders, reinsurers; and

●	use commercially reasonable efforts to preserve their current business organizations.

During the period from the date of the execution of the Purchase and Sale Agreement until the closing, unless otherwise approved by FTFC (which consent shall not be unreasonably withheld), RCC and RCLIC have agreed not to:

●	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of any of RCC or RCC’s Life capital stock;

●

adjust, recapitalize, split, combine or reclassify any RCC or RCLIC capital stock or issue or authorize the issuance of any other securities in lieu of shares of any RCC or RCLIC outstanding capital stock;

●

purchase, redeem or otherwise acquire any shares of capital stock of RCC or RCLIC or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares;

●

authorize, issue, sell, dispose of, grant a lien in, pledge or otherwise encumber any shares of RCC or RCLIC capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities or any stock-based performance units;

●	sell, lease, license or otherwise dispose of (including by way of reinsurance) any of their material assets (other than investment assets in the ordinary course of business);

●	amend their articles of incorporation, by-laws or other comparable organizational documents;

●

acquire, or agree to acquire, any interest in any entity or other business organization (other than as part of the investment assets of RCLIC in the ordinary course of business) or a material amount of property or assets of any person;

●	enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation (except the Plan of Liquidation and Dissolution);

●

incur, assume, repurchase or prepay any material indebtedness or guarantee or otherwise become responsible for any such indebtedness of another person (other than pursuant to available lines of credit as in effect as of the date of the Purchase and Sale Agreement);

●

issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of RCLIC, guarantee any debt securities of another person, enter into any keep-well or other contract to maintain the financial condition of any other person or enter into any other arrangements having such economic effect;

●	make any material loans, advances or capital contributions to, or investments in, any other person, other than to RCLIC;

●	create or assume any other liability or obligation material to RCC or RCLIC, or grant or create a lien on, pledge or otherwise encumber any of their assets;

●

with respect to taxes, make or change any election or filing, adopt or change any method of accounting, enter any closing agreement, settle or compromise any liability or refund, consent any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any claim or assessment (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business consistent with past practice), unless any such action is required by applicable law;

●	make any material change in accounting methods, principles or practices used by RCLIC;

●	make any material change in its underwriting, claims handling, loss control or actuarial methods, principles or practices or any material assumption underlying an actuarial practice or policy;

●	enter into, amend, modify or terminate any material contract, insurance contract, or any material rights of RCLIC under any material contract or insurance contract;

●	make or dispose of any investment assets in any manner not in the ordinary course of business;

●	make any capital expenditures except in the ordinary course of business;

●	pay or commit to pay any retention, transaction bonus, severance or termination pay;

●

enter into any employment, deferred compensation, consulting, severance or similar agreement (or any amendment to any such existing agreement) with any current or former director, officer, employee or consultant of either RCC or RCLIC; or

●

increase or commit to increase any compensation or employee benefits payable to any current or former director, officer, employee or consultant of RCC or RCLIC, including wages, salaries, fees, compensation, pension, severance, termination pay, fringe benefits or other benefits or payments.

However, FTFC does not have, directly or indirectly, the right to control or direct the operation of the business of RCC or RCLIC prior to closing. Nothing contained in Purchase and Sale Agreement shall limit the ability of RCC an RCLIC, prior to closing, to exercise, consistent with the terms and conditions of Purchase and Sale Agreement, complete control and supervision of the operations of the business of RCC and RCLIC.

Non-Solicitation

RCC has agreed, for a period for two years following the closing, RCC will not and will cause its key officers to not, directly or indirectly, without prior written consent of FTFC, hire or solicit services of any employee; however, RCC and its key officers are not prohibited from offering employment or employing a person who:

●	responds to general solicitation or advertisement (which such person is authorized to make);

●	have not been employed by FTFC or any of its subsidiaries for a period of six consecutive months; or

●	have been involuntarily terminated by FTFC or any of its subsidiaries.

RCC and RCLIC also agreed that they and any of their representatives shall immediately terminate any discussions or negotiations with any person regarding a proposal that would be contrary or detrimental to the transactions contemplated by the Purchase and Sale Agreement and make commercially reasonable efforts to have all copies of confidential information provided to such persons either returned or destroyed.

In addition, RCC and RCLIC agreed that they and their representatives shall not:

●

solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) any inquiries or proposals that would be contrary or detrimental to the transactions contemplated in the Purchase and Sale Agreement;

●

participate in any discussions or negotiations with any third party regarding any proposals that would be contrary or detrimental to the transactions contemplated in the Purchase and Sale Agreement; or

●	enter into any agreement related to any proposals that would be contrary or detrimental to the transactions contemplated in the Purchase and Sale Agreement.

RCC Shareholder Meeting

RCC has agreed to hold a meeting of its shareholders as promptly as practicable after the effectiveness of the registration statement, of which this proxy statement/prospectus is a part, to vote on the share exchange and dissolution of RCC, and that its board of directors will recommend to the shareholders that they vote in favor of each of the above matters.

Other Covenants

The parties agreed to certain additional covenants in the Purchase and Sale Agreement, including covenants regarding the treatment of continuing employees, public disclosure regarding the subject matter of the Purchase and Sale Agreement, access to books and records, preparation of this proxy statement/prospectus and the registration statement of which they are a part, and the maintenance by RCC of directors and officer’s liability insurance, and other matters.

The parties agreed to, as soon as practicable following the date of the Purchase and Sale Agreement, to prepare and file this proxy statement/prospectus, and FTFC has agreed to prepare and file the registration statement of which it is a part. In that regard, the parties agreed to use their best efforts to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing and keep the registration statement effective for as long as necessary to consummate the transactions contemplated by the Purchase and Sale Agreement. FTFC and RCC will insure this proxy statement/prospectus is mailed to RCC shareholders as soon as practicable after the registration statement is declared effective under the Securities Act.

Finally, RCC has covenanted, as soon as reasonably practicable after closing, it will undertake to consummate the Plan of Liquidation and Dissolution, specifically including the dissolution of RCC and the distribution of shares of FTFC’s Class A Common Stock acquired pursuant to the Purchase and Sale Agreement, on a pro-rata basis to its shareholders.

Conditions to Closing

The obligations of RCC and FTFC to complete the share exchange are subject to the satisfaction or waiver of the following conditions:

●	timely receipt of any governmental or regulatory approvals necessary to complete the share exchange;

●

no governmental entity’s order or applicable law shall prevent the consummation of the transactions contemplated by the Purchase and Sale Agreement, nor shall there be any pending proceeding brought by a governmental entity that may prevent the consummation of the transactions contemplated by the Purchase and Sale Agreement;

●	the receipt of certain third-party consents provided for in the Purchase and Sale Agreement;

●	both the Purchase and Sale Agreement and the Plan of Dissolution shall have been approved and adopted by the requisite vote of RCC shareholders; and

●	the registration statement of which this proxy statement/prospectus is a part shall be effective and no stop order shall have been initiated or threatened by the SEC.

The obligations of FTFC to complete the share exchange are subject to the satisfaction or waiver of the following additional conditions:

●

the representations and warranties of RCC contained in the Purchase and Sale Agreement shall have been true and correct on the date when made, and shall be true and correct as of the closing date (except those that refer to a particular date, which shall have been correct as of such date), which condition shall be deemed satisfied if any breaches of such representations and warranties (ignoring any materiality qualifiers contained therein) in the aggregate have not had, and are not reasonably likely to have, a material adverse effect on RCC;

●	RCC shall have performed or complied in all material respects with all agreements and covenants required by the Purchase and Sale Agreement;

●	no event or condition shall have occurred which has had, or is reasonably likely to have, a Material Adverse Effect (as defined in the Purchase and Sale Agreement) on RCC or RCLIC;

●	no action shall have been commenced against RCC or RCLIC which would prevent closing;

●	holders of not more than 10% of RCC’s shares of common stock outstanding as of the record date of the shareholders meeting shall perfected their right to dissent from the share exchange; and

●

RCC shall have executed and delivered the related agreements and certain required closing certificates to FTFC, the RCLIC stock to be acquired by FTFC, and all other closing deliverables set forth in the Purchase and Sale Agreement.

The obligations of RCC to complete the share exchange are subject to the satisfaction or waiver of the following additional conditions:

●

the representations and warranties of FTFC contained in the Purchase and Sale Agreement shall have been true and correct on the date when made, and shall be true and correct as of the closing date (except those that refer to a particular date, which shall have been correct as of such date), which condition shall be deemed satisfied if any breaches of such representations and warranties (ignoring any materiality qualifiers contained therein) in the aggregate have not had, and are not reasonably likely to have, a material adverse effect on FTFC;

●	FTFC shall have performed or complied in all material respects with all agreements and covenants required by the Purchase and Sale Agreement;

●	FTFC shall have delivered to RCC the shares of its Class A Common Stock as required under the Purchase and Sale Agreement; and

●	FTFC shall have executed and delivered the related agreements and certain required closing certificates to FTFC and all other closing deliverables set forth in the Purchase and Sale Agreement.

Indemnification

RCC is required to indemnify FTFC and related parties for losses suffered by them as a result of, among other things, inaccuracies and breaches of any representation or warranty made by RCC under the Purchase and Sale Agreement and any breach of the covenants and agreements made by RCC under the Purchase and Sale Agreement. FTFC is required to indemnify RCC and related parties for losses suffered by them as a result of, among other things, inaccuracies and breaches of any representation or warranty made by FTFC under the Purchase and Sale Agreement and any breach of the covenants and agreements made by FTFC under the Purchase and Sale Agreement.

The indemnification obligation of each party with respect to breaches of its representations and warranties survives until the earlier of 12 months after the closing; or upon the completion by RCC of the Plan of Liquidation and Dissolution.

There is no limitation period with respect to certain fundamental representations and warranties.

The indemnification provisions are complex and have certain minimum claim baskets and maximum liability provisions, specific indemnification notices and the claim procedures that must be followed. Given the intended dissolution of RCC soon after closing, the indemnification provisions are expected to be of little importance after closing. In any event, both parties retain their rights and remedies under applicable law against the other party for any inaccuracy in or breach of a fundamental representation or any fraud, criminal activity of willful misconduct.

Indemnification under the Purchase and Sale Agreement shall be each indemnified party’s exclusive remedy for any claims against an indemnifying party pursuant to the Purchase and Sale Agreement except claims based on fraud, criminal activity or willful misconduct.

Termination of the Purchase and Sale Agreement

FTFC and RCC can agree by mutual written consent to terminate the Purchase and Sale Agreement at any time prior to closing. In addition, either party may terminate the Purchase and Sale Agreement if:

●

the closing has not occurred 180 days from the date of Purchase and Sale Agreement, unless the party seeking to terminate the Purchase and Sale Agreement has breached the Purchase and Sale Agreement and such breach has been a principal cause of or resulted in the failure of the closing date to occur on or before such date;

●

there is an applicable law or governmental order, that is final and nonappealable, that prohibits, restrains or makes illegal the consummation of the transactions contemplated by the Purchase and Sale Agreement; or

●

the other party has failed to perform any of its covenants or agreements under the Purchase and Sale Agreement, or the other party breaches any of its representations or warranties contained in the Purchase and Sale Agreement, and such failure to perform or breach cannot be satisfied or cured, through exercise of commercially reasonable efforts, within 30 business days.

In addition, FTFC may terminate the Purchase and Sale Agreement if any of the following events occurs:

●	if RCC has not obtained any required approval of its shareholders within 180 days from the date of the Purchase and Sale Agreement;

●	if there has been a Material Adverse Effect in the business, results of operations or financial condition of RCC or RCLIC; or

●

if holders of 10% or more of RCC’s common stock dissent to the Purchase and Sale Agreement and perfect their rights to obtain the fair value of their shares under applicable Illinois Laws (unless this condition is waived by FTFC).

Expenses

The Purchase and Sale Agreement generally provides that FTFC and RCC will pay their own respective costs and expenses incurred in connection with the agreement and the transactions contemplated thereby.

Amendment; Waiver

The Purchase and Sale Agreement may only be amended by a written instrument signed on behalf of all parties thereto.

Expected Timing of the Share Exchange

The parties expect that the share exchange will close as soon as possible after the necessary shareholder approval has been obtained and each other condition to closing has been satisfied or waived. Such conditions include the final approval of the Missouri Department of Insurance. RCC anticipates that any such approval, if such approval is forthcoming, would occur within several days after the approval of RCC’s shareholders. The parties anticipate that the share exchange will close as promptly as practicable following shareholder approval; provided that each of the closing conditions contained in the Purchase and Sale Agreement, including the approval of the share exchange and Plan of Liquidation and Dissolution by RCC’s shareholders, has been satisfied or waived at the conclusion of the special meeting. If any of the closing conditions are not met or waived, the anticipated timing of the closing of the share exchange would be subsequently delayed. The Purchase and Sale Agreement provides that if the closing has not occurred within 180 days after the date of the Purchase and Sale Agreement, then, subject to certain conditions described more fully in this proxy statement/prospectus, either party may terminate the agreement.

Interests of RCC Officers and Directors in the Share Exchange and Dissolution of RCC

As more fully discussed above under “The Special Meeting of Shareholders – Vote Required to Approve Each Proposal” and “Voting by RCC’s Executive Officers and Directors,” FTFC and two directors common to each of FTFC and RCC own shares of RCC and will participate with RCC shareholders, on a pro rata basis, in the acquisition of FTFC shares in the Liquidation and Dissolution of RCC.

Material Federal Income Tax Consequences

The discussion set forth below summarizes the material federal income tax considerations that may be relevant to U.S. shareholders (as defined below) of RCC common stock in connection with the share exchange and subsequent dissolution, who hold their shares of RCC common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to RCC and its shareholders as described herein.

In addition, RCC shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular RCC shareholders in light of their particular circumstances or that may be applicable to a RCC shareholder if that shareholder is subject to special treatment under the federal income tax laws, including if such shareholder is:

●	a dealer in securities,

●	a trader in securities that elects mark-to-market treatment,

●	a shareholder who is subject to the alternative minimum tax provisions of the Internal Revenue Code,

●	a person who is not a U.S. shareholder,

●	an S corporation, partnership, or other pass-through entity (or an investor in an S corporation, partnership, or other pass-through entity),

●	a tax-exempt organization,

●	a bank, thrift, or other financial institution,

●	an insurance company,

●	a mutual fund,

●	a regulated investment company,

●	a real estate investment trust,

●	a shareholder who hold their shares as part of a hedge, straddle, wash sale, synthetic security, conversion or other risk-reduction transaction,

●	a shareholder who received RCC common stock through the exercise of an employee stock option, through a tax qualified retirement plan, or otherwise as compensation,

●	a shareholder whose RCC stock is qualified small business stock for purposes of Section 1202 of the Internal Revenue Code, or

●	a U.S. expatriate.

In addition, this discussion does not address any alternative minimum tax or any state, local, or foreign tax consequences of the share exchange, nor does it address any other U.S. federal tax consequences (such as gift or estate taxes) including any tax consequences arising under the unearned income Medicare contribution tax pursuant to Section 1411 of the Internal Revenue Code. Determining the actual tax consequences of the share exchange to a RCC shareholder may be complex. They will depend on a RCC shareholder’s specific situation and on factors that are not within the control of FTFC or RCC. RCC shareholders are encouraged to consult with their own tax advisors as to the tax consequences of the share exchange in their particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of RCC common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States; (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes; or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for federal income tax purposes and that holds RCC common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding RCC common stock are encouraged to consult their own tax advisors.

Tax Consequences of the Share Exchange Generally

Subject to the limitations, assumptions, and qualifications described herein, the share exchange will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. FTFC and RCC have not sought and will not seek any ruling from the IRS regarding any matters relating to the share exchange, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

Tax Consequences to FTFC and RCC

Each of FTFC and RCC will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code, and neither FTFC nor RCC will recognize any gain or loss as a result of the share exchange and subsequent liquidation.

Tax Consequences to U.S. Holders of RCC Common Stock

Subject to the qualifications and limitations set forth above, the material federal income tax consequences of the share exchange to U.S. holders of RCC common stock will be as follows:

•

Receipt of FTFC Class A Common Stock. A U.S. holder of RCC common stock will not recognize any gain or loss on the deemed exchange of RCC common stock solely for shares of FTFC Class A Common Stock in the share exchange, except for any cash received in lieu of a fractional share of FTFC Class A Common Stock as discussed below.

•

Tax Basis of FTFC Class A Common Stock Received in the Share Exchange. A U.S. holder of RCC common stock will have a tax basis in the FTFC Class A Common Stock received in the share exchange equal to the tax basis of the RCC common stock surrendered by that holder in the share exchange, reduced by the amount of cash consideration received and increased by the amount of any gain recognized by such holder.

•

Holding Period of FTFC Class A Common Stock Received in the Share Exchange. The holding period for shares of FTFC Class A Common Stock received by a U.S. holder of RCC common stock in exchange for shares of RCC common stock in the share exchange will include the holding period for the shares of RCC common stock surrendered in the share exchange.

In the case of a U.S. holder of RCC common stock who holds shares of RCC common stock with different tax bases and/or holding periods, the preceding rules must be applied to each identifiable block of RCC common stock.

Reporting Requirements

All holders of RCC common stock will be required to retain records pertaining to the share exchange and may be required to file with the holder’s federal income tax return for the year in which the share exchange takes place a statement setting forth certain facts relating to the share exchange.

THIS DISCUSSION IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE SHARE EXCHANGE AND A SUBSEQUENT LIQUIDATION. THIS DISCUSSION IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THESE TRANSACTIONS. THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. IN ADDITION, IT DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE TRANSACTIONS. ACCORDINGLY, EACH RCC SHAREHOLDER IS URGED TO CONSULT WITH A TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE SHARE EXCHANGE AND A RCC DISSOLUTION TO SUCH SHAREHOLDER.

Accounting Treatment

The share exchange is expected to be accounted for by FTFC as a business combination for U.S. GAAP purposes and a merger for Statutory Accounting purposes. Under the U.S. GAAP method, the purchase price will be allocated to the identifiable assets acquired and will be recorded on FTFC’s books at their respective fair values. Any remaining purchase price will be recorded as an intangible assets and goodwill. Under the Statutory Accounting merger method, the insurance companies’ assets, liabilities and operations will be combined as if the insurance companies were one entity since the beginning of RCLIC’s operations with beginning of the period balances restated.

Approval

Approval of the share exchange proposal requires the affirmative vote of at least a majority of all the votes entitled to be cast by the holders of outstanding shares of RCC common stock at the special meeting. Under the terms of the Purchase and Sale Agreement, RCC, RCLIC, and FTFC are obligated to complete the transactions contemplated by the Purchase and Sale Agreement only if the shareholders of RCC, by the affirmative vote of a majority of all the votes entitled to be cast by the holders of outstanding shares of RCC common stock, approve each of Proposals 1 and 2 above and certain other conditions are met. In addition, the Plan of Liquidation and Dissolution will only be implemented if the Purchase and Sale Agreement is approved by the shareholders of RCC. Accordingly, failure to approve the Plan of Liquidation and Dissolution will have the effect of preventing the completion of Purchase and Sale Agreement, and failure to approve the Purchase and Sale Agreement will have the effect of preventing the completion of the liquidation and dissolution of RCC.

RCC’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE SHARE EXCHANGE PROPOSAL (PROPOSAL 1).

PROPOSAL 2: THE PLAN OF LIQUIDATION AND DISSOLUTION

This section of the proxy statement/prospectus describes material aspects of the Plan of Liquidation and Dissolution of RCC. While RCC believes that the description covers the material terms of the Plan of Liquidation and Dissolution, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the dissolution, including the Plan of Liquidation and Dissolution attached hereto as Annex B.

At the special meeting, you also will be asked to consider and act upon the ultimate dissolution of RCC and the distribution of its assets to the shareholders of RCC. The RCC board of directors deems it advisable and in the best interests of RCC to and to adopt a plan of dissolution in the form attached as Annex B then dissolve RCC by filing articles of dissolution with the Illinois Secretary of State.

In accordance with the IBCA, after the share exchange, RCC plans to implement the voluntary dissolution procedures allowed by Illinois law beginning with the filing of articles of dissolution, which will include the plan of dissolution, with the Illinois Secretary of State. After the articles of dissolution are filed, RCC’s operations will be limited to winding-up its business and affairs, RCC will, immediately prior to closing, (a) assign its minor assets (which excludes the shares of FTFC Class A common stock) to FTFC and FTFC will assume RCC’s minor liabilities, and (b) then after closing, distribute the shares of FTFC’s Class A Common Stock on a pro rata basis to its shareholders. RCC may dispose of any other known claims against RCC in accordance with the procedures set forth in the IBCA.

In certain circumstances, a claimant against RCC that is not fully paid in the dissolution process, could enforce its unpaid claim (1) against RCC to the extent of undistributed assets or (2) if all RCC’s assets have been distributed in liquidation, against a shareholder of RCC to the extent of that shareholder’s pro rata share of the claim or the corporate assets distributed to the shareholder in liquidation, whichever is less, but such shareholder’s total liability for all such claims cannot exceed the total amount of assets distributed to the shareholder. Accordingly, in such circumstances, a shareholder could lose the amount of assets distributed to such shareholder in the dissolution process. RCC intends to exercise caution in making distributions to shareholders in order to minimize this type of risk.

Upon completion of the winding-up of RCC’s business and affairs as contemplated above, RCC would file articles of dissolution with the Illinois Secretary of State, which will terminate the corporate existence of RCC.

Approval of the dissolution proposal requires the affirmative vote of at least a majority of all the votes entitled to be cast by the holders of outstanding shares of RCC common stock. Under the terms of the Purchase and Sale Agreement, RCC, RCLIC, and FTFC are obligated to complete the transactions contemplated by the Purchase and Sale Agreement only if the shareholders of RCC, by the affirmative vote of at least a majority of all the votes entitled to be cast by the holders of outstanding shares of RCC common stock, approve each of Proposals 1 and 2 above and certain other conditions are met. In addition, the Plan of Liquidation and Dissolution will only be implemented if the Purchase and Sale Agreement is approved by the shareholders of RCC. Accordingly, failure to approve the Plan of Liquidation and Dissolution will have the effect of preventing the completion of Purchase and Sale Agreement, and failure to approve the Purchase and Sale Agreement will have the effect of preventing the completion of the liquidation and dissolution of RCC.

RCC’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE DISSOLUTION PROPOSAL (PROPOSAL 2).

PROPOSAL 3: THE ADJOURNMENT

The special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies or to obtain additional votes in favor of the Proposals 1 and 2.

If, at the special meeting, the number of shares of our common stock, present or represented and voting in favor of the above proposals is not sufficient to approve such proposals, we intend to move to adjourn the special meeting in order to enable to the board of directors to solicit additional proxies for approval of such proposals.

In the adjournment proposal, we are asking shareholders to authorize the holder of any proxy solicited by the RCC board of directors to vote in favor of granting discretionary authority to the proxyholders, and each of them individually, to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the RCC shareholders approve the adjournment proposal, we could adjourn the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from RCC shareholders who have previously voted.

Except as required by the IBCA or RCC’s bylaws, the RCC board of directors is not required to fix a new record date to determine the RCC shareholders entitled to vote at the adjourned special meeting. At the adjourned special meeting, any business may be transacted which might have been transacted at the special meeting. If the RCC board of directors does not fix a new record date, it is not necessary to give any notice of the time and place of the adjourned special meeting other than an announcement at the special meeting at which the adjournment is taken, unless the adjournment is for more than four months after the date fixed for the original special meeting. If the adjournment is for more than 30 days, or if a new record date is fixed, notice of the adjourned special meeting shall be given as in the case of an original special meeting.

Approval of the adjournment proposal requires that the votes cast in favor of such proposal exceed the votes cast against such proposal.

RCC’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL (PROPOSAL 3).

Other Matters to Come before the Special Meeting

No other matters are intended to be brought before the special meeting by RCC, and we do not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

INFORMATION CONCERNING FTFC

Business Development

First Trinity Financial Corporation (the “Company” or “FTFC”) is the parent holding company of Trinity Life Insurance Company (“TLIC”), Family Benefit Life Insurance Company (“FBLIC”), Trinity Mortgage Corporation (“TMC”), formerly known as First Trinity Capital Corporation and Trinity American, Inc. (“TAI”). The Company was incorporated in Oklahoma on April 19, 2004, for the primary purpose of organizing a life insurance subsidiary.

The Company owns 100% of TLIC. TLIC owns 100% of FBLIC. TLIC and FBLIC are primarily engaged in the business of marketing, underwriting and distributing a broad range of individual life insurance products and annuity contracts to individuals.

TLIC’s and FBLIC’s current product portfolio consists of a modified premium whole life insurance policy with a flexible premium deferred annuity rider, whole life, term, final expense, accidental death and dismemberment policies and annuity contracts. The term products are both renewable and convertible and issued for 10, 15, 20 and 30 years. They can be issued with premiums fully guaranteed for the entire term period or with a limited premium guarantee. The final expense is issued as either a simplified issue or as a graded benefit, determined by underwriting. The TLIC and FBLIC products are sold through independent agents.

TLIC is licensed in the states of Alabama, Illinois, Indiana, Kansas, Kentucky, Louisiana, Mississippi, Montana, Nebraska, New Mexico, North Dakota, Ohio, Oklahoma, South Dakota, Tennessee, Texas and Utah. FBLIC is licensed in the states of Alabama, Arizona, Arkansas, Colorado, Georgia, Illinois, Indiana, Kansas, Kentucky, Louisiana, Michigan, Mississippi, Missouri, Montana, Nebraska, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Pennsylvania, South Dakota, Tennessee, Texas, Utah, Virginia and West Virginia.

The Company owns 100% of TMC, which was incorporated in 2006, and began operations in January 2007. TMC’s primary focus changed from premium financing loans to originating, brokering and administrating residential and commercial mortgage loans for third parties.

The Company owns 100% of TAI (formerly known as Citizens American Life, Inc.). TAI was incorporated in Barbados, West Indies on March 24, 2016 for the primary purpose of forming a life insurance company producing United States (U.S.) dollar denominated life insurance policies and annuity contracts outside of the United States and Barbados. TAI is licensed as an Exempt Insurance Company under the Exempt Insurance Act of Barbados. TAI was initially involved in developing life insurance and annuity contracts through an association with distribution channels but is now issuing life insurance policies and annuity contracts. The Company’s acquisition of TAI was formally approved by Barbados regulators and the certifications were received in 2019.

Company Recapitalization

On October 2, 2019, at the Company Annual Shareholders’ Meeting, FTFC’s shareholders approved the following proposals:

1.

An amendment and restatement of FTFC’s Certificate of Incorporation to authorize 40,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock and to establish the relative rights, preferences and privileges of, and the restrictions and limitations on, the Class A common stock and the Class B common stock.

2.

An amendment and restatement of FTFC’s Certificate of Incorporation to automatically reclassify each issued and outstanding share of our existing common stock as one (1) share of Class A common stock or, at the shareholder’s election, into one (1) share of new Class B common stock.

These proposals received Form A regulatory approval from the Oklahoma Insurance Department (“OID”) on February 27, 2020 and the Missouri Department of Commerce and Insurance (“MDCI”) on December 31, 2019, followed by formal adoption by FTFC’s Board of Directors on March 12, 2020. Effective March 12, 2020, FTFC’s Class B shareholders were entitled to elect a majority of FTFC’s Board of Directors (one-half plus one) but will only receive, compared to FTFC’s Class A shareholders, 85% of cash dividends, stock dividends or amounts due upon any FTFC merger, sale or liquidation event. FTFC’s Class B shareholders may also convert one share of FTFC’s Class B common stock for a 0.85 share of FTFC’s Class A common stock. FTFC’s Class A shareholders will elect the remaining Board of Directors members and will receive 100% of cash dividends, stock dividends or amounts due upon any Company merger, sale or liquidation event.

Financial Information about Segments

The Financial Accounting Standards Board (“FASB”) guidance requires a "management approach" in the presentation of business segments based on how management internally evaluates the operating performance of business units. The discussion of segment operating results that follows is being provided based on segment data prepared in accordance with this methodology.

Our business segments are as follows:

●	Life insurance operations, consisting of the life insurance operations of TLIC, FBLIC and TAI;

●	Annuity operations, consisting of the annuity operations of TLIC, FBLIC and TAI and

●	Corporate operations, which includes the results of the parent company and TMC after the elimination of intercompany amounts.

Life Insurance and Annuity Operations

Our Life Insurance and Annuity Operations consists of issuing ordinary whole life insurance, endowments, modified premium whole life with an annuity rider, term, final expense and accidental death and dismemberment policies and annuity contracts. The policies can be issued with premiums fully guaranteed for the entire term period or with a limited premium guarantee. The final expense is issued as either a simplified issue or as a graded benefit, determined by underwriting. Our products are marketed through independent agents.

TLIC renewed its administrative services agreement with Investors Heritage Life Insurance Company (“IHLIC”) on September 1, 2017. Under the terms of this agreement, the services provided by IHLIC include underwriting, actuarial, policy issue, accounting, claims processing and other services incidental to the operations of TLIC. The agreement is effective for a period of five (5) years from September 1, 2017 through August 31, 2022 and includes a provision that the agreement may be terminated at any time by either party with a 180 day prior notice.

FBLIC renewed its administrative services agreement with IHLIC on November 1, 2017. Under the terms of this agreement, the services provided by IHLIC include underwriting, actuarial, policy issue, accounting, claims processing and other services incidental to the operations of FBLIC. The agreement is effective for a period of five (5) years from November 1, 2017 through October 31, 2022 and includes a provision that the agreement may be terminated at any time by either party with a 180 day prior notice.

TLIC continues to seek to serve middle income households and markets its products through independent agents. TLIC was originally licensed in Oklahoma and with the acquisition of FLAC in late 2008, expanded into Illinois, Kansas, Kentucky, Nebraska, North Dakota, Ohio and Texas. With the acquisition of FBLIC in late 2011, we expanded into Arizona, Colorado, Missouri and New Mexico. FBLIC also had initial licenses in Kansas, Nebraska and Oklahoma where TLIC was also licensed. In late 2012, FBLIC was licensed in Arkansas, Indiana, Kentucky, North Dakota, South Dakota, Texas and West Virginia. In 2013, FBLIC was licensed in Illinois and Pennsylvania. In 2014, FBLIC was licensed in Georgia, Louisiana, Michigan, Mississippi, North Carolina, Ohio, Tennessee and Virginia. In 2015, FBLIC was licensed in Alabama and Utah. In 2018, FBLIC and TLIC were licensed in Montana. In 2019, TLIC was licensed in Tennessee. In 2020, TLIC was licensed in Alabama, Indiana, Louisiana, Mississippi, New Mexico, South Dakota and Utah.

The following tables sets forth our direct collected life insurance premiums and annuity considerations by the policyholder’s state of residence at the time of premium collection and annuity consideration, for the most significant states in which we are licensed, for the years ended December 31, 2020 and 2019, in accordance with statutory accounting practices prescribed by the states of domicile of TLIC and FBLIC.

	Year Ended December 31, 2020
	Life		Annuity
State	Premiums	Percentage	Consideration	Percentage
Alabama	$709,574	2.73%	$600	0.00%
Arizona	231,326	0.89%	33,130	0.14%
Arkansas	376,093	1.45%	94,587	0.40%
Colorado	855,451	3.29%	150,654	0.64%
Georgia	1,276,106	4.91%	11,000	0.05%
Illinois	1,781,789	6.86%	50,300	0.21%
Indiana	1,058,190	4.07%	1,599	0.01%
Kansas	2,082,420	8.02%	1,059,771	4.48%
Kentucky	832,856	3.21%	-	0.00%
Louisiana	754,293	2.90%	-	0.00%
Michigan	538,741	2.07%	7,000	0.03%
Missouri	1,120,081	4.31%	160,008	0.68%
Nebraska	207,078	0.80%	260,872	1.10%
North Carolina	2,508,090	9.66%	11,300	0.05%
North Dakota	83,400	0.32%	6,688,722	28.29%
Ohio	3,312,411	12.75%	23,573	0.10%
Oklahoma	1,141,303	4.39%	492,433	2.08%
Pennsylvania	1,052,264	4.05%	406,053	1.72%
Tennessee	773,158	2.98%	2,000	0.01%
Texas	4,066,596	15.68%	13,799,662	58.34%
Virginia	500,729	1.93%	-	0.00%
All other states	709,505	2.73%	394,314	1.67%
Total direct collected premiums and considerations	$25,971,454	100.00%	$23,647,578	100.00%

	Year Ended December 31, 2019
	Life		Annuity
State	Premiums	Percentage	Consideration	Percentage
Alabama	$521,441	2.39%	$239,232	0.15%
Arizona	153,169	0.70%	3,512,507	2.15%
Arkansas	306,292	1.41%	1,091,080	0.67%
Colorado	713,272	3.28%	1,829,878	1.12%
Georgia	846,972	3.89%	2,025,709	1.24%
Illinois	1,665,679	7.65%	4,156,611	2.55%
Indiana	902,189	4.14%	5,116,469	3.13%
Kansas	2,155,408	9.90%	8,797,802	5.39%
Kentucky	673,336	3.09%	1,486,046	0.91%
Louisiana	634,294	2.91%	2,308,710	1.41%
Michigan	469,578	2.16%	13,352,907	8.18%
Missouri	784,434	3.60%	2,421,882	1.48%
Nebraska	210,395	0.97%	5,037,505	3.08%
North Carolina	1,931,032	8.87%	14,891,247	9.12%
North Dakota	89,808	0.41%	18,626,695	11.41%
Ohio	2,886,556	13.26%	4,518,836	2.77%
Oklahoma	1,160,860	5.33%	3,001,413	1.84%
Pennsylvania	844,738	3.88%	6,038,947	3.70%
Tennessee	454,065	2.09%	1,697,493	1.04%
Texas	3,500,652	16.08%	53,321,880	32.63%
Virginia	381,508	1.75%	3,970,829	2.43%
All other states	488,075	2.24%	5,873,697	3.60%
Total direct collected premiums and considerations	$21,773,753	100.00%	$163,317,375	100.00%

Reinsurance

TLIC cedes reinsurance under various agreements allowing management to control exposure to potential losses arising from large risks and providing additional capacity for growth and risk diversification. TLIC reinsures all amounts of risk on any one life in excess of $100,000 for individual life insurance with IHLIC, Optimum Re Insurance Company (“Optimum Re”), RGA Reinsurance Company and Wilton Reassurance Company (“Wilton Re”).

FTFC also assumes reinsurance under various agreements allowing management to increase growth in assets and profitability. TLIC is a party to an Automatic Retrocession Pool Agreement (the “Reinsurance Pool”) with Optimum Re, Catholic Order of Foresters, American Home Life Insurance Company and Woodmen of the World. The agreement provides for automatic retrocession of coverage in excess of Optimum Re’s retention on business ceded to Optimum Re by the other parties to the Reinsurance Pool. TLIC’s maximum exposure on any one insured under the Reinsurance Pool is $100,000. As of January 1, 2008, the Reinsurance Pool stopped accepting new cessions.

FBLIC also participates in reinsurance in order to provide risk diversification, additional capacity for future growth and limit the maximum net loss potential arising from large amounts of risk. FBLIC reinsures initial amounts of risk on any one life in excess of $100,000 for individual life insurance with Optimum Re. TLIC and FBLIC also reinsure its accidental death benefit portion of their life policies under a bulk agreement with Optimum Re. To the extent that the reinsurance companies are unable to meet their obligations under the reinsurance agreements, TLIC and FBLIC remain primarily liable for the entire amount at risk.

Coinsurance

Effective January 1, 2018, TLIC entered into an annuity coinsurance agreement with an offshore annuity and life insurance company whereby 90% of TLIC’s annuity considerations originated after December 31, 2017 were ceded to the assuming company. The assuming company contractually reimburses TLIC for the related commissions, withdrawals, settlements, interest credited, submission costs, maintenance costs, marketing costs, excise taxes and other costs plus a placement fee. Effective April 1, 2020, the Company and an offshore annuity and life insurance company mutually agreed that the Quota Share under its existing reinsurance agreement shall be 0% for future business instead of the original contractual amount of 90%.

In accordance with this annuity coinsurance agreement, TLIC holds assets and recognizes a funds withheld liability for the benefit of the assuming company in an amount at least equal to the annuity reserves, in accordance with U.S. statutory accounting principles, generated by this ceded business. In addition, the assuming company maintains a trust related to this ceded business amounting to at least an additional 4% of assets above the annuity reserve required under U.S. statutory accounting principles. This coinsurance agreement may be terminated for new business by either party at any time upon 30 days prior written notice to the other party.

In 2019, TLIC entered into a life insurance coinsurance agreement with TAI, effective October 1, 2018, whereby 100% of TAI’s life insurance policies and annuity contracts issued after September 30, 2018 were ceded to TLIC. TLIC contractually reimburses TAI for the related commissions, submission costs, maintenance costs, marketing costs and other costs related to the production of life insurance policies and annuity contracts.

Competition

The U.S. life insurance industry is a mature industry that has experienced little to no growth in recent years. Competition is intense because the life insurance industry is consolidating, with larger, more efficient and more effective organizations emerging from consolidation. In addition, legislation became effective in the United States that permits commercial banks, insurance companies and investment banks to combine. These factors have increased competitive pressures in general.

Many domestic life insurance companies have significantly greater financial, marketing and other resources, longer business histories and more diversified lines of insurance products than we do. We also face competition from companies marketing in person as well as with direct mail and internet sales campaigns. Although we may be at a competitive disadvantage to these entities, we believe that our premium rates, policy features, marketing approaches and policyholder services are generally competitive with those of other life insurance companies selling similar types of products and provide us with niche marketing opportunities not actively pursued by other life insurance companies.

Governmental Regulation

TLIC and FBLIC, respectively, are subject to regulation and supervision by the Oklahoma Insurance Department (“OID”) and the Missouri Department of Commerce and Insurance (“MDCI”). The insurance laws of Oklahoma and Missouri give the OID and MDCI broad regulatory authority, including powers to: (i) grant and revoke licenses to transact business; (ii) regulate and supervise trade practices and market conduct; (iii) establish guaranty associations; (iv) license agents; (v) approve policy forms; (vi) approve premium rates for some lines of business; (vii) establish reserve requirements; (viii) prescribe the form and content of required financial statements and reports; (ix) determine the reasonableness and adequacy of statutory capital and surplus and (x) regulate the type and amount of permitted investments. TLIC and FBLIC can be required, under the solvency or guaranty laws of most states in which they do business, to pay assessments (up to prescribed limits) to fund policyholder losses or liabilities of other insurance companies that become insolvent. These assessments may be deferred or foregone under most guaranty laws if they would threaten an insurer's financial strength and, in certain instances, may be offset against future premium taxes.

TLIC is subject to Oklahoma laws and FBLIC is subject to Missouri laws that limit the amount of dividends insurance companies can pay to stockholders without approval of the respective Departments of Insurance. The maximum dividend, which may be paid in any twelve-month period without notification or approval, is limited to the greater of 10% of statutory surplus as of December 31 of the preceding year or the net gain from operations of the preceding calendar year. Cash dividends may only be paid out of surplus derived from realized net profits. Based on these limitations, there is capacity for TLIC to pay a dividend up to $1,363,823 in 2021 without prior approval. In addition, based on those limitations, there is the capacity for FBLIC to pay a dividend up to $1,025,933 in 2021 without prior approval. FBLIC paid no dividends to TLIC in 2020 and 2019. These dividends would be eliminated in consolidation. TLIC has paid no dividends to FTFC.

There are certain factors particular to the life insurance business which may have an adverse effect on the statutory operating results of TLIC and FBLIC. One such factor is that the costs associated with issuing a new policy in force is usually greater than the first year’s policy premium. Accordingly, in the early years of a new life insurance company, these initial costs and the required provisions for reserves often have an adverse effect on statutory operating results.

Employees

As of August 30, 2021, FTFC had 13 full-time employees and 1 part-time employee.

Market Price and Dividend Information

(a)	Market Information

FTFC’s common stock is not traded on any national securities exchange or recognized over-the-counter markets. Thus, an established public market price or history does not exist and trades are made only in isolated, sporadic instances between private parties.

(b)	Holders

As of August 31, 2021, there were approximately 6,500 shareholders of FTFC’s outstanding common stock.

(c)	Dividends

Prior to 2020, FTFC had never declared or paid cash dividends on its common stock. In 2020, our Board of Directors declared and paid cash dividends of $0.05 per share on our Class A Common Stock. Although this cash dividend was paid to FTFC Class A shareholders in 2020, the Board of Directors of FTFC has not adopted a dividend payment policy; however, dividends must necessarily depend upon FTFC's earnings and financial condition, applicable legal restrictions, and other factors relevant at the time the Board of Directors considers the declaration of a cash dividend.  Cash available for dividends to shareholders of FTFC must initially come from income and capital gains earned on its investment portfolio and dividends paid by FTFC’s subsidiaries.

Provisions of the Oklahoma Insurance Code relating to insurance holding companies subject transactions between FTFC and TLIC and FTFC and FBLIC, including dividend payments, to certain standards generally intended to prevent such transactions from adversely affecting the adequacy of life insurance subsidiaries' capital and surplus available to support policyholder obligations.  In addition, under the Oklahoma General Corporation Act, FTFC may not pay dividends if, after giving effect to a dividend, it would not be able to pay its debts as they become due in the usual course of business or if its total liabilities would exceed its total assets.

On November 12, 2020, FTFC’s Board of Directors approved a 10% share dividend by which shareholders received a share of Class A common stock for each 10 shares of Class A common stock of FTFC they hold.  The dividend was payable to the holders of shares of the Corporation as of November 12, 2020.  Fractional shares were rounded up to the nearest whole number of shares.  FTFC issued 791,339 shares in connection with the stock dividend.

(d)	Securities Authorized for Issuance Under Equity Compensation Plans

One million shares of the Company’s common stock are reserved for issuance under FTFC’s 2019 Long Term Incentive Plan. No equity award grants have been made.

FTFC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following should be read in connection with FTFC’s audited financial statements as of and the for years ended December 31, 2020 and 2019 included under “Introduction to Financial Statements.”

Information concerning FTFC’s financial position and results of operations for the six month periods ended June 30, 2021 and 2020 including Management’s Discussion and Analysis of Financial Condition and Results of Operations for those periods, can be found under “Introduction to Financial Statements.”

Overview

FTFC (“we” “us”, “our”, “FTFC” or the “Company”) conducts operations as an insurance holding company emphasizing ordinary life insurance products and annuity contracts in niche markets.

As an insurance provider, we collect premiums in the current period to pay future benefits to our policy and contract holders.  Our core TLIC and FBLIC operations include issuing modified premium whole life insurance with a flexible premium deferred annuity, ordinary whole life, final expense, term and annuity products to predominately middle income households in the states of Alabama, Arizona, Arkansas, Colorado, Georgia, Illinois, Indiana, Kansas, Kentucky, Louisiana, Michigan, Mississippi, Missouri, Montana, Nebraska, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Pennsylvania, South Dakota, Tennessee, Texas, Utah, Virginia and West Virginia through independent agents.

We also realize revenues from our investment portfolio, which is a key component of our operations.  The revenues we collect as premiums from policyholders are invested to ensure future benefit payments under the policy contracts.  Life insurance companies earn profits on the investment spread, which reflects the investment income earned on the premiums paid to the insurer between the time of receipt and the time benefits are paid out under policies.  Changes in interest rates, changes in economic conditions and volatility in the capital markets can all impact the amount of earnings that we realize from our investment portfolio.

Our profitability in the life insurance and annuity segments is a function of our ability to accurately price the policies that we write, adequately value life insurance business acquired, administer life insurance company acquisitions at an expense level that validates the acquisition cost and invest the premiums and annuity considerations in assets that earn investment income with a positive spread.

Acquisitions

FTFC expects to facilitate growth through acquisitions of other life insurance companies and/or blocks of life insurance and annuity business.  In late December 2008, FTFC completed its acquisition of 100% of the outstanding stock of [identify] (“FLAC”) for $2,500,000 and had additional acquisition related expenses of $195,234.

In late December 2011, FTFC completed its acquisition of 100% of the outstanding stock of FBLIC for $13,855,129.

On April 28, 2015, FTFC acquired a block of life insurance policies and annuity contracts according to the terms of an assumption reinsurance agreement and assumed liabilities of $3,055,916.

In 2019, FTFC’s acquisition of TAI for $250,000 was approved by the Barbados, West Indies regulators.

Effective January 1, 2020, FTFC acquired 100% of the outstanding common stock of K-TENN Insurance Company (“K-TENN”) from its sole shareholder in exchange for 168,866 shares of FTFC’s common stock.  The aggregate purchase price of K-TENN was $1,746,240.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition, results of operations and liquidity and capital resources is based on our consolidated financial statements that have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. We evaluate our estimates and assumptions continually, including those related to investments, deferred acquisition costs, value of insurance business acquired and policy liabilities. We base our estimates on historical experience and on various other factors and assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.  We believe the following accounting policies, judgments and estimates are the most critical to the preparation of our consolidated financial statements.

Investments in Fixed Maturity Securities

We hold fixed maturity interests in a variety of companies.  We continuously evaluate all of our fixed maturity investments based on current economic conditions, credit loss experience and other developments. We evaluate the difference between the amortized cost and estimated fair value of our fixed maturity investments to determine whether any decline in fair value is other-than-temporary in nature. This determination involves a degree of uncertainty. If a decline in the fair value of a fixed maturity security is determined to be temporary, the decline is recognized in other comprehensive income (loss) within shareholders’ equity. If a decline in a security’s fair value is considered to be other-than-temporary, we then determine the proper treatment for the other-than-temporary impairment.

For fixed maturity securities, the amount of any other-than-temporary impairment related to a credit loss is recognized in earnings and reflected as a reduction in the cost basis of the security.  The amount of any other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss) with no change to the cost basis of the security.

The assessment of whether a decline in fair value is considered temporary or other-than-temporary includes management’s judgment as to the financial position and future prospects of the entity issuing the security.  It is not possible to accurately predict when it may be determined that a specific security will become impaired.  Future adverse changes in market conditions, poor operating results of underlying fixed maturity investments and defaults on interest and principal payments could result in losses or an inability to recover the current carrying value of the fixed maturity investments, thereby possibly requiring an impairment charge in the future.

In addition, if a change occurs in our intent to sell temporarily impaired fixed maturity securities prior to maturity or recovery in value, or if it becomes more likely than not that we will be required to sell such securities prior to recovery in value or maturity, a future impairment charge could result.  If an other-than-temporary impairment related to a credit loss occurs with respect to a fixed maturity security, we amortize the reduced book value back to the security’s expected recovery value over the remaining term of the fixed maturity investment. We continue to review the fixed maturity security for further impairment that would prompt another write-down in the book value.

Mortgage Loans on Real Estate

We carry mortgage loans on real estate at unpaid balances, net of unamortized premium or discounts.  Interest income and the amortization of premiums or discounts are included in net investment income.  Mortgage loan fees, certain direct loan origination costs and purchase premiums and discounts on loans are recognized as an adjustment of yield by the interest method based on the contractual terms of the loan. In certain circumstances, prepayments may be anticipated.  We have established a valuation allowance for mortgage loans on real estate that are not supported by funds held in escrow.

This allowance for possible loan losses from investments in mortgage loans on real estate is a reserve established through a provision for possible loan losses charged to expense which represents, in our judgment, the known and inherent credit losses existing in the residential and commercial and industrial mortgage loan portfolio.  This allowance, in our judgment, is necessary to reserve for estimated loan losses inherent in the residential and commercial and industrial mortgage loan portfolio and reduces the carrying value of investments in mortgage loans on real estate to the estimated net realizable value on the consolidated statement of financial position.

While we utilize our best judgment and information available, the ultimate adequacy of this allowance is dependent upon a variety of factors beyond our control, including the performance of the residential and commercial mortgage loan portfolio, the economy and changes in interest rates.  Our allowance for possible mortgage loan losses consists of specific valuation allowances established for probable losses on specific loans and a portfolio reserve for probable incurred but not specifically identified loans.

We consider mortgage loans on real estate impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the mortgage loan agreement. Impairment is measured on a loan-by-loan basis.  Factors that we consider in determining impairment include payment status, collateral value of the real estate subject to the mortgage loan and the probability of collecting scheduled principal and interest payments when due.  Mortgage loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

We determine the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the mortgage loan on real estate and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed.

Deferred Policy Acquisition Costs

Commissions and other acquisition costs which vary with and are primarily related to the successful production of new and renewal insurance contracts are deferred and amortized in a systematic manner based on the related contract revenues or gross profits as appropriate.  The recovery of deferred acquisition costs is dependent on the future profitability of the underlying business for which acquisition costs were incurred.  Each reporting period, we evaluate the recoverability of the unamortized balance of deferred acquisition costs.  We consider estimated future gross profits or future premiums; expected mortality or morbidity; interest earned and credited rates; persistency and expenses in determining whether the balance is recoverable.

If we determine a portion of the unamortized balance is not recoverable, it is immediately charged to amortization expense.  The assumptions we use to amortize and evaluate the recoverability of the deferred acquisition costs involve significant judgment.  A revision to these assumptions may impact future financial results. Deferred acquisition costs related to the successful production of new and renewal insurance business for traditional life insurance contracts are deferred to the extent deemed recoverable and amortized over the premium paying period of the related policies using assumptions consistent with those used in computing future policy benefit liabilities.

Deferred acquisition costs related to the successful production of new and renewal insurance and annuity products that subject us to mortality or morbidity risk over a period that extends beyond the period or periods in which premiums are collected and that have terms that are fixed and guaranteed (i.e., limited-payment long-duration annuity contracts) are deferred to the extent deemed recoverable and amortized in relation to the present value of actual and expected gross profits on the policies.  To the extent that realized gains and losses on securities result in adjustments to deferred acquisition costs related to insurance and annuity products, such adjustments are reflected as a component of the amortization of deferred acquisition costs.

Deferred acquisition costs related to limited-payment long-duration insurance and annuity contracts are also adjusted, net of tax, for the change in amortization that would have been recorded if the unrealized gains (losses) from securities had actually been realized.  This adjustment is included in the change in net unrealized appreciation (depreciation) on available-for-sale securities, a component of “Accumulated Other Comprehensive Income (Loss)” in the shareholders’ equity section of the statement of financial position.

Value of Insurance Business Acquired

As a result of our purchases of FLAC and FBLIC, an asset was recorded in the application of purchase accounting to recognize the value of acquired insurance in force.  FTFC’s value of acquired insurance in force is an intangible asset with a definite life and is amortized under FASB guidance.  The value of acquired insurance in force is amortized primarily over the emerging profit of the related policies using the same assumptions that were used in computing liabilities for future policy benefits. The recovery of the value of insurance business acquired is dependent on the future profitability of the underlying business that was initially recorded in the purchases of FLAC and FBLIC.  Each reporting period, we evaluate the recoverability of the unamortized balance of the value of insurance business acquired.

For the amortization of the value of acquired insurance in force, FTFC reviews its estimates of gross profits each reporting period.  The most significant assumptions involved in the estimation of gross profits include interest rate spreads; future financial market performance; business surrender and lapse rates; mortality and morbidity; expenses and the impact of realized investment gains and losses.  In the event actual experience differs significantly from assumptions or assumptions are significantly revised, FTFC is required to record a charge or credit to amortization expense for the period in which an adjustment is made.

As of December 31, 2020 and 2019, there was $4,146,901 and $3,848,430, respectively, of accumulated amortization of the value of insurance business acquired due to the purchases of FLAC and FBLIC.  FTFC expects to amortize the value of insurance business acquired by the following amounts over the next five years: $272,004 in 2021, $229,910 in 2022, $219,350 in 2023, $201,304 in 2024 and $212,373 in 2025.

Future Policy Benefits

Our liability for future policy benefits is primarily comprised of the present value of estimated future payments to or on behalf of policyholders, where the timing and amount of payment depends on policyholder mortality or morbidity, less the present value of future net premiums. For life insurance and annuity products, expected mortality and morbidity is generally based on FTFC’s historical experience or standard industry tables including a provision for the risk of adverse deviation.

Interest rate assumptions are based on factors such as market conditions and expected investment returns.  Although mortality and morbidity and interest rate assumptions are “locked-in” upon the issuance of new insurance with fixed and guaranteed terms, significant changes in experience or assumptions may require FTFC to provide for expected future losses on a product by establishing premium deficiency reserves.

Estimating liabilities for our long-duration insurance contracts requires management to make various assumptions, including policyholder persistency, mortality rates, investment yields, discretionary benefit increases, new business pricing and operating expense levels.

Since many of these factors are interdependent and subject to short-term volatility during the long-duration contract period, substantial judgment is required. Actual experience may emerge differently from that originally estimated. Any such difference would be recognized in the current year’s consolidated statement of operations.

Recent Accounting Pronouncements

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued updated guidance (Accounting Standards Update 2016-02) to require lessees to recognize a right-of-use asset and a lease liability for leases with terms of more than 12 months.  The updated guidance retains the two classifications of a lease as either an operating or finance lease (previously referred to as a capital lease).  Both lease classifications require the lessee to record the right-of-use asset and the lease liability based upon the present value of cash flows.  Finance leases will reflect the financial arrangement by recognizing interest expense on the lease liability separately from the amortization expense of the right-of-use asset.  Operating leases will recognize lease expense (with no separate recognition of interest expense) on a straight-line basis over the term of the lease.  The accounting by lessors is not significantly changed by the updated guidance.  The updated guidance requires expanded qualitative and quantitative disclosures, including additional information about the amounts recorded in the financial statements.

In July 2018, the FASB amended the updated guidance on leases that was issued in February 2016 (Accounting Standards Update 2018-11) and provided an additional transition method with which to adopt the updated guidance.  Under the additional transition method, entities may elect to recognize a cumulative-effect adjustment to the opening balance of retained earnings in the year of adoption.

Consequently, if this transition method is elected, an entity’s reporting for the comparative periods prior to adoption presented in the financial statements would continue to be in accordance with current lease guidance. The amendments also provide lessors with a practical expedient to combine non-lease components (e.g., a fee for common area maintenance when leasing office space) with the associated lease component rather than accounting for those components separately if certain criteria are met. The updated guidance requires entities to recognize a right-of-use asset and lease liability equal to the present value of lease payments for all leases other than those that are less than one year.  The updated guidance, as amended, is effective for reporting periods beginning after December 15, 2018.

In December 2018, the FASB issued additional guidance (Accounting Standards Update 2018-20) that permits an accounting policy election for lessors to not evaluate whether certain sales taxes and other similar taxes are lessor costs or lessee costs.  A lessor making this election will exclude from the consideration in the contract and from variable payments not included in the consideration of the contract all collections from lessees of certain sales taxes and other similar taxes and to provide certain disclosures.

FTFC adopted this guidance in first quarter 2019.  The adoption of this guidance did not have a material effect on FTFC’s results of operations, financial position or liquidity.

Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments

In June 2016, the FASB issued updated guidance (Accounting Standards Update 2016-13) for the accounting for credit losses for financial instruments. The updated guidance applies a new credit loss model (current expected credit losses or CECL) for determining credit-related impairments for financial instruments measured at amortized cost (e.g. reinsurance recoverables, including structured settlements that are recorded as part of reinsurance recoverables) and requires an entity to estimate the credit losses expected over the life of an exposure or pool of exposures. The estimate of expected credit losses should consider historical information, current information, as well as reasonable and supportable forecasts, including estimates of prepayments.

The expected credit losses, and subsequent adjustments to such losses, will be recorded through an allowance account that is deducted from the amortized cost basis of the financial asset, with the net carrying value of the financial asset presented on the consolidated balance sheet at the amount expected to be collected.

The updated guidance also amends the current other-than-temporary impairment model for available-for-sale debt securities by requiring the recognition of impairments relating to credit losses through an allowance account and limits the amount of credit loss to the difference between a security’s amortized cost basis and its fair value. In addition, the length of time a security has been in an unrealized loss position will no longer impact the determination of whether a credit loss exists.

The updated guidance was effective for reporting periods beginning after December 15, 2019.  As a Smaller Reporting Company, the effective date was recently changed and the delayed effective date is now for reporting periods beginning after December 15, 2022.  Early adoption is permitted for reporting periods beginning after December 15, 2018. Based on the financial instruments currently held by FTFC, there would not be a material effect on FTFC’s results of operations, financial position or liquidity if the new guidance had been adopted in the current accounting period. The impact on FTFC’s results of operations, financial position or liquidity at the date of adoption of the updated guidance will be determined by the financial instruments held by FTFC and the economic conditions at that time.

Intangibles - Goodwill and Other

In January 2017, the FASB issued updated guidance (Accounting Standards Update 2017-04) that eliminates the requirement to calculate the implied fair value of goodwill (i.e., Step 2 of the current goodwill impairment test) to measure a goodwill impairment charge.  Instead, entities will record an impairment charge by comparing a reporting unit’s fair value with its carrying amount and recognizing an impairment charge for the excess of the carrying amount over estimated fair value (i.e., Step 1 of current guidance).

The implied fair value of goodwill is currently determined in Step 2 by deducting the fair value of all assets and liabilities of the reporting unit (determined in the same manner as a business combination) from the reporting unit’s fair value as determined in Step 1 (including any corporate-level assets or liabilities that were included in the determination of the carrying amount and fair value of the reporting unit in Step 1).  The updated guidance requires an entity to perform its annual, or interim, impairment test by either: (1) an initial qualitative assessment of factors (such as changes in management, key personnel, strategy, key technology or customers) that may impact a reporting unit’s fair value and lead to the determination that it is more likely than not that the reporting unit’s fair value is less than its carrying value, including goodwill (consistent with current guidance), or (2) applying Step 1.

FTFC adopted this guidance in first quarter 2020.  The adoption of this guidance did not have a material effect on FTFC’s results of operations, financial position or liquidity.

Targeted Improvements to the Accounting for Long-Duration Contracts

In August 2018, the FASB issued updated guidance (Accounting Standards Update 2018-12) to the existing recognition, measurement, presentation and disclosure requirements for long-duration contracts issued by an insurance entity.  This update improves the timeliness of recognizing changes in the liability for future policy benefits, modifies the rate used to discount future cash flows, simplifies and improves accounting for certain market-based options or guarantees associated with deposit (i.e., account balance) contracts, simplifies the amortization of deferred acquisitions costs and expands required disclosures.  The expanded disclosure requires an insurance entity to provide disaggregated roll forwards of beginning to ending balances of the following: liability for future policy benefits, policyholder account balances, market risk benefits, separate account liabilities and deferred acquisition costs including disclosure about, changes to and effect of changes for significant inputs, judgments, assumptions and methods used in measurements.

The updated guidance was effective for reporting periods beginning after December 15, 2020.  As a Smaller Reporting Company, the effective date has been changed twice and the delayed effective date is now for reporting periods beginning after December 15, 2024. Early adoption is permitted but not elected by FTFC.  With respect to the liability for future policyholder benefits for traditional and limited-payment contracts and deferred acquisition costs, an insurance entity may elect to apply the amendments retrospectively as of the beginning of the earliest period presented.

With respect to the market risk benefits, an insurance entity should apply the amendments retrospectively as of the beginning of the earliest period presented.  FTFC expects that the impact on FTFC’s results of operations, financial position and liquidity at the date of adoption of the updated guidance in 2024 will be determined by the long-duration contracts then held by FTFC and the economic conditions at that time.

Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement

In August 2018, the FASB issued amendments (Accounting Standards Update 2018-13) to modify the disclosure requirements related to fair value measurements including the consideration of costs and benefits of producing the modified disclosures.

FTFC adopted this guidance in first quarter 2020.  The adoption of this guidance did not have a material effect on FTFC’s results of operations, financial position or liquidity.

Income Taxes - Simplifying the Accounting for Income Taxes

In December 2019, the FASB issued updated guidance (Accounting Standards Update 2019-12) for the accounting for income taxes. The updated guidance is intended to simplify the accounting for income taxes by removing several exceptions contained in existing guidance and amending other existing guidance to simplify several other income tax accounting matters. The updated guidance is effective for the quarter ending March 31, 2021. Early adoption is permitted. The adoption of this guidance is not expected to have a material effect on FTFC’s results of operations, financial position or liquidity.

Business Segments

The FASB guidance requires a "management approach" in the presentation of business segments based on how management internally evaluates the operating performance of business units.  The discussion of segment operating results that follows is being provided based on segment data prepared in accordance with this methodology.

Our business segments are as follows:

●	Life insurance operations, consisting of the life insurance operations of TLIC, FBLIC and TAI;
●	Annuity operations, consisting of the annuity operations of TLIC, FBLIC and TAI and
●	Corporate operations, which includes the results of the parent company and TMC after the elimination of intercompany amounts.

Please see below and Note 11 to the consolidated financial statements as of and for the years ended December 31, 2020 and 2019 for additional information regarding segment information.

The following is a discussion and analysis of our financial condition, results of operations and liquidity and capital resources.

FINANCIAL HIGHLIGHTS

Consolidated Condensed Results of Operations for the Years Ended December 31, 2020 and 2019

	Years Ended December 31,		Amount Change
	2020	2019	2020 less 2019
Premiums	$28,047,507	$23,125,090	$4,922,417
Net investment income	24,084,301	24,370,040	(285,739)
Net realized investment gains	1,007,268	967,978	39,290
Loss on other-than-temporary impairments	(801,340)	-	(801,340)
Service fees	264,513	1,087,181	(822,668)
Other income	188,756	226,406	(37,650)
Total revenues	52,791,005	49,776,695	3,014,310
Benefits and claims	34,765,696	28,395,457	6,370,239
Expenses	13,944,515	13,161,622	782,893
Total benefits, claims and expenses	48,710,211	41,557,079	7,153,132
Income before federal income tax expense	4,080,794	8,219,616	(4,138,822)
Federal income tax expense	902,104	2,119,896	(1,217,792)
Net income	$3,178,690	$6,099,720	$(2,921,030)
Net income per common share basic and diluted
Class A common stock	$0.3638	$0.7098	$(0.3460)
Class B common stock	$0.2707	$-	$0.2707

Consolidated Condensed Financial Position as of December 31, 2020 and 2019

			Amount Change
	December 31, 2020	December 31, 2019	2020 less 2019

Investment assets	$422,960,668	$419,242,515	$3,718,153
Assets held in trust under coinsurance agreement	112,160,307	105,089,240	7,071,067
Other assets	108,474,294	80,604,619	27,869,675
Total assets	$643,595,269	$604,936,374	$38,658,895

Policy liabilities	$441,412,797	$429,631,596	$11,781,201
Funds withheld under coinsurance agreement	112,681,925	105,638,974	7,042,951
Deferred federal income taxes	9,220,905	6,345,918	2,874,987
Other liabilities	10,427,430	5,901,624	4,525,806
Total liabilities	573,743,057	547,518,112	26,224,945
Shareholders' equity	69,852,212	57,418,262	12,433,950
Total liabilities and shareholders' equity	$643,595,269	$604,936,374	$38,658,895

Shareholders' equity per common share
Class A common stock	$7.9853	$6.6813	$1.3040
Class B common stock	$6.7875	$-	$6.7875

Results of Operations – Years Ended December 31, 2020 and 2019

Revenues

Our primary sources of revenue are life insurance premium income and investment income.  Premium payments are classified as first-year, renewal and single.  In addition, realized gains and losses on investment holdings can significantly impact revenues from period to period.

Our revenues for the years ended December 31, 2020 and 2019 are summarized as follows:

	Years Ended December 31,		Amount Change
	2020	2019	2020 less 2019
Premiums	$28,047,507	$23,125,090	$4,922,417
Net investment income	24,084,301	24,370,040	(285,739)
Net realized investment gains	1,007,268	967,978	39,290
Loss on other-than-temporary impairments	(801,340)	-	(801,340)
Service fees	264,513	1,087,181	(822,668)
Other income	188,756	226,406	(37,650)
Total revenues	$52,791,005	$49,776,695	$3,014,310

The $3,014,310 increase in total revenues for the year ended December 31, 2020 is discussed below.

Premiums

Our premiums for the years ended December 31, 2020 and 2019 are summarized as follows:

	Years Ended December 31,		Amount Change
	2020	2019	2020 less 2019
Ordinary life first year	$1,535,750	$1,533,619	$2,131
Ordinary life renewal	3,223,286	2,224,638	998,648
Final expense first year	5,758,708	4,809,064	949,644
Final expense renewal	17,529,763	14,430,278	3,099,485
Supplementary contracts with life contingencies	-	127,491	(127,491)
Total premiums	$28,047,507	$23,125,090	$4,922,417

The $4,922,417 increase in premiums for the year ended December 31, 2020 is primarily due to a $3,099,485 increase in final expense renewal premiums, $998,648 increase in ordinary life renewal premiums and a $949,644 increase in final expense first year premiums.

The increase in final expense renewal premiums reflects the persistency of prior years’ final expense production.  The increase in ordinary life renewal premiums primarily reflects ordinary life insurance policies sold in the international market by TAI. The increase in final expense first year premiums represents management’s focus on expanding final expense production by contracting new, independent agents in expanded locations.

Net Investment Income

The major components of our net investment income for the years ended December 31, 2020 and 2019 are summarized as follows:

	Years Ended December 31,		Amount Change
	2020	2019	2020 less 2019
Fixed maturity securities	$7,159,792	$7,419,650	$(259,858)
Preferred stock and equity securities	103,037	131,823	(28,786)
Other long-term investments	5,166,428	4,860,323	306,105
Mortgage loans	14,651,491	13,544,895	1,106,596
Policy loans	153,316	137,492	15,824
Real estate	252,047	269,123	(17,076)
Short-term and other investments	101,129	637,999	(536,870)
Gross investment income	27,587,240	27,001,305	585,935
Investment expenses	(3,502,939)	(2,631,265)	871,674
Net investment income	$24,084,301	$24,370,040	$(285,739)

The $585,935 increase in gross investment income for the year ended December 31, 2020 is primarily due to increases in investments in mortgage loans and other long-term investments.  In 2020, our investments in mortgage loans increased approximately $12.5 million and the average investment in other long-term investments increased by $5.9 million.  Short-term and other investments and fixed maturity securities were also sold to invest in mortgage loans and other long-term investments in 2020.

The $871,674 increase in investment expenses for the year ended December 31, 2020 is primarily related to increased staffing, increased mortgage loan acquisition expenses and increased system development expenses for future expansion of mortgage loan operations into origination, brokerage, portfolio management and servicing.

Net Realized Investment Gains

Our net realized investment gains result from sales of fixed maturity securities, mortgage loans on real estate, equity securities, investment real estate, preferred stock securities and changes in the fair value of equity securities.

Our net realized investment gains for the years ended December 31, 2020 and 2019 are summarized as follows:

	Years Ended December 31,		Amount Change
	2020	2019	2020 less 2019
Fixed maturity securities available-for-sale:
Sale proceeds and maturities	$22,331,124	$33,700,106	$(11,368,982)
Amortized cost at sale date	21,778,005	32,710,599	(10,932,594)
Net realized gains	$553,119	$989,507	$(436,388)
Mortgage loans on real estate:
Sale proceeds	$6,345,816	$-	$6,345,816
Cost at sale date	6,237,715	-	6,237,715
Net realized gains	$108,101	$-	$108,101
Equity securities at fair value:
Sale proceeds	$-	$19,371	$(19,371)
Cost at sale date	-	6,999	(6,999)
Net realized gains	$-	$12,372	$(12,372)
Investment real estate:
Sale proceeds	$2,216,780	$350,817	$1,865,963
Carrying value at sale date	1,869,741	394,002	1,475,739
Net realized gains (losses)	$347,039	$(43,185)	$390,224
Preferred stock securities available-for-sale:
Sale proceeds	$50,000	$50,000	$-
Cost at sale date	49,945	50,000	(55)
Net realized gains	$55	$-	$55

Equity securities, changes in fair value	$(1,046)	$9,284	$(10,330)

Net realized investment gains	$1,007,268	$967,978	$39,290

Loss on Other-Than-Temporary Impairments

During 2020, FTFC impaired its bonds in an offshore drilling company with a total par value of $850,000 as a result of continuing unrealized losses.  This impairment was considered fully credit-related, resulting in a charge to the statement of operations before tax of $801,340 for the year ended December 31, 2020.  This charge represents the credit-related portion of the difference between the amortized cost basis of the security and its fair value.  FTFC has experienced no additional other-than-temporary impairments on fixed maturity available-for-sale securities during 2020.

Service Fees

The $822,668 decrease in service fees for the year ended December 31, 2020 is primarily due to decreased TLIC annuity production resulting in the reduction of ceding fees associated with TLIC’s annuity coinsurance agreement with an offshore annuity and life insurance company.

Total Benefits, Claims and Expenses

Our benefits, claims and expenses are primarily generated from benefit payments, surrenders, interest credited to policyholders, change in reserves, commissions and other underwriting, insurance and acquisition expenses.  Benefit payments can significantly impact expenses from period to period.

Our benefits, claims and expenses for the years ended December 31, 2020 and 2019 are summarized as follows:

	Years Ended December 31,		Amount Change
	2020	2019	2020 less 2019
Benefits and claims
Increase in future policy benefits	$11,551,696	$8,769,777	$2,781,919
Death benefits	9,469,318	6,555,001	2,914,317
Surrenders	1,156,546	1,000,447	156,099
Interest credited to policyholders	12,276,268	11,782,286	493,982
Dividend, endowment and supplementary life contract benefits	311,868	287,946	23,922
Total benefits and claims	34,765,696	28,395,457	6,370,239
Expenses
Policy acquisition costs deferred	(11,856,420)	(12,369,350)	512,930
Amortization of deferred policy acquisition costs	5,327,177	4,015,480	1,311,697
Amortization of value of insurance business acquired	298,471	294,422	4,049
Commissions	11,073,570	12,125,929	(1,052,359)
Other underwriting, insurance and acquisition expenses	9,101,717	9,095,141	6,576
Total expenses	13,944,515	13,161,622	782,893
Total benefits, claims and expenses	$48,710,211	$41,557,079	$7,153,132

The $7,153,132 increase in total benefits, claims and expenses for the year ended December 31, 2020 is discussed below.

Benefits and Claims

The $6,370,239 increase in total benefits and claims for the year ended December 31, 2020 is primarily due to the following:

●

$2,914,317 increase in death benefits is primarily due to approximately $2,387,000 of increased final expense benefits and approximately $527,000 of increased ordinary life benefits due to increased mortality exposure related to increased amount of policies in force, increased exposure in the senior age demographic group of the final expense block of business and the impact of the Coronavirus Disease Pandemic 2019 (“COVID-2019”).

●	$2,781,919 increase in future policy benefits is primarily due to the increased number of life policies in force and the aging of existing life policies.

●

$493,982 increase in interest credited to policyholders is primarily due to the average policyholders’ account balance increasing by $32.7 million during 2020 that was further decreased by a decline in the annual weighted average crediting rates in 2020.

●	$156,099 increase in surrenders is based upon policyholder election and corresponds to the growth in the number of policies in force.

Deferral and Amortization of Deferred Acquisition Costs

Certain costs related to the successful acquisition of traditional life insurance policies are capitalized and amortized over the premium-paying period of the policies.  Certain costs related to the successful acquisition of insurance and annuity policies that subject us to mortality or morbidity risk over a period that extends beyond the period or periods in which premiums are collected and that have terms that are fixed and guaranteed (i.e., limited-payment long-duration annuity contracts) are capitalized and amortized in relation to the present value of actual and expected gross profits on the policies.

These acquisition costs, which are referred to as deferred policy acquisition costs, include commissions and other successful costs of acquiring policies and contracts, which vary with, and are primarily related to, the successful production of new and renewal insurance and annuity contracts.

For the years ended December 31, 2020 and 2019, capitalized costs were $11,856,420 and $12,369,350, respectively.   Amortization of deferred policy acquisition costs for the years ended December 31, 2020 and 2019 were $5,327,177 and $4,015,480.

The $512,930 decrease in the 2020 acquisition costs deferred primarily relates to decreased annuity production with a corresponding decrease in deferral of eligible annuity commissions.  There was a $1,311,697 increase in the 2020 amortization of deferred acquisition costs primarily due to increased 2020 surrenders and withdrawal activity and the impact of increased mortality.

Amortization of Value of Insurance Business Acquired

The cost of acquiring insurance business is amortized over the emerging profit of the related policies using the same assumptions that were used in computing liabilities for future policy benefits.  Amortization of the value of insurance business acquired was $298,471 and $294,422 for the years ended December 31, 2020 and 2019, respectively.

Commissions

Our commissions for the years ended December 31, 2020 and 2019 are summarized as follows:

	Years Ended December 31,		Amount Change
	2020	2019	2020 less 2019
Annuity	$677,742	$3,225,813	$(2,548,071)
Ordinary life first year	1,682,408	1,672,935	9,473
Ordinary life renewal	166,318	73,071	93,247
Final expense first year	6,849,600	5,734,930	1,114,670
Final expense renewal	1,697,502	1,419,180	278,322
Total commissions	$11,073,570	$12,125,929	$(1,052,359)

The $1,052,359 decrease in commissions for the year ended December 31, 2020 is primarily due to a $2,548,071 decrease in annuity commissions that exceeded a $1,114,670 increase in final expense first year commissions and a $278,322 increase in final expense renewal commissions that corresponded to a $69,660,192 decrease in retained annuity deposits, a $949,644 increase in final expense first year premiums and a $3,099,485 increase in final expense renewal premiums.

Federal Income Taxes

FTFC files a consolidated federal income tax return with TLIC, FBLIC and TMC.  Certain items included in income reported for financial statement purposes are not included in taxable income for the current period, resulting in deferred income taxes.

For the years ended December 31, 2020 and 2019, current income tax expense was $127,701 and $1,388,711, respectively.  Deferred federal income tax expense was $774,403 and $731,185 for the years ended December 31, 2020 and 2019, respectively.

Net Income Per Common Share Basic and Diluted

For the year ended December 31, 2020, the net income allocated to the Class B shareholders is the total net income less shareholders’ cash dividends multiplied by the right to receive dividends at 85% for Class B shares (85,937) as of the reporting date divided by the allocated total shares (8,747,633) of Class A shares (8,661,696) and Class B shares (85,937) as of the reporting date.

For the year ended December 31, 2020, the net income allocated to the Class A shareholders is the total net income less the net income allocated to the Class B shareholders.

The weighted average outstanding common shares basic for the year ended December 31, 2020 were 8,661,696 for Class A shares and 101,102 for Class B shares.  The weighted average Class A shares reflect the retrospective adjustment for the impacts of the 10% stock dividend declared by FTFC on November 12, 2020 and issued to holders of Class A common stock shares of FTFC as of November 12, 2020.

The weighted average outstanding common shares basic and diluted for the year ended December 31, 2019 were 8,593,932.  These weighted average shares reflect the retrospective adjustment for the impacts of the 10% stock dividend declared by FTFC on November 12, 2020 and issued to holders of Class A common stock shares of FTFC as of November 12, 2020.

Business Segments

FTFC has a life insurance segment, consisting of the life insurance operations of TLIC and FBLIC, an annuity segment, consisting of the annuity operations of TLIC, FBLIC and TAI and a corporate segment.  Results for the parent company and the operations of TMC, after elimination of intercompany amounts, are allocated to the corporate segment.

The revenues and income before federal income taxes from our business segments for the years ended December 31, 2020 and 2019 are summarized as follows:

	Years Ended December 31,		Amount Change
	2020	2019	2020 less 2019
Revenues:
Life insurance operations	$32,236,531	$27,170,994	$5,065,537
Annuity operations	19,724,655	21,931,249	(2,206,594)
Corporate operations	829,819	674,452	155,367
Total	$52,791,005	$49,776,695	$3,014,310
Income before federal income taxes:
Life insurance operations	$337,686	$2,333,441	$(1,995,755)
Annuity operations	2,986,150	5,397,194	(2,411,044)
Corporate operations	756,958	488,981	267,977
Total	$4,080,794	$8,219,616	$(4,138,822)

Life Insurance Operations

The $5,065,537 increase in revenues from Life Insurance Operations for the year ended December 31, 2020 is primarily due to the following:

●	$4,922,417 increase in premiums

●	$360,290 increase in net investment income

●	$97,717 decrease in net realized investment gains (includes a loss on other-than-temporary impairments)

●	$119,453 decrease in service fees and other income

The $1,995,755 decreased profitability from Life Insurance Operations for the year ended December 31, 2020 is primarily due to the following:

●	$2,914,317 increase in death benefits

●	$2,781,919 increase in future policy benefits

●	$1,495,712 increase in commissions

●	$644,840 increase in other underwriting, insurance and acquisition expenses

●	$156,099 increase in surrenders

●	$119,453 decrease in service fees and other income

●	$97,717 decrease in net realized investment gains (includes a loss on other-than-temporary impairments)

●	$23,922 increase in dividend, endowment and supplementary life contract benefits

●	$2,025 increase in amortization of value of insurance business acquired

●	$360,290 increase in net investment income

●	$957,542 increase in policy acquisition costs deferred net of amortization

●	$4,922,417 increase in premiums

Annuity Operations

The $2,206,594 decrease in revenues from Annuity Operations for the year ended December 31, 2020 is due to the following:

●	$1,036,879 decrease in service fees and other income

●	$664,333 decrease in net realized investment gains (includes a loss on other-than-temporary impairments)

●	$505,382 decrease in net investment income

The $2,411,044 decreased profitability from Annuity Operations for the year ended December 31, 2020 is due to the following:

●	$2,782,169 decrease in policy acquisition costs deferred net of amortization

●	$1,036,879 decrease in service fees and other income

●	$664,333 decrease in net realized investment gains (includes a loss on other-than-temporary impairments)

●	$505,382 decrease in net investment income

●	$493,982 increase in interest credited to policyholders

●	$2,024 increase in amortization of value of insurance business acquired

●	$525,654 decrease in other underwriting, insurance and acquisition expenses

●	$2,548,071 decrease in commissions

Corporate Operations

The $155,367 increase in revenues from Corporate Operations for the year ended December 31, 2020 is primarily due to $296,014 of increased other income that exceeded $140,647 of decreased net investment income.

The $267,977 increase in Corporate Operations profitability for the year ended December 31, 2020 is primarily due to $296,014 of increased other income and $112,610 of decreased operating expenses that exceeded $140,647 of decreased net investment income.

Consolidated Financial Condition

Our invested assets as of December 31, 2020 and 2019 are summarized as follows:

	December 31, 2020	December 31, 2019	Amount Change 2020 less 2019
Assets
Investments
Available-for-sale fixed maturity securities at fair value (amortized cost: $148,431,010 and $166,760,448 as of December 31, 2020 and 2019, respectively)	$170,647,836	$178,951,324	$(8,303,488)
Available-for-sale preferred stock at fair value (cost: $49,945 as of December 31, 2019 )	-	51,900	(51,900)
Equity securities at fair value (cost: $183,219 and $180,194 as of December 31, 2020 and 2019 respectively)	203,003	201,024	1,979
Mortgage loans on real estate	174,909,062	162,404,640	12,504,422
Investment real estate	757,936	1,951,759	(1,193,823)
Policy loans	2,108,678	2,026,301	82,377
Short-term investments	3,309,020	1,831,087	1,477,933
Other long-term investments	71,025,133	71,824,480	(799,347)
Total investments	$422,960,668	$419,242,515	$3,718,153

The $8,303,488 decrease and $47,799,125 increase in fixed maturity available-for-sale securities for the years ended December 31, 2020 and 2019 are summarized as follows:

	Years Ended December 31,
	2020	2019
Fixed maturity securities, available-for-sale, beginning	$178,951,324	$131,152,199
Purchases	4,010,067	65,657,914
Acquisition of K-TENN Insurance Company	800,000	-
Unrealized appreciation	10,025,950	15,453,194
Net realized investment gains	553,119	989,507
Other-than-temporary impairment	(801,340)	-
Sales proceeds	(21,385,624)	(29,175,106)
Maturities	(945,500)	(4,525,000)
Premium amortization	(560,160)	(601,384)
Increase (decrease)	(8,303,488)	47,799,125
Fixed maturity securities, available-for-sale, ending	$170,647,836	$178,951,324

Fixed maturity securities available-for-sale are reported at fair value with unrealized gains and losses, net of applicable income taxes, reflected as a separate component in shareholders' equity within accumulated other comprehensive income (loss).  The available-for-sale fixed maturity securities portfolio is invested primarily in a variety of companies, U. S. government and government agencies, states and political subdivisions, asset-backed securities and foreign securities.

The $51,900 and $38,680 decreases in preferred stock available-for-sale for the years ended December 31, 2020 and 2019, respectively, are summarized as follows:

	Years Ended December 31,
	2020	2019
Preferred stock, available-for-sale, beginning	$51,900	$90,580
Sale proceeds	(50,000)	(50,000)
Unrealized appreciation (depreciation)	(1,955)	11,320
Net realized investment gains	55	-
Decrease	(51,900)	(38,680)
Preferred stock, available-for-sale, ending	$-	$51,900

Preferred stock available-for-sale is also reported at fair value with unrealized gains and losses, net of applicable income taxes, reflected as a separate component in shareholders' equity within accumulated other comprehensive income (loss).

The $1,979 and $2,356 increases in equity securities available-for-sale for the years ended December 31, 2020 and 2019, respectively, are summarized as follows:

	Years Ended December 31,
	2020	2019
Equity securities, available-for-sale, beginning	$201,024	$198,668
Purchases	90,292	115,357
Sales proceeds	-	(19,371)
Joint venture distribution	(87,267)	(115,286)
Net realized investment gains, sale of securities	-	12,372
Net realized investment gains (losses), changes in fair value	(1,046)	9,284
Increase	1,979	2,356
Equity securities, available-for-sale, ending	$203,003	$201,024

Equity securities are reported at fair value with the change in fair value reflected in net realized investment gains within the consolidated statements of operations.

The $12,504,422 and $32,355,030 increases in mortgage loans on real estate for the years ended December 31, 2020 and 2019, respectively, are summarized as follows:

	Years Ended December 31,
	2020	2019
Mortgage loans on real estate, beginning	$162,404,640	$130,049,610
Purchases	77,131,267	74,689,461
Discount accretion	382,024	374,670
Net realized investment gains	108,101	-
Payments	(64,250,033)	(42,502,954)
Foreclosed - transferred to real estate	(797,158)	(99,218)
Increase in allowance for bad debts	(36,516)	(81,212)
Amortization of loan origination fees	(33,263)	(25,717)
Increase	12,504,422	32,355,030
Mortgage loans on real estate, ending	$174,909,062	$162,404,640

The $1,193,823 and $440,272 decreases in investment real estate for the years ended December 31, 2020 and 2019, respectively, are summarized as follows:

	Years Ended December 31,
	2020	2019
Investment real estate, beginning	$1,951,759	$2,392,031
Real estate acquired through mortgage loan foreclosure	797,158	99,218
Sales proceeds	(2,216,780)	(350,817)
Depreciation of building	(121,240)	(145,488)
Net realized investment gains (losses)	347,039	(43,185)
Decrease	(1,193,823)	(440,272)
Investment real estate, ending	$757,936	$1,951,759

The $799,347 decrease and $12,569,003 increase in other long-term investments (comprised of lottery receivables) for the years ended December 31, 2020 and 2019, respectively, are summarized as follows:

	Years Ended December 31,
	2020	2019
Other long-term investments, beginning	$71,824,480	$59,255,477
Purchases	5,788,546	18,605,374
Discount accretion	5,168,004	4,862,978
Payments	(11,755,897)	(10,899,349)
Increase (decrease)	(799,347)	12,569,003
Other long-term investments, ending	$71,025,133	$71,824,480

The $1,477,933 increase in short-term investments is due to management’s decision to increase our investment in funds that have a maturity of more than 90 days but less than one year at the date of purchase.

Our assets other than invested assets as of December 31, 2020 and 2019 are summarized as follows:

			Amount Change
	December 31, 2020	December 31, 2019	2020 less 2019

Cash and cash equivalents	$40,230,095	$23,212,170	$17,017,925
Accrued investment income	5,370,508	5,207,823	162,685
Recoverable from reinsurers	1,234,221	1,244,733	(10,512)
Assets held in trust under coinsurance agreement	112,160,307	105,089,240	7,071,067
Agents' balances and due premiums	2,154,322	1,618,115	536,207
Deferred policy acquisition costs	44,513,669	38,005,639	6,508,030
Value of insurance business acquired	4,592,977	4,891,448	(298,471)
Other assets	10,378,502	6,424,691	3,953,811
Assets other than investment assets	$220,634,601	$185,693,859	$34,940,742

The $17,017,925 increase in cash and cash equivalents for the year ended December 31, 2020 and the corresponding decrease of $6,453,435 for the year ended December 31, 2019 are summarized in FTFC’s consolidated statements of cash flows.

The $7,071,067 increase in assets held in trust under the coinsurance agreement is due to assets acquired under TLIC’s annuity coinsurance agreement with an offshore annuity and life insurance company that is administered on a funds withheld basis.

The increase in deferred policy acquisition costs for the years ended December 31, 2020 and 2019, respectively, are summarized as follows:

	Years Ended December 31,
	2020	2019
Balance, beginning of year	$38,005,639	$29,681,737
Capitalization of commissions, sales and issue expenses	11,856,420	12,369,350
Amortization	(5,327,177)	(4,015,480)
Deferred acquisition costs allocated to investments	(21,213)	(29,968)

Balance, end of year	$44,513,669	$38,005,639

Our other assets as of December 31, 2020 and December 31, 2019 are summarized as follows:

			Amount Change
	December 31, 2020	December 31, 2019	2020 less 2019
Advances to mortgage loan originator	$4,996,358	$4,436,787	$559,571
Federal and state income taxes recoverable	4,050,726	1,301,868	2,748,858
Lease asset - right to use	664,393	76,711	587,682
Notes receivable	472,306	445,778	26,528
Guaranty funds	63,869	71,455	(7,586)
Other receivables, prepaid assets and deposits	130,850	92,092	38,758
Total other assets	$10,378,502	$6,424,691	$3,953,811

There was a 2020 increase of $2,748,858 in federal and state income taxes recoverable primarily due to federal and state tax withholdings on lottery receivables and not receiving the 2019 federal tax refund in 2020.  The 2018 federal tax refund of $2,181,000 was received in 2019.

FTFC reported an increased lease asset of $587,682 as of December 31, 2020, due to signing an amended lease agreement expiring in 2027.

There was a $559,571 increase in advances to one mortgage loan originator who acquires residential mortgage loans for our life insurance companies.

On April 15, 2020, FTFC renewed its previous one-year loan of $400,000 to its former Chairman.  The renewed loan has a term of one year and a contractual interest rate of 5.00%.  The loan is collateralized by 100,000 shares of FTFC’s Class A Common stock owned by the former Chairman.

Our liabilities as of December 31, 2020 and 2019 are summarized as follows:

			Amount Change
	December 31, 2020	December 31, 2019	2020 less 2019
Policy liabilities
Policyholders' account balances	$362,519,753	$363,083,838	$(564,085)
Future policy benefits	76,673,797	65,015,390	11,658,407
Policy claims	2,099,548	1,399,393	700,155
Other policy liabilities	119,699	132,975	(13,276)
Total policy liabilities	441,412,797	429,631,596	11,781,201
Funds withheld under coinsurance agreement	112,681,925	105,638,974	7,042,951
Deferred federal income taxes	9,220,905	6,345,918	2,874,987
Other liabilities	10,427,430	5,901,624	4,525,806
Total liabilities	$573,743,057	$547,518,112	$26,224,945

The $11,658,407 increase in future policy benefits during the year ended December 31, 2020 is primarily related to the production of new life insurance policies and the aging of existing policies.

The $7,042,951 increase in the liability for funds withheld under coinsurance agreement is due to liabilities incurred under TLIC’s annuity coinsurance agreement with an offshore annuity and life insurance company that is administered on a funds withheld basis.

The $2,874,987 increase in deferred federal income taxes during the year ended December 31, 2020 was due to $2,100,584 of increased deferred federal income taxes on the unrealized appreciation of fixed maturity and preferred stock available-for-sale and $774,403 of operating deferred federal tax expense.

The $700,155 increase in policy claims is due to an additional 55 claims with an average settlement amount of approximately $12,700.

The $564,085 decrease and $65,915,427 increase in policyholders’ account balances for the years ended December 31, 2020 and 2019, respectively, are summarized as follows:

	Years Ended December 31,
	2020	2019
Policyholders' account balances, beginning	$363,083,838	$297,168,411
Deposits	24,283,570	163,781,048
Withdrawals	(39,476,015)	(40,397,492)
Funds withheld under coinsurance agreement	2,352,092	(69,250,415)
Interest credited	12,276,268	11,782,286
Increase (decrease)	(564,085)	65,915,427
Policyholders' account balances, ending	$362,519,753	$363,083,838

The significant decreases in deposits and change in funds withheld under the annuity coinsurance agreement with an offshore annuity and life insurance company is due to management’s decision to significantly reduce annuity production to maintain and increase statutory risk-based capital in TLIC and FBLIC and our mutual agreement with an offshore annuity and life insurance company to amend and reduce the Quota Share from the original contractual amount of 90% to an amended amount of 0% for future business effective April 1, 2020.

Our other liabilities as of December 31, 2020 and December 31, 2019 are summarized as follows:

			Amount Change
	December 31, 2020	December 31, 2019	2020 less 2019
Mortgage loans suspense	$5,967,403	$5,782,427	$184,976
Suspense accounts payable	2,555,255	20,166	2,535,089
Accrued expenses payable	748,000	679,000	69,000
Lease liability	664,393	76,711	587,682
Payable for securities purchased	378,046	564	377,482
Unclaimed funds	79,946	38,273	41,673
Accounts payable	72,124	21,387	50,737
Unearned investment income	71,325	62,404	8,921
Guaranty fund assessments	25,000	25,000	-
Deferred revenue	-	8,123	(8,123)
Other payables, withholdings and escrows	(134,062)	(812,431)	678,369
Total other liabilities	$10,427,430	$5,901,624	$4,525,806

The $2,535,089 increase in suspense accounts payable is due to increased deposits on policy applications that had not been issued as of the financial reporting date of $2,548,071.

The $678,369 increase in other payables, withholdings and escrows is primarily due to the reduction in escrow advances of $682,028.

FTFC reported an increased lease liability of $587,682 as of December 31, 2020, due to signing an amended lease agreement expiring in 2027.

As of December 31, 2020, FTFC had $378,046 of security purchases where the trade date and settlement date were in different financial reporting periods compared to $564 of security purchases overlapping financial reporting periods as of December 31, 2019.

The increase in mortgage loan suspense of $184,976 is primarily due to timing of principal loan payments on mortgage loans.

Liquidity and Capital Resources

Our operations have been financed primarily through the private placement of equity securities and intrastate public stock offerings.  Through December 31, 2020, we have received $27,119,480 from the sale of our shares.

FTFC raised $1,450,000 from two private placements during 2004 and $25,669,480 from two public stock offerings and one private placement stock offering from June 22, 2005 through February 23, 2007; June 29, 2010 through April 30, 2012; and August 15, 2012 through March 8, 2013.  FTFC issued 7,347,488 shares of its common stock and incurred $3,624,518 of offering costs during these private placements and public stock offerings.

FTFC also issued 702,685 shares of its common stock in connection with two stock dividends paid to shareholders in 2011 and 2012 that resulted in accumulated earnings being charged $5,270,138 with an offsetting credit of $5,270,138 to common stock and additional paid-in capital.

In 2020, FTFC paid a $0.05 per share cash dividend for a total of $393,178 and issued 791,339 shares of Class A Common Stock in connection with a 10% stock dividend to its Class A shareholders.  The 10% stock dividend resulted in accumulated earnings being charged $8,657,249 with an offsetting credit of $8,657,249 to common stock and additional paid-in capital.

During 2012, 2013, 2014 and 2015, FTFC repurchased 247,580 shares of its common stock at a total cost of $893,947 from former members of the Board of Directors including the former Chairman of the Board of Directors, a former agent, the former spouse of FTFC’s current Chairman, Chief Executive Officer and President and a charitable organization where a former member of the Board of Directors had donated shares of FTFC’s common stock.

As of December 31, 2020, we had cash and cash equivalents totaling $40,230,095.  As of December 31, 2020, cash and cash equivalents of $23,032,499 and $15,419,108, respectively, totaling $38,451,607 were held by TLIC and FBLIC and may not be available for use by FTFC due to the required pre-approval by the OID and MDCI of any dividend or intercompany transaction to transfer funds to FTFC.  The maximum dividend, which may be paid in any twelve-month period without notification or approval, is limited to the greater of 10% of statutory surplus as of December 31 of the preceding year or the net gain from operations of the preceding calendar year.

Cash dividends may only be paid out of surplus derived from realized net profits.  Based on these limitations, there is capacity for TLIC to pay a dividend up to $1,363,823 in 2021 without prior approval.  In addition, based on those limitations, there is the capacity for FBLIC to pay a dividend up to $1,025,933 in 2021 without prior approval.  FBLIC has paid no dividends to TLIC in 2020 and 2019.  Dividends paid by FBLIC would be eliminated in consolidation.  TLIC has paid no dividends to FTFC.

FTFC maintains cash and cash equivalents at multiple institutions.  The Federal Deposit Insurance Corporation insures interest and non-interest bearing accounts up to $250,000.  Uninsured balances aggregate $32,645,110 and $18,089,331 as of December 31, 2020 and December 31, 2019, respectively.  Other funds are invested in mutual funds that invest in U.S. government securities.  We monitor the solvency of all financial institutions in which we have funds to minimize the exposure for loss.  FTFC has not experienced any losses in such accounts.

On September 25, 2020, FTFC renewed its $1.5 million line of credit with a bank to provide working capital and funds for expansion.  The terms of the line of credit allows for advances, repayments and re-borrowings through a maturity date of September 15, 2021.  Any outstanding advances will incur interest at a variable interest rate of the prime rate set forth in the Wall Street Journal plus 1% per annum adjusting monthly based on a 360 day year with a minimum interest rate floor of 4.5%.  The non-utilized portion of the $1.5 million line of credit will be assessed a 1% non usage fee calculated in arrears and paid at the maturity date.  No amounts were outstanding on this line of credit as of December 31, 2020 and December 31, 2019.

Our cash flows for the years ended December 31, 2020 and 2019 are summarized as follows:

	Years Ended December 31,		Amount Change
	2020	2019	2020 less 2019
Net cash provided by (used in) operating activities	$17,444,839	$(58,047,170)	$75,492,009
Net cash provided by (used in) investing activities	15,158,709	(71,789,821)	86,948,530
Net cash provided by (used in) financing activities	(15,585,623)	123,383,556	(138,969,179)
Increase (decrease) in cash	17,017,925	(6,453,435)	23,471,360
Cash and cash equivalents, beginning of period	23,212,170	29,665,605	(6,453,435)
Cash and cash equivalents, end of period	$40,230,095	$23,212,170	$17,017,925

The $17,444,839 cash provided by operating activities and $58,047,170 cash used in operating activities for the years ended December 31, 2020 and 2019, respectively, are summarized as follows:

	Years Ended December 31,		Amount Change
	2020	2019	2020 less 2019
Premiums collected	$27,758,682	$23,149,802	$4,608,880
Net investment income collected	18,941,159	18,235,735	705,424
Service fees and other income collected	453,270	1,313,587	(860,317)
Death benefits paid	(8,758,651)	(5,179,442)	(3,579,209)
Surrenders paid	(1,156,546)	(1,000,447)	(156,099)
Dividends and endowments paid	(313,625)	(290,557)	(23,068)
Commissions paid	(11,337,696)	(12,287,862)	950,166
Other underwriting, insurance and acquisition expenses paid	(8,146,528)	(9,060,228)	913,700
Taxes received (paid)	(2,876,559)	1,802,214	(4,678,773)
(Increased) decreased advances to mortgage loan originator	(559,571)	506,083	(1,065,654)
Increased (decreased) deposits of pending policy applications	2,535,089	(7,359,809)	9,894,898
Increased (decreased) funds under coinsurance agreement	2,323,976	(72,491,100)	74,815,076
Increased short-term investments	(1,477,933)	(934,716)	(543,217)
Increased policy loans	(81,332)	(216,962)	135,630
Increased mortgage loan suspense	184,976	5,782,427	(5,597,451)
Other	(43,872)	(15,895)	(27,977)
Cash provided (used) in operating activities	$17,444,839	$(58,047,170)	$75,492,009

Please see the consolidated statements of cash flows for the years ended December 31, 2020 and 2019 for a summary of the components of net cash provided by (used in) investing activities and financing activities.

Our shareholders’ equity as of December 31, 2020 and 2019 is summarized as follows:

			Amount Change
	December 31, 2020	December 31, 2019	2020 less 2019

Class A common stock, par value $.01 per share (40,000,000 and 20,000,000 shares authorized as of December 31, 2020 and December 31, 2019, respectively, 8,909,276 and 8,050,173 issued as of December 31, 2020 and December 31, 2019, respectively, 8,661,696 and 7,802,593 outstanding as of December 31, 2020 and December 31, 2019, respectively)	89,093	$80,502	$8,591
Class B common stock, par value $.01 per share (10,000,000 shares authorized, 101,102 issued and outstanding as of December 31, 2020)	1,011	-	1,011
Additional paid-in capital	39,078,485	28,684,598	10,393,887
Treasury stock, at cost (247,580 shares as of December 31, 2020 and 2019)	(893,947)	(893,947)	-
Accumulated other comprehensive income	17,518,858	9,616,660	7,902,198
Accumulated earnings	14,058,712	19,930,449	(5,871,737)
Total shareholders' equity	$69,852,212	$57,418,262	$12,433,950

The increase in shareholders’ equity of $12,433,950 for the year ended December 31, 2020 is due to $7,902,198 in accumulated other comprehensive income, $3,178,690 in net income and $1,746,240 in acquisition of K-TENN Insurance Company that exceeded $393,178 in shareholders’ cash dividends.

FTFC issued 791,339 shares of Class A common stock in connection with the 2020 stock dividend that resulted in accumulated earnings being charged $8,657,249 with an offsetting credit of $8,657,249 to common stock and additional paid-in capital.  The issuance of these stock dividends were non-cash investing and financing activities.

The liquidity requirements of our life insurance companies are met primarily by funds provided from operations. Premium and annuity consideration deposits, investment income and investment maturities are the primary sources of funds, while investment purchases, policy benefits, and operating expenses are the primary uses of funds.  There were no liquidity issues in 2020 or 2019.  Our investments include marketable debt securities that could be readily converted to cash for liquidity needs.  We are subject to various market risks.  The quality of our investment portfolio and the current level of shareholders’ equity continue to provide a sound financial base as we strive to expand our marketing to offer competitive products.

Our investment portfolio had unrealized appreciation (depreciation) on available-for-sale securities of $22,216,826 and $12,192,831 as of December 31, 2020 and 2019, respectively, prior to the impact of income taxes and deferred acquisition cost adjustments.  An increase of $9,775,829 in unrealized gains arising for year ended December 31, 2020 and 2020 net realized investment losses of $248,166 originating from the sale, calls and other-than-temporary impairments for fixed maturity securities available-for-sale resulting in net unrealized gains on investments of $10,023,995.

A primary liquidity concern is the risk of an extraordinary level of early policyholder withdrawals.  We include provisions within our insurance policies, such as surrender charges, that help limit and discourage early withdrawals.  Individual life insurance policies are less susceptible to withdrawal than annuity reserves and deposit liabilities because policyholders may incur surrender charges and undergo a new underwriting process in order to obtain a new insurance policy.  Cash flow projections and cash flow tests under various market interest rate scenarios are also performed annually to assist in evaluating liquidity needs and adequacy.  We currently anticipate that available liquidity sources and future cash flows will be adequate to meet our needs for funds.

One of our significant risks relates to the fluctuations in interest rates.  Regarding interest rates, the value of our available-for-sale fixed maturity securities investment portfolio will increase or decrease in an inverse relationship with fluctuations in interest rates, while net investment income earned on newly acquired available-for-sale fixed maturity securities increases or decreases in direct relationship with interest rate changes.

From an income perspective, we are exposed to rising interest rates which could be a significant risk, as TLIC's and FBLIC’s annuity business is impacted by changes in interest rates.  Life insurance company policy liabilities bear fixed rates.  From a liquidity perspective, our fixed rate policy liabilities are relatively insensitive to interest rate fluctuations.  We believe gradual increases in interest rates do not present a significant liquidity exposure for the life insurance policies and annuity contracts.  We maintain conservative durations in our fixed maturity portfolio.

As of December 31, 2020, cash and cash equivalents, short-term investments, the fair value of fixed maturity available-for-sale securities with maturities of less than one year and the fair value of lottery receivables with maturities of less than one year equaled 13.1% of total policy liabilities.  If interest rates rise significantly in a short time frame, there can be no assurance that the life insurance industry, including FTFC, would not experience increased levels of surrenders and reduced sales, and thereby be materially adversely affected.

In addition to the measures described above, TLIC and FBLIC must comply with the National Association of Insurance Commissioners promulgated Standard Valuation Law ("SVL") which specifies minimum reserve levels and prescribes methods for determining them, with the intent of enhancing solvency.  Upon meeting certain tests, which TLIC and FBLIC met during 2020, the SVL also requires FTFC to perform annual cash flow testing for TLIC and FBLIC.  This testing is designed to ensure that statutory reserve levels will maintain adequate protection in a variety of potential interest rate scenarios.  The Actuarial Standards Board of the American Academy of Actuaries also requires cash flow testing as a basis for the actuarial opinion on the adequacy of the reserves which is a required part of the annual statutory reporting process.

Our marketing plan could be modified to emphasize certain product types and reduce others.  New business levels could be varied in order to find the optimum level.  We believe that our current liquidity, current bond portfolio maturity distribution and cash position give us substantial resources to administer our existing business and fund growth generated by direct sales.

The operations of TLIC and FBLIC may require additional capital contributions to meet statutory capital and surplus requirements mandated by state insurance departments.  Life insurance contract liabilities are generally long term in nature and are generally paid from future cash flows or existing assets and reserves.  We will service other expenses and commitments by: (1) using available cash, (2) dividends from TLIC and FBLIC that are limited by law to the greater of prior year net operating income or 10% of prior year‑end surplus unless specifically approved by the controlling insurance department, (3) public and private offerings of our common stock and (4) corporate borrowings, if necessary.

Effective January 1, 2019, FTFC entered into a revised advance agreement with one loan originator.  As of December 31, 2020, FTFC has outstanding advances to this loan originator totaling $4,996,358.  The advances are secured by $8,865,235 of residential mortgage loans on real estate that are assigned to FTFC.  FTFC has committed to fund up to an additional $1,503,642 to the loan originator that would result in additional security in the form of residential mortgage loans on real estate to be assigned to FTFC.

Effective January 1, 2019, FTFC also entered into a revised escrow agreement with the same loan originator. According to the revised terms of the escrow agreement, as of December 31, 2020, $766,667 of additional and secured residential mortgage loan balances on real estate are held in escrow by the loan originator.  As of December 31, 2020, $431,523 of that escrow amount is available to FTFC as additional collateral on $4,996,358 of advances to the loan originator.  The remaining December 31, 2020 escrow amount of $335,144 is available to FTFC as additional collateral on its investment of $67,028,720 in residential mortgage loans on real estate.

As a result of COVID-2019, which was declared a pandemic on March 11, 2020, the United States Federal, State and Local Governments, and other countries around the world have taken measures that continue to limit economic output.  Due to the decline in economic activity, FTFC is faced with uncertainty as of the date of this report on its operations when considering its revenue sources and potential future liquidity needs.  Management is actively monitoring the situation and the impact to FTFC’s operations.  As the pandemic continues, should liquidity conditions worsen in the short-term, management will work with its financial institutions to assist with liquidity needs.  Consequently, FTFC has adapted its operations to continue to provide and perform all business activities despite the pandemic and in accordance with the guidelines of the U.S. Centers for Disease Control and Prevention.

We are not aware of any commitments or unusual events that could materially affect our capital resources.  We are not aware of any current recommendations by any regulatory authority which, if implemented, would have a material adverse effect on our liquidity, capital resources or operations.  We believe that our existing cash and cash equivalents as of December 31, 2020 will be sufficient to fund our anticipated operating expenses.

Off-Balance Sheet Arrangements

FTFC does not have any off-balance sheet arrangements.

INFORMATION CONCERNING FTFC EXECUTIVE OFFICERS AND DIRECTORS

Directors

The following sets forth certain information regarding the current Directors of FTFC including age, position with FTFC, principal occupation and term of service. FTFC’s Directors serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified.

Name of Director	Age	Position / Principal Occupation	Director Since
Gregg E. Zahn (4)	60	Director; Chairman, President and Chief Executive Officer of First Trinity	2004
William S. Lay (3)(4)	81	Director; Vice President and Chief Investment Officer of First Trinity	2007
Bill H. Hill (1)(2)	80	Director; Former President of Eastern Oklahoma State College	2004
Charles W. Owens (3)(4)	66	Director; Insurance and Marketing Services	2004
George E. Peintner (2)(4)	68	Director; Marketing Company	2004
Gary L. Sherrer (1) (3)	72	Director; Former Assistance Vice President, Division of Agricultural Sciences	2004
Will. W. Klein(1)(2)	89	Director; Insurance Company Chief Executive Officer	2011
Gerald J. Kohout (1)(2)	80	Director; Former Officer and Director of Life and Health Insurance Companies	2005

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	Member of the Investment Committee

The following is a brief description of the business backgrounds of the directors.

Gregg E. Zahn has been a member of the Board of Directors since inception in 2004. He is President, Chief Executive Officer and Chairman of the Board of Directors of FTFC. He has been President and Chief Executive Officer since October 2007 and became Chairman in 2011. From 2004 until October 2007 he was First Trinity’s Director of Training and Recruiting. He is President, Chief Executive Officer, Chairman and Director of Trinity Life Insurance Company (“TLIC”) and First Trinity Capital Corporation (“FTCC”) and has served in those positions since October 2007. He was Executive Vice President of First Life America Corporation of Topeka, Kansas (acquired in 2008 and merged with TLIC in 2009) from December 2008 until August 2009. He became Chairman, Chief Executive Officer and Director of Family Benefit Life Insurance Company (“FBLIC”) in December 2011. He became Chairman of Texas Republic Capital Corporation (“TRCC”) in 2012. He also became Chairman of Royalty Capital Corporation (“RCC”) in 2013. Between 1997 and March 2004, Mr. Zahn served as Marketing Vice President of First Alliance Insurance Company of Lexington, Kentucky and as Assistant to the President of First Alliance Corporation and Mid American Alliance Corporation. He was President of Alliance Insurance Management from 2001 to 2003.

William S. Lay has been a member of the Board of Directors since 2007. He has been FTFC’s Vice President, Chief Investment Officer since March 2011 and served as Chief Financial Officer from April 2007 through June 2010 and Secretary and Treasurer from April 2007 through March 2011. He also serves as an Officer and Director of TLIC, FBLIC, FTCC, TRCC and RCC. For the past six years, Mr. Lay has been a financial officer and business consultant, specializing in corporate financial and consulting services for small sized entrepreneurial companies. Prior to that, Mr. Lay was an officer and director of numerous life insurance companies and also has experience in business acquisitions, mergers and reorganizations.

Bill H. Hill has been a member of the Board of Directors since inception in 2004. He also serves as a Director of TLIC, FBLIC and FTCC. He was President of Eastern Oklahoma State College, in Wilburton, OK from 1986-2000. He retired in 2000 and has been a rancher since that time.

Charles W. Owens has been a member of the Board of Directors since inception in 2004. He is a Director of TLIC, FBLIC and FTCC. Mr. Owens has served as the President and Owner of Tinker Owens Insurance and Marketing Services since its inception in 1988.

George E. Peintner has been a member of the Board of Directors since inception in 2004. He is a Director of TLIC, FBLIC and FTCC. Mr. Peintner is the Owner of Peintner Enterprises, a marketing company established in 1980.

Gary L. Sherrer has been a member of the Board of Directors since inception in 2004 and in 2017 was appointed FTFC’s Oklahoma Legislative Liaison. He is a Director of TLIC, FBLIC and FTCC. He retired from Oklahoma State University where he served as Assistant Vice President for External Affairs for the Division of Agricultural Sciences and Natural Resources. Mr. Sherrer previously was Assistant Chief Executive Officer of KAMO Power, Oklahoma’s first Secretary of Agriculture, Oklahoma’s Commissioner of Agriculture, Oklahoma’s second and sixth Secretary of Environment and Director of Oklahoma’s Water Resources Board. He also served for four terms in the Oklahoma House of Representatives and in the United States Army as a combat medic in Vietnam.

Will W. Klein has been a member of the Board of Directors since 2011. He also serves as a Director of TLIC, FBLIC and FTCC. He has been Chief Executive Officer of SkyMed International, Inc. since 1993. Mr. Klein was named to The Order of Canada in 1983, the country’s highest civilian honor.

Gerald J. Kohout has been a member of the FBLIC Board of Directors since 2013. He also has served as a Director of FTFC, TLIC and FTCC since 2015. He is a retired officer and director of numerous life and health insurance companies spanning a period of several decades. Mr. Kohout has extensive experience in the administrative operations of life and health insurance companies with significant experience in business mergers, acquisitions, logistics and reorganizations.

Executive Officers

The following sets forts information regarding the current executive officers of FTFC including age, current and prior positions with FTFC and term of service. FTFC’s Executive Officers serve a term of one year as elected by the Board of Directors or until their successors are duly elected and qualified.

Name of Director	Age	Position / Principal Occupation	Employee Since
Gregg E. Zahn (1)	60	Chairman, President and Chief Executive Officer	2004
Jeffrey J. Wood (2)	67	Chief Financial Officer, Secretary and Treasurer	2010
William S. Lay (3)	81	Vice President and Chief Investment Officer	2007

(1)	Mr. Zahn was elected President and Chief Executive Officer in October 2007 and Chairman in May 2011 and previously served as Director of Training and Recruiting from 2004 through October 2007.
(2)	Mr. Wood was elected Chief Financial Officer in June 2010 and Secretary and Treasurer in March 2011.
(3)	Mr. Lay was elected Vice President and Chief Investment Officer in March 2011 and previously served as Chief Financial Officer, Secretary and Treasurer since 2007.

There are no family relationships between directors or officers.

Corporate Governance

FTFC has a Code of Conduct and Ethics (“Code”) applicable to all directors and employees, including its Chairman of the Board, Chief Executive Officer and other senior executives, to help ensure that its business is conducted in accordance with high standards of ethical behavior. The Code is published on FTFC’s website at www.firsttrinityfinancial.com under “Corporate Governance” and may be obtained free of charge by contacting its corporate offices at (918) 249-2438 or requesting a copy in writing to 7633 East 63rd Place, Suite 230, Tulsa, Oklahoma 74113.

FTFC’s Board of Directors, Executive Officers, Officers and Management annually complete and verify biographical affidavits, questionnaires and conflict and interest forms to document compliance with the Code.

Communication with the Board of Directors

Shareholders and other interested parties can communicate with the Board of Directors, including the non-management directors, either by writing to First Trinity Financial Corporation, Board of Directors, Attention: Corporate Secretary, 7633 East 63rd Place, Suite 230, Tulsa, Oklahoma 74133-1246 or by calling 1-888-883-1499. An independent third-party service answers all calls to this toll-free telephone number and passes the caller’s information on to our External and Independent General Counsel, who in turn transmits the information confidentially to the appropriate member of the Board of Directors. Communications may be anonymous or confidential. Complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the Chairman of the Audit Committee. Other concerns will be referred to the Chairman of the Board of Directors. All shareholder-related complaints and concerns will be received, processed and acknowledged by the Company’s Board of Directors. Further information regarding communications with the Board of Directors may be found at the Company’s website, www.firsttrinityfinancial.com under “Corporate Governance.”

Committees of the Board

FTFC has four major committees to ensure that FTFC’s activities, decisions and transactions are subject to review and scrutiny.

Audit Committee

The Audit Committee of the Board of Directors is currently composed of four directors: Will W. Klein (chairman), Bill H. Hill, Gerald J. Kohout and Gary L. Sherrer, each of whom is determined to be an independent director as the term is defined by the NASDAQ listing standards. The Board of Directors has also determined that Mr. Klein qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.

The Audit Committee was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee FTFC's financial reporting process, the system of internal financial controls and audits of its financial statements. The Audit Committee (1) provides oversight of FTFC’s accounting and financial reporting processes and the audit of FTFC’s financial statements, (2) assists the Board of Directors in oversight of the integrity of FTFC’s financial statements, FTFC’s compliance with legal and regulatory requirements, the independent public accounting firm’s qualifications, independence and performance, and FTFC’s internal accounting and financial controls and (3) provides to the Board of Directors such information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, which is available in the “Corporate Governance” section of FTFC’s website at www.firsttrinityfinancial.com.

Compensation Committee

The Compensation Committee is currently composed of four directors: George E. Peintner (chairman), Bill H. Hill, Gerald J. Kohout and Will W. Klein, each of whom is determined to be an independent director as the term is defined by the NASDAQ listing standards. The Compensation Committee reviews and approves the compensation and benefits for FTFC’s executive officers and performs such other duties as may from time to time be determined by the Board of Directors. The Compensation committee acts pursuant to a written Charter adopted by the Board of Directors, which is available in the “Corporate Governance” section of FTFC’s website at www.firsttrinityfinancial.com.

Nominating and Corporate Governance Committee

The Board of Directors has a Nominating and Corporate Governance Committee. This committee meets on call and submits recommendations to the Board of Directors for the number of members to be included in FTFC’s Board of Directors, the individuals to be submitted to the shareholders for election for FTFC’s Board of Directors and coordinates the corporate governance activities of FTFC. The Nominating and Corporate Governance Committee currently consists of independent (as the term is defined by the NASDAQ listing standards) directors Charles W. Owens (Chairman) and Gary L. Sherrer and non-independent director William S. Lay. The Nominating and Corporate Governance committee acts pursuant to a written Charter adopted by the Board of Directors, which is available in the “Corporate Governance” section of FTFC’s website at www.firsttrinityfinancial.com.

Investment Committee

The Investment Committee of the Board of Directors is currently composed of four directors: Gregg E. Zahn (chairman), William S. Lay, Charles W. Owens and George E. Peintner. The Investment Committee (1) reviews and approves on at least a quarterly basis investment transactions, (2) establishes FTFC’s investment policy, (3) provides specific guidelines for the allocation of FTFC’s available funds for investments and other purposes and (4) monitors those guidelines to ensure that available funds are properly allocated into investment categories consistent with FTFC’s investment policies.

Executive Compensation

The Compensation Committee assists the Board of Directors in overseeing the management of FTFC’s compensation and benefits program, chief executive officer performance and executive development and succession efforts. In addition, the Compensation Committee oversees the evaluation of management and compensation of the officers of FTFC.

The primary objective of FTFC’s compensation program is to offer executive officers competitive compensation packages that will permit it to attract and retain individuals with superior abilities and to motivate and reward these individuals in an appropriate manner in the long-term interest of FTFC and its shareholders. Management provides recommendations to the Compensation Committee regarding most compensation matters, including executive compensation; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. FTFC does not currently engage any consultant related to executive compensation.

FTFC’s compensation program for executive officers consists of base salary, consideration for annual bonuses, 401(k) plan and life, health and dental insurance coverage. These elements are intended to provide an overall compensation package that is commensurate with FTFC’s financial resources, that is appropriate to assure the retention of experienced management personnel and that aligns their financial interest with those of its shareholders.

Base Salary: Salary levels recommended by the Compensation Committee are intended to be competitive with salary levels of similarly situated companies, commensurate with the executive officers' respective duties and responsibilities, and reflect the financial performance of FTFC. Annual salary increases are considered based on the same criteria.

Cash Bonuses: Bonus amounts are based on individual performance and are intended to reward superior performance. The Compensation Committee may also take into account additional considerations that it deems appropriate. Bonuses are discretionary and there is no formal bonus plan in place except for Gregg E. Zahn’s asset and net profit bonus discussed below.

The following Summary Compensation Table sets forth the compensation of FTFC’s most highly compensated executive officers for the years indicated.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)(4)	Total ($)
Gregg E. Zahn (1)	2020	478,154	904,986	16,800	1,399,940
President and Chief Executive Officer	2019	451,089	1,207,107	13,200	1,671,896

Jeffrey J. Wood (2)	2020	287,005	13,000	-	300,005
Chief Financial Officer, Secretary and Treasurer	2019	278,645	21,365	-	300,000

William S. Lay (3)	2020	86,350	-	-	86,350
Vice President and Chief Investment Officer	2019	103,466	-	-	103,466

(1) Mr. Zahn was elected President and Chief Executive Officer in October 2007.

(2) M. Wood was elected Chief Financial Officer in June 2010 and Secretary and Treasurer in March 2011.

(3) Mr. Lay was elected Vice President and Chief Investment Officer in March 2011.

(4) This amount is an auto allowance.

Employment Agreements

Gregg E. Zahn entered into an employment agreement with FTFC on June 7, 2010, with amendments on December 8, 2011, October 8, 2012 and April 9, 2013 and September 5, 2017.  The employment agreement and amendments were reported by the Company in its Reports on Form 8-K filed on June 11, 2010, December 13, 2011, October 10, 2012, April 11, 2013 and September 8, 2017, respectively. The employment agreement dated June 7, 2010, contained the terms and conditions of the agreement.  The most recent amended agreement is continuous with automatic monthly extensions on the first day of each month, provides health, dental and vision benefits for a three-year period following the date of separation, grosses up separation payments for up to three years of salary following the date of separation and is subject to earlier termination based on disability, death, termination by the Company, with or without cause.

Under the September 5, 2017, amendment:

●

Mr. Zahn's annual salary of $300,000 increased annually on January 1st of each year by 6% (retroactive to January 1, 2013) during 2013 and in subsequent years as follows: 2013 - $318,000; 2014 - $337,080; 2015 - $357,304; 2016 - $378,743; 2017 - $401,467, 2018 - $425,556, 2019 - $451,089, 2020 - $478,154 and 2021 - $506,843.

●

Mr. Zahn will receive an asset growth bonus (with assets measured using the U.S. GAAP basis of accounting) as follows: $200,000 bonus when the Company’s assets reach $200,000,000; $250,000 bonus when the Company’s assets reach $250,000,000; $300,000 bonus when the Company’s assets reach $300,000,000; $350,000 bonus when the Company’s assets reach $350,000,000; $400,000 bonus when the Company’s assets reach $400,000,000; $450,000 bonus when the Company’s assets reach $450,000,000 and $500,000 bonus when the Company’s assets reach $500,000,000. More than one asset growth bonus can be reached in any given year. Mr. Zahn’s asset growth bonus is being revisited since the Company’s assets exceed $500,000,000 but Mr. Zahn was granted a $600,000 bonus at the discretion of the Board of Directors in 2020 when the Company’s assets exceeded $600,000,000.

●

Mr. Zahn will receive a net profit bonus of 5% of the net income (with operating results measured using the U.S. GAAP basis of accounting) of the Company each year after completion of the annual audit and the filing of the Company’s Form 10-K. The net profit bonus will be capped at 200% of Mr. Zahn’s base salary for the year the net profit bonus was calculated. The initial net profit bonus was calculated for the year ended December 31, 2012.

Mr. Zahn also received a monthly auto allowance of $1,100 through March 31, 2020 that was increased to a monthly auto allowance of $1,500 effective April 1, 2020.  He is entitled to participate in the Company’s employee benefit plans available to other executives.  Amounts payable, as of December 31, 2020, in the event of Mr. Zahn’s termination of employment by the Company not for cause or for good reason at a minimum is $3,982,973.

William S. Lay entered into an employment agreement dated December 6, 2018, with the Company, effective January 1, 2019. The December 6, 2018 agreement is for a term through December 31, 2021 and is subject to earlier termination based on disability, death, termination by the Company, with or without cause. Mr. Lay’s base salary will be $31,250 for working 347 hours in 2019, 2020 and 2021. Any additional hours beyond 347 in 2019, 2020 and 2021 will be reimbursed at $95 per hour. The employment agreement was reported in the Company's Report on Form 8-K filed on December 7, 2018. He is entitled to participate in the Company’s employee benefit plans available to other executives. He is eligible for a bonus at the discretion of the Compensation Committee and the Board of Directors, based on performance. Amounts payable, as of December 31, 2020, in the event of Mr. Lay’s termination of employment by the Company not for cause or for good reason at a minimum is $46,548.

Jeffrey J. Wood entered into an employment agreement dated December 8, 2011 with the Company, effective and retroactive to August 1, 2011.  The agreement was for a term through December 31, 2013 with automatic one-year extensions each year on December 31 and is subject to earlier termination based on disability, death, termination by the Company, with or without cause.  Mr. Wood’s base salary of $200,000 effective August 1, 2011 was increased to $225,000 per year pursuant to an amendment to his employment agreement as of April 9, 2013, and effective as of January 1, 2013. The amendment was reported in the Company's Report on Form 8-K filed on April 11, 2013. Mr. Wood’s base salary of $225,000 retroactively effective January 1, 2013 was increased to $240,000 per year pursuant to an amendment to his employment agreement as of December 23, 2015, and effective as of January 1, 2015. The amendment was reported in the Company's Report on Form 8-K filed on December 28, 2015. Mr. Wood’s base salary of $240,000 retroactively effective to January 1, 2015 was increased to $255,000 per year pursuant to an amendment to his employment agreement as of February 26, 2016, and effective as of January 1, 2016. This annual salary of $255,000 will increase annually beginning January 1, 2017 by 3%. The amendment was reported in the Company's Report on Form 8-K filed on February 29, 2016. The most recent amended agreement dated March 18, 2019 and reported in the Company’s Form 8-K filed on March 20, 2019 is continuous with automatic monthly extensions on the first day of each month, provides health, dental and vision benefits for a three year period following the date of separation, grosses up separation payments for up to three years of salary following the date of separation and is subject to earlier termination based on disability, death, termination by the Company, with or without cause. He is entitled to participate in the Company’s employee benefit plans available to other executives.  He is eligible for a bonus at the discretion of the Compensation Committee and the Board of Directors, based on performance.  Amounts payable, as of December 31, 2020, in the event of Mr. Wood’s termination of employment by the Company not for cause or for good reason at a minimum is $661,215.

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of the Company’s Class A and Class B common stock as of August 31, 2021 (i) by all persons known to the Company, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the exchange act, to be the beneficial owners of more than 5% of FTFC’s common stock, (ii) by the executive officers named in the Summary Compensation Table under “Executive Compensation”, (iii) by each director, and (iv) by all current directors and executive officers as a group.

	Class A	Percentage
	Common Stock	Beneficially
Name	Beneficially Owned (1)	Owned (1)
Gregg E. Zahn	559,001	6.45%
William S. Lay	24,255	*
Bill H. Hill	34,968	*
Charles W. Owens (2)	51,036	*
George E. Peintner	51,170	*
Gary L. Sherrer	55,021	*
Will W. Klein	11,000	*
Gerald J. Kohout	1,100	*
All directors and executive officers as a group (8 persons)	787,551	9.09%

* represents less than 1%

(1)	As of August 31, 2021, there were 8,661,696 Class A shares issued and outstanding and entitled to vote.
(2)	Includes 4,726 shares jointly owned by Mr. Owens and his children.

	Class B	Percentage
	Common Stock	Beneficially
Name	Beneficially Owned (1)	Owned (1)
Gregg E. Zahn	100,000	98.91%
William S. Lay	-	*
Bill H. Hill	-	*
Charles W. Owens	-	*
George E. Peintner	-	*
Gary L. Sherrer	-	*
Will W. Klein	-	*
Gerald J. Kohout	-	*
All directors and executive officers as a group (8 persons)	100,000	98.91%

* represents less than 1%

(1)	As of August 31, 2021, there were 101,102 Class B shares issued and outstanding and entitled to vote.

INFORMATION CONCERNING RCC EXECUTIVE OFFICERS AND DIRECTORS

Directors

The following sets forth certain information regarding the current Directors of RCC including age, position with RCC, principal occupation and term of service. RCC’s Directors serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified.

			Director
Name of Nominee	Age	Position/Principle Occupation	Since
Gregg E. Zahn (4)	60	Director; Chairman of the Board	2013
Theodore T. Lung	57	Director; Vice Chairman of the Board	2017
John C. Todd	73	Director; President and Chief Executive Officer	2013
William S. Lay (3) (4)	81	Secretary and Treasurer	2013
George (Bill) Beck (1) (2)	73	Director	2014
Matthew P. Breuer (3)	46	Director	2017
John G. Eilering (1)	76	Director	2013
George N. Gaynor (2)	72	Director	2013
William J. Howard (4)	75	Director	2013
Corbyn W. Jones (3)	45	Director	2017
David B. Keller	72	Director	2017
Willard C. (Bill) McNitt (1) (4)	72	Director	2013
Richard H. Straeter (2)	63	Director	2015

(1) Member of Audit Committee
(2) Member of Compensation Committee
(3) Member of Nominating and Corporate Governance Committee
(4) Member of Investment Committee

The following is a brief description of the previous business background of the executive officers and directors.

Gregg E. Zahn – Chairman of the Board of Directors of RCC, Mr. Zahn is also Chairman of the Board, President and Chief Executive Officer of First Trinity Financial Corporation (Tulsa, OK), Trinity Life Insurance Company (Tulsa, OK), and Family Benefit Life Insurance Company (Jefferson City, MO), and Chairman of Texas Republic Capital Corporation (Austin, TX). He founded First Trinity Financial and has served as a director from its inception. From 2004 until October 2007, he was Director of Training and Recruiting for First Trinity Financial. He has served as its Chairman of the Board since 2011 and its President and Chief Executive Officer since 2007. In December 2011, he was appointed Chairman of the Board and CEO, and in 2015 was appointed President of Family Benefit Life Insurance Company. He was Executive Vice President of First Life America Corporation (Topeka, KS) from December 2008 until August 2009 at which time First Life America merged with Trinity Life Insurance Company. Between 1997 and March 2004, Mr. Zahn served as Marketing Vice President of First Alliance Insurance Company (Lexington, KY) and as Assistant to the President of First Alliance Corporation (Lexington, KY) and Mid-American Alliance Corporation (Jefferson City, MO). He was President of Alliance Insurance Management from 2001-2003.

Theodore T. Lung – Vice Chairman of the Board of RCC. Mr. Lung currently serves as the Business Development Manager at Diversified Crop Insurance Services. Diversified Crop Insurance Services is one of fourteen Federal Crop Insurance providers for the RMA/USDA. Previously, Mr. Lung was Vice President of AgriLogic Insurance Services. In 1998, Mr. Lung started Midwest Crop Insurance Services, which he successfully grew to having in excess of $70 million in premiums, 170 agents, 25 employees and business in 15 states. He sold his business to AgriLogic in 2011. Mr. Lung has owned several successful independent insurance agencies throughout Illinois. His insurance career started in 1982 as a senior in high school. Mr. Lung served as Vice Chairman at Inspire Capital Corporation and Capital Reserve Life Insurance Company of Osage Beach, MO. In addition to his insurance business, Mr. Lung owns several other businesses in Illinois.

John C. Todd – Mr. Todd is the President and Chief Executive Officer of RCC and serves as a director. He is a financial services executive with over 40 years of experience focusing on insurance and securities. He has held positions at First Trinity Financial Corporation (District Manager), Trinity Life Insurance Company, Texas Republic Capital Corporation (Regional Manager), B.C. Ziegler (Senior Managing Director of Wealth Management), Disciplined Investment Advisors (Executive Vice President Sales), Oppenheimer and Merrill Lynch. He has been responsible for planning and executing top- and bottom-line goals, building large sales organizations and product development including, sourcing, structuring, and placing in excess of $1 billion of private placements, non-traded public securities and debt instruments. He has served on executive management committees, risk committees, new product committees, and retirement committees.

William S. Lay – Mr. Lay is Secretary and Treasurer of RCC and serves as a director.  He is Secretary, Treasurer, and director of Texas Republic Capital Corporation, a Texas insurance holding company, since November 2012. Mr. Lay is Secretary and Treasurer of Texas Republic Life Insurance Company and has served as a director since 2016. Mr. Lay is Secretary and Treasurer of Texas Republic Life Solutions and has served as a director since 2017. Mr. Lay is Vice President and Chief Investment Officer and a director of First Trinity Financial Corporation, Trinity Life Insurance Company and First Trinity Capital Corporation and served as Chief Financial Officer of each from April 2007 through June 2010, and as Secretary and Treasurer of each from April 2007 through March 2011.  He has been a director of Family Benefit Life Insurance Company since December 2011.  For the past five years, Mr. Lay has been a financial officer and business consultant, specializing in corporate, financial and consulting services for small-sized entrepreneurial companies. Prior to that, Mr. Lay was an officer and director of numerous life insurance companies. He has experience in numerous mergers, acquisitions and reorganizations.

George “Bill” Beck – Mr. Beck serves as a director of RCC. He was the owner, President and CEO of Beck Bus Transportation Corporation for 37 years until its sale in 2007. Mr. Beck is the owner of TET Inc., a property management company. Mr. Beck serves on numerous community and state boards. His past and present service includes Mt. Vernon Township High School, Illinois Pupil Transportation Advisory Committee, Federal FCC Board, Illinois State Chamber of Commerce, Good Samaritan Regional Health Center Foundation, Boatmen’s Bank of Mt. Vernon and U.S. Bank of Mt. Vernon. He received his B.A. in Accounting from Southern Illinois University - Carbondale in 1970.

Matthew P. Breuer – Mr. Breuer serves as a director. He is the owner of Revelation Construction and Development in Osage Beach, Missouri, a successful real estate and multi-family company. In 2000, Mr. Breuer founded Ark Enterprises, which is a sales and management company specializing in insurance, property management and real estate. In 1998, Mr. Breuer started in the insurance industry and held various positions from Agent, Regional Director, Agency Director and Central USA Marketing Director and President. He has an Associate’s degree from the University of Wisconsin and a Bachelor’s and Business Minor from Eastern Kentucky University.

John G. Eilering – Mr. Eilering serves as a director of RCC. He is President of the Mt. Prospect, Illinois office of Glenview State Bank, where he is also a director. Mr. Eilering was the former Chairman and CEO of Northwest Suburban Bancorp Inc. from 1997 until its sale in 2007. He has over 50 years of banking experience and serves on numerous community boards. He received his B.A. in Economics from Cornell College and his MBA from Northern Illinois University.

George N. Gaynor – Mr. Gaynor serves as a director of RCC. He began his career in investment banking in 1974. In 1979, he became a member of the Chicago Board Options Exchange and was a market-maker specialist for 14 years. During the 1980’s, he also served as a director of the First National Bank of Batavia, the State Bank of St. Charles, and as a founder and director/officer of Norris Bancorp, until 1988 when these entities were sold. Mr. Gaynor served two terms as an Alumni Trustee of Northwestern University, where he received his B.A. in 1973. Mr. Gaynor also serves as an advisor/strategist for a hedge fund, Three Circles Capital, and remains active in international investment banking, securities and derivatives trading.

William J. Howard – Mr. Howard serves as a director of RCC. He is an attorney who concentrates his practice on complex estate planning, probate, real estate matters, as well as on corporate counsel matters for numerous small- and medium-sized corporate clients including the Rock River Water Reclamation District and Estwing Manufacturing Company. Previously, he was a two-term trustee for Rockford Township and he continues to represent area townships in his law practice. He received his Bachelor’s degree in finance from Northern Illinois University in 1968 and his Juris Doctorate from University of Illinois College of Law in 1972.

Corbyn W. Jones – Mr. Jones serves as a director of RCC. He serves as in-house counsel for Indikon Media Co. and Trident Restaurant Group. Mr. Jones has extensive experience in both business and real estate transactions, as well as commercial litigation. Prior to earning his J.D., Mr. Jones was the starting quarterback for the University of Missouri-Columbia, where he distinguished himself on the field and in the classroom. He subsequently spent time in both the National Football League with the Baltimore Ravens and the Canadian Football League with the Montreal Alouettes. Mr. Jones has also worked as an analyst for the Fox Sports Network, as a part of their Big 12 Football Saturday studio team, and with Learfield Communications, as a co-host for the Tiger Pre- and Post-Game Show.

David B. Keller – Mr. Keller serves as a director of RCC. He is a 41-year veteran banker who spearheaded the start-up of The Bank of Missouri, Columbia, Missouri, in 2005, which has since developed a network of branches in Southwest and Southeast Missouri. The Bank of Missouri is a business and professional bank with an emphasis on SBA lending to emerging and expanding business enterprises as well as a leading provider of wealth management services to individuals and businesses for investment management, retirement planning, deferred compensation and employee benefits. Mr. Keller has served as the Board Chairman of the Missouri Innovation Center since 2004, which operates a 33,000 square-foot business incubator in Columbia and is an active angel investor with Centennial Investors. Mr. Keller serves as an Advisory Board Member at the Steve and Barbara Fishman Entrepreneurial Center at Columbia College. He is a lifelong member of the Boy Scouts of America, serving on the Great Rivers Council Board since 1988, and having received the Distinguished Eagle Scout Award in 2002.

Willard C. McNitt III – Mr. McNitt serves as a director of RCC. He has been a principal of the Thurston Group, a merchant bank, since 2000. He has served on the boards of several portfolio companies in the telecommunications, energy, financial services and healthcare industries. Mr. McNitt was the Chief Financial Officer, Vice President and Treasurer of Zenith Electronics, and the Vice President and Treasurer of Gould Inc., both publicly-traded companies. Mr. McNitt is a CPA and holds a CFA charter. He received his B.A., with honors, from Amherst College, and his MBA from Harvard Business School.

Richard H. Straeter – Mr. Straeter serves as a director of RCC. He is the owner of Orbit Gas Transmission, Orbit, Inc. and Orbit Gas Storage, Inc. He has held positions as district manager for Woosley Operating Company, President of Continental Resources Eastern Region, and Vice President of Barger Engineering. He is involved with numerous charities including Broken Loved Healed, Habitat for Humanity, United Way and the United Methodist Children’s Home, among many others. Mr. Straeter served on the boards of the Illinois Oil and Gas Association, First National Bank Advisory Board of Carmi, Illinois and Lifeboat Alliance. He received his B.S. in Petroleum Engineering in 1983 and his M.S. from the University of Missouri-Rolla in 2004.

Executive Officers

The following sets forth information regarding the current executive officers of RCC. The executive officers serve a term of one year as elected by the Board of Directors or until their successors are duly elected and qualified.

			Officer
Name	Age	Position / Principal Occupation	Since
John C. Todd	73	President and Chief Executive Officer	2013
William S. Lay	81	Secretary and Treasurer	2013
Michael J. McArthur	56	Chief Financial Officer	2018

There are no family relationships between the directors.

Corporate Governance

RCC has a Code of Conduct and Ethics (“Code”) applicable to all directors and employees, including its Chairman of the Board, Chief Executive Officer and other senior executives, to help ensure that its business is conducted in accordance with high standards of ethical behavior. The Code may be obtained free charge by contacting its corporate offices at (708) 995-7748 or requesting a copy in writing to 19250 Everett Lane, Suite 201, Mokena, Illinois 60448.

RCC’s Board of Directors, Executive Officers, Officers and Management annually complete and verify biographical affidavits, questionnaires and conflict and interest forms to document compliance with the Code.

RCC has four major committees to ensure that RCC‘s activities, decisions and transactions are subject to review and scrutiny.

Board of Directors, Executive Officers, Officers and Management annually complete and verify biographical affidavits, questionnaires and conflict and interest forms to document compliance with the Code.

Communication with the Board of Directors

Shareholders and other interested parties can communicate with the Board of Directors, including the non-management directors, by writing to Royalty Capital Corporation, Board of Directors, Attention: Corporate Secretary, 19250 Everett Lane, Suite 201, Mokena, Illinois 60448. Complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the Chairman of the Audit Committee. Other concerns will be referred to the Chairman of the Board of Directors. All shareholder-related complaints and concerns will be received, processed and acknowledged by the Company’s Board of Directors. Further information regarding communications with the Board of Directors may be found at the Company’s website, www.firsttrinityfinancial.com under “Corporate Governance.”

Board Committees

RCC has four major committees to ensure RCC’s activities, decisions and transactions are subject to review and scrutiny. Each is discussed below.

Audit Committee

The Audit Committee of the Board of Directors is currently composed of three directors: Willard C. McNitt, (chairman), John G. Eilering and George (Bill) Beck each of whom is determined to be an independent director as the term is defined by the NASDAQ listing standards. The Board of Directors has also determined that Mr. McNitt qualifies as an “audit committee financial expert,” as defined SEC rules.

The Audit Committee was established by the Board of to oversee RCC’s financial reporting process, the system of internal financial controls and audits of its financial statements. The Audit Committee (1) provides oversight of RCC’s accounting and financial reporting processes and the audit of RCC’s financial statements, (2) assists the Board of Directors in oversight of the integrity of RCC’s financial statements, RCC’s compliance with legal and regulatory requirements, the independent public accounting firm’s qualifications, independence and performance, and RCC’s internal accounting and financial controls and (3) provides to the Board of Directors such information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, which is available by contacting its corporate offices at (708) 995-7748 or requesting a copy in writing to 19250 Everett Lane, Suite 201, Mokena, Illinois 60448.

Compensation Committee

The Compensation Committee is currently composed of three directors: George (Bill) Beck, George N. Gaynor and Richard H. Straeter, each of whom is determined to be an independent director as the term is defined by the NASDAQ listing standards. The Compensation Committee reviews and approves the compensation and benefits for RCC’s executive officers and performs such other duties as may from time to time be determined by the Board of Directors. The Compensation committee acts pursuant to a written Charter adopted by the Board of Directors, which is available by contacting its corporate offices at (708) 995-7748 or requesting a copy in writing to 19250 Everett Lane, Suite 201, Mokena, Illinois 60448.

Nominating and Corporate Governance Committee

The Board of Directors has a Nominating and Corporate Governance Committee. This committee meets on call and submits recommendations to the Board of Directors for the number of members to be included in RCC’s Board of Directors, the individuals to be submitted to the shareholders for election for RCC’s Board of Directors and coordinates the corporate governance activities of RCC. The Nominating and Corporate Governance Committee currently consists of independent (as the term is defined by the NASDAQ listing standards) directors Matthew P. Breuer, Corbyn W. Jones and non-independent director William S. Lay. The Nominating and Corporate Governance committee acts pursuant to a written Charter adopted by the Board of Directors, which is available by contacting its corporate offices at (708) 995-7748 or requesting a copy in writing to 19250 Everett Lane, Suite 201, Mokena, Illinois 60448.

Investment Committee

The Investment Committee of the Board of Directors is currently composed of four directors: Gregg E. Zahn, William S. Lay, Willard C. McNitt and William J. Howard. The Investment Committee (1) reviews and approves on at least a quarterly basis investment transactions, (2) establishes RCC’s investment policy, (3) provides specific guidelines for the allocation of RCC’s available funds for investments and other purposes and (4) monitors those guidelines to ensure that available funds are properly allocated into investment categories consistent with RCC’s investment policies.

Executive Compensation

The Compensation Committee assists the Board of Directors in overseeing the management of RCC’s compensation and benefits program, chief executive officer performance and executive development and succession efforts. In addition, the Compensation Committee oversees the evaluation of management and compensation of the officers of RCC.

The primary objective of RCC’s compensation program is to offer executive officers competitive compensation packages that will permit it to attract and retain individuals with superior abilities and to motivate and reward these individuals in an appropriate manner in the long-term interest of RCC and its shareholders. Management provides recommendations to the Compensation Committee regarding most compensation matters, including executive compensation; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. RCC does not currently engage any consultant related to executive compensation.

RCC’s compensation program for executive officers consists of base salary, consideration for annual bonuses, and reimbursement for health insurance coverage. These elements are intended to provide an overall compensation package that is commensurate with RCC’s financial resources, that is appropriate to assure the retention of experienced management personnel and that aligns their financial interest with those of its shareholders.

Base Salary: Salary levels recommended by the Compensation Committee are intended to be competitive with salary levels of similarly situated companies, commensurate with the executive officers' respective duties and responsibilities, and reflect the financial performance of RCC. Annual salary increases are considered based on the same criteria.

Cash Bonuses: Bonus amounts are based on individual performance and are intended to reward superior performance. The Compensation Committee may also take into account additional considerations that it deems appropriate. Bonuses are discretionary and there is no formal bonus plan in place.

The following Summary Compensation Table sets forth the compensation of RCC’s most highly compensated executive officers for the years indicated.

Summary Compensation Table

				All Other
Name and Principal Position	Year	Salary $	Bonus $	Compensation $	Total $
John C Todd	2020	200,000			200,000
President and Chief Executive Officer	2019	200,000			200,000

William S Lay	2020	48,645			48,645
Secretary and Treasurer	2019	74,317			74,317

There are no employments agreements between RCC and any of its officers.

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of the Company’s common stock as of August 31, 2021 (i) by all persons known to the Company, to be the beneficial owners of more than 5% of RCC’s common stock, (ii) by the executive officers named in the Summary Compensation Table under “Executive Compensation”, (iii) by each director, and (iv) by all current directors and executive officers as a group.

	Common Stock	Percentage
	Beneficially	Beneficially
Name	Owned	Owned
First Trinity Financial Corporation	791,719	3.10
Gregg E. Zahn (3)	2,662,154	10.41
John Todd	2,771,014	10.83
George W. Beck (1) (2)	333,344	1.30
Matthew P. Breuer (4)	0	*
John G. Eilering (1)	297,102	1.16
George N. Gaynor (2)	356,274	1.39
William J. Howard (3)	197,930	*
Corbyn W. Jones (4)	30,000	*
David B. Keller	50,000	*
William S. Lay (3) (4)	197,930	*
Theodore T. Lung	360,000	1.41
Willard C. McNitt III (1) (3)	197,930	*
Richard H. Straeter (2)	967,025	3.78
Total affiliated stockholders	9,212,422	36.02

* less than 1%
(1) Member of Audit Committee
(2) Member of Compensation Committee
(3) Member of Investment Committee
(4) Member of Nominating and Corporate Governance Committee

FINANCIAL INFORMATION CONCERNING RCC

See “Introduction to Financial Statements” for statutory financial statements of RCLIC as of December 31, 2021 and for the years ended December 31, 2020 and 2019 and as of and for the six month periods ended June 30, 2021 and 2020 along with Management’s Discussion and Analysis of Financial Condition and Results of Operations.

DESCRIPTION OF FTFC CAPITAL STOCK

General

The total number of shares of all classes of common stock which FTFC has authority to issue is fifty million (50,000,000) shares, consisting of (i) forty million (40,000,000) shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”); (ii) ten million (10,000,000) shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”); and (iii) FTFC has the authority to issue five hundred fifty thousand (550,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

As of August 31, 2021, FTFC had issued and outstanding 8,661,696 shares of Class A Common Stock, 101,102 shares of Class B Common Stock and no shares of Preferred Stock.

The Common Stock is subject to the express terms of any series of Preferred Stock set forth in any Preferred Stock Designation relating thereto. The powers, preferences and rights of the Class A Common Stock and the Class B Common Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided below.

Common Stock

(a)         Voting. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on matters submitted to FTFC’s shareholders; provided however (i) the holders of shares of Class B Common Stock, voting as a single class is entitled to elect a majority of FTFC’s Board of Directors (one half plus one) at any special or annual meeting called for such purpose, or by written consent if applicable, and (ii) the affirmative vote of a majority of the holders of the Class B Common Stock, voting as a separate class, is necessary to effect any merger, consolidation, recapitalization, sale of substantially all of FTFC’s assets or any liquidation of FTFC. Each record holder of Class A Common Stock shall be entitled one vote for each share of Class A Common Stock standing in such person's name on the stock transfer records of FTFC in connection with the election of persons nominated as Class A directors and all other actions submitted to a vote of shareholders at all meetings of the shareholders and with respect to any action by written consent in lieu of a meeting; and prior to the conversion of Class B Common Stock into Class A Common Stock under (c) below, each record holder of Class B Common Stock is entitled to one vote for each share of Class B Common Stock standing in such person's name on the stock transfer records of FTFC in connection with the election of persons nominated as Class B directors and all other actions described in (ii) above submitted to a vote of shareholders at all meetings of the shareholders and with respect to any action by written consent in lieu of a meeting. After conversion of all Class B Common Stock into Class A Common Stock, such Class A Common Stock shall be FTFC’s only class of voting common stock and shall elect all directors and act on any other matters submitted to a vote of shareholders.

(b)         Dividends and Other Distributions.

(i)          The record holders of the Common Stock are entitled to receive such dividends and other distributions in cash, stock or property of FTFC as may be declared thereon by the Board of Directors out of funds legally available therefor.

(ii)        Cash dividends declared on shares of Class B Common Stock shall not be more than 85% of the amount of cash dividends per share declared in such period on shares of Class A Common Stock. No cash dividend shall be paid on shares of Class A Common Stock unless, at the same time, equal per share cash dividends are paid on the shares of Class B Common Stock, subject to the 85% limitation.

(iii)       No stock dividend may be paid on Class A Common Stock unless a proportionate stock dividend is paid simultaneously on Class B Common Stock.

(iv)       If the Board of Directors determines to provide the record holders of Class A Common Stock the option to receive a dividend in cash or in capital stock of FTFC, the same option must be simultaneously provided to the Class B Common Stock, subject to the 85% limitation provided in paragraph (ii) above as to the cash portion and subject to the proportionality paragraph (iii) above as to the stock portion.

(c)         Convertibility. Neither the Class A Common Stock nor the Class B Common Stock will be convertible into another class of Common Stock or any other security of FTFC, except:

Voluntary Conversions:

●

holders of Class B Common Stock may convert all or part of such shares into shares of Class A Common Stock, at any time, on a one for .85 per share basis (one share of Class B Common Stock for a .85 share of Class A Common Stock);

Involuntary Conversions:

●

all outstanding shares of Class B Common Stock will be automatically converted into Class A Common Stock, at the rate of .85 of a share of Class A Common Stock for each one share of Class B Common Stock upon the earliest to occur of:

(i)          ten years after issuance of the Class B Common Stock provided that such time period shall be extended by five years in the event (i) FTFC achieves net income, as determined in accordance with GAAP, of at least ten million dollars ($10,000,000) during at least three of any fiscal years of FTFC ending before ten years after issuance of the Class B Common Stock, and (ii) total assets of FTFC, as determined in accordance with GAAP, are at least $1,500,000,000 as of any fiscal year end of FTFC ending within any of the ten fiscal years after issuance of the Class B Common Stock;

(ii)          the death or full mental or physical disability of Gregg E. Zahn, which disability makes him substantially unable to fulfill the duties of Chairman or Chief Executive Officer of FTFC;

(iii)        upon a finding that Mr. Zahn has committed fraud on FTFC or its shareholders or has committed a felony, in either case pursuant to a non-appealable judgment or conviction or Mr. Zahn becomes subject to any governmental rule, order, decree or proceeding which prevents him from serving as FTFC’s Chairman or Chief Executive Officer or he is found guilty pursuant to an applicable governmental proceeding of an act or omission which otherwise could or does cause material harm to FTFC, its assets, operations or prospects;

(iv)         the date upon which Mr. Zahn owns fewer than 100,000 shares of Class B Common Stock issued and outstanding as of that date; and

(v)          the voluntary resignation of Mr. Zahn as FTFC’s Chairman, Chief Executive Officer, or both.

In the event of a conversion of a share or shares of Class B Common Stock into a share or shares of Class A Common Stock pursuant to this subsection (c), such conversion shall be deemed to have been made (a) in the event of a voluntary conversion, at the close of business on the business day on which written notice of such voluntary conversion is received by the transfer agent of FTFC and (b) in the event of an involuntary conversion upon the date which any event occurs, or any state of facts arises or exists, that would cause an automatic conversion pursuant to subsection (c) occur or at the time that such other event occurred, or state of facts arose, as applicable. Upon any conversion of a share or shares of Class B Common Stock to a share or shares of Class A Common Stock, subject only to rights to receive any dividends or other distributions payable in respect of such share or shares of Class B Common Stock with a record date prior to the date of such conversion, all rights of the holder of a share or shares of Class B Common Stock shall cease and such person shall be treated for all purposes as having become the registered holder of such share or shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this section shall be retired and may not be reissued.

Any voluntary conversion requires prior written notice of such conversion by the holder of Class B Common Stock given to FTFC along with properly endorsed certificates representing such shares of Class B Common Stock and instructions to FTFC as to the issuance and delivery of certificates representing the appropriate number of shares of Class A Common Stock. No fractional shares of Class A Common Stock will be issued but will be rounded to the nearest whole share.

(d)          Mergers and Consolidations; Sale of Assets; Liquidation. Holders of Class B Common Stock will be entitled to receive 85% of the amount and form of consideration received by holders of the Class A Common Stock, on a per share basis, in a merger or consolidation of FTFC (whether or not FTFC is the surviving corporation). Holders of Class B Common Stock will have the same rights as holders of Class A Common Stock, subject to the 85% limitation in the case of the sale of all or substantially all of FTFC’s assets or in the case of its liquidation.

(e)          Repurchases. FTFC has the power to purchase, repurchase, exchange, redeem or otherwise acquire shares of either Class A Common Stock or Class B Common Stock (with the holder’s consent) out of funds legally available therefore at any time for such consideration as the Board of Directors determines in its business judgment, but in no event more than the fair value of such shares. Notwithstanding the foregoing, if at any time in the future FTFC publicly announces an issuer self-tender offer to concurrently purchase shares of both Class A Common Stock and Class B Common Stock, then FTFC shall tender to purchase Class B Common Stock at a per share price equal to 85% of the tender offer price of Class A Common Stock and on terms no less favorable than for Class A Common Stock.

(f)          Subdivision, Combination, Reclassification and Issuance of Shares. If FTFC shall in any manner split or subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class of Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Common Stock have been split, subdivided or combined. No additional shares of Class B Common Stock shall be issued except as is necessary to comply with the foregoing sentence.

(g)          No Preemptive Rights. No holder of Class A Common Stock or Class B Common Stock has, by reason of such holding, have any preemptive right to subscribe to any additional issue of stock of any class or series of FTFC or to any security of FTFC convertible into such stock.

(h)          Amendment. In addition to any vote required by law, the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting separately as a single class, is required in order to amend (i) any of the powers, preferences or special rights of the Class A Common Stock (whether by merger, consolidation or otherwise) in either case or (ii) any of the powers, preferences or special rights of the Class B Common Stock (whether by merger, consolidation or otherwise) to the extent that such amendment would adversely affect the holders of the Class B Common Stock.

(i)          Transfer Restriction. No holder of shares of FTFC’s Class B Common Stock (each, a “Class B Holder”) may sell, assign, transfer, pledge or otherwise dispose of all or any portion of the Class B Holder’s Class B Common Stock, or any beneficial interest therein, unless and until (i) such Class B Holder shall have given prior written notice to FTFC of such Class B Holder’s intention to make such disposition and shall have furnished FTFC with a detailed description of the manner and circumstances of the proposed disposition, including without limitation the price, terms and identify of the proposed transferee(s), and, if requested by FTFC, such Class B Holder shall have furnished to FTFC, at its expense, with an opinion of counsel, reasonably satisfactory to FTFC, that such transfer is permissible under applicable federal and state securities and insurance laws, and (ii) the Class B Holder shall have complied with this subsection (i).

(j)          Right of First Refusal.

1.          Offer to FTFC. FTFC, or its assigns as designated by the Board of Directors, shall have the right, but not the obligation (the “Right of First Refusal”), to purchase all or any portion of each Class B Holder’s shares of Class B Common Stock that such Class B Holder may propose to transfer by way of sale, pledge, mortgage, hypothecation, encumbrance, or other form of disposition (the “Transfer Stock”) and such proposed transfer, (the “Proposed Transfer”), at the same price and on the same terms and conditions as those offered to the prospective transferee (the “Prospective Transferee”) or at FTFC’s sole election to automatically convert the Transfer Stock into shares of Class A Common Stock on the basis of .85 share of Class A Common Stock for each one share of Class B Common Stock subject to the Proposed Transfer.

2.          Notice. Each Class B Holder proposing to make a Proposed Transfer must deliver a notice (a “Proposed Transfer Notice”) to the President of FTFC not later than thirty (30) calendar days prior to the consummation of such Proposed Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer and the identity of the Prospective Transferee. To exercise its Rights of First Refusal under this subsection (i), FTFC must deliver notice (a “FTFC Notice”) to the selling Class B Holder within thirty (30) calendar days after deliver of the Proposed Transfer Notice.

3.          Closing. Subject to any extension permitted by subsection 4, the closing of the purchase of the Transfer Stock buy FTFC (the “Closing”) shall take place, and all payments or issuance of Class A Common Stock from FTFC shall have been delivered to the selling Common Shareholder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer and (ii) forty-five (45) calendar days after delivery of the Proposed Transfer Notice.

4.          Regulatory Approval. In the event it is necessary for FTFC to obtain federal or State regulatory approval or provide prior notice to any Federal or State regulatory agency, then the Closing shall be delayed for the period necessary to obtain such approval or comply with any prior notice requirements.

5.          Failure to Comply; Equitable Relief. Any Proposed Transfer not made in compliance with the requirements of this Right of First Refusal shall be null and void ad initio, shall not be recorded on the books of FTFC or its transfer agent and shall not be recognized by FTFC. By becoming a Class B Holder of FTFC, each Class B Holder acknowledges and agrees that any failure to comply with this Right of First Refusal would result in substantial harm to FTFC for which monetary damages alone could not adequately compensate. Therefore, FTFC shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock specifically including purported exempt transfers under this subsection not made in strict compliance with this Agreement).

6.          Exempt Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of this Article shall not apply: (i) in the case of a Class B Holder that is an entity, upon a transfer by such Class B Holder to its shareholders, members, partners or other equity holders, (ii) to a pledge of Transfer Stock that creates a security interest in the pledged Transfer Stock, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Article to the same extent as if it were the Class B Holder making such pledge, (iii) to a transfer of Transfer Stock held by a Class B Holder that is a custodian of a traditional individual retirement account, a Roth individual retirement account, a 401(k) retirement account or another type of retirement account designated as eligible for this exemption by resolution of the Board of Directors (each, an “Eligible Retirement Account”) to a successor custodian or to the beneficiaries of the Eligible Retirement Account’s governing instrument, (iv) to a transfer of Transfer Stock by a Class B Holder into or out of an Eligible Retirement Account, or (v) in the case of a Class B Holder that is a natural person upon a transfer of Transfer Stock by such Class B Holder made for bona fide estate planning purposes, during his or her lifetime or on death, except for Gregg E. Zahn to whom this subsection 6 shall not apply in the event of his death, by will, intestacy or transfer on death designation to his or her spouse, child (natural or adopted), domestic partner sharing the same household, or any other direct lineal descendant of such Class B Holder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other person approved by the Board of Directors of FTFC, or any custodian or trustee of any trust, partnership or limited liability company for the benefit or, or the ownership interests of which are owned wholly by, such Class B Holder or any such family members; provided in each case that the Class B Holder provides (a) prompt written notice of such transfer or distribution to FTFC’s President; (b) any documentation reasonably requested by FTFC to evidence compliance with this subsection 6, (c) assurance that such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Article, and (d) if requested, an opinion of counsel that such proposed transfer is permissible under federal and state securities and insurance laws.

7.          Legends. Each certificate, if any, representing shares of Class B Common Stock of FTFC shall be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws”

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A RIGHT OF FIRST REFUSAL AND MANDATORY CONVERSION IN FAVOR OF FTFC, AS SET FORTH IN FTFC’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF FTFC.

8.          Notices. FTFC shall make a notation on its records and give instructions to any transfer agent of the shares of Class B Common Stock of FTFC in order to implement the restrictions on transfer established in this Article.

(k)          Related Party. Notwithstanding anything to the contrary set forth herein, at least a majority of the Class A directors shall be required to approve any material contract, arrangement, agreement, or transaction between FTFC and Gregg E. Zahn so long as Mr. Zahn is a holder of shares of FTFC’s Class B Common Stock; provided that this provision shall not apply to compensation and employment agreements to which FTFC and Mr. Zahn is, or is proposed to be, a party.

Preferred Stock

The Board of Directors is expressly authorized at any time, and from time to time, to create and provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the OGCA (hereinafter referred to as a “Preferred Stock Designation”), to establish the number of shares to be included in each such series, and to fix the designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, the following:

●	the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

●	whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

●	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

●	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

●

whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of, any other series of any class or classes of capital stock of, or any other security of, FTFC or any other corporation, and, if provision be made for any such conversion or exchange, the times, prices, rates, adjustments and any other terms and conditions of such conversion or exchange;

●	the voting powers, if any, and whether such voting powers are full or limited in such series;

●	the restrictions, if any, on the issue or reissue of shares of the same series or of any other class or series;

●	the amounts payable on and the preferences, if any, of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of FTFC; and

●	any other relative rights, preferences and limitations of that series as designated by the Board of Directors.

Transfer Agent and Registrar

FTFC’s transfer agent and registrar is Computershare Trust Company Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401. Its mailing address is PO Box 1596, Denver, Colorado 80201. Its toll free number is 1-800-962-4284.

COMPARISON OF RIGHTS OF HOLDERS OF RCC COMMON STOCK AND FTFC COMMON STOCK

FTFC is an Oklahoma corporation governed by the Oklahoma General Corporation Act (“OGCA”). RCC is an Illinois corporation governed by the IBCA. The rights of FTFC shareholders are governed by its amended and restated certificate of incorporation (the “FTFC Certificate”) and bylaws, and the rights of RCC stockholders are governed by RCC’s Articles of Incorporation (the “RCC Articles”) and bylaws.

The OGCA is based on the Revised Model Business Corporation Act, which was adopted by the Corporate Law Committee of the Business Section of the American Bar Association. The IBCA is very similar to the Revised Model Business Corporation Act, and as a consequence, the statutory corporate law under which each of FTFC and RCC are organized is substantially similar.

The following is a summary of the material differences between the rights of FTFC and RCC stockholders, which are primarily driven by differences contained in each company’s organization documents.

Authorized Capital Stock

RCC

The authorized capital stock of RCC consists of 50,000,000 shares of common stock, no par value.

FTFC

The authorized capital stock of FTFC is fifty million (50,000,000) shares, consisting of (i) forty million (40,000,000) shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”); (ii) ten million (10,000,000) shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”); and (iii) five hundred fifty thousand (550,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). Please see “Description of FTFC Capital Stock” for further information regarding the differences between the Class A Common Stock and Class B Common Stock.

Number of Directors

RCC

RCC’s board of directors currently consists of 13 members.

FTFC

FTFC’s board of directors currently consists of eight members.

Changes in the Number of Directors

RCC

RCC’s bylaws provide that the number of directors shall not be less than seven but not more than twelve pursuant to IBCA limitations. [Section 8.10(b) of the IBCA says if minimum stated, maximum cannot be more than that plus 5. How can there be 13? One must resign or bylaws amended to make minimum number eight (8).] Members of the RCC board of directors do not have to reside in the State of Illinois or hold shares of RCC.

Under RCC’s bylaws, a director may resign at any time by delivering a written resignation to the board of directors, or its chair, or to the secretary of the corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events.

FTFC

FTFC’s Certificate provides that the number of directors shall not be less than seven nor more than 12 and may be fixed by the board of directors in the manner set forth in the FTFC bylaws. Any director may resign effective upon giving written notice to the president or the secretary, unless the notice specifies a later time for the effectiveness of the resignation.

Election of Directors

RCC

RCC’s bylaws provide that members of the RCC board of directors are elected at each annual meeting of the shareholders. Each member of the RCC board of directors, except one appointed to fill a vacancy, shall be elected to serve for a one-year term, or until the member’s successor is elected and qualifies. Vacancies on the RCC board of directors shall be filled by a majority of the remaining members. Each director elected to fill a vacancy shall serve until that member’s successor is elected by the RCC shareholders at the next annual meeting or at a special meeting of RCC shareholders called for the purpose of filling the vacancy. If the board consists of six or more members, Illinois law permits, but does not require, a staggered board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. The RCC Articles and RCC’s bylaws do not provide for a staggered board.

FTFC

FTFC’s Certificate provides that members of the FTFC board of directors are to be elected at each annual meeting of shareholders. Holders of the Class B Common Stock have the right to elect the majority of directors. Each director, including a director elected to fill a vacancy, holds office until his or her successor is elected, except as otherwise provided by the OGCA. Oklahoma law permits, but does not require, a staggered board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. FTFC’s Articles and bylaws do not provide for a staggered board.

Cumulative Voting for Directors

Neither RCC Articles nor FTFC’s Certificate permit for cumulative voting in connection with the election of directors.

Removal of Directors

RCC

The IBCA provides that at any meeting of the shareholders called expressly for that purpose, directors may be removed, with or without cause upon the affirmative vote of the holders of a majority of the outstanding shares entitled to vote.

FTFC

FTFC’s Certificate provides that subject to the rights of the holders of any series of Preferred Stock, any Class A director or Class B director may be removed from office at any time with or without cause by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Class A Common Stock or Class B Common Stock, respectively, voting as a separate class.

Liabilities of Directors; Directors’ Fiduciary Duties’

RCC

The IBCA provides that a corporation may indemnify a director for liability if such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and with respect to any criminal action or proceeding he or she had no reasonable cause to believe their conduct was unlawful.

The RCC Articles provide that the personal liability of directors of the corporation to the corporation or to the shareholders of the corporation for monetary damages for breach of fiduciary duties as a director shall be eliminated to the fullest extent allowed by the IBCA (or any successor thereto), provided that this provision shall not eliminate or limit the liability of the director: (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 8.65 of the IBCA (generally unlawful distributions and dissolutions) or (iv) for any transaction from which the director derived an improper personal benefit.

The RCC Articles also provide that RCC shall indemnify any person who was or is a party or threatened to be a party to any threatened, pending or completed action or suit by or in the right of RCC to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of RCC.

The RCC bylaws also provide that RCC may purchase and maintain insurance providing indemnification for its directors, officers, employees, agents and other persons against any liability, whether or not RCC would have the power to indemnify such person against such liability under the IBCA or RCC’s bylaws.

FTFC

The OGCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. The OGCA does not permit exculpation for liability:

●	for breach of duty of loyalty;
●	or acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;
●	under Section 1053 of the OGCA (unlawful dividends and stock repurchases); or
●	for transactions from which the director derived improper personal benefit.

The FTFC bylaws eliminated the personal liability of directors to the fullest extent allowed by the OGCA. In addition, the FTFC Certificate indemnifies its directors, officers, employees, agents and other persons, to the fullest extent permitted by law. The FTFC Certificate also provides that FTFC may purchase and maintain insurance providing indemnification for its directors, officers, employees, agents and other persons against any liability, whether or not FTFC would have the power to indemnify such person against such liability under the bylaws.

Issuance of Additional Stock

RCC

RCC’s board of directors has the authority to issue up to 50,000,000 shares of common stock of RCC, of which RCC has issued and outstanding as of the date of this proxy statement/prospectus 25,574,679 shares.

FTFC

FTFC’s board of directors can issue (i) 40,000,000 shares of Class A Common Stock; (ii) 10,000,000 shares of Class B Common Stock; and (iii) 550,000 shares of preferred stock (the “Preferred Stock”). As of the date of this proxy statement/prospectus, FTFC has issued 8,661,696 shares of Class A Common Stock and 101,102 shares of Class B Common Stock and no shares of Preferred Stock. See “Description of FTFC Capital Stock” for further information regarding the differences between the Class A Common Stock and Class B Common Stock.

Voting Rights

RCC

RCC’s bylaws provides that each holder of RCC capital stock is entitled to one vote per share held.

Under the IBCA, a sale or other disposition of all or substantially all of the corporation’s assets, a merger of the corporation with and into another corporation, or a share exchange involving one or more classes or series of the corporation’s shares or a dissolution of the corporation must be approved by the board of directors (except in certain limited circumstances) plus the affirmative vote of the holders of at least two-thirds (66 2/3%) of all shares of stock entitled to vote thereon unless the corporation articles of incorporation provide otherwise. The RCC Articles provide for the affirmative vote of a majority of all shares entitled to vote in these matters, including dissolution of the corporation.

Section 11.75 of the IBCA prohibits business combination transactions between RCC and an “interested shareholder” (generally one becoming a 15% or more holder of the voting securities within the preceding three years) unless the transaction was approved prior to such person becoming an interested shareholder or later approved by the holders of at least two-thirds (a majority as provided in the RCC articles) of the corporation’s voting shares other than those held by the interested shareholder. This provision applies only to certain corporations whose shares or registered with the Securities and Exchange Commission – which RCC’s shares are not.

FTFC

Pursuant to FTFC’s Certificate, while holders of Class A Common Stock and Class B Common Stock will be entitled to one vote per share on matters submitted to the company’s shareholders, holders of shares of Class B Common Stock, voting as a single class will be entitled to (i) with the affirmative vote of a majority of the holders of the Class A Common Stock, voting as a separate class, to effect any merger, consolidation, recapitalization, sale of substantially all of the company’s assets or any liquidation of the company (a “Liquidity Event”); provided that with respect to any cash, securities, or other property received by the company in connection with a Liquidity Event, holders of Class B Common Stock shall receive, on a per share basis, an amount limited to 85% of any merger or sale consideration or liquidation amounts received by holders of Class A Common Stock with respect to such Liquidity Event. See “Description of FTFC Capital Stock” for further information regarding the differences between the Class A Common Stock and Class B Common Stock.

Under Section 1081 of the OGCA, subject to certain exceptions, a merger must be approved by the board of directors and by the affirmative vote of the holders of at least a majority (unless the charter or bylaws require a greater vote) of the outstanding shares of stock entitled to vote. FTFC’s Certificate and bylaws do not include any exceptions or additions to what is required by Section 1081.

Section 1090.3 of the OGCA provides generally that a corporation is prohibited from engaging in any business combination with an interested shareholder for three years from the date on which the shareholder first becomes an interested shareholder.

Preemptive Rights

Neither RCC’s nor FTFC’s organizational documents contain any provisions relating to preemptive rights.

Annual Meetings

RCC

The bylaws of RCC provide that an annual meeting of the shareholders shall be held on such date and at such time as designated by the board of directors. The annual meeting, and any other meeting of the shareholders, shall be held at the registered office of RCC or at any other place the RCC board of directors may select. A written or printed notice of each shareholder’s meeting, stating the place, day and hour of the meeting must be given by the Secretary of RCC or any person authorized to call the meeting to each shareholder of record entitled to vote at the meeting. A shareholder, either before or after the meeting, may waive notice of the meeting.

FTFC

The bylaws of FTFC provide that an annual meeting of shareholders shall be held in each year on the third Wednesday in May at 1:00 p.m. If such day is a legal holiday, the annual meeting shall be held on the following business day. If the annual meeting is not held on such date, the Board of Directors by majority vote must cause a meeting to be held as soon thereafter as convenient. Shareholders may, unless the FTFC Certificate otherwise provides, act by written consent to elect Directors; provided, however, that if the consent is less than unanimous, the action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which Directors could be elected at an annual meeting held at the effective time of the action are vacant and are filled by the action.

Special Meetings

RCC

Pursuant to the IBCA, specials meetings of the shareholders may be called by the RCC President, the RCC board of directors, of holders of at least 20% or more shares of RCC capital stock outstanding and entitled to vote. Notice of a special meeting to a RCC shareholder must state the purpose of the special meeting of shareholders.

Special meetings of the board of directors may be called at any time by the RCC President, the Chairman or by two or more of the RCC board of directors. In the case of a special meeting of the directors, notice of the special meeting must be given to each director at least 24 or 48-hours prior to the meeting depending on the form of delivery of the notice of the meeting.

FTFC

Pursuant to FTFC’s bylaws, special meetings of the shareholders of the corporation may be called at any time by the President, Chair of the Board, if any, or a majority of the board of directors, for any purpose or purposes for which meetings may be lawfully called. Shareholders are not provided the right to call special meetings of the shareholders under the OGCA or FTFC’s organizational documents.

Action by Shareholders Without a Meeting

RCC

RCC’s bylaws permit the shareholders to consent in writing to any action without a meeting provided the consent is by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

FTFC

FTFC’s bylaws permit the shareholders to consent in writing to any action without a meeting provided the consent is by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Articles and Bylaw Amendments

RCC

The IBCA provides that certain technical amendments to a corporation’s articles of incorporation may be adopted by the directors without shareholder action. However, the IBCA provides that a corporation’s articles of incorporation may otherwise only be amended by at least two-thirds (66 2/3%) of the votes (a majority vote as provided in the RCC Articles) entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders.

RCC’s bylaws provide that RCC’s board of directors and RCC shareholders have the power to amend, repeal, or adopt new bylaws.

FTFC

FTFC’s Certificate provides that in addition to any vote required by law, the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting separately as a single class, shall be required in order to amend (i) any of the powers, preferences or special rights of the Class A Common Stock (whether by merger, consolidation or otherwise) in either case or (ii) any of the powers, preferences or special rights of the Class B Common Stock (whether by merger, consolidation or otherwise) to the extent that such amendment would adversely affect the holders of the Class B Common Stock.

FTFC’s bylaws may be altered, amended or repealed or new bylaws may be adopted by the shareholders or by the board of directors, at any regular or special meeting of the shareholders or of the board of directors, if notice of such alteration, amendment, repeal or adoption of new bylaws is contained in the notice of such meeting

Other

The foregoing summarizes the material differences in the corporation laws of the two states and the provisions of the certificate and articles of incorporation and bylaws of RCC and FTFC (the “Charter Documents”). You should also refer to the OGCA, the IBCA and the Charter Documents of RCC and FTFC. Copies of the Charter Documents and bylaws of RCC and FTFC are available at their respective principal executive offices. See “Where You Can Find More Information.”

RIGHTS OF DISSENTING RCC SHAREHOLDERS

Under Illinois law, holders of shares of RCC common stock who deliver written notice of their intent to dissent and do not vote in favor of the share exchange proposal have the right to dissent and receive the fair value of their RCC common stock in cash. RCC shareholders electing to exercise dissenters’ rights must comply with the provisions of Sections 11.65 and 11.70 of the IBCA in order to perfect their rights. A copy of Sections 11.65 and 11.70 of the IBCA are attached as Annex C to this proxy statement/prospectus.

The following is intended as a brief summary of the material provisions of the Illinois statutory procedures required to be followed by a holder of RCC common stock in order to properly dissent from the share exchange and perfect the shareholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Sections 11.65 and 11.70 of the IBCA.

Holders of RCC common stock who do not want to accept the share exchange consideration, who do not vote in favor of (or who abstain from voting on) the share exchange proposal, and who perfect their dissenters’ rights by complying with the provisions of Sections 11.65 and 11.70 of the IBCA, will have the right to receive cash payment for the “fair value” of their RCC common stock as determined in accordance with Sections 11.65 and 11.70 of the IBCA.

In order to perfect dissenters’ rights with respect to the share exchange, a holder of RCC common stock must (1) deliver to RCC, before the vote to approve the share exchange proposal is taken, written notice of his or her intent to demand payment for his or her shares of RCC common stock if the share exchange is consummated; and (2) not vote, or cause or permit to be voted, any of his shares of RCC common stock in favor of the share exchange proposal. Within 10 days after consummation of the share exchange, or 30 days after the shareholder has delivered a written notice of dissent, whichever is later, RCC shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of RCC as to the estimated fair value of the shares, RCC’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to RCC of the certificate or certificates, or other evidence of ownership, with respect to the shares. A shareholder who makes written demand for payment retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, RCC shall pay to each dissenter who transmits to RCC the certificate or other evidence of ownership of the shares the amount RCC estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated. If the shareholder does not agree with the opinion of RCC as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of RCC’s statement of value, shall notify RCC in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and RCC’s estimate. If, within 60 days from delivery to RCC of the shareholder notification of estimate of fair value of the shares and interest due, RCC and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, RCC shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of RCC is located, requesting the court to determine the fair value of the shares and interest due. RCC shall make all dissenters, whether or not residents of Illinois, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of RCC to commence such an action pursuant shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

Any holder of RCC common stock contemplating the exercise of his or her dissenters’ rights should carefully review Sections 11.65 and 11.70 of the IBCA, a copy of which is attached to this proxy statement/prospectus as Annex C. A holder of RCC common stock who fails to comply with all requirements of such Sections 11.65 and 11.70 will forfeit his or her dissenters’ rights and, upon consummation of the share exchange and subsequent dissolution, any remaining assets, including shares of FTFC Class A Common Stock, will be available for pro rata distribution to such holder.

In general, any dissenting shareholder who perfects his or her right to be paid the “fair value” of the holder’s RCC common stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of any cash.

Due to the complexity of the procedures for exercising dissenters’ right to seek appraisal, RCC shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel.

Counsel to FTFC and counsel to RCC are not representing the interests of, or advising, RCC shareholders in connection with the subject matter of this proxy statement/prospectus.

Failure to strictly comply with the applicable IBCA provisions will result in the loss of the right of appraisal.

LEGAL OPINION MATTERS

The validity of the shares of FTFC’s Class A Common Stock to be issued to RCC upon the closing of the share exchange will be passed upon for FTFC by Jones & Keller, P.C., Denver, Colorado. RCC is represented in connection with the share exchange and dissolution by Nixon Peabody LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of FTFC at December 31, 2020 and for the two years in the period ended December 31, 2020, which are included and made a part of this registration statement of FTFC have been audited by Kerber, Eck & Braeckel LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The statutory financial statements of RCLIC included in this proxy statement/prospectus as of December 31, 2020 and for the two years or period ended December 31, 2020 have been audited by Kerber, Eck & Braeckel LLP, independent auditors, as stated in their report, which is included elsewhere in this proxy statement/prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

FTFC files annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information FTFC files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.”

FTFC filed a registration statement on Form S-4 to register the offer and sale of the FTFC Class A Common Stock to be issued to RCC in the share exchange. This document is a part of that registration statement and constitutes a prospectus of FTFC in addition to being a proxy statement of RCC for the RCC shareholder meeting.

Requests for documents relating to FTFC should be directed to First Trinity Financial Corporation, 7633 East 63rd Place, Suite 230, Tulsa, Oklahoma 74113, Attn: Investor Relations. Requests for documents relating to RCC should be directed to Royalty Capital Corporation, 19250 Everett Lane, Suite 201, Mokena, Illinois 60448, Attn: Investor Relations.

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the FTFC Class A Common Stock or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make the offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities means, under any circumstances, that there has been no change in the information set forth in this document or in its affairs since the date of this proxy statement/prospectus. The information contained in this document with respect to RCC was provided by RCC. The information contained in this document with respect to FTFC was provided by FTFC.

INTRODUCTION TO FINANCIAL STATEMENTS

Included below are the audited financial statements of FTFC as of and for the two years ended December 31, 2020 and its unaudited financial statements as of June 30, 2021 and for the comparative six-month periods ended June 30, 2021 and 2020. The interim statements include management’s discussion and analysis (the “MD&A”) for FTFC’s financial condition and results of operations for the interim period. The MD&A for the full years 2020 and 2019 are included in “Information Concerning FTFC.”

Also included below are the audited statutory financial statements of RCLIC as of and for the fiscal years ended December 31, 2020 and 2019 and its unaudited statutory financial statements as of June 30, 2021 and for the comparative interim periods ended June 30, 2021 and 2020. Also included below are the MD&As for the fiscal years ended December 31, 2020 and 2019 and the interim periods ended June 30, 2021 and 2020.

Under applicable rules of the SEC, the acquisition of RCLIC by FTFC is not deemed to be a material acquisition for FTFC and historical financial statements of the parties are not required to be presented; however, the parties believe the financial statements of both FTFC and RCLIC provide useful information to readers in making their voting decisions. Because the acquisition is not a material acquisition for FTFC, no pro forma financial data relating to the acquisition is presented, nor do the parties believe it would be meaningful to readers.

FIRST TRINITY FINANCIAL CORPORATION AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Shareholders of First Trinity Financial Corporation

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of First Trinity Financial Corporation and Subsidiaries (the Company) as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements).  In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Investments in Fixed Maturity Securities

As discussed in Notes 1, 2, and 3 to the consolidated financial statements, management’s policy is to hold investments in fixed maturity securities as available-for-sale. The result of this policy is the investments are held at fair value. The Company’s investment in fixed maturity securities approximated 40% of all invested assets as of December 31, 2020. As the securities are held at fair value, management must assess securities that are in a significant unrealized loss position for other-than-temporary impairment. For these securities, management must make difficult and subjective judgements about the ability of the issuer to be able to meet its obligations under terms of the security. These judgements can have a significant impact on the Company’s reported earnings and overall business model if they should prove to be significantly inaccurate. To address this critical audit matter, we obtained an understanding of certain internal controls over the Company’s evaluation of the fair value of securities. We also performed testing over valuation in order to identify any potential impairments requiring further evaluation by management.  For any potential impairments identified, we obtained and reviewed the Company’s analysis of the security to determine if conclusions reached were appropriate.

Valuation Allowance on Mortgage Loan Loss

As discussed in Notes 1 and 5 to the consolidated financial statements, management’s policy is to establish an allowance for possible loan losses from investment in mortgage loans on real estate. This accounting policy is deemed critical due to the uncertain nature resulting from the long-term repayment periods for mortgage loans, the general economic environment, and changes in interest rates. Management has utilized historical loss information, the loan-to-value of the portfolio, and past due status in determining its overall allowance.  The use of historical information is common, however, can lead to unforeseen losses in difficult economic times. To address this critical audit matter, we evaluated the design and tested the operating effectiveness of certain internal controls over the Company’s mortgages and reviewed management’s analysis of past due mortgages compared to the related allowance.

Deferred Policy Acquisition Costs

As discussed in Notes 1 and 6 to the consolidated financial statements, management’s policy is to defer and amortize commissions and other acquisition costs related to the successful production of new business in a systematic manner based on the related contract revenues or gross profits as appropriate. The accounting policy is deemed critical due to the judgement involved in management’s identification of those costs to be deferred, as well as estimation and ongoing assessment of recoverability. Management evaluates recoverability by periodically comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance.  As acquired policies mature, the Company’s analysis of the amortization of those costs will be subject to the future overall persistency and mortality of the policies. To address this critical audit matter, we engaged an actuarial professional with specialized skills and knowledge who assisted in examining, reviewing, and testing the actuarial assumptions and methods used in determining deferred acquisition costs.  In addition, we performed various analytical procedures related to this asset and the related amortization.

Value of Insurance Business Acquired

As discussed in Note 1 to the consolidated financial statements, management’s policy is to treat the value of acquired insurance in force as an intangible asset with a definite life and amortize the value over the emerging profits of the related policies. This accounting policy is deemed critical as it requires management to make difficult and subjective judgements about the recoverability of this asset. To address this critical audit matter, we engaged an actuarial professional with specialized skills and knowledge who assisted in examining, reviewing, and testing the actuarial assumptions and methods used in determining the value of insurance business acquired and the related amortization.  We also performed analytical procedures to determine appropriateness of the balance and related expense.

Future Policy Benefit Reserves

As discussed in Note 1 to the consolidated financial statements, management’s policy is to estimate future payments to, or on behalf of, policyholders based on expected mortality and morbidity utilizing the Company’s historical experience or standard industry tables. The accounting policy is deemed critical as it is based upon actuarial methodologies and assumptions that require specialized knowledge, as well as a high-degree of estimation.  Management must identify and assesses significant changes in experience or assumptions that may require the Company to provide for expected future losses by establishing premium deficiency reserves. To address this critical audit matter, we engaged an actuarial professional with specialized skills and knowledge who assisted in examining, reviewing, and testing the actuarial assumptions and methods used in determining the value of future policy benefit reserves.  In addition, we performed various analytical procedures and testing on the accuracy of the underlying policy data utilized by management in determining the reserves.

/s/ Kerber, Eck & Braeckel LLP

We have served as the Company’s auditor since 2004.

Springfield, Illinois

March 11, 2021

First Trinity Financial Corporation and Subsidiaries
Consolidated Statements of Financial Position

	December 31, 2020	December 31, 2019
Assets
Investments
Available-for-sale fixed maturity securities at fair value (amortized cost: $148,431,010 and $166,760,448 as of December 31, 2020 and 2019, respectively)	$170,647,836	$178,951,324
Available-for-sale preferred stock at fair value (cost: $49,945 as of December 31, 2019)	-	51,900
Equity securities at fair value (cost: $183,219 and $180,194 as of December 31, 2020 and 2019, respectively)	203,003	201,024
Mortgage loans on real estate	174,909,062	162,404,640
Investment real estate	757,936	1,951,759
Policy loans	2,108,678	2,026,301
Short-term investments	3,309,020	1,831,087
Other long-term investments	71,025,133	71,824,480
Total investments	422,960,668	419,242,515
Cash and cash equivalents	40,230,095	23,212,170
Accrued investment income	5,370,508	5,207,823
Recoverable from reinsurers	1,234,221	1,244,733
Assets held in trust under coinsurance agreement	112,160,307	105,089,240
Agents' balances and due premiums	2,154,322	1,618,115
Deferred policy acquisition costs	44,513,669	38,005,639
Value of insurance business acquired	4,592,977	4,891,448
Other assets	10,378,502	6,424,691
Total assets	$643,595,269	$604,936,374
Liabilities and Shareholders' Equity
Policy liabilities
Policyholders' account balances	$362,519,753	$363,083,838
Future policy benefits	76,673,797	65,015,390
Policy claims	2,099,548	1,399,393
Other policy liabilities	119,699	132,975
Total policy liabilities	441,412,797	429,631,596
Funds withheld under coinsurance agreement	112,681,925	105,638,974
Deferred federal income taxes	9,220,905	6,345,918
Other liabilities	10,427,430	5,901,624
Total liabilities	573,743,057	547,518,112
Shareholders' equity
Class A common stock, par value $.01 per share (40,000,000 and 20,000,000 shares authorized as of December 31, 2020 and December 31, 2019, respectively, 8,909,276 and 8,050,173 issued as of December 31, 2020 and December 31, 2019, respectively, 8,661,696 and 7,802,593 outstanding as of December 31, 2020 and December 31, 2019, respectively)	89,093	80,502
Class B common stock, par value $.01 per share (10,000,000 shares authorized, 101,102 issued and outstanding as of December 31, 2020)	1,011	-
Additional paid-in capital	39,078,485	28,684,598
Treasury stock, at cost (247,580 shares as of December 31, 2020 and 2019)	(893,947)	(893,947)
Accumulated other comprehensive income	17,518,858	9,616,660
Accumulated earnings	14,058,712	19,930,449
Total shareholders' equity	69,852,212	57,418,262
Total liabilities and shareholders' equity	$643,595,269	$604,936,374

See notes to consolidated financial statements.

First Trinity Financial Corporation and Subsidiaries
Consolidated Statements of Operations

	Years Ended December 31,
	2020	2019
Revenues
Premiums	$28,047,507	$23,125,090
Net investment income	24,084,301	24,370,040
Net realized investment gains	1,007,268	967,978
Loss on other-than-temporary impairments	(801,340)	-
Service fees	264,513	1,087,181
Other income	188,756	226,406
Total revenues	52,791,005	49,776,695
Benefits, Claims and Expenses
Benefits and claims
Increase in future policy benefits	11,551,696	8,769,777
Death benefits	9,469,318	6,555,001
Surrenders	1,156,546	1,000,447
Interest credited to policyholders	12,276,268	11,782,286
Dividend, endowment and supplementary life contract benefits	311,868	287,946
Total benefits and claims	34,765,696	28,395,457
Policy acquisition costs deferred	(11,856,420)	(12,369,350)
Amortization of deferred policy acquisition costs	5,327,177	4,015,480
Amortization of value of insurance business acquired	298,471	294,422
Commissions	11,073,570	12,125,929
Other underwriting, insurance and acquisition expenses	9,101,717	9,095,141
Total expenses	13,944,515	13,161,622
Total benefits, claims and expenses	48,710,211	41,557,079
Income before total federal income tax expense	4,080,794	8,219,616
Current federal income tax expense	127,701	1,388,711
Deferred federal income tax expense	774,403	731,185
Total federal income tax expense	902,104	2,119,896
Net income	$3,178,690	$6,099,720
Net income per common share basic and diluted
Class A common stock	$0.3638	$0.7098
Class B common stock	$0.2707	$-

See notes to consolidated financial statements.

First Trinity Financial Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income

	Years Ended December 31,
	2020	2019
Net income	$3,178,690	$6,099,720
Other comprehensive income
Total net unrealized investment gains arising during the period	9,775,829	16,454,021
Less net realized investment gains (losses)	(248,166)	989,507
Net unrealized investment gains	10,023,995	15,464,514
Adjustment to deferred acquisition costs	21,213	29,968
Other comprehensive income before federal income tax expense	10,002,782	15,434,546
Federal income tax expense	2,100,584	3,241,255
Total other comprehensive income	7,902,198	12,193,291
Total comprehensive income	$11,080,888	$18,293,011

See notes to consolidated financial statements.

First Trinity Financial Corporation and Subsidiaries
Consolidated Statements of Changes in Shareholders' Equity
Years Ended December 31, 2020 and 2019

	Class A	Class B			Accumulated
	Common	Common	Additional		Other		Total
	Stock	Stock	Paid-in	Treasury	Comprehensive	Accumulated	Shareholders'
	$.01 Par Value	$.01 Par Value	Capital	Stock	Income (Loss)	Earnings	Equity
Balance as of January 1, 2019	$80,502	$-	$28,684,598	$(893,947)	$(2,576,631)	$13,830,729	$39,125,251
Comprehensive income:
Net income	-	-	-	-	-	6,099,720	6,099,720
Other comprehensive income	-	-	-	-	12,193,291	-	12,193,291
Balance as of December 31, 2019	$80,502	$-	$28,684,598	$(893,947)	$9,616,660	$19,930,449	$57,418,262
Comprehensive income:
Net income	-	-	-	-	-	3,178,690	3,178,690
Other comprehensive income	-	-	-	-	7,902,198	-	7,902,198
Shareholders' cash dividend	-	-	-	-	-	(393,178)	(393,178)
Shareholders' stock dividend	7,914	-	8,649,335	-	-	(8,657,249)	-
Acquisition of K-TENN Insurance Company	1,688	-	1,744,552	-	-	-	1,746,240
Recapitalization	(1,011)	1,011	-	-	-	-	-
Balance as of December 31, 2020	$89,093	$1,011	$39,078,485	$(893,947)	$17,518,858	$14,058,712	$69,852,212

See notes to consolidated financial statements.

First Trinity Financial Corporation and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2020	2019
Operating activities
Net income	$3,178,690	$6,099,720
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for depreciation	121,240	145,488
Accretion of discount on investments	(4,989,868)	(4,636,264)
Net realized investment gains	(1,007,268)	(967,978)
Loss on other-than-temporary impairments	801,340	-
Amortization of policy acquisition cost	5,327,177	4,015,480
Policy acquisition cost deferred	(11,856,420)	(12,369,350)
Amortization of loan origination fees	33,263	25,717
Amortization of value of insurance business acquired	298,471	294,422
Allowance for mortgage loan losses	36,516	81,212
Provision for deferred federal income tax expense	774,403	731,185
Interest credited to policyholders	12,276,268	11,782,286
Change in assets and liabilities:
Policy loans	(81,332)	(216,962)
Short-term investments	(1,477,933)	(934,716)
Accrued investment income	(162,195)	(2,534,845)
Recoverable from reinsurers	10,512	1,078,424
Assets held in trust under coinsurance agreement	2,323,976	(72,491,100)
Agents' balances and due premiums	(532,221)	(199,199)
Other assets (excludes change in receivable for securities sold of ($33,600) in 2019)	(3,953,350)	4,761,321
Future policy benefits	11,507,824	8,753,883
Policy claims	700,155	297,136
Other policy liabilities	(22,488)	60,416
Other liabilities (excludes change in payable of securities purchased of $377,481 and ($393,198) in 2020 and 2019, respectively)	4,138,079	(1,823,446)
Net cash provided by (used in) operating activities	17,444,839	(58,047,170)

Investing activities
Purchases of fixed maturity securities	(4,010,067)	(65,657,914)
Maturities of fixed maturity securities	945,500	4,525,000
Sales of fixed maturity securities	21,385,624	29,175,106
Sales of preferred stock	50,000	50,000
Purchases of equity securities	(90,292)	(115,357)
Sales of equity securities	-	19,371
Acquisition of K-TENN Insurance Company	1,110,299	-
Joint venture distribution	87,267	115,286
Purchases of mortgage loans	(77,131,267)	(74,689,461)
Payments on mortgage loans	64,250,033	42,502,954
Purchases of other long-term investments	(5,788,546)	(18,605,374)
Collections on other long-term investments	11,755,897	10,899,349
Sales of real estate	2,216,780	350,817
Net change in receivable and payable for securities sold and purchased	377,481	(359,598)
Net cash provided by (used in) investing activities	15,158,709	(71,789,821)

Financing activities
Policyholders' account deposits	24,283,570	163,781,048
Policyholders' account withdrawals	(39,476,015)	(40,397,492)
Shareholders' cash dividends	(393,178)	-
Net cash provided by (used in) financing activities	(15,585,623)	123,383,556

Increase (decrease) in cash and cash equivalents	17,017,925	(6,453,435)
Cash and cash equivalents, beginning of period	23,212,170	29,665,605
Cash and cash equivalents, end of period	$40,230,095	$23,212,170

See notes to consolidated financial statements.

First Trinity Financial Corporation and Subsidiaries

Consolidated Statements of Cash Flows (continued)

Supplemental Disclosure – Cash and Non-Cash Impact on Operating, Investing and Financing Activities

During 2020 and 2019, the Company foreclosed on residential mortgage loans of real estate totaling $797,158 and $99,218, respectively, and transferred those properties to investment real estate that are now held for sale.

In conjunction with these foreclosures, the non-cash impact on investing activities is summarized as follows:

	Year Ended	Year Ended
	December 31, 2020	December 31, 2019
Reductions in mortgage loans due to foreclosure	$797,158	$99,218
Investment real estate held-for-sale acquired through foreclosure	(797,158)	(99,218)
Net cash used in investing activities	$-	$-

In 2020, the Company issued 791,339 shares of Class A common stock in connection with a 10% share dividend payable to the holders of shares of Class A common stock of the Company as of November 12, 2020.  In conjunction with the 2020 stock dividends, the non-cash impact on investing and financing activities is summarized as follows:

Year Ended
December 31, 2020
Fair value of Class A common stock shares issued in connection with the stock dividend (791,339 shares issued in 2020)	$8,657,249

Reduction in accumulated earnings due to stock dividend	(8,657,249)
Increase in Class A common stock, par value $.01 due to stock dividend	7,914
Increase in additional paid-in-capital due to the stock dividend	8,649,335
Change in shareholders' equity due to the stock dividend	$-

See notes to consolidated financial statements.

First Trinity Financial Corporation and Subsidiaries

Consolidated Statements of Cash Flows (continued)

Supplemental Disclosure – Cash and Non-Cash Impact on Operating, Investing and Financing Activities

On January 1, 2020, the Company acquired K-TENN Insurance Company.  The Company acquired assets of $1,916,281 (including cash) and assumed liabilities of $170,041.

In conjunction with this 2020 acquisition, the cash and non-cash impact on operating, investing and financing activities is summarized as follows.

December 31, 2020
Cash used in acquisition of K-TENN Insurance Company	$-
Cash provided in acquisition of K-TENN Insurance Company	1,110,299

Increase in cash from acquisition of K-TENN Insurance Company	1,110,299

Fair value of assets acquired in acquisition of K-TENN Insurance Company (excluding cash)
Available-for-sale fixed maturity securities	800,000
Policy loans	1,045
Accrued investment income	490
Due premiums	3,986
Other assets	461

Total fair value of assets acquired (excluding cash)	805,982

Fair value of liabilities assumed in acquisition of K-TENN Insurance Company
Future policy benefits	150,583
Other policy liabilities	9,212
Other liabilities	10,246

Total fair value of liabilities assumed	170,041

Fair value of net assets acquired in acquisition of K-TENN Insurance Company (excluding cash)	635,941

Fair value of net assets acquired in acquisition of K-TENN Insurance Company (including cash)	$1,746,240

See notes to consolidated financial statements.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

1.  Organization and Significant Accounting Policies

First Trinity Financial Corporation (the “Company” or “FTFC”) is the parent holding company of Trinity Life Insurance Company (“TLIC”), Family Benefit Life Insurance Company (“FBLIC”), Trinity Mortgage Corporation (“TMC”), formerly known as First Trinity Capital Corporation and Trinity American, Inc. (“TAI”).  The Company was incorporated in Oklahoma on April 19, 2004, for the primary purpose of organizing a life insurance subsidiary.

The Company owns 100% of TLIC.  TLIC owns 100% of FBLIC.  TLIC and FBLIC are primarily engaged in the business of marketing, underwriting and distributing a broad range of individual life insurance and annuity products to individuals.  TLIC’s and FBLIC’s current product portfolio consists of a modified premium whole life insurance policy with a flexible premium deferred annuity rider, whole life, term, final expense, accidental death and dismemberment and annuity products.  The term products are both renewable and convertible and issued for 10, 15, 20 and 30 years.  They can be issued with premiums fully guaranteed for the entire term period or with a limited premium guarantee.  The final expense product is issued as either a simplified issue or as a graded benefit, determined by underwriting.  The TLIC and FBLIC products are sold through independent agents.  TLIC is licensed in the states of Alabama, Illinois, Indiana, Kansas, Kentucky, Louisiana, Mississippi, Montana, Nebraska, New Mexico, North Dakota, Ohio, Oklahoma, South Dakota, Tennessee, Texas and Utah.  FBLIC is licensed in the states of Alabama, Arizona, Arkansas, Colorado, Georgia, Illinois, Indiana, Kansas, Kentucky, Louisiana, Michigan, Mississippi, Missouri, Montana, Nebraska, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Pennsylvania, South Dakota, Tennessee, Texas, Utah, Virginia and West Virginia.

The Company owns 100% of TMC that was incorporated in 2006, and began operations in January 2007.  TMC’s primary focus changed from premium financing loans to originating, brokering and administrating residential and commercial mortgage loans for third parties.

The Company owns 100% of TAI (formerly known as Citizens American Life, Inc.).  TAI was incorporated in Barbados, West Indies on March 24, 2016 for the primary purpose of forming a life insurance company producing United States of America (U.S.) dollar denominated life insurance policies and annuity contracts outside of the United States and Barbados.  TAI is licensed as an Exempt Insurance Company under the Exempt Insurance Act of Barbados.  TAI was initially involved in developing life insurance and annuity contracts through an association with distribution channels but is now issuing life insurance policies and annuity contracts.  The Company’s acquisition of TAI was formally approved by Barbados regulators and the certifications were received in 2019.

Company Capitalization

The Company raised $1,450,000 from two private placement stock offerings during 2004 and $25,669,480 from two public stock offerings and one private placement stock offering from June 22, 2005 through February 23, 2007; June 29, 2010 through April 30, 2012 and August 15, 2012 through March 8, 2013.  The Company issued 7,347,488 shares of its common stock and incurred $3,624,518 of offering costs during these private placements and public stock offerings.  On January 1, 2020, the Company issued 168,866 shares in connection with its acquisition of K-TENN Insurance Company (“K-TENN”).

The Company also issued 702,685 shares of its common stock in connection with two stock dividends paid to shareholders in 2011 and 2012 that resulted in accumulated earnings being charged $5,270,138 with an offsetting credit of $5,270,138 to common stock and additional paid-in capital.

In 2020, the Company paid a $0.05 per share cash dividend for a total of $393,178 and issued 791,339 shares of Class A common stock in connection with a 10% stock dividend to its Class A shareholders.  The 10% stock dividend resulted in accumulated earnings being charged $8,657,249 with an offsetting credit of $8,657,249 to common stock and additional paid-in capital.

The Company has also purchased 247,580 shares of treasury stock at a cost of $893,947 from former members of the Board of Directors including the former Chairman of the Board of Directors, a former agent, the former spouse of the Company’s Chairman, Chief Executive Officer and President and a charitable organization where a former member of the Board of Directors had donated shares of the Company’s common stock.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

1.  Organization and Significant Accounting Policies (continued)

Company Recapitalization

On October 2, 2019, at the Company Annual Shareholders’ Meeting, FTFC’s shareholders approved the following proposals:

●

An amendment and restatement of FTFC’s Certificate of Incorporation to authorize 40,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock and to establish the relative rights, preferences and privileges of, and the restrictions and limitations on, the Class A common stock and the Class B common stock.

●

An amendment and restatement of FTFC’s Certificate of Incorporation to automatically reclassify each issued and outstanding share of our existing common stock as one (1) share of Class A common stock or, at the shareholder’s election, into one (1) share of new Class B common stock.

These proposals received Form A regulatory approval from the Oklahoma Insurance Department (“OID”) on February 27, 2020 and the Missouri Department of Commerce and Insurance (“MDCI”) on December 31, 2019, followed by formal adoption by FTFC’s Board of Directors on March 12, 2020.  Effective March 12, 2020, FTFC’s Class B shareholders were entitled to elect a majority of FTFC’s Board of Directors (one-half plus one) but will only receive, compared to FTFC’s Class A shareholders, 85% of cash dividends, stock dividends or amounts due upon any FTFC merger, sale or liquidation event.  FTFC’s Class B shareholders may also convert one share of FTFC’s Class B common stock for a .85 share of FTFC’s Class A common stock.  FTFC’s Class A shareholders will elect the remaining Board of Directors members and will receive 100% of cash dividends, stock dividends or amounts due upon any Company merger, sale or liquidation event.

Acquisition of Other Companies

On December 23, 2008, FTFC acquired 100% of the outstanding common stock of First Life America Corporation (“FLAC”) from an unaffiliated company.  The acquisition of FLAC was accounted for as a purchase.  The aggregate purchase price for FLAC was $2,695,234 including direct costs associated with the acquisition of $195,234.  The acquisition of FLAC was financed with the working capital of FTFC.

On December 31, 2008, FTFC made FLAC a 15 year loan in the form of a surplus note in the amount of $250,000 with an interest rate of 6% payable monthly, that was approved by the Oklahoma Insurance Department (“OID”).  This surplus note is eliminated in consolidation.

On August 31, 2009, two of the Company’s subsidiaries, Trinity Life Insurance Company (“Old TLIC”) and FLAC, were merged, with FLAC being the surviving company.  Immediately following the merger, FLAC changed its name to TLIC.

On December 28, 2011, TLIC acquired 100% of the outstanding common stock of FBLIC from FBLIC’s shareholders.  The acquisition of FBLIC was accounted for as a purchase.  The aggregate purchase price for the acquisition of FBLIC was $13,855,129.  The acquisition of FBLIC was financed with the working capital of TLIC.

On April 28, 2015, the Company acquired a block of life insurance policies and annuity contracts according to the terms of an assumption reinsurance agreement.  The Company acquired assets of $3,644,839, assumed liabilities of $3,055,916 and recorded a gain on reinsurance assumption of $588,923.

On April 3, 2018, FTFC acquired 100% of the outstanding stock of TAI domiciled in Barbados, West Indies.  The Barbados regulators approved the acquisition and supplied certifications during 2019.  The aggregate purchase price for the acquisition of TAI was $250,000.  The acquisition of TAI was financed with the working capital of FTFC.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

1.  Organization and Significant Accounting Policies (continued)

Effective January 1, 2020, the Company acquired 100% of the outstanding common stock of K-TENN insurance company (“K-TENN”) from its sole shareholder in exchange for 168,866 shares of FTFC’s common stock.  The acquisition of K-TENN was accounted for as a purchase.  The aggregate purchase price of K-TENN was $1,746,240.  Immediately subsequent to this acquisition, the $1,746,240 of net assets and liabilities of K-TENN along with the related life insurance business operations were contributed to TLIC.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Principles of Consolidation

The consolidated financial statements include the accounts and operations of the Company and its subsidiaries.  All intercompany accounts and transactions are eliminated in consolidation.

Reclassifications

Certain reclassifications have been made in the prior year financial statements to conform to current year classifications.  These reclassifications had no effect on previously reported net income or shareholders' equity.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

Investments

Fixed maturity securities comprised of bonds and preferred stocks are classified as available-for-sale and are carried at fair value with unrealized gains and losses, net of applicable income taxes, reported in accumulated other comprehensive income.  The amortized cost of fixed maturity securities available-for-sale is adjusted for amortization of premium and accretion of discount to maturity.

Interest income on fixed maturity securities, as well as the related amortization of premium and accretion of discount, is included in net investment income under the effective yield method.  Dividend income on preferred stocks are recognized in net investment income when declared.  The amortized cost of fixed maturity securities available-for-sale and the cost of preferred stocks are written down to fair value when a decline in value is considered to be other-than-temporary.

The Company evaluates the difference between the cost or amortized cost and estimated fair value of its fixed maturity and preferred stock investments to determine whether any decline in value is other-than-temporary in nature.  This determination involves a degree of uncertainty.  If a decline in the fair value of a security is determined to be temporary, the decline is recorded as an unrealized loss in stockholders' equity.  If a decline in a security's fair value is considered to be other-than-temporary, the Company then determines the proper treatment for the other-than-temporary impairment.

For fixed maturity securities available-for-sale, the amount of any other-than-temporary impairment related to a credit loss is recognized in earnings and reflected as a reduction in the cost basis of the security; and the amount of any other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss) with no change to the cost basis of the security.  For preferred stocks available-for-sale, the amount of any other-than-temporary impairment is recognized in earnings and reflected as a reduction in the cost basis of the security.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

1.  Organization and Significant Accounting Policies (continued)

The assessment of whether a decline in fair value is considered temporary or other-than-temporary includes management's judgment as to the financial position and future prospects of the entity issuing the security.  It is not possible to accurately predict when it may be determined that a specific security will become impaired.  Future adverse changes in market conditions, poor operating results of underlying investments and defaults on mortgage loan payments could result in losses or an inability to recover the current carrying value of the investments, thereby possibly requiring an impairment charge in the future.

Likewise, if a change occurs in the Company’s intent to sell temporarily impaired securities prior to maturity or recovery in value, or if it becomes more likely than not that the Company will be required to sell such securities prior to recovery in value or maturity, a future impairment charge could result.

If an other-than-temporary impairment related to a credit loss occurs with respect to a bond, the Company amortizes the reduced book value back to the security's expected recovery value over the remaining term of the bond.  The Company continues to review the security for further impairment that would prompt another write-down in the value.

Equity securities are comprised of mutual funds and common stocks and are carried at fair value.  The associated unrealized gains and losses are included in net realized investment gains (losses).  Dividends from these investments are recognized in net investment income when declared.

Mortgage loans are carried at unpaid balances, net of unamortized premium or discounts.  Interest income and the amortization of premiums or discounts are included in net investment income.   Mortgage loan fees, certain direct loan origination costs, and purchase premiums and discounts on loans are recognized as an adjustment of yield by the interest method based on the contractual terms of the loan. In certain circumstances, prepayments may be anticipated.  The Company has established a valuation allowance for mortgage loans on real estate that are not supported by funds held in escrow.

Investment real estate in buildings held for the production of income is carried at cost less accumulated depreciation.  Depreciation on investment real estate in buildings held for the production of income was calculated over an estimated useful life of 19 years.  Investment real estate in land held for both the production of income and for sale is carried at cost.  Investment real estate obtained through foreclosure on mortgage loans on real estate is carried at the lower of acquisition cost or net realizable value.

Policy loans are carried at unpaid principal balances.  Interest income on policy loans is recognized in net investment income at the contract interest rate when earned.

Other long term investments are comprised of lottery prize receivables and are carried at amortized cost.  Interest income and the accretion of discount are included in net investment income.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks and money market instruments.

Short-term investments

Short-term investments include funds that have a maturity of more than 90 days but less than one year at the date of purchase.

Investment Income and Realized Gains and Losses on Sales of Investments

Interest and dividends earned on investments are included in net investment income.  Realized gains and losses on sales of investments are recognized in operations on the specific identification basis.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

1.  Organization and Significant Accounting Policies (continued)

Deferred Policy Acquisition Costs

Commissions and other acquisition costs which vary with and are primarily related to the successful production of new business are deferred and amortized in a systematic manner based on the related contract revenues or gross profits as appropriate.  Recoverability of deferred acquisition costs is evaluated periodically by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance.  If this current estimate is less than the existing balance, the difference is charged to expense.

Deferred acquisition costs for the successful production of traditional life insurance contracts are deferred to the extent deemed recoverable and amortized over the premium paying period of the related policies using assumptions consistent with those used in computing future policy benefit liabilities.  Deferred acquisition costs related to the successful production of insurance and annuity products that subject the Company to mortality or morbidity risk over a period that extends beyond the period or periods in which premiums are collected and that have terms that are fixed and guaranteed (i.e., limited-payment long-duration annuity contracts) are deferred to the extent deemed recoverable and amortized in relation to the present value of actual and expected gross profits on the policies.

To the extent that realized gains and losses on fixed income securities result in adjustments to deferred acquisition costs related to insurance and annuity products, such adjustments are reflected as a component of the amortization of deferred acquisition costs.  Deferred acquisition costs related to limited-payment long-duration insurance and annuity contracts are also adjusted, net of tax, for the change in amortization that would have been recorded if the unrealized gains (losses) from available-for-sale securities had actually been realized.  This adjustment is included in the change in net unrealized appreciation (depreciation) on available-for-sale securities, a component of “Accumulated Other Comprehensive Income (Loss)” in the shareholders’ equity section of the statement of financial position.

Allowance for Loan Losses from Mortgage Loans

The allowance for possible loan losses from investments in mortgage loans on real estate is a reserve established through a provision for possible loan losses charged to expense which represents, in the Company’s judgment, the known and inherent credit losses existing in the residential and commercial mortgage loan portfolio.  The allowance, in the judgment of the Company, is necessary to reserve for estimated loan losses inherent in the residential and commercial mortgage loan portfolios and reduces the carrying value of investments in mortgage loans on real estate to the estimated net realizable value on the consolidated statement of financial position.

While the Company utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond the Company’s control, including the performance of the residential and commercial mortgage loan portfolios, the economy and changes in interest rates.  The Company’s allowance for possible mortgage loan losses consists of specific valuation allowances established for probable losses on specific loans and a portfolio reserve for probable incurred but not specifically identified loans.

Mortgage loans are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the mortgage loan agreement.  Factors considered by the Company in determining impairment include payment status, collateral value of the real estate subject to the mortgage loan, and the probability of collecting scheduled principal and interest payments when due.

Mortgage loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  The Company determines the significance of payment delays and shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the mortgage loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan-by-loan basis.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

1.  Organization and Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation or amortization.  Office furniture, equipment and computer software is recorded at cost or fair value at acquisition less accumulated depreciation or amortization using the straight-line method over the estimated useful life of the respective assets of three to ten years.  Leasehold improvements are recorded at cost and depreciated over the remaining non-cancellable lease term.

Reinsurance

The Company cedes reinsurance under various agreements allowing management to control exposure to potential losses arising from large risks and providing additional capacity for growth.  Estimated reinsurance recoverable balances are reported as assets and are recognized in a manner consistent with the liabilities related to the underlying reinsured ceded contracts.  The Company also assumes reinsurance under various agreements allowing management to increase growth in assets and profitability.  Estimated reinsurance payable balances are reported as liabilities and are recognized in a manner consistent with the assets related to the underlying assumed reinsurance contracts.

Value of Insurance Business Acquired

As a result of the Company’s purchases of FLAC and FBLIC, an asset was recorded in the application of purchase accounting to recognize the value of acquired insurance in force.  The Company’s value of acquired insurance in force is an intangible asset with a definite life and is amortized under Financial Accounting Standards Board (“FASB”) guidance.  The value of acquired insurance in force is amortized primarily over the emerging profit of the related policies using the same assumptions that were used in computing liabilities for future policy benefits.

For the amortization of the value of acquired insurance in force, the Company periodically reviews its estimates of gross profits. The most significant assumptions involved in the estimation of gross profits include interest rate spreads, future financial market performance, business surrender/lapse rates, mortality and morbidity, expenses and the impact of realized investment gains and losses. In the event actual experience differs significantly from assumptions or assumptions are significantly revised, the Company is required to record a charge or credit to amortization expense for the period in which an adjustment is made.

As of December 31, 2020 and 2019, there was $4,146,901 and $3,848,430, respectively, of accumulated amortization of the value of insurance business acquired due to the purchases of FLAC and FBLIC.  The Company expects to amortize the value of insurance business acquired by the following amounts over the next five years: $272,004 in 2021, $229,910 in 2022, $219,350 in 2023, $201,304 in 2024 and $212,373 in 2025.

Other Assets and Other Liabilities

Other assets consist primarily of advances to mortgage loan originator, receivable for securities sold, federal and state income taxes recoverable, guaranty funds, notes receivable, prepaid assets, deposits, other receivables and property and equipment.

Other liabilities consist primarily of accrued expenses payable, accounts payable, remittance and suspense items not allocated, payable for securities purchased, guaranty fund assessments, unclaimed funds, deferred revenue, unearned investment income, withholdings, escrows and other payables.

Policyholders’ Account Balances

The Company’s liability for policyholders’ account balances represents the contract value that has accrued to the benefit of the policyholder as of the financial statement date.  This liability is generally equal to the accumulated account deposits plus interest credited less policyholders’ withdrawals and other charges assessed against the account balance.  Interest crediting rates for individual annuities range from 2.25% to 4.50%.  Interest crediting rates for deposit-type liabilities range from 2.50% to 4.00%.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

1.  Organization and Significant Accounting Policies (continued)

Future Policy Benefits

The Company’s liability for future policy benefits is primarily comprised of the present value of estimated future payments to or on behalf of policyholders, where the timing and amount of payment depends on policyholder mortality or morbidity, less the present value of future net premiums.  For life insurance and annuity products, expected mortality and morbidity is generally based on the Company’s historical experience or standard industry tables including a provision for the risk of adverse deviation.  Interest rate assumptions are based on factors such as market conditions and expected investment returns.  Although mortality, morbidity and interest rate assumptions are “locked-in” upon the issuance of new insurance with fixed and guaranteed terms, significant changes in experience or assumptions may require the Company to provide for expected future losses by establishing premium deficiency reserves.

Policy Claims

Policy claim liabilities represent the estimated liabilities for claims reported plus estimated incurred but not yet reported claims developed from trends of historical market data applied to current exposure.

Federal Income Taxes

The Company uses the asset and liability method of accounting for income taxes.  Deferred income taxes are provided for cumulative temporary differences between balances of assets and liabilities determined under U.S. GAAP and balances determined using tax bases.  A valuation allowance is established for the amount of the deferred tax asset that exceeds the amount of the estimated future taxable income needed to utilize the future tax benefits.

Common Stock

Common stock is fully paid, non-assessable and has a par value of $.01 per share.

Treasury Stock

Treasury stock, representing shares of the Company’s common stock that have been reacquired after having been issued and fully paid, is recorded at the reacquisition cost and the shares are no longer outstanding.

Accumulated Other Comprehensive Income (Loss)

FASB guidance requires the inclusion of unrealized gains or losses on available-for-sale securities, net of tax, as a component of other comprehensive income (loss).  Unrealized gains and losses recognized in accumulated other comprehensive income (loss) that are later recognized in net income through a reclassification adjustment are identified on the specific identification method. In addition, deferred acquisition costs related to limited-payment long-duration insurance and annuity contracts are also adjusted, net of tax, for the change in amortization that would have been recorded if the unrealized gains (losses) from available-for-sale securities had actually been realized.  This adjustment is included in the change in net unrealized appreciation (depreciation) on available-for-sale securities, a component of “Accumulated Other Comprehensive Income (Loss)” in the shareholders’ equity section of the statement of financial position.

Revenues and Expenses

Revenues on traditional life insurance products consist of direct premiums reported as earned when due.  Liabilities for future policy benefits are provided and acquisition costs are amortized in a systematic manner based on the related contract revenues or gross profits as appropriate.

Acquisition costs for traditional life insurance contracts are deferred to the extent deemed recoverable and are amortized over the premium paying period of the related policies using assumptions consistent with those used in computing future policy benefit liabilities.  Traditional life insurance products are treated as long-duration contracts since they generally remain in force for the lifetime of the insured.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

1.  Organization and Significant Accounting Policies (continued)

Deferred acquisition costs related to insurance and annuity products that subject the Company to mortality or morbidity risk over a period that extends beyond the period or periods in which premiums are collected and that have terms that are fixed and guaranteed are deferred to the extent deemed recoverable and amortized in relation to the present value of actual and expected gross profits on the policies.  These types of insurance and annuity contracts are treated as long-duration insurance contracts since they generally remain in force for an extended period.

Net Income Per Common Share Basic and Diluted

For the year ended December 31, 2020, the net income allocated to the Class B shareholders is the total net income less shareholders’ cash dividends multiplied by the right to receive dividends at 85% for Class B shares (85,937) as of the reporting date divided by the allocated total shares (8,747,633) of Class A shares (8,661,696) and Class B shares (85,937) as of the reporting date.

For the year ended December 31, 2020, the net income allocated to the Class A shareholders is the total net income less the net income allocated to the Class B shareholders.

The weighted average outstanding common shares basic for the year ended December 31, 2020 were 8,661,696 for Class A shares and 101,102 for Class B shares.  The weighted average Class A shares reflect the retrospective adjustment for the impacts of the 10% stock dividend declared by the Company on November 12, 2020 and issued to holders of Class A common stock shares of the Company as of November 12, 2020.

The weighted average outstanding common shares basic and diluted for the year ended December 31, 2019 were 8,593,932. These weighted average shares reflect the retrospective adjustment for the impacts of the 10% stock dividend declared by the Company on November 12, 2020 and issued to holders of Class A common stock shares of the Company as of November 12, 2020.

Subsequent Events

Management has evaluated all events subsequent to December 31, 2020 through the date that these financial statements have been issued.

Recent Accounting Pronouncements

Leases

In February 2016, the FASB issued updated guidance (Accounting Standards Update 2016-02) to require lessees to recognize a right-of-use asset and a lease liability for leases with terms of more than 12 months.  The updated guidance retains the two classifications of a lease as either an operating or finance lease (previously referred to as a capital lease).  Both lease classifications require the lessee to record the right-of-use asset and the lease liability based upon the present value of cash flows.  Finance leases will reflect the financial arrangement by recognizing interest expense on the lease liability separately from the amortization expense of the right-of-use asset.  Operating leases will recognize lease expense (with no separate recognition of interest expense) on a straight-line basis over the term of the lease.  The accounting by lessors is not significantly changed by the updated guidance.  The updated guidance requires expanded qualitative and quantitative disclosures, including additional information about the amounts recorded in the financial statements.

In July 2018, the FASB amended the updated guidance on leases that was issued in February 2016 (Accounting Standards Update 2018-11) and provided an additional transition method with which to adopt the updated guidance.  Under the additional transition method, entities may elect to recognize a cumulative-effect adjustment to the opening balance of retained earnings in the year of adoption.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

1.  Organization and Significant Accounting Policies (continued)

Consequently, if this transition method is elected, an entity’s reporting for the comparative periods prior to adoption presented in the financial statements would continue to be in accordance with current lease guidance. The amendments also provide lessors with a practical expedient to combine non-lease components (e.g., a fee for common area maintenance when leasing office space) with the associated lease component rather than accounting for those components separately if certain criteria are met. The updated guidance requires entities to recognize a right-of-use asset and lease liability equal to the present value of lease payments for all leases other than those that are less than one year.  The updated guidance, as amended, is effective for reporting periods beginning after December 15, 2018.

In December 2018, the FASB issued additional guidance (Accounting Standards Update 2018-20) that permits an accounting policy election for lessors to not evaluate whether certain sales taxes and other similar taxes are lessor costs or lessee costs.  A lessor making this election will exclude from the consideration in the contract and from variable payments not included in the consideration of the contract all collections from lessees of certain sales taxes and other similar taxes and to provide certain disclosures.

The Company adopted this guidance in first quarter 2019.  The adoption of this guidance did not have a material effect on the Company’s results of operations, financial position or liquidity.

Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments

In June 2016, the FASB issued updated guidance (Accounting Standards Update 2016-13) for the accounting for credit losses for financial instruments. The updated guidance applies a new credit loss model (current expected credit losses or CECL) for determining credit-related impairments for financial instruments measured at amortized cost (e.g. reinsurance recoverables, including structured settlements that are recorded as part of reinsurance recoverables) and requires an entity to estimate the credit losses expected over the life of an exposure or pool of exposures. The estimate of expected credit losses should consider historical information, current information, as well as reasonable and supportable forecasts, including estimates of prepayments.

The expected credit losses, and subsequent adjustments to such losses, will be recorded through an allowance account that is deducted from the amortized cost basis of the financial asset, with the net carrying value of the financial asset presented on the consolidated balance sheet at the amount expected to be collected.

The updated guidance also amends the current other-than-temporary impairment model for available-for-sale debt securities by requiring the recognition of impairments relating to credit losses through an allowance account and limits the amount of credit loss to the difference between a security’s amortized cost basis and its fair value. In addition, the length of time a security has been in an unrealized loss position will no longer impact the determination of whether a credit loss exists.

The updated guidance was effective for reporting periods beginning after December 15, 2019.  As a Smaller Reporting Company, the effective date was recently changed and the delayed effective date is now for reporting periods beginning after December 15, 2022.  Early adoption is permitted for reporting periods beginning after December 15, 2018. Based on the financial instruments currently held by the Company, there would not be a material effect on the Company’s results of operations, financial position or liquidity if the new guidance had been adopted in the current accounting period. The impact on the Company’s results of operations, financial position or liquidity at the date of adoption of the updated guidance will be determined by the financial instruments held by the Company and the economic conditions at that time.

Intangibles - Goodwill and Other

In January 2017, the FASB issued updated guidance (Accounting Standards Update 2017-04) that eliminates the requirement to calculate the implied fair value of goodwill (i.e., Step 2 of the current goodwill impairment test) to measure a goodwill impairment charge.  Instead, entities will record an impairment charge by comparing a reporting unit’s fair value with its carrying amount and recognizing an impairment charge for the excess of the carrying amount over estimated fair value (i.e., Step 1 of current guidance).

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

1.  Organization and Significant Accounting Policies (continued)

The implied fair value of goodwill is currently determined in Step 2 by deducting the fair value of all assets and liabilities of the reporting unit (determined in the same manner as a business combination) from the reporting unit’s fair value as determined in Step 1 (including any corporate-level assets or liabilities that were included in the determination of the carrying amount and fair value of the reporting unit in Step 1).  The updated guidance requires an entity to perform its annual, or interim, impairment test by either: (1) an initial qualitative assessment of factors (such as changes in management, key personnel, strategy, key technology or customers) that may impact a reporting unit’s fair value and lead to the determination that it is more likely than not that the reporting unit’s fair value is less than its carrying value, including goodwill (consistent with current guidance), or (2) applying Step 1.

The Company adopted this guidance in first quarter 2020.  The adoption of this guidance did not have a material effect on the Company’s results of operations, financial position or liquidity.

Targeted Improvements to the Accounting for Long-Duration Contracts

In August 2018, the FASB issued updated guidance (Accounting Standards Update 2018-12) to the existing recognition, measurement, presentation and disclosure requirements for long-duration contracts issued by an insurance entity.  This update improves the timeliness of recognizing changes in the liability for future policy benefits, modifies the rate used to discount future cash flows, simplifies and improves accounting for certain market-based options or guarantees associated with deposit (i.e., account balance) contracts, simplifies the amortization of deferred acquisitions costs and expands required disclosures.  The expanded disclosure requires an insurance entity to provide disaggregated roll forwards of beginning to ending balances of the following: liability for future policy benefits, policyholder account balances, market risk benefits, separate account liabilities and deferred acquisition costs including disclosure about, changes to and effect of changes for significant inputs, judgments, assumptions and methods used in measurements.

The updated guidance was effective for reporting periods beginning after December 15, 2020.  As a Smaller Reporting Company, the effective date has been changed twice and the delayed effective date is now for reporting periods beginning after December 15, 2024. Early adoption is permitted but not elected by the Company.  With respect to the liability for future policyholder benefits for traditional and limited-payment contracts and deferred acquisition costs, an insurance entity may elect to apply the amendments retrospectively as of the beginning of the earliest period presented.

With respect to the market risk benefits, an insurance entity should apply the amendments retrospectively as of the beginning of the earliest period presented.  The Company expects that the impact on the Company’s results of operations, financial position and liquidity at the date of adoption of the updated guidance in 2024 will be determined by the long-duration contracts then held by the Company and the economic conditions at that time.

Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement

In August 2018, the FASB issued amendments (Accounting Standards Update 2018-13) to modify the disclosure requirements related to fair value measurements including the consideration of costs and benefits of producing the modified disclosures.

The Company adopted this guidance in first quarter 2020.  The adoption of this guidance did not have a material effect on the Company’s results of operations, financial position or liquidity.

Income Taxes - Simplifying the Accounting for Income Taxes

In December 2019, the FASB issued updated guidance (Accounting Standards Update 2019-12) for the accounting for income taxes. The updated guidance is intended to simplify the accounting for income taxes by removing several exceptions contained in existing guidance and amending other existing guidance to simplify several other income tax accounting matters. The updated guidance is effective for the quarter ending March 31, 2021. Early adoption is permitted. The adoption of this guidance is not expected to have a material effect on the Company’s results of operations, financial position or liquidity.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

2.  Investments

Fixed Maturity, Preferred Stock and Equity Securities

Investments in fixed maturity, preferred stock and equity securities as of December 31, 2020 and 2019 are summarized as follows:

		Gross	Gross
	Amortized Cost	Unrealized	Unrealized	Fair
	or Cost	Gains	Losses	Value
	December 31, 2020
Fixed maturity securities
U.S. government and U.S. government agencies	$430,735	$3,568	$-	$434,303
States and political subdivisions	8,830,403	891,285	31,932	9,689,756
Residential mortgage-backed securities	14,022	14,420	-	28,442
Corporate bonds	106,387,417	16,859,782	111,840	123,135,359
Asset-backed	2,052,174	32,908	47,813	2,037,269
Exchange traded securities	500,000	-	200	499,800
Foreign bonds	29,616,259	4,641,338	59,230	34,198,367
Certificate of deposit	600,000	24,540	-	624,540
Total fixed maturity securities	148,431,010	22,467,841	251,015	170,647,836

Equity securities
Mutual funds	91,981	-	7,739	84,242
Corporate common stock	91,238	27,523	-	118,761
Total equity securities	183,219	27,523	7,739	203,003
Total fixed maturity and equity securities	$148,614,229	$22,495,364	$258,754	$170,850,839

	December 31, 2019
Fixed maturity securities
U.S. government and U.S. government agencies	$1,679,731	$431	$11,129	$1,669,033
States and political subdivisions	9,536,120	617,063	2,252	10,150,931
Residential mortgage-backed securities	20,289	22,167	-	42,456
Corporate bonds	121,143,923	9,528,168	144,337	130,527,754
Asset-backed	2,116,056	68,395	-	2,184,451
Exchange traded securities	500,000	48,400	-	548,400
Foreign bonds	31,764,329	2,427,523	363,553	33,828,299
Total fixed maturity securities	166,760,448	12,712,147	521,271	178,951,324

Preferred stock	49,945	1,955	-	51,900

Equity securities
Mutual funds	91,981	-	2,629	89,352
Corporate common stock	88,213	23,459	-	111,672
Total equity securities	180,194	23,459	2,629	201,024
Total fixed maturity, preferred stock and equity securities	$166,990,587	$12,737,561	$523,900	$179,204,248

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

2.  Investments (continued)

All securities in an unrealized loss position as of the financial statement dates, the estimated fair value, pre-tax gross unrealized loss and number of securities by length of time that those securities have been continuously in an unrealized loss position as of December 31, 2020 and 2019 are summarized as follows:

		Unrealized	Number of
	Fair Value	Loss	Securities
	December 31, 2020
Fixed maturity securities
Less than 12 months in an unrealized loss position
States and political subdivisions	$625,098	$31,932	1
Corporate bonds	878,716	41,508	3
Asset-backed	1,047,443	47,813	3
Exchange traded securities	499,800	200	2
Foreign bonds	285,569	28,282	4
Total less than 12 months in an unrealized loss position	3,336,626	149,735	13
More than 12 months in an unrealized loss position
Corporate bonds	1,084,205	70,332	3
Foreign bonds	532,875	30,948	1
Total more than 12 months in an unrealized loss position	1,617,080	101,280	4
Total fixed maturity securities in an unrealized loss position	4,953,706	251,015	17

Equity securities (mutual funds), less than 12 months in an unrealized loss position	84,242	7,739	1

Total fixed maturity and equity securities in an unrealized loss position	$5,037,948	$258,754	$18

	December 31, 2019
Fixed maturity securities
Less than 12 months in an unrealized loss position
U.S. government and U.S. government agencies	$1,097,626	$6,841	3
States and political subdivisions	103,007	2,252	1
Corporate bonds	3,049,765	59,915	7
Foreign bonds	345,243	7,857	1
Total less than 12 months in an unrealized loss position	4,595,641	76,865	12
More than 12 months in an unrealized loss position
U.S. government and U.S. government agencies	445,943	4,288	2
Corporate bonds	1,245,410	84,422	6
Foreign bonds	1,070,459	355,696	4
Total more than 12 months in an unrealized loss position	2,761,812	444,406	12
Total fixed maturity securities in an unrealized loss position	7,357,453	521,271	24

Equity securities (mutual funds), greater than 12 months in an unrealized loss position	89,352	2,629	1

Total fixed maturity and equity securities in an unrealized loss position	$7,446,805	$523,900	$25

As of December 31, 2020, the Company held 17 available-for-sale fixed maturity securities with an unrealized loss of $251,015, fair value of $4,953,706 and amortized cost of $5,204,721.  These unrealized losses were primarily due to market interest rate movements in the bond market as of December 31, 2020.  The ratio of the fair value to the amortized cost of these 17 securities is 95%.

As of December 31, 2019, the Company held 24 available-for-sale fixed maturity securities with an unrealized loss of $521,271, fair value of $7,357,453 and amortized cost of $7,878,724.  These unrealized losses were primarily due to market interest rate movements in the bond market as of December 31, 2019.  The ratio of the fair value to the amortized cost of these 24 securities is 93%.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

2.  Investments (continued)

As of December 31, 2020, the Company held one equity security with an unrealized loss of $7,739, fair value of $84,242 and cost of $91,981.  The ratio of fair value to cost of this security is 92%.

As of December 31, 2019, the Company held one equity security with an unrealized loss of $2,629, fair value of $89,352 and cost of $91,981.  The ratio of fair value to cost of this security is 97%.

Fixed maturity securities was 97% investment grade as rated by Standard & Poor’s as of December 31, 2020 and December 31, 2019.

The Company recorded one other-than-temporary impairment during 2020.  During 2020, the Company impaired its bonds in an offshore drilling company with a total par value of $850,000 as a result of continuing unrealized losses.  This impairment was considered fully credit-related, resulting in a charge to the statement of operations before tax of $801,340 for the year ended December 31, 2020.  This charge represents the credit-related portion of the difference between the amortized cost basis of the security and its fair value.  The Company has experienced no additional other-than-temporary impairments on fixed maturity available-for-sale securities during 2020.

The Company’s decision to record an impairment loss is primarily based on whether the security’s fair value is likely to remain significantly below its book value based on all of the factors considered.  Factors that are considered include the length of time the security’s fair value has been below its carrying amount, the severity of the decline in value, the credit worthiness of the issuer, and the coupon and/or dividend payment history of the issuer.  The Company also assesses whether it intends to sell or whether it is more likely than not that it may be required to sell the security prior to its recovery in value.

For any fixed maturity securities that are other-than-temporarily impaired, the Company determines the portion of the other-than-temporary impairment that is credit-related and the portion that is related to other factors.  The credit-related portion is the difference between the expected future cash flows and the amortized cost basis of the fixed maturity security, and that difference is charged to earnings.  The non-credit-related portion representing the remaining difference to fair value is recognized in other comprehensive income (loss).  Only in the case of a credit-related impairment where management has the intent to sell the security, or it is more likely than not that it will be required to sell the security before recovery of its cost basis, is a fixed maturity security adjusted to fair value and the resulting losses recognized in realized gains (losses) in the consolidated statements of operations.  Any other-than-temporary impairments on preferred stocks are recorded in the consolidated statements of operations in the periods incurred as the difference between fair value and cost.

Based on management’s review, the Company experienced one other-than-temporary impairment during the year ended December 31, 2020.  There were no impairments during the year ended December 31, 2019.  Except for one other-than-temporary impairment recorded during 2020, management believes that the Company will fully recover its cost basis in the securities held as of December 31, 2020, and management does not have the intent to sell nor is it more likely than not that the Company will be required to sell such securities until they recover or mature.  The remaining temporary impairments shown herein are primarily the result of the current interest rate environment rather than credit factors that would imply other-than-temporary impairment.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

2.  Investments (continued)

Net unrealized gains (losses) included in other comprehensive income (loss) for investments classified as available-for-sale, net of the effect of deferred income taxes and deferred acquisition costs assuming that the appreciation had been realized as of December 31, 2020 and 2019 are summarized as follows:

	December 31, 2020	December 31, 2019

Unrealized appreciation on available-for-sale securities	$22,216,826	$12,192,831
Adjustment to deferred acquisition costs	(41,057)	(19,844)
Deferred income taxes	(4,656,911)	(2,556,327)

Net unrealized appreciation on available-for-sale securities	$17,518,858	$9,616,660

The amortized cost and fair value of fixed maturity available-for-sale securities as of December 31, 2020, by contractual maturity, are summarized as follows:

	December 31, 2020
	Amortized Cost	Fair Value

Due in one year or less	$2,447,947	$2,463,051
Due in one year through five years	25,300,158	27,089,443
Due after five years through ten years	44,586,011	50,363,587
Due after ten years	76,082,872	90,703,313
Due at multiple maturity dates	14,022	28,442

	$148,431,010	$170,647,836

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

2.  Investments (continued)

Proceeds and gross realized gains (losses) from the sales, calls and maturities of fixed maturity securities available-for-sale, equity securities, investment real estate, mortgage loans on real estate and preferred stock available-for-sale for the years ended December 31, 2020 and 2019 are summarized as follows:

	Years Ended December 31,
	Fixed Maturity Securities		Equity Securities		Investment Real Estate
	2020	2019	2020	2019	2020	2019
Proceeds	$22,331,124	$33,700,106	$-	$19,371	$2,216,780	$350,817
Gross realized gains	643,593	1,289,675	-	12,372	347,039	5,158
Gross realized losses	(90,474)	(300,168)	-	-	-	(48,343)
Loss on other-than-temporary impairment	(801,340)	-	-	-	-	-

	Years Ended December 31,
	Mortgage Loans on Real Estate		Preferred Stock
	2020	2019	2020	2019
Proceeds	$6,345,816	$-	$50,000	$50,000
Gross realized gains	108,101	-	55	-
Gross realized losses	-	-	-	-
Loss on other-than-temporary impairment	-	-	-	-

The accumulated change in net unrealized investment gains (losses) for fixed maturity and preferred stock available-for-sale for the years ended December 31, 2020 and 2019 and the amount of net realized investment gains (losses) on fixed maturity securities available-for-sale, equity securities, investment real estate, mortgage loans on real estate and preferred stock for the years ended December 31, 2020 and 2019 are summarized as follows:

	Years Ended December 31,
	2020	2019
Change in unrealized investment gains (losses):
Available-for-sale securities:
Fixed maturity securities	$10,025,950	$15,453,194
Preferred stock	(1,955)	11,320

Net realized investment gains (losses):
Available-for-sale securities:
Fixed maturity securities	553,119	989,507
Equity securities, sale of securities	-	12,372
Equity securities, changes in fair value	(1,046)	9,284
Investment real estate	347,039	(43,185)
Mortgage loans on real estate	108,101	-
Preferred stock	55	-

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

2.  Investments (continued)

Mortgage Loans on Real Estate

The Company’s mortgage loans by property type as of December 31, 2020 and 2019 are summarized as follows:

	December 31, 2020	December 31, 2019

Residential mortgage loans	$163,906,373	$150,002,865

Commercial mortgage loans by property type
Apartment	-	1,604,934
Industrial	670,708	1,619,250
Lodging	290,889	729,603
Office building	4,596,331	3,676,396
Retail	5,444,761	4,771,592

Total commercial mortgage loans by property type	11,002,689	12,401,775

Total mortgage loans	$174,909,062	$162,404,640

The Company utilizes the ratio of the carrying value of individual mortgage loans compared to the individual appraisal value to evaluate the credit quality of its mortgage loans on real estate (commonly referred to as the loan-to-value ratio).  The Company’s residential and commercial (includes apartment, industrial, lodging, office building and retail) mortgage loans on real estate by credit quality using this ratio as of December 31, 2020 and 2019 are summarized as follows:

	December 31,
	Residential Mortgage Loans		Commercial Mortgage Loans		Total Mortgage Loans
Loan-To-Value Ratio	2020	2019	2020	2019	2020	2019
Over 70% to 80%	$53,905,657	$42,607,615	$-	$274,954	$53,905,657	$42,882,569
Over 60% to 70%	50,752,236	50,158,843	1,608,934	2,320,734	52,361,170	52,479,577
Over 50% to 60%	27,493,242	28,939,576	2,391,856	1,318,536	29,885,098	30,258,112
Over 40% to 50%	13,875,675	13,160,306	786,143	2,142,354	14,661,818	15,302,660
Over 30% to 40%	7,846,306	8,023,690	1,176,419	1,800,952	9,022,725	9,824,642
Over 20% to 30%	5,538,886	3,806,361	2,774,020	1,235,799	8,312,906	5,042,160
Over 10% to 20%	3,699,228	2,677,037	2,072,994	3,308,446	5,772,222	5,985,483
10% or less	795,143	629,437	192,323	-	987,466	629,437
Total	$163,906,373	$150,002,865	$11,002,689	$12,401,775	$174,909,062	$162,404,640

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

2.  Investments (continued)

The outstanding principal balance of mortgage loans, by the most significant states, as of December 31, 2020 and 2019 are summarized as follows:

	December 31, 2020		December 31, 2019
	Amount	Percentage	Amount	Percentage
Alabama	$1,205,848	0.69%	$1,150,160	0.71%
Arizona	1,111,244	0.64%	1,709,789	1.05%
Arkansas	618,038	0.35%	697,748	0.43%
California	8,054,996	4.61%	7,010,828	4.32%
Colorado	56,621	0.03%	57,431	0.04%
Connecticut	985,525	0.56%	901,101	0.55%
Delaware	520,569	0.30%	458,587	0.28%
District of Columbia	720,000	0.41%	720,000	0.44%
Florida	41,034,631	23.46%	29,921,779	18.42%
Georgia	9,918,563	5.67%	10,459,089	6.44%
Hawaii	227,068	0.13%	229,865	0.14%
Idaho	212,409	0.12%	638,967	0.39%
Illinois	5,018,145	2.87%	6,659,219	4.10%
Indiana	916,706	0.52%	1,181,493	0.73%
Kansas	375,870	0.21%	548,138	0.34%
Kentucky	-	0.00%	94,619	0.06%
Louisiana	503,787	0.29%	241,748	0.15%
Maine	126,414	0.07%	128,112	0.08%
Maryland	589,487	0.34%	757,860	0.47%
Massachusetts	2,005,130	1.15%	2,174,988	1.34%
Michigan	236,135	0.14%	192,050	0.12%
Minnesota	880,922	0.50%	32,286	0.02%
Mississippi	80,830	0.05%	81,653	0.05%
Missouri	2,283,186	1.31%	3,130,470	1.93%
Nevada	11,668	0.01%	165,092	0.10%
New Hampshire	-	0.00%	132,040	0.08%
New Jersey	8,683,341	4.96%	7,470,226	4.60%
New Mexico	80,975	0.05%	81,497	0.05%
New York	4,915,742	2.81%	3,864,479	2.38%
North Carolina	2,356,697	1.35%	3,926,787	2.42%
Ohio	4,732,716	2.71%	2,438,541	1.50%
Oklahoma	510,194	0.29%	612,075	0.38%
Oregon	563,014	0.32%	1,647,107	1.01%
Pennsylvania	637,063	0.36%	67,195	0.04%
South Carolina	728,933	0.42%	183,078	0.11%
Tennessee	4,211,195	2.41%	4,024,710	2.48%
Texas	67,127,667	38.38%	65,639,490	40.42%
Utah	2,000,000	1.14%	2,000,000	1.23%
Vermont	231,266	0.13%	241,470	0.15%
Virginia	400,502	0.23%	486,846	0.30%
Washington	325,369	0.19%	345,986	0.21%
Wisconsin	208,905	0.12%	328,573	0.20%
Mortgage loan allowance and unamortized origination fees	(498,309)	-0.30%	(428,532)	-0.26%

	$174,909,062	100%	$162,404,640	100%

There were 24 loans with a remaining principal balance of $3,979,997 that were more than 90 days past due as of December 31, 2020.  There were 23 loans with a remaining principal balance of $4,427,317 that were more than 90 days past due as of December 31, 2019.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

2.  Investments (continued)

There were no mortgage loans in default or foreclosure as of December 31, 2020.  There were $1,691,980 of mortgage loans in default and foreclosure as of December 31, 2019 and the Company estimates that it will not incur losses on these foreclosures due to the anticipated sales prices less disposal costs exceeding the carrying values of these foreclosed mortgage loans.

During 2020 the Company foreclosed on residential mortgage loans of real estate totaling $797,158 and transferred those properties to investment real estate held for sale.  During 2019 the Company foreclosed on residential mortgage loans of real estate totaling $99,218 and transferred those properties to investment real estate held for sale.

The principal balances of the 1,260 residential mortgage loans owned by the Company as of December 31, 2020 that aggregated to $163,906,373 ranged from a low of $262 to a high of $974,550 and the interest rates ranged from 3.43% to 25.64%.  The principal balances of the 28 commercial (includes industrial, lodging, office building and retail) mortgage loans owned by the Company as of December 31, 2020 that aggregated to $11,002,689 ranged from a low of $9,293 to a high of $2,000,000 and the interest rates ranged from 6.21% to 10.51%.

The principal balances of the 1,211 residential mortgage loans owned by the Company as of December 31, 2019 that aggregated to $150,002,865 ranged from a low of $262 to a high of $1,000,000 and the interest rates ranged from 3.43% to 26.18%.  The principal balances of the 30 commercial (includes apartment, industrial, lodging, office building and retail) mortgage loans owned by the Company as of December 31, 2019 that aggregated to $12,401,775 ranged from a low of $53,066 to a high of $2,000,000 and the interest rates ranged from 5.75% to 20.60%.

There are allowances for losses on mortgage loans of $541,894 and $505,378 as of December 31, 2020 and 2019, respectively.  As of December 31, 2020, $766,667 of independent mortgage loan balances are held in escrow by a third party for the benefit of the Company related to its investment in mortgage loans on real estate with one loan originator.  As of December 31, 2019, $798,753 of independent mortgage loan balances are held in escrow by a third party for the benefit of the Company related to its investment in mortgage loans on real estate with one loan originator.

In 2020 and 2019 the Company did not experience any impairment on mortgage loan investments.

Investment real estate

On November 16, 2020, TLIC sold a 20,000 square feet office building and approximately three acres of land located in Topeka, Kansas with an aggregate carrying value of $1,078,037.  The Company recorded a gross realized investment gain on sale of $240,374 based on an aggregate sales price of $1,318,411.

TLIC owns approximately three acres of undeveloped land located in Topeka, Kansas with a carrying value of $409,436.

FBLIC owns approximately one-half acre of undeveloped land located in Jefferson City, Missouri with a carrying value of $131,000.

During 2020 the Company foreclosed on residential mortgage loans of real estate totaling $797,158 and transferred those properties to investment real estate held for sale.  During 2020, the Company sold investment real estate property with an aggregate carrying value of $791,704.  The Company recorded a gross realized investment gain on sale of $106,665 based on an aggregate sales price of $898,369.

During 2019 the Company foreclosed on residential mortgage loans of real estate totaling $99,218 and transferred those properties to investment real estate held for sale.  During 2019, the Company sold investment real estate property with an aggregate carrying value of $394,002.  The Company recorded a gross realized investment loss on sale of $43,185 based on an aggregate sales price of $350,817.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

2.  Investments (continued)

The Company’s investment real estate as of December 31, 2020 and 2019 is summarized as follows:

	December 31,
	2020	2019
Land - held for the production of income	$-	$213,160
Land - held for investment	540,436	745,155
Total land	540,436	958,315
Building - held for the production of income	-	2,267,557
Less - accumulated depreciation	-	(1,486,159)
Buildings net of accumulated depreciation	-	781,398
Residential real estate - held for sale	217,500	212,046
Total residential real estate	217,500	212,046
Investment real estate, net of accumulated depreciation	$757,936	$1,951,759

Other Long-Term Investments

The Company’s investment in lottery prize cash flows was $71,025,133 and $71,824,480 as of December 31, 2020 and 2019, respectively.  The lottery prize cash flows are assignments of the future rights from lottery winners purchased at a discounted price.  Payments on these investments are made by state run lotteries.

The amortized cost and estimated fair value of lottery prize cash flows, by contractual maturity, as of December 31, 2020 are summarized as follows:

	December 31, 2020
	Amortized Cost	Fair Value

Due in one year or less	$11,650,859	$11,907,881
Due in one year through five years	35,471,691	40,458,580
Due after five years through ten years	17,207,454	23,489,469
Due after ten years	6,695,129	13,408,316

	$71,025,133	$89,264,246

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

2.  Investments (continued)

The outstanding balance of lottery prize cash flows, by state lottery, as of December 31, 2020 and 2019 are summarized as follows:

	December 31, 2020		December 31, 2019
	Amount	Percentage	Amount	Percentage
Arizona	$418,672	0.59%	$450,573	0.63%
California	7,361,932	10.37%	7,772,309	10.82%
Colorado	-	0.00%	41,000	0.06%
Connecticut	2,649,985	3.73%	2,670,153	3.72%
Florida	49,470	0.07%	92,145	0.13%
Georgia	4,245,463	5.98%	4,003,717	5.57%
Illinois	727,077	1.02%	458,280	0.64%
Indiana	5,927,346	8.35%	5,398,417	7.52%
Maine	157,136	0.22%	146,290	0.20%
Massachusetts	16,519,603	23.26%	15,481,300	21.55%
Michigan	247,786	0.35%	264,403	0.37%
Missouri	91,881	0.13%	100,406	0.14%
New Jersey	429,240	0.60%	175,493	0.24%
New York	23,089,597	32.51%	24,807,063	34.54%
Ohio	4,298,468	6.05%	4,775,235	6.65%
Oregon	112,728	0.16%	144,013	0.20%
Pennsylvania	1,632,023	2.30%	1,753,190	2.44%
Texas	2,479,933	3.49%	2,673,036	3.72%
Virginia	59,759	0.08%	70,671	0.10%
Vermont	247,065	0.35%	259,677	0.36%
Washington	279,969	0.39%	287,109	0.40%

	$71,025,133	100.00%	$71,824,480	100.00%

Major categories of net investment income for the years ended December 31, 2020 and 2019 are summarized as follows:

	Years Ended December 31,
	2020	2019

Fixed maturity securities	$7,159,792	$7,419,650
Preferred stock and equity securities	103,037	131,823
Other long-term investments	5,166,428	4,860,323
Mortgage loans	14,651,491	13,544,895
Policy loans	153,316	137,492
Real estate	252,047	269,123
Short-term and other investments	101,129	637,999

Gross investment income	27,587,240	27,001,305

Investment expenses	(3,502,939)	(2,631,265)

Net investment income	$24,084,301	$24,370,040

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

3.  Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) on the measurement date.  The Company also considers the impact on fair value of a significant decrease in volume and level of activity for an asset or liability when compared with normal activity.

The Company holds fixed maturity, preferred stock and equity securities that are measured and reported at fair market value on the statement of financial position.  The Company determines the fair market values of its financial instruments based on the fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value, as follows:

Level 1 - Quoted prices in active markets for identical assets or liabilities. The Company’s Level 1 assets include equity securities that are traded in an active exchange market.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.  The Company’s Level 2 assets and liabilities include fixed maturity securities with quoted prices that are traded less frequently than exchange-traded instruments or assets and liabilities whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.  This category generally includes U.S. Government and agency, mortgage-backed debt securities, state and political subdivision securities, corporate debt securities, asset-backed, exchange traded securities, foreign debt securities and certificate of deposit.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.  The Company’s Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.  This category generally includes certain private equity investments where independent pricing information was not able to be obtained for a significant portion of the underlying assets.

The Company has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into the three-level fair value hierarchy.  If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

A review of fair value hierarchy classifications is conducted on a quarterly basis.  Changes in the valuation inputs, or their ability to be observed, may result in a reclassification for certain financial assets or liabilities. Reclassifications impacting Level 3 of the fair value hierarchy are reported as transfers in and out of the Level 3 category as of the beginning of the period in which the reclassifications occur.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

3.  Fair Value Measurements (continued)

The Company’s fair value hierarchy for those financial instruments measured at fair value on a recurring basis as of December 31, 2020 and 2019 is summarized as follows:

	Level 1	Level 2	Level 3	Total
	December 31, 2020
Fixed maturity securities, available-for-sale
U.S. government and U.S. government agencies	$-	$434,303	$-	$434,303
States and political subdivisions	-	9,689,756	-	9,689,756
Residential mortgage-backed securities	-	28,442	-	28,442
Corporate bonds	-	123,135,359	-	123,135,359
Asset-backed	-	2,037,269	-	2,037,269
Exchange traded securities	-	499,800	-	499,800
Foreign bonds		34,198,367		34,198,367
Certificate of deposit	-	624,540	-	624,540
Total fixed maturity securities	$-	$170,647,836	$-	$170,647,836

Equity securities
Mutual funds	$-	$84,242	$-	$84,242
Corporate common stock	51,629	-	67,132	118,761
Total equity securities	$51,629	$84,242	$67,132	$203,003

	December 31, 2019
Fixed maturity securities, available-for-sale
U.S. government and U.S. government agencies	$-	$1,669,033	$-	$1,669,033
States and political subdivisions	-	10,150,931	-	10,150,931
Residential mortgage-backed securities	-	42,456	-	42,456
Corporate bonds	-	130,527,754	-	130,527,754
Asset-backed	-	2,184,451	-	2,184,451
Exchange traded securities	-	548,400	-	548,400
Foreign bonds	-	33,828,299	-	33,828,299
Total fixed maturity securities	$-	$178,951,324	$-	$178,951,324

Preferred stock, available-for-sale	$51,900	$-	$-	$51,900

Equity securities
Mutual funds	$-	$89,352	$-	$89,352
Corporate common stock	47,565	-	64,107	111,672
Total equity securities	$47,565	$89,352	$64,107	$201,024

As of December 31, 2020 and 2019, Level 3 financial instruments consisted of two private placement common stocks that have no active trading and a joint venture investment with a mortgage loan originator.

These private placement common stocks represent investments in small insurance holding companies.  The fair value for these securities was determined through the use of unobservable assumptions about market participants. The Company has assumed a willing market participant would purchase the securities for the same price as the Company paid until such time as these small insurance holding companies commence significant operations.  The joint venture investment with a mortgage loan originator is accounted for under the equity method of accounting.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

3.  Fair Value Measurements (continued)

Fair values for Level 1 and Level 2 assets for the Company’s fixed maturity and preferred stock available-for-sale and equity securities are primarily based on prices supplied by a third party investment service.  The third party investment service provides quoted prices in the market which use observable inputs in developing such rates.

The Company analyzes market valuations received to verify reasonableness and to understand the key assumptions used and the sources.  Since the fixed maturity securities owned by the Company do not trade on a daily basis, the third party investment service prepares estimates of fair value measurements using relevant market data, benchmark curves, sector groupings and matrix pricing.  As the fair value estimates of the Company’s fixed maturity securities are based on observable market information rather than market quotes, the estimates of fair value on these fixed maturity securities are included in Level 2 of the hierarchy.  The Company’s Level 2 investments include obligations of U.S. government, U.S. government agencies, state and political subdivisions, mortgage-backed securities, corporate bonds, asset-backed, exchange traded securities, foreign bonds and certificate of deposit.

The Company’s preferred stock is included in Level 1 and equity securities are included in Level 1 and Level 2 and the private placement common stocks and joint venture investment are included in Level 3.  Level 1 for the preferred stock and those equity securities classified as such is appropriate since they trade on a daily basis, are based on quoted market prices in active markets and are based upon unadjusted prices.  Level 2 for those equity securities classified as such is appropriate since they are not actively traded.

The Company’s fixed maturity and preferred stock available-for-sale securities and equity securities are highly liquid and allows for a high percentage of the portfolio to be priced through pricing services.

The change in the fair value of the Company’s Level 3 equity securities available-for-sale for the years ended December 31, 2020 and 2019 is summarized as follows:

	December 31,
	2020	2019

Beginning balance	$64,107	$64,036
Joint venture net income	90,292	115,357
Joint venture distribution	(87,267)	(115,286)
Ending balance	$67,132	$64,107

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

3.  Fair Value Measurements (continued)

Fair Value of Financial Instruments

The carrying amount and fair value of the Company’s financial assets and financial liabilities disclosed, but not carried, at fair value as of December 31, 2020 and 2019, and the level within the fair value hierarchy at which such assets and liabilities are measured on a recurring basis are summarized as follows:

	Carrying	Fair
	Amount	Value	Level 1	Level 2	Level 3
	December 31, 2020
Financial assets
Mortgage loans on real estate
Commercial	$11,002,689	$11,085,406	$-	$-	$11,085,406
Residential	163,906,373	184,802,993	-	-	184,802,993
Policy loans	2,108,678	2,108,678	-	-	2,108,678
Short-term investments	3,309,020	3,309,020	3,309,020	-	-
Other long-term investments	71,025,133	89,264,246	-	-	89,264,246
Cash and cash equivalents	40,230,095	40,230,095	40,230,095	-	-
Accrued investment income	5,370,508	5,370,508	-	-	5,370,508
Total financial assets	$296,952,496	$336,170,946	$43,539,115	$-	$292,631,831

Financial liabilities
Policyholders' account balances	$362,519,753	$380,666,901	$-	$-	$380,666,901
Policy claims	2,099,548	2,099,548	-	-	2,099,548
Total financial liabilities	$364,619,301	$382,766,449	$-	$-	$382,766,449

	December 31, 2019
Financial assets
Mortgage loans on real estate
Commercial	$12,401,775	$12,280,704	$-	$-	$12,280,704
Residential	150,002,865	152,443,349	-	-	152,443,349
Policy loans	2,026,301	2,026,301	-	-	2,026,301
Short-term investments	1,831,087	1,831,087	1,831,087	-	-
Other long-term investments	71,824,480	88,235,019	-	-	88,235,019
Cash and cash equivalents	23,212,170	23,212,170	23,212,170	-	-
Accrued investment income	5,207,823	5,207,823	-	-	5,207,823
Total financial assets	$266,506,501	$285,236,453	$25,043,257	$-	$260,193,196

Financial liabilities
Policyholders' account balances	$363,083,838	$355,557,123	$-	$-	$355,557,123
Policy claims	1,399,393	1,399,393	-	-	1,399,393
Total financial liabilities	$364,483,231	$356,956,516	$-	$-	$356,956,516

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

3.  Fair Value Measurements (continued)

The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies.  However, considerable judgment was required to interpret market data to develop these estimates.  Accordingly, the estimates are not necessarily indicative of the amounts which could be realized in a current market exchange.  The use of different market assumptions or estimation methodologies may have a material effect on the fair value amounts.

The following methods and assumptions were used in estimating the fair value disclosures for financial instruments in the accompanying financial statements and notes thereto:

Fixed Maturity Securities, Preferred Stock and Equity Securities

The fair value of fixed maturity securities and equity securities are based on the principles previously discussed as Level 1, Level 2 and Level 3.

Mortgage Loans on Real Estate

The fair values for mortgage loans are estimated using discounted cash flow analyses.  For both residential and commercial mortgage loans, the discount rate used was indexed to the LIBOR yield curve adjusted for an appropriate credit spread.

Cash and Cash Equivalents, Short-Term Investments, Accrued Investment Income and Policy Loans

The carrying value of these financial instruments approximates their fair values.  Cash and cash equivalents and short-term investments are included in Level 1 of the fair value hierarchy due to their highly liquid nature.

Other Long-Term Investments

Other long-term investments are comprised of lottery prize receivables and fair value is derived by using a discounted cash flow approach.  Projected cash flows are discounted using the average FTSE Pension Liability Index in effect at the end of each period.

Investment Contracts – Policyholders’ Account Balances

The fair value for liabilities under investment-type insurance contracts (accumulation annuities) is calculated using a discounted cash flow approach.  Cash flows are projected using actuarial assumptions and discounted to the valuation date using risk-free rates adjusted for credit risk and the nonperformance risk of the liabilities.

The fair values for insurance contracts other than investment-type contracts are not required to be disclosed.

Policy Claims

The carrying amounts reported for these liabilities approximate their fair value.

4.  Special Deposits

TLIC and FBLIC are required to hold assets on deposit for the benefit of policyholders and other special deposits in accordance with statutory rules and regulations.  As of December 31, 2020 and 2019, these required deposits had amortized costs that totaled $4,464,398 and $4,434,662, respectively.  As of December 31, 2020 and 2019, these required deposits had fair values that totaled $4,531,967 and $4,468,783, respectively.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

5.  Allowance for Loan Losses from Mortgage Loans on Real Estate

As of December 31, 2020, $766,667 of independent residential mortgage loans on real estate are held in escrow by a third party for the benefit of the Company.   As of December 31, 2020, $431,523 of that escrow amount is available to the Company as additional collateral on $4,996,358 of advances to the loan originator.  The remaining December 31, 2020 escrow amount of $335,144 is available to the Company as additional collateral on its investment of $67,028,720 in residential mortgage loans on real estate.  In addition, the Company has an additional $541,894 allowance for possible loan losses in the remaining $107,880,342 of investments in mortgage loans on real estate as of December 31, 2020.

As of December 31, 2019, $798,753 of independent residential mortgage loans on real estate are held in escrow by a third party for the benefit of the Company.   As of December 31, 2019, $489,965 of that escrow amount is available to the Company as additional collateral on $4,436,787 of advances to the loan originator.  The remaining December 31, 2019 escrow amount of $308,788 is available to the Company as additional collateral on its investment of $61,757,602 in residential mortgage loans on real estate.  In addition, the Company has an additional $505,378 allowance for possible loan losses in the remaining $100,647,038 of investments in mortgage loans on real estate as of December 31, 2019.

The balances of and changes in the Company’s credit losses related to residential and commercial (includes apartment, industrial, lodging, office building and retail) mortgage loans on real estate as of and for the years ended December 31, 2020 and 2019 are summarized as follows (excluding $67,028,720 and $61,757,602 of mortgage loans on real estate as of December 31, 2020 and 2019, respectively, with one loan originator where independent mortgage loan balances are held in escrow by a third party for the benefit of the Company):

	Years Ended December 31,
	Residential Mortgage Loans		Commercial Mortgage Loans		Total
	2020	2019	2020	2019	2020	2019
Allowance, beginning	$443,057	$374,209	$62,321	$49,957	$505,378	$424,166
Charge offs	-	-	-	-	-	-
Recoveries	-	-	-	-	-	-
Provision	43,547	68,848	(7,031)	12,364	36,516	81,212
Allowance, ending	$486,604	$443,057	$55,290	$62,321	$541,894	$505,378

Allowance, ending:
Individually evaluated for impairment	$-	$-	$-	$-	$-	$-
Collectively evaluated for impairment	$486,604	$443,057	$55,290	$62,321	$541,894	$505,378

Carrying Values:
Individually evaluated for impairment	$-	$-	$-	$-	$-	$-
Collectively evaluated for impairment	$96,877,653	$88,245,263	$11,002,689	$12,401,775	$107,880,342	$100,647,038

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

6.  Deferred Policy Acquisition Costs

The balances of and changes in deferred acquisition costs as of and for the years ended December 31, 2020 and 2019 are summarized as follows:

	2020	2019
Balance, beginning of year	$38,005,639	$29,681,737
Capitalization of commissions, sales and issue expenses	11,856,420	12,369,350
Amortization	(5,327,177)	(4,015,480)
Deferred acquisition costs allocated to investments	(21,213)	(29,968)

Balance, end of year	$44,513,669	$38,005,639

7.  Federal Income Taxes

FTFC filed 2019 and 2018 consolidated federal income tax returns that included TLIC, FBLIC, FTFC and TMC since all companies had been members of a consolidated group for five years.

Certain items included in income reported for financial statement purposes are not included in taxable income for the current period, resulting in deferred income taxes.

A reconciliation of federal income tax expense computed by applying the federal income tax rate of 21% to income before federal income tax expense for the years ended December 31, 2020 and 2019, respectively, is summarized as follows:

	Years Ended December 31,
	2020	2019
Expected tax expense	$856,967	$1,726,119

Capital gain taxes	152,306	14,536
Net operating losses	44,547	207,580
Future policy benefits	9,011	208,197
Reinsurance recoverable	6,813	(205,559)
Alternative minimum taxes	-	164,432
Adjustment of prior years' taxes	(46,466)	(54,793)
Difference in book versus tax basis of available-for-sale securities	(179,854)	9,721
Other	58,780	49,663

Total income tax expense	$902,104	$2,119,896

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

7.  Federal Income Taxes (continued)

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2020 and 2019 are summarized as follows:

	December 31,
	2020	2019
Deferred tax liabilities:
Net unrealized investment gains	$4,656,911	$2,556,327
Deferred policy acquisition costs	7,775,267	6,463,579
Value of insurance business acquired	964,525	1,027,204
Reinsurance recoverable	248,175	241,362
Due premiums	87,937	30,800
Investment real estate	23,425	40,627
Available-for-sale fixed maturity securities	-	78,207
Other	18,635	13,544
Total deferred tax liabilities	13,774,875	10,451,650
Deferred tax assets:
Policyholders' account balances and future policy benefits	3,591,696	3,181,433
Net operating loss carryforward	679,303	774,003
Mortgage loans	104,645	89,992
Available-for-sale fixed maturity securities	100,582	-
Policy claims	32,494	16,366
Available-for-sale equity securities	20,864	21,056
Unearned investment income	14,978	13,105
Dividend liability	9,408	9,777
Total deferred tax assets	4,553,970	4,105,732
Net deferred tax liabilities	$9,220,905	$6,345,918

FTFC has net operating loss carryforwards of $2,700,063 expiring in 2027 through 2033.  During 2020, FTFC utilized $985,666 of the net operating loss carryforward existing as of January 1, 2020 to offset 2020 federal taxable income.  During 2019, FTFC utilized $596,123 of the net operating loss carryforward existing as of January 1, 2019 to offset 2019 federal taxable income.  TLIC generated $534,713 of net operating losses during 2020 and due to the Coronavirus Aid, Relief, and Economic Security Act (“CARES” Act) this 2020 operating loss is available to be carried back five years to offset prior taxes incurred utilizing the statutory tax rate in effect for the year of the carryback.  This $534,713 net operating loss is also fully available to offset future TLIC taxable income and does not expire.

The Company has no known uncertain tax benefits within its provision for income taxes.  In addition, the Company does not believe it would be subject to any penalties or interest relative to any open tax years and, therefore, have not accrued any such amounts.  The Company files U.S. federal income tax returns and income tax returns in various state jurisdictions.  The 2017 through 2020 U.S. federal tax years are subject to income tax examination by tax authorities.  The Company classifies any interest and penalties (if applicable) as income tax expense in the financial statements.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

8.  Reinsurance

TLIC participates in ceded and assumed reinsurance in order to provide risk diversification, additional capacity for future growth and limit the maximum net loss potential arising from large risks.  TLIC reinsures all amounts of risk on any one life in excess of $100,000 for individual life insurance with Investors Heritage Life Insurance Company, Optimum Re Insurance Company (“Optimum Re”), RGA Reinsurance Company and Wilton Reassurance Company (“Wilton Re”).

TLIC is a party to an Automatic Retrocession Pool Agreement (the “Reinsurance Pool”) with Optimum Re, Catholic Order of Foresters, American Home Life Insurance Company and Woodmen of the World. The agreement provides for automatic retrocession of coverage in excess of Optimum Re’s retention on business ceded to Optimum Re by the other parties to the Reinsurance Pool. TLIC’s maximum exposure on any one insured under the Reinsurance Pool is $100,000.   As of January 1, 2008, the Reinsurance Pool stopped accepting new cessions.

Effective September 29, 2005, FLAC and Wilton Re executed a binding letter of intent whereby both parties agreed that FLAC would cede the simplified issue version of its Golden Eagle Whole Life (Final Expense) product to Wilton Re on a 50/50 quota share original term coinsurance basis.  The letter of intent was executed on a retroactive basis to cover all applicable business issued by FLAC subsequent to January 1, 2005.  Wilton Re agreed to provide various commission and expense allowances to FLAC in exchange for FLAC ceding 50% of the applicable premiums to Wilton Re as they were collected.  As of June 24, 2006, Wilton Re terminated the reinsurance agreement for new business issued after the termination date.

FBLIC also participates in reinsurance in order to provide risk diversification, additional capacity for future growth and limit the maximum net loss potential arising from large risks.  FBLIC reinsures initial amounts of risk on any one life in excess of $100,000 for individual life insurance with Optimum Re.  TLIC and FBLIC also reinsure the accidental death benefit portion of their life policies under a bulk agreement with Optimum Re.

To the extent that the reinsurance companies are unable to meet their obligations under the reinsurance agreements, TLIC and FBLIC remain primarily liable for the entire amount at risk.

Statutory reinsurance assumed and ceded amounts for TLIC and FBLIC for 2020 and 2019 are summarized as follows:

	2020	2019

Premiums assumed	$3,023,178	$1,777,449
Commissions and expense allowances assumed	1,494,464	1,413,057
Benefits assumed	88,171	8,001
Reserve credits assumed	2,944,668	1,279,582
In force amount assumed	56,417,493	41,056,032

Premiums ceded	2,130,523	71,936,037
Commissions and expense allowances ceded	80,383	2,670,202
Benefits ceded	2,234,094	1,208,109
Reserve credits ceded	104,593,282	103,142,179
In force amount ceded	57,739,638	43,641,121

Effective January 1, 2018, TLIC entered into an annuity coinsurance agreement with an offshore annuity and life insurance company whereby 90% of TLIC’s annuity considerations originated after December 31, 2017 were ceded to the assuming company.  The assuming company contractually reimburses TLIC for the related commissions, withdrawals, settlements, interest credited, submission costs, maintenance costs, marketing costs, excise taxes and other costs plus a placement fee.  Effective April 1, 2020, the Company and an offshore annuity and life insurance company mutually agreed that the Quota Share under its existing reinsurance agreement shall be 0% for future business instead of the original contractual amount of 90%.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

8.  Reinsurance (continued)

In accordance with this annuity coinsurance agreement, TLIC holds assets and recognizes a funds withheld liability for the benefit of the assuming company in an amount at least equal to the annuity reserves in accordance with U.S. statutory accounting principles generated by this ceded business.  In addition, the assuming company maintains a trust related to this ceded business amounting to at least an additional 4% of assets above the annuity reserve required under U.S. statutory accounting principles.  This coinsurance agreement may be terminated for new business by either party at any time upon 30 days prior written notice to the other party.

In 2019, TLIC entered into a life insurance coinsurance agreement with TAI, effective October 1, 2018, whereby 100% of TAI’s life insurance policies and annuity contracts issued after September 30, 2018 were ceded to TLIC.  TLIC contractually reimburses TAI for the related commissions, submission costs, maintenance costs, marketing costs and other costs related to the production of life insurance policies and annuity contracts.

9.  Leases

The Company leases 7,302 square feet of office space in Tulsa, Oklahoma.  The current lease began on October 1, 2015 and ended on September 30, 2020.  The Company signed an amended lease agreement effective August 1, 2020 and ending on September 30, 2027.  The amended lease agreement provides for the expansion of the existing premises from 6,769 square feet to 7,302 square feet.  The Company incurred rent expense (including charges for the lessor’s building operating expenses above those specified in the lease agreement less monthly amortization of the leasehold improvement allowance received from the lessor) of $85,198 and $97,489 for the years ended December 31, 2020 and 2019, respectively.

In accordance with the current lease, the Company was provided an allowance of $54,152 for leasehold improvements.  For the amended lease, the Company was provided but has not received a cash allowance of $77,000 for leasehold improvements.  The leasehold improvement allowance is amortized over the non-cancellable lease term and reduced rent expense by $8,123 and $10,830 for the years ended December 31, 2020 and 2019, respectively.  The future minimum lease payments to be paid under the non-cancellable lease agreement are $113,747, $116,029, $118,365, $120,720 and $123,130 for the years 2021, 2022, 2023, 2024 and 2025, respectively.

On November 16, 2020, TLIC sold a 20,000 square feet office building and approximately three acres of land located in Topeka, Kansas with an aggregate carrying value of $1,078,037.  The Company recorded a gross realized investment gain on sale of $240,374 based on an aggregate sales price of $1,318,411.  The lease agreements discussed below were conveyed to the purchaser of the office building and land on November 16, 2020.

Prior to November 16, 2020, TLIC executed a 10,000 square feet lease agreement for five years effective June 1, 2016 through May 31, 2021, with an option for an additional five years from June 1, 2021 through May 31, 2026.  Beginning June 1, 2021, the lessee can terminate the lease with a 120 day written notice.  The terms of the lease leave TLIC responsible for paying real estate taxes, building insurance and building and ground maintenance with partial reimbursement from the lessee.  Starting July 1, 2016, the lease agreement includes an $88,833 tenant improvement allowance that is amortized over 59 months with interest at 5.00%.  The monthly lease payments are $18,508 from June 1, 2018 through May 31, 2019, $18,584 from June 1, 2019 through May 31, 2020 and $18,578 from June 1, 2020 through November 16, 2020.

Prior to November 16, 2020, TLIC renewed a lease agreement on 2,500 square feet of the Topeka, Kansas office building on September 1, 2015 to run through August 31, 2017 with an option for an additional three years through August 31, 2020.  TLIC renewed the lease agreement effective September 1, 2020.  This lease will run from September 1, 2020 to August 31, 2028 with an option for an additional 2 years through August 31, 2030.  Beginning September 1, 2028, the lessee can terminate the lease with a 90-day written notice.  The terms of the lease leave TLIC responsible for paying real estate taxes, building insurance and building and ground maintenance with partial reimbursement from the lessee.  The renewal lease agreement includes a $34,507 tenant improvement allowance that beginning September 1, 2020 is amortized over 96 months with interest at 5.00%.  The lease payments are $4,293 from September 1, 2018 through August 31, 2019, $4,310 from September 1, 2019 through August 31, 2020 and $4,433 from September 1, 2020 through November 16, 2020.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

10.   Shareholders’ Equity and Statutory Accounting Practices

TLIC is domiciled in Oklahoma and prepares its statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the OID.  FBLIC is domiciled in Missouri and prepares its statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the MDCI.  Prescribed statutory accounting practices include publications of the National Association of Insurance Commissioners, state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.  Statutory accounting practices primarily differ from U.S. GAAP by charging policy acquisition costs to expense as incurred, establishing future policy benefit liabilities using different actuarial assumptions and valuing investments, deferred taxes, and certain assets on a different basis.

The statutory net income (loss) for TLIC amounted to ($1,526,638) and $652,807 for the years ended December 31, 2020 and 2019, respectively.  The statutory capital and surplus of TLIC was $13,638,231 and $12,451,837 as of December 31, 2020 and 2019, respectively.  The statutory net income (loss) for FBLIC amounted to $799,751 and ($2,150,286) for the years ended December 31, 2020 and 2019, respectively.  The statutory capital and surplus of FBLIC was $10,259,330 and $9,185,113 as of December 31, 2020 and 2019, respectively.

TLIC is subject to Oklahoma laws and FBLIC is subject to Missouri laws that limit the amount of dividends insurance companies can pay to stockholders without approval of the respective Departments of Insurance.  The maximum dividend, which may be paid in any twelve-month period without notification or approval, is limited to the greater of 10% of statutory surplus as of December 31 of the preceding year or the net gain from operations of the preceding calendar year.  Cash dividends may only be paid out of surplus derived from realized net profits.  Based on these limitations, there is capacity for TLIC to pay a dividend up to $1,363,823 in 2021 without prior approval.  In addition, based on those limitations, there is the capacity for FBLIC to pay a dividend up to $1,025,933 in 2021 without prior approval.  FBLIC paid no dividends to TLIC in 2020 and 2019.  These dividends would be eliminated in consolidation.  TLIC has paid no dividends to FTFC.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

11.  Segment Data

The Company has a life insurance segment, consisting of the life insurance operations of TLIC, FBLIC and TAI, an annuity segment, consisting of the annuity operations of TLIC, FBLIC and TAI and a corporate segment.  Results for the parent company and the operations of TMC, after elimination of intercompany amounts, are allocated to the corporate segment.

These segments as of and for the years ended December 31, 2020 and 2019 are summarized as follows:

	Year Ended December 31,
	2020	2019
Revenues:
Life insurance operations	$32,236,531	$27,170,994
Annuity operations	19,724,655	21,931,249
Corporate operations	829,819	674,452

Total	$52,791,005	$49,776,695

Income before income taxes:
Life insurance operations	$337,686	$2,333,441
Annuity operations	2,986,150	5,397,194
Corporate operations	756,958	488,981

Total	$4,080,794	$8,219,616

Depreciation and amortization expense:
Life insurance operations	$4,733,751	$3,663,864
Annuity operations	1,046,400	817,243

Total	$5,780,151	$4,481,107

	December 31,
	2020	2019
Assets:
Life insurance operations	$120,484,734	$99,612,420
Annuity operations	518,257,307	500,738,949
Corporate operations	4,853,228	4,585,005
Total	$643,595,269	$604,936,374

12.    Concentrations of Credit Risk

Credit risk is limited by diversifying the Company’s investments.  The Company maintains cash and cash equivalents at multiple institutions.  The Federal Deposit Insurance Corporation insures accounts up to $250,000.  Uninsured balances aggregate $32,645,110 as of December 31, 2020. Other funds are invested in mutual funds that invest in U.S. government securities.  The Company monitors the solvency of all financial institutions in which it has funds to minimize the exposure for loss.  The Company has not experienced any losses in such accounts.

The Company’s lottery prize receivables due from various states and the geographical distribution of the Company’s mortgage loans by state are summarized in Note 2.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

13.   Contingent Liabilities

A lawsuit filed by the Company and Chairman, President and Chief Executive Officer, Gregg E. Zahn, in 2013 against former Company Board of Directors member Wayne Pettigrew and Mr. Pettigrew's company, Group & Pension Planners, Inc. (the "Defendants"), originally concluded on February 17, 2017. The lawsuit was filed in the District Court of Tulsa County, Oklahoma.  In the lawsuit, the Company alleged that Mr. Pettigrew had defamed the Company by making untrue statements to certain shareholders of the Company, to the press and to regulators of the state of Oklahoma and had breached his fiduciary duties.  Mr. Pettigrew denied the allegations.

The jury originally concluded that Mr. Pettigrew, while still a member of the Company’s Board of Directors, did, in fact, make untrue statements regarding the Company and Mr. Zahn and committed breaches of his fiduciary duties to the Company and the jury awarded the Company $800,000 of damages against Mr. Pettigrew.  In addition, the jury found that Mr. Pettigrew had defamed Mr. Zahn and intentionally inflicted emotional distress on Mr. Zahn and awarded Mr. Zahn $3,500,000 of damages against Mr. Pettigrew.  In addition to the original damages awarded by the jury, the Company and Mr. Zahn began to aggressively communicate the correction of the untrue statements to outside parties.

Mr. Pettigrew appealed this decision.  In February 2020, the Court of Civil Appeals of the state of Oklahoma reversed the judgments entered by the trial court and remanded the case for a new trial. The Court of Appeals reversal, however, was not final.  The Company filed a Petition for Certiorari with the Oklahoma Supreme Court to request that it reverse and vacate the decision of the Court of Appeals.  In December 2020, the Oklahoma Supreme Court declined to grant certiorari and remanded that the case be retried in the District Court of Tulsa County, Oklahoma.

It remains the Company’s intention to again vigorously prosecute this action against the Defendants for damages and for correction of the defamatory statements. In the opinion of the Company’s management, the ultimate resolution of any contingencies that may arise from this litigation is not considered material in relation to the financial position or results of operations of the Company.

Guaranty fund assessments, brought about by the insolvency of life and health insurers, are levied at the discretion of the various state guaranty fund associations to cover association obligations.  In most states, guaranty fund assessments may be taken as a credit against premium taxes, typically over a five-year period.

14. Related Party Transactions

On April 15, 2020, the Company renewed its previous one-year loan of $400,000 to its former Chairman.  The renewed loan has a term of one year and a contractual interest rate of 5.00%.  The loan is collateralized by 100,000 shares of the Company’s Class A Common stock owned by the former Chairman.  This loan is included in other assets in the consolidated statements of financial position.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

15.  Other Comprehensive Income and Accumulated Other Comprehensive Income (Loss)

The changes in the components of the Company’s accumulated other comprehensive income (loss) for the years ended December 31, 2020 and 2019 are summarized as follows:

	Unrealized
	Appreciation		Accumulated
	(Depreciation) on	Adjustment to	Other
	Available-For-Sale	Deferred Acquisition	Comprehensive
	Securities	Costs	Income (Loss)
	Year Ended December 31, 2020

Balance as of January 1, 2020	$9,632,323	$(15,663)	$9,616,660
Other comprehensive income before reclassifications, net of tax	7,722,905	(16,758)	7,706,147

Less amounts reclassified from accumulated other comprehensive income, net of tax	(196,051)	-	(196,051)
Other comprehensive income	7,918,956	(16,758)	7,902,198
Balance as of December 31, 2020	$17,551,279	$(32,421)	$17,518,858

	Year Ended December 31, 2019

Balance as of January 1, 2019	$(2,584,643)	$8,012	$(2,576,631)
Other comprehensive income before reclassifications, net of tax	12,998,677	(23,675)	12,975,002
Less amounts reclassified from accumulated other comprehensive income having no credit losses, net of tax	781,711	-	781,711
Other comprehensive income	12,216,966	(23,675)	12,193,291
Balance as of December 31, 2019	$9,632,323	$(15,663)	$9,616,660

The pretax components of the Company’s other comprehensive income and the related income tax expense (benefit) for each component for the years ended December 31, 2020 and 2019 are summarized as follows:

		Income Tax
		Expense
	Pretax	(Benefit)	Net of Tax
	Year Ended December 31, 2020
Other comprehensive income:
Change in net unrealized gains on available-for-sale securities:
Unrealized holding gains arising during the period	$9,775,829	$2,052,924	$7,722,905

Reclassification adjustment for net losses included in operation	(248,166)	(52,115)	(196,051)
Net unrealized gains on investments	10,023,995	2,105,039	7,918,956
Adjustment to deferred acquisition costs	(21,213)	(4,455)	(16,758)
Total other comprehensive income	$10,002,782	$2,100,584	$7,902,198

	Year Ended December 31, 2019
Other comprehensive income:
Change in net unrealized gains on available-for-sale securities:
Unrealized holding gains arising during the period	$16,454,021	$3,455,344	$12,998,677
Reclassification adjustment for net gains included in operation having no credit losses	989,507	207,796	781,711
Net unrealized gains on investments	15,464,514	3,247,548	12,216,966
Adjustment to deferred acquisition costs	(29,968)	(6,293)	(23,675)
Total other comprehensive income	$15,434,546	$3,241,255	$12,193,291

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

15.  Other Comprehensive Income and Accumulated Other Comprehensive Income (Loss) (continued)

Realized gains and losses on the sales of investments are determined based upon the specific identification method and include provisions for other-than-temporary impairments where appropriate.

The pretax and the related income tax components of the amounts reclassified from the Company’s accumulated other comprehensive income (loss) to the Company’s consolidated statements of operations for the years ended December 31, 2020 and 2019 are summarized as follows:

	Years Ended December 31,
Reclassification Adjustments	2020	2019
Realized gains (losses) on sales of securities (a)	$(248,166)	$989,507
Income tax expense (benefit) (b)	(52,115)	207,796
Total reclassification adjustments	$(196,051)	$781,711

(a) These items appear within net realized investment gains and loss on other-than-temporary impairments in the consolidated statements of operations.

(b) These items appear within federal income taxes in the consolidated statements of operations.

16. Line of Credit

On September 25, 2020, the Company renewed its $1.5 million line of credit with a bank to provide working capital and funds for expansion.  The terms of the line of credit allows for advances, repayments and re-borrowings through a maturity date of September 15, 2021.  Any outstanding advances will incur interest at a variable interest rate of the prime rate set forth in the Wall Street Journal plus 1% per annum adjusting monthly based on a 360 day year with a minimum interest rate floor of 4.5%.  The non-utilized portion of the $1.5 million line of credit will be assessed a 1% non usage fee calculated in arrears and paid at the maturity date.  No amounts were outstanding on this line of credit as of December 31, 2020 and December 31, 2019.

FIRST TRINITY FINANCIAL CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

First Trinity Financial Corporation and Subsidiaries
Consolidated Statements of Financial Position

	(Unaudited)
	June 30, 2021	December 31, 2020
Assets
Investments
Available-for-sale fixed maturity securities at fair value (amortized cost: $152,958,511 and $148,431,010 as of June 30, 2021 and December 31, 2020, respectively)	$173,100,934	$170,647,836
Available-for-sale preferred stock securities at fair value (amortized cost: $1,250,000 as of June 30, 2021)	1,251,800	-
Equity securities at fair value (cost: $278,333 and $183,219 as of June 30, 2021 and December 31, 2020, respectively)	319,707	203,003
Mortgage loans on real estate	169,710,121	174,909,062
Investment real estate	1,146,932	757,936
Policy loans	2,134,919	2,108,678
Short-term investments	2,851,073	3,309,020
Other long-term investments	68,187,353	71,025,133
Total investments	418,702,839	422,960,668
Cash and cash equivalents	55,199,237	40,230,095
Accrued investment income	5,105,328	5,370,508
Recoverable from reinsurers	1,088,924	1,234,221
Assets held in trust under coinsurance agreement	109,418,301	112,160,307
Agents' balances and due premiums	1,950,135	2,154,322
Deferred policy acquisition costs	47,197,236	44,513,669
Value of insurance business acquired	4,449,657	4,592,977
Other assets	10,049,650	10,378,502
Total assets	$653,161,307	$643,595,269
Liabilities and Shareholders' Equity
Policy liabilities
Policyholders' account balances	$374,177,380	$362,519,753
Future policy benefits	81,806,540	76,673,797
Policy claims	1,760,189	2,099,548
Other policy liabilities	88,253	119,699
Total policy liabilities	457,832,362	441,412,797
Funds withheld under coinsurance agreement	109,070,339	112,681,925
Deferred federal income taxes	9,096,302	9,220,905
Other liabilities	8,168,843	10,427,430
Total liabilities	584,167,846	573,743,057
Shareholders' equity
Class A common stock, par value $.01 per share (40,000,000 shares authorized as of June 30, 2021 and December 31, 2020, 8,909,276 issued as of June 30, 2021 and December 31, 2020, 8,661,696 outstanding as of June 30, 2021 and December 31, 2020)	89,093	89,093
Class B common stock, par value $.01 per share (10,000,000 shares authorized, 101,102 issued and outstanding as of June 30, 2021 and December 31, 2020)	1,011	1,011
Additional paid-in capital	39,078,485	39,078,485
Treasury stock, at cost (247,580 shares as of June 30, 2021 and December 31, 2020 )	(893,947)	(893,947)
Accumulated other comprehensive income	15,899,716	17,518,858
Accumulated earnings	14,819,103	14,058,712
Total shareholders' equity	68,993,461	69,852,212
Total liabilities and shareholders' equity	$653,161,307	$643,595,269

See notes to consolidated financial statements (unaudited).

First Trinity Financial Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues
Premiums	$7,879,433	$6,439,224	$14,859,309	$12,805,100
Net investment income	6,072,502	5,876,073	12,221,344	12,145,916
Net realized investment gains	118,268	410,380	170,363	433,882
Service fees	81,601	7,025	179,588	17,896
Other income	45,567	105,377	59,341	118,791
Total revenues	14,197,371	12,838,079	27,489,945	25,521,585
Benefits, Claims and Expenses
Benefits and claims
Increase in future policy benefits	3,045,748	2,467,039	5,201,933	5,108,158
Death benefits	2,269,494	2,482,528	5,793,212	4,094,308
Surrenders	372,659	228,541	721,565	638,905
Interest credited to policyholders	3,088,957	3,056,982	6,207,492	6,120,227
Dividend, endowment and supplementary life contract benefits	71,156	70,519	143,066	153,218
Total benefits and claims	8,848,014	8,305,609	18,067,268	16,114,816
Policy acquisition costs deferred	(3,353,999)	(2,693,003)	(6,183,472)	(5,077,971)
Amortization of deferred policy acquisition costs	1,733,139	1,307,138	3,522,962	2,520,412
Amortization of value of insurance business acquired	68,151	73,576	143,320	153,550
Commissions	3,138,640	2,497,928	6,011,223	4,806,091
Other underwriting, insurance and acquisition expenses	2,176,280	2,735,448	4,860,942	5,376,920
Total expenses	3,762,211	3,921,087	8,354,975	7,779,002
Total benefits, claims and expenses	12,610,225	12,226,696	26,422,243	23,893,818
Income before total federal income tax expense	1,587,146	611,383	1,067,702	1,627,767
Current federal income tax expense (benefit)	1,510	(46,575)	1,510	-
Deferred federal income tax expense	364,593	184,362	305,801	364,915
Total federal income tax expense	366,103	137,787	307,311	364,915
Net income	$1,221,043	$473,596	$760,391	$1,262,852
Net income per common share basic and diluted
Class A common stock	$0.1396	$0.0541	$0.0869	$0.1444
Class B common stock	$0.1186	$0.0460	$0.0739	$0.1227

See notes to consolidated financial statements (unaudited).

First Trinity Financial Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$1,221,043	$473,596	$760,391	$1,262,852
Other comprehensive income (loss)
Total net unrealized investment gains (losses) arising during the period	4,754,493	15,880,590	(1,968,938)	2,709,318
Less net realized investment gains having no credit losses	66,014	256,220	103,665	318,139
Net unrealized investment gains (losses)	4,688,479	15,624,370	(2,072,603)	2,391,179
Less adjustment to deferred acquisition costs	(7,328)	31,673	(23,057)	9,818
Other comprehensive income (loss) before federal income tax expense (benefit)	4,695,807	15,592,697	(2,049,546)	2,381,361
Federal income tax expense (benefit)	986,119	3,274,466	(430,404)	500,086
Total other comprehensive income (loss)	3,709,688	12,318,231	(1,619,142)	1,881,275
Total comprehensive income (loss)	$4,930,731	$12,791,827	$(858,751)	$3,144,127

See notes to consolidated financial statements (unaudited).

First Trinity Financial Corporation and Subsidiaries
Consolidated Statements of Changes in Shareholders' Equity
Three and Six Months Ended June 30, 2021 and 2020
(Unaudited)

	Class A	Class B			Accumulated
	Common	Common	Additional		Other		Total
	Stock	Stock	Paid-in	Treasury	Comprehensive	Accumulated	Shareholders'
	$.01 Par Value	$.01 Par Value	Capital	Stock	Income (Loss)	Earnings	Equity
Three months ended June 30, 2020
Balance as of April 1, 2020	$81,179	$1,011	$30,429,150	$(893,947)	$(820,296)	$20,719,705	$49,516,802
Comprehensive income:
Net income	-	-	-	-	-	473,596	473,596
Other comprehensive income	-	-	-	-	12,318,231	-	12,318,231
Shareholders' cash dividend	-	-	-	-	-	(384,734)	(384,734)
Balance as of June 30, 2020	$81,179	$1,011	$30,429,150	$(893,947)	$11,497,935	$20,808,567	$61,923,895

Six months ended June 30, 2020
Balance as of January 1, 2020	$80,502	$-	$28,684,598	$(893,947)	$9,616,660	$19,930,449	$57,418,262
Comprehensive income:
Net income	-	-	-	-	-	1,262,852	1,262,852
Other comprehensive income	-	-	-	-	1,881,275	-	1,881,275
Shareholders' cash dividend	-	-	-	-	-	(384,734)	(384,734)
Acquisition of K-TENN Insurance Company	1,688	-	1,744,552	-	-	-	1,746,240
Recapitalization	(1,011)	1,011	-	-	-	-	-
Balance as of June 30, 2020	$81,179	$1,011	$30,429,150	$(893,947)	$11,497,935	$20,808,567	$61,923,895

Three months ended June 30, 2021
Balance as of April 1, 2021	$89,093	$1,011	$39,078,485	$(893,947)	$12,190,028	$13,598,060	$64,062,730
Comprehensive income:
Net income	-	-	-	-	-	1,221,043	1,221,043
Other comprehensive income	-	-	-	-	3,709,688	-	3,709,688
Balance as of June 30, 2021	$89,093	$1,011	$39,078,485	$(893,947)	$15,899,716	$14,819,103	$68,993,461

Six months ended June 30, 2021
Balance as of January 1, 2021	$89,093	$1,011	$39,078,485	$(893,947)	$17,518,858	$14,058,712	$69,852,212
Comprehensive loss:
Net income	-	-	-	-	-	760,391	760,391
Other comprehensive loss	-	-	-	-	(1,619,142)	-	(1,619,142)
Balance as of June 30, 2021	$89,093	$1,011	$39,078,485	$(893,947)	$15,899,716	$14,819,103	$68,993,461

See notes to consolidated financial statements (unaudited).

First Trinity Financial Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2021	2020
Operating activities
Net income	$760,391	$1,262,852
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for depreciation	-	72,744
Accretion of discount on investments	(2,448,867)	(2,538,970)
Net realized investment gains	(170,363)	(433,882)
Amortization of policy acquisition cost	3,522,962	2,520,412
Policy acquisition cost deferred	(6,183,472)	(5,077,971)
Amortization of loan origination fees	43,585	26,508
Amortization of value of insurance business acquired	143,320	153,550
Allowance for mortgage loan losses	(97,966)	4,069
Provision for deferred federal income tax expense	305,801	364,915
Interest credited to policyholders	6,207,492	6,120,227
Change in assets and liabilities:
Policy loans	(26,241)	(17,608)
Short-term investments	457,947	(1,118,142)
Accrued investment income	265,180	(267,145)
Recoverable from reinsurers	145,297	22,877
Assets held in trust under coinsurance agreement	2,043,041	(2,459,182)
Agents' balances and due premiums	204,187	(412,171)
Other assets	328,852	(8,698,283)
Future policy benefits	5,132,743	5,077,052
Policy claims	(339,359)	(132,268)
Other policy liabilities	(31,446)	(5,199)
Other liabilities (excludes change in payable for securities purchased of $1,171,985 and $333,156 in 2021 and 2020, respectively)	(3,430,572)	(1,045,175)
Net cash provided by (used in) operating activities	6,832,512	(6,580,790)

Investing activities
Purchases of fixed maturity securities	(8,658,222)	(1,005,000)
Maturities of fixed maturity securities	700,000	548,500
Sales of fixed maturity securities	3,268,218	11,165,264
Purchases of preferred stock securities	(1,250,000)	-
Purchases of equity securities	(145,168)	(47,963)
Sales of equity securities	89	-
Acquisition of K-TENN Insurance Company	-	1,110,299
Joint venture distributions	50,054	49,933
Purchases of mortgage loans	(48,117,912)	(37,894,403)
Payments on mortgage loans	53,161,263	32,894,590
Purchases of other long-term investments	(882,027)	(3,942,291)
Payments on other long-term investments	6,224,896	5,541,855
Sale of real estate	75,940	682,945
Net change in receivable and payable for securities sold and purchased	1,171,985	333,156
Net cash provided by investing activities	5,599,116	9,436,885

Financing activities
Policyholders' account deposits	19,382,246	6,012,739
Policyholders' account withdrawals	(16,844,732)	(14,644,858)
Shareholders' cash dividend	-	(384,734)
Net cash provided by (used in) financing activities	2,537,514	(9,016,853)

Increase (decrease) in cash and cash equivalents	14,969,142	(6,160,758)
Cash and cash equivalents, beginning of period	40,230,095	23,212,170
Cash and cash equivalents, end of period	$55,199,237	$17,051,412

See notes to consolidated financial statements (unaudited).

First Trinity Financial Corporation and Subsidiaries

Consolidated Statements of Cash Flows (continued)

Supplemental Disclosure – Cash and Non-Cash Impact on Investing Activities

(Unaudited)

During the six months ended June 30, 2021 and 2020, the Company foreclosed on residential mortgage loans of real estate totaling $458,587 and $744,091, respectively and transferred that property to investment real estate that is now held for sale.

In conjunction with this foreclosure, the non-cash impact on investing activities is summarized as follows:

	Unaudited
	Six Months Ended	Six Months Ended
	June 30, 2021	June 30, 2020
Reductions in mortgage loans due to foreclosure	$458,587	$744,091
Investment real estate held-for-sale acquired through foreclosure	(458,587)	(744,091)
Net cash used in investing activities	$-	$-

On January 1, 2020, the Company acquired K-TENN Insurance Company. The Company acquired assets of $1,916,281 (including cash) and assumed liabilities of $170,041.

In conjunction with this 2020 acquisition, the cash and non-cash impact on operating, investing and financing activities is summarized as follows.

December 31, 2020
Cash used in acquisition of K-TENN Insurance Company	$-
Cash provided in acquisition of K-TENN Insurance Company	1,110,299

Increase in cash from acquisition of K-TENN Insurance Company	1,110,299

Fair value of assets acquired in acquisition of K-TENN Insurance Company (excluding cash)
Available-for-sale fixed maturity securities	800,000
Policy loans	1,045
Accrued investment income	490
Due premiums	3,986
Other assets	461

Total fair value of assets acquired (excluding cash)	805,982

Fair value of liabilities assumed in acquisition of K-TENN Insurance Company
Future policy benefits	150,583
Other policy liabilities	9,212
Other liabilities	10,246

Total fair value of liabilities assumed	170,041

Fair value of net assets acquired in acquisition of K-TENN Insurance Company (excluding cash)	635,941

Fair value of net assets acquired in acquisition of K-TENN Insurance Company (including cash)	$1,746,240

See notes to consolidated financial statements (unaudited).

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

1. Organization and Significant Accounting Policies

Nature of Operations

First Trinity Financial Corporation (the “Company” or “FTFC”) is the parent holding company of Trinity Life Insurance Company (“TLIC”), Family Benefit Life Insurance Company (“FBLIC”), Trinity Mortgage Corporation (“TMC”), formerly known as First Trinity Capital Corporation (“FTCC”) and Trinity American, Inc. (“TAI”). The Company was incorporated in Oklahoma on April 19, 2004, for the primary purpose of organizing a life insurance subsidiary.

The Company owns 100% of TLIC. TLIC owns 100% of FBLIC. TLIC and FBLIC are primarily engaged in the business of marketing, underwriting and distributing a broad range of individual life insurance and annuity products to individuals. TLIC’s and FBLIC’s current product portfolio consists of a modified premium whole life insurance policy with a flexible premium deferred annuity rider, whole life, term, final expense, accidental death and dismemberment and annuity products. The term products are both renewable and convertible and issued for 10, 15, 20 and 30 years. They can be issued with premiums fully guaranteed for the entire term period or with a limited premium guarantee. The final expense product is issued as either a simplified issue or as a graded benefit, determined by underwriting. The TLIC and FBLIC products are sold through independent agents. TLIC is licensed in the states of Alabama, Illinois, Indiana, Kansas, Kentucky, Louisiana, Mississippi, Montana, Nebraska, New Mexico, North Dakota, Ohio, Oklahoma, South Dakota, Tennessee, Texas, Utah and West Virginia. FBLIC is licensed in the states of Alabama, Arizona, Arkansas, Colorado, Georgia, Illinois, Indiana, Kansas, Kentucky, Louisiana, Michigan, Mississippi, Missouri, Montana, Nebraska, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Pennsylvania, South Dakota, Tennessee, Texas, Utah, Virginia and West Virginia.

The Company owns 100% of TMC that was incorporated in 2006, and began operations in January 2007. TMC’s primary focus changed during 2020 from premium financing loans to originating, brokering and administrating residential and commercial mortgage loans for third parties.

The Company owns 100% of TAI (formerly known as Citizens American Life, Inc.). TAI was incorporated in Barbados, West Indies on March 24, 2016 for the primary purpose of forming a life insurance company producing United States of America (U.S.) dollar denominated life insurance policies and annuity contracts outside of the United States and Barbados. TAI is licensed as an Exempt Insurance Company under the Exempt Insurance Act of Barbados. TAI was initially involved in developing life insurance and annuity contracts through an association with distribution channels but is now issuing life insurance policies and annuity contracts. The Company’s acquisition of TAI was formally approved by Barbados regulators and the certifications were received in 2019.

Company Capitalization

The Company raised $1,450,000 from two private placement stock offerings during 2004 and $25,669,480 from two public stock offerings and one private placement stock offering from June 22, 2005 through February 23, 2007; June 29, 2010 through April 30, 2012 and August 15, 2012 through March 8, 2013. The Company issued 7,347,488 shares of its common stock and incurred $3,624,518 of offering costs during these private placements and public stock offerings. On January 1, 2020, the Company issued 168,866 shares in connection with its acquisition of K-TENN Insurance Company (“K-TENN”) valued at $1,746,240.

The Company also issued 702,685 shares of its common stock in connection with two stock dividends paid to shareholders in 2011 and 2012 that resulted in accumulated earnings being charged $5,270,138 with an offsetting credit of $5,270,138 to common stock and additional paid-in capital.

In 2020, the Company paid a $0.05 per share cash dividend for a total of $393,178 and issued 791,339 shares of Class A common stock in connection with a 10% stock dividend to its Class A shareholders. The 10% stock dividend resulted in accumulated earnings being charged $8,657,249 with an offsetting credit of $8,657,249 to common stock and additional paid-in capital.

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

1. Organization and Significant Accounting Policies (continued)

The Company has also purchased 247,580 shares of treasury stock at a cost of $893,947 from former members of the Board of Directors including the former Chairman of the Board of Directors, a former agent, the former spouse of the Company’s Chairman, Chief Executive Officer and President and a charitable organization where a former member of the Board of Directors had donated shares of the Company’s common stock.

Company Recapitalization

On October 2, 2019, at the Company Annual Shareholders’ Meeting, FTFC’s shareholders approved the following proposals:

●

An amendment and restatement of FTFC’s Certificate of Incorporation to authorize 40,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock and to establish the relative rights, preferences and privileges of, and the restrictions and limitations on, the Class A common stock and the Class B common stock.

●

An amendment and restatement of FTFC’s Certificate of Incorporation to automatically reclassify each issued and outstanding share of our existing common stock as one (1) share of Class A common stock or, at the shareholder’s election, into one (1) share of new Class B common stock.

These proposals received Form A regulatory approval from the Oklahoma Insurance Department (“OID”) on February 27, 2020 and the Missouri Department of Commerce and Insurance (“MDCI”) on December 31, 2019, followed by formal adoption by FTFC’s Board of Directors on March 12, 2020. Effective March 12, 2020, FTFC’s Class B shareholders were entitled to elect a majority of FTFC’s Board of Directors (one-half plus one) but will only receive, compared to FTFC’s Class A shareholders, 85% of cash dividends, stock dividends or amounts due upon any FTFC merger, sale or liquidation event. FTFC’s Class B shareholders may also convert one share of FTFC’s Class B common stock for a .85 share of FTFC’s Class A common stock. FTFC’s Class A shareholders will elect the remaining Board of Directors members and will receive 100% of cash dividends, stock dividends or amounts due upon any Company merger, sale or liquidation event.

Acquisition of Other Companies

On December 23, 2008, FTFC acquired 100% of the outstanding common stock of First Life America Corporation (“FLAC”) from an unaffiliated company. The acquisition of FLAC was accounted for as a purchase. The aggregate purchase price for FLAC was $2,695,234 including direct costs associated with the acquisition of $195,234. The acquisition of FLAC was financed with the working capital of FTFC.

On December 31, 2008, FTFC made FLAC a 15 year loan in the form of a surplus note in the amount of $250,000 with an interest rate of 6% payable monthly, that was approved by the Oklahoma Insurance Department (“OID”). This surplus note is eliminated in consolidation.

On August 31, 2009, two of the Company’s subsidiaries, Trinity Life Insurance Company (“Old TLIC”) and FLAC, were merged, with FLAC being the surviving company. Immediately following the merger, FLAC changed its name to TLIC.

On December 28, 2011, TLIC acquired 100% of the outstanding common stock of FBLIC from FBLIC’s shareholders. The acquisition of FBLIC was accounted for as a purchase. The aggregate purchase price for the acquisition of FBLIC was $13,855,129. The acquisition of FBLIC was financed with the working capital of TLIC.

On April 28, 2015, the Company acquired a block of life insurance policies and annuity contracts according to the terms of an assumption reinsurance agreement. The Company acquired assets of $3,644,839, assumed liabilities of $3,055,916 and recorded a gain on reinsurance assumption of $588,923.

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

1. Organization and Significant Accounting Policies (continued)

On April 3, 2018, FTFC acquired 100% of the outstanding stock of TAI domiciled in Barbados, West Indies. The Barbados regulators approved the acquisition and supplied certifications during 2019. The aggregate purchase price for the acquisition of TAI was $250,000. The acquisition of TAI was financed with the working capital of FTFC.

Effective January 1, 2020, the Company acquired 100% of the outstanding common stock of K-TENN Insurance Company (“K-TENN”) from its sole shareholder in exchange for 168,866 shares of FTFC’s common stock. The acquisition of K-TENN was accounted for as a purchase. The aggregate purchase price of K-TENN was $1,746,240. Immediately subsequent to this acquisition, the $1,746,240 of net assets and liabilities of K-TENN along with the related life insurance business operations were contributed to TLIC.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting primarily of normal recurring accruals) considered necessary for a fair presentation of the results for the interim periods have been included.

The results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ended December 31, 2021 or for any other interim period or for any other future year. Certain financial information which is normally included in notes to consolidated financial statements prepared in accordance with U.S. GAAP, but which is not required for interim reporting purposes, has been condensed or omitted. The accompanying consolidated financial statements and notes thereto should be read in conjunction with the financial statements and notes thereto included in the Company's report on Form 10-K for the year ended December 31, 2020.

Management continues to actively monitor the COVID-2019 pandemic, the new variants of the virus and the impact of the viruses on the Company’s operations. Although there appears to be recoveries in economic activity and output especially in the United States with the introduction of and inoculations of vaccines, should liquidity conditions worsen in the short-term, management will work with its financial institutions to assist with liquidity needs. The Company continues to adapt its operations and provide and perform all business activities despite the viruses and operates under the guidelines of the U.S. Centers for Disease Control and Prevention.

Principles of Consolidation

The consolidated financial statements include the accounts and operations of the Company and its subsidiaries. All intercompany accounts and transactions are eliminated in consolidation.

Reclassifications

Certain reclassifications have been made in the prior year and prior quarter financial statements to conform to current year and current quarter classifications. These reclassifications had no effect on previously reported net income or shareholders' equity.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

1. Organization and Significant Accounting Policies (continued)

Common Stock

Class A and Class B common stock are fully paid, non-assessable and has a par value of $.01 per share.

Treasury Stock

Treasury stock, representing shares of the Company’s common stock that have been reacquired after having been issued and fully paid, is recorded at the reacquisition cost and the shares are no longer outstanding.

Subsequent Events

Management has evaluated all events subsequent to June 30, 2021 through the date that these financial statements have been issued.

Recent Accounting Pronouncements

Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments

In June 2016, the FASB issued updated guidance (Accounting Standards Update 2016-13) for the accounting for credit losses for financial instruments. The updated guidance applies a new credit loss model (current expected credit losses or CECL) for determining credit-related impairments for financial instruments measured at amortized cost (e.g. reinsurance recoverables, including structured settlements that are recorded as part of reinsurance recoverables) and requires an entity to estimate the credit losses expected over the life of an exposure or pool of exposures. The estimate of expected credit losses should consider historical information, current information, as well as reasonable and supportable forecasts, including estimates of prepayments.

The expected credit losses, and subsequent adjustments to such losses, will be recorded through an allowance account that is deducted from the amortized cost basis of the financial asset, with the net carrying value of the financial asset presented on the consolidated balance sheet at the amount expected to be collected.

The updated guidance also amends the current other-than-temporary impairment model for available-for-sale debt securities by requiring the recognition of impairments relating to credit losses through an allowance account and limits the amount of credit loss to the difference between a security’s amortized cost basis and its fair value. In addition, the length of time a security has been in an unrealized loss position will no longer impact the determination of whether a credit loss exists.

The updated guidance was effective for reporting periods beginning after December 15, 2019. As a Smaller Reporting Company, the effective date was recently changed and the delayed effective date is now for reporting periods beginning after December 15, 2022. Early adoption is permitted for reporting periods beginning after December 15, 2018. Based on the financial instruments currently held by the Company, there would not be a material effect on the Company’s results of operations, financial position or liquidity if the new guidance had been adopted in the current accounting period. The impact on the Company’s results of operations, financial position or liquidity at the date of adoption of the updated guidance will be determined by the financial instruments held by the Company and the economic conditions at that time.

Intangibles - Goodwill and Other

In January 2017, the FASB issued updated guidance (Accounting Standards Update 2017-04) that eliminates the requirement to calculate the implied fair value of goodwill (i.e., Step 2 of the current goodwill impairment test) to measure a goodwill impairment charge. Instead, entities will record an impairment charge by comparing a reporting unit’s fair value with its carrying amount and recognizing an impairment charge for the excess of the carrying amount over estimated fair value (i.e., Step 1 of current guidance).

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

1. Organization and Significant Accounting Policies (continued)

The implied fair value of goodwill is currently determined in Step 2 by deducting the fair value of all assets and liabilities of the reporting unit (determined in the same manner as a business combination) from the reporting unit’s fair value as determined in Step 1 (including any corporate-level assets or liabilities that were included in the determination of the carrying amount and fair value of the reporting unit in Step 1). The updated guidance requires an entity to perform its annual, or interim, impairment test by either: (1) an initial qualitative assessment of factors (such as changes in management, key personnel, strategy, key technology or customers) that may impact a reporting unit’s fair value and lead to the determination that it is more likely than not that the reporting unit’s fair value is less than its carrying value, including goodwill (consistent with current guidance), or (2) applying Step 1.

The Company adopted this guidance in first quarter 2020. The adoption of this guidance did not have a material effect on the Company’s results of operations, financial position or liquidity.

Targeted Improvements to the Accounting for Long-Duration Contracts

In August 2018, the FASB issued updated guidance (Accounting Standards Update 2018-12) to the existing recognition, measurement, presentation and disclosure requirements for long-duration contracts issued by an insurance entity. This update improves the timeliness of recognizing changes in the liability for future policy benefits, modifies the rate used to discount future cash flows, simplifies and improves accounting for certain market-based options or guarantees associated with deposit (i.e., account balance) contracts, simplifies the amortization of deferred acquisitions costs and expands required disclosures. The expanded disclosure requires an insurance entity to provide disaggregated roll forwards of beginning to ending balances of the following: liability for future policy benefits, policyholder account balances, market risk benefits, separate account liabilities and deferred acquisition costs including disclosure about, changes to and effect of changes for significant inputs, judgments, assumptions and methods used in measurements.

The updated guidance was effective for reporting periods beginning after December 15, 2020. As a Smaller Reporting Company, the effective date has been changed twice and the delayed effective date is now for reporting periods beginning after December 15, 2024. Early adoption is permitted but not elected by the Company. With respect to the liability for future policyholder benefits for traditional and limited-payment contracts and deferred acquisition costs, an insurance entity may elect to apply the amendments retrospectively as of the beginning of the earliest period presented.

With respect to the market risk benefits, an insurance entity should apply the amendments retrospectively as of the beginning of the earliest period presented. The Company expects that the impact on the Company’s results of operations, financial position and liquidity at the date of adoption of the updated guidance in 2024 will be determined by the long-duration contracts then held by the Company and the economic conditions at that time.

Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement

In August 2018, the FASB issued amendments (Accounting Standards Update 2018-13) to modify the disclosure requirements related to fair value measurements including the consideration of costs and benefits of producing the modified disclosures.

The Company adopted this guidance in first quarter 2020. The adoption of this guidance did not have a material effect on the Company’s results of operations, financial position or liquidity.

Income Taxes - Simplifying the Accounting for Income Taxes

In December 2019, the FASB issued updated guidance (Accounting Standards Update 2019-12) for the accounting for income taxes. The updated guidance is intended to simplify the accounting for income taxes by removing several exceptions contained in existing guidance and amending other existing guidance to simplify several other income tax accounting matters. The Company adopted this guidance in first quarter 2021. The adoption of this guidance did not have a material effect on the Company’s results of operations, financial position or liquidity.

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

2. Investments

Investments in fixed maturity and preferred stock available-for-sale and equity securities as of June 30, 2021 and December 31, 2020 are summarized as follows:

		Gross	Gross
	Amortized Cost	Unrealized	Unrealized	Fair
	or Cost	Gains	Losses	Value
	June 30, 2021 (Unaudited)
Fixed maturity securities
U.S. government and U.S. government agencies	$429,608	$2,310	$57	$431,861
States and political subdivisions	8,349,010	789,796	22,399	9,116,407
Residential mortgage-backed securities	12,048	14,482	-	26,530
Corporate bonds	112,390,476	15,186,992	35,230	127,542,238
Asset-backed securities	1,763,144	63,605	4,447	1,822,302
Exchange traded securities	500,644	25,956	-	526,600
Foreign bonds	29,113,581	4,116,360	11,747	33,218,194
Certificate of deposits	400,000	16,802	-	416,802
Total fixed maturity securities	152,958,511	20,216,303	73,880	173,100,934

Preferred stock securities	1,250,000	1,800	-	1,251,800

Equity securities
Mutual funds	91,981	-	10,215	81,766
Corporate common stock	186,352	51,589	-	237,941
Total equity securities	278,333	51,589	10,215	319,707
Total fixed maturity, preferred stock and equity securities	$154,486,844	$20,269,692	$84,095	$174,672,441

	December 31, 2020
Fixed maturity securities
U.S. government and U.S. government agencies	$430,735	$3,568	$-	$434,303
States and political subdivisions	8,830,403	891,285	31,932	9,689,756
Residential mortgage-backed securities	14,022	14,420	-	28,442
Corporate bonds	106,387,417	16,859,782	111,840	123,135,359
Asset-backed securities	2,052,174	32,908	47,813	2,037,269
Exchange traded securities	500,000	-	200	499,800
Foreign bonds	29,616,259	4,641,338	59,230	34,198,367
Certificate of deposits	600,000	24,540	-	624,540
Total fixed maturity securities	148,431,010	22,467,841	251,015	170,647,836

Equity securities
Mutual funds	91,981	-	7,739	84,242
Corporate common stock	91,238	27,523	-	118,761
Total equity securities	183,219	27,523	7,739	203,003
Total fixed maturity and equity securities	$148,614,229	$22,495,364	$258,754	$170,850,839

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

2. Investments (continued)

All securities in an unrealized loss position as of the financial statement dates, the estimated fair value, pre-tax gross unrealized loss and number of securities by length of time that those securities have been continuously in an unrealized loss position as of June 30, 2021 and December 31, 2020 are summarized as follows:

		Unrealized	Number of
	Fair Value	Loss	Securities
	June 30, 2021 (Unaudited)
Fixed maturity securities
Less than 12 months in an unrealized loss position
U.S. government and U.S. government agencies	$100,265	$57	1
Corporate bonds	2,595,569	6,632	8
Foreign bonds	550,630	11,747	1
Total less than 12 months in an unrealized loss position	3,246,464	18,436	10
More than 12 months in an unrealized loss position
States and political subdivisions	$630,978	$22,399	1
Corporate bonds	774,644	28,598	2
Asset-backed securities	363,859	4,447	1
Total more than 12 months in an unrealized loss position	1,769,481	55,444	4
Total fixed maturity securities in an unrealized loss position	5,015,945	73,880	14
Equity securities (mutual funds), less than 12 months in an unrealized loss position	81,766	10,215	1
Total fixed maturity and equity securities in an unrealized loss position	$5,097,711	$84,095	$15

	December 31, 2020
Fixed maturity securities
Less than 12 months in an unrealized loss position
States and political subdivisions	$625,098	$31,932	1
Corporate bonds	878,716	41,508	3
Asset-backed securities	1,047,443	47,813	3
Exchange traded securities	499,800	200	2
Foreign bonds	285,569	28,282	4
Total less than 12 months in an unrealized loss position	3,336,626	149,735	13
More than 12 months in an unrealized loss position
Corporate bonds	1,084,205	70,332	3
Foreign bonds	532,875	30,948	1
Total more than 12 months in an unrealized loss position	1,617,080	101,280	4
Total fixed maturity securities in an unrealized loss position	4,953,706	251,015	17
Equity securities (mutual funds), less than 12 months in an unrealized loss position	84,242	7,739	1
Total fixed maturity and equity securities in an unrealized loss position	$5,037,948	$258,754	$18

As of June 30, 2021, the Company held 14 available-for-sale fixed maturity securities with an unrealized loss of $73,880, fair value of $5,015,945 and amortized cost of $5,089,825. These unrealized losses were primarily due to the market interest rate movements in the bond market as of June 30, 2021. The ratio of the fair value to the amortized cost of these 14 securities is 99%.

As of December 31, 2020, the Company held 17 available-for-sale fixed maturity securities with an unrealized loss of $251,015, fair value of $4,953,706 and amortized cost of $5,204,721. These unrealized losses were primarily due to market interest rate movements in the bond market as of December 31, 2020. The ratio of the fair value to the amortized cost of these 17 securities is 95%.

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

2. Investments (continued)

As of June 30, 2021, the Company held one equity security with an unrealized loss of $10,215, fair value of $81,766 and cost of $91,981. The ratio of fair value to cost of this security is 89%.

As of December 31, 2020, the Company held one equity security with an unrealized loss of $7,739, fair value of $84,242 and cost of $91,981. The ratio of fair value to cost of this security is 92%.

Fixed maturity securities were 93% and 97% investment grade as rated by Standard & Poor’s as of June 30, 2021 and December 31, 2020, respectively.

The Company’s decision to record an impairment loss is primarily based on whether the security’s fair value is likely to remain significantly below its book value based on all of the factors considered. Factors that are considered include the length of time the security’s fair value has been below its carrying amount, the severity of the decline in value, the credit worthiness of the issuer, and the coupon and/or dividend payment history of the issuer. The Company also assesses whether it intends to sell or whether it is more likely than not that it may be required to sell the security prior to its recovery in value.

For any fixed maturity securities that are other-than-temporarily impaired, the Company determines the portion of the other-than-temporary impairment that is credit-related and the portion that is related to other factors. The credit-related portion is the difference between the expected future cash flows and the amortized cost basis of the fixed maturity security, and that difference is charged to earnings. The non-credit-related portion representing the remaining difference to fair value is recognized in other comprehensive income (loss). Only in the case of a credit-related impairment where management has the intent to sell the security, or it is more likely than not that it will be required to sell the security before recovery of its cost basis, is a fixed maturity security adjusted to fair value and the resulting losses recognized in realized gains (losses) in the consolidated statements of operations. Any other-than-temporary impairments on equity securities are recorded in the consolidated statements of operations in the periods incurred as the difference between fair value and cost.

The Company recorded one other-than-temporary impairment during 2020.  During 2020, the Company impaired its bonds in an offshore drilling company with a total par value of $850,000 as a result of continuing unrealized losses. This impairment was considered fully credit-related, resulting in a charge to the statement of operations before tax of $801,340 for the year ended December 31, 2020. This charge represents the credit-related portion of the difference between the amortized cost basis of the security and its fair value. The Company has experienced no additional other-than-temporary impairments on fixed maturity available-for-sale securities during 2020 and there were no other-than-temporary impairments during the six months ended June 30, 2021.

Management believes that the Company will fully recover its cost basis in the securities held as of June 30, 2021, and management does not have the intent to sell nor is it more likely than not that the Company will be required to sell such securities until they recover or mature.  The remaining temporary impairments shown herein are primarily the result of the current interest rate environment rather than credit factors that would imply other-than-temporary impairment.

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

2. Investments (continued)

Net unrealized gains included in other comprehensive income for investments classified as available-for-sale, net of the effect of deferred income taxes and deferred acquisition costs assuming that the appreciation had been realized as of June 30, 2021 and December 31, 2020, are summarized as follows:

	(Unaudited)
	June 30, 2021	December 31, 2020
Unrealized appreciation on available-for-sale securities	$20,144,223	$22,216,826
Adjustment to deferred acquisition costs	(18,000)	(41,057)
Deferred income taxes	(4,226,507)	(4,656,911)
Net unrealized appreciation on available-for-sale securities	$15,899,716	$17,518,858

The Company’s investment in lottery prize cash flows categorized as other long-term investments in the statement of financial position was $68,187,353 and $71,025,133 as of June 30, 2021 and December 31, 2020, respectively. The lottery prize cash flows are assignments of the future rights from lottery winners purchased at a discounted price. Payments on these investments are made by state run lotteries.

The amortized cost and fair value of fixed maturity available-for-sale securities and other long-term investments as of June 30, 2021, by contractual maturity, are summarized as follows:

	June 30, 2021 (Unaudited)
	Fixed Maturity Available-For-Sale Securities		Other Long-Term Investments
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$3,503,378	$3,538,257	$11,949,329	$12,194,405
Due after one year through five years	34,165,680	36,397,719	34,763,987	39,296,880
Due after five years through ten years	40,665,433	45,431,053	15,349,969	20,526,749
Due after ten years	74,611,972	87,707,376	6,124,068	11,720,675
Due at multiple maturity dates	12,048	26,529	-	-
	$152,958,511	$173,100,934	$68,187,353	$83,738,709

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

2. Investments (continued)

Proceeds and gross realized gains (losses) from the sales, calls and maturities of fixed maturity securities available-for-sale, equity securities, investment real estate and mortgage loans on real estate for the three and six months ended June 30, 2021 and 2020 are summarized as follows:

	Three Months Ended June 30, (Unaudited)
	Fixed Maturity Securities		Equity Securities		Investment Real Estate		Mortgage Loans on Real Estate
	2021	2020	2021	2020	2021	2020	2021	2020
Proceeds	$1,549,139	$6,162,777	$1	$-	$75,940	$682,945	$53,161,263	$18,649,805
Gross realized gains	66,349	281,178	-	-	6,349	33,696	38,670	108,099
Gross realized losses	(335)	(24,958)	-	-	-	-	-	-

	Six Months Ended June 30, (Unaudited)
	Fixed Maturity Securities		Equity Securities		Investment Real Estate		Mortgage Loans on Real Estate
	2021	2020	2021	2020	2021	2020	2021	2020
Proceeds	$3,968,218	$11,713,764	$89	$-	$75,940	$682,945	$53,161,263	$32,894,590
Gross realized gains	130,499	346,487	89	-	6,349	33,696	38,670	108,099
Gross realized losses	(26,834)	(28,348)	-	-	-	-	-	-

The accumulated change in unrealized investment gains (losses) for fixed maturity and preferred stock available-for-sale for the three and six months ended June 30, 2021 and 2020 and the amount of net realized investment gains (losses) on fixed maturity securities available-for-sale, equity securities, investment real estate and mortgage loans on real estate for the three and six months ended June 30, 2021 and 2020 are summarized as follows:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2021	2020	2021	2020
Change in unrealized investment gains (losses):
Available-for-sale securities:
Fixed maturity securities	$4,686,679	$15,623,530	$(2,074,403)	$2,392,639
Preferred stock	1,800	840	1,800	(1,460)
Net realized investment gains (losses):
Available-for-sale securities:
Fixed maturity securities	66,014	256,220	103,665	318,139
Equity securities, sale of securities	-	-	89	-
Equity securities, changes in fair value	7,235	12,365	21,590	(26,052)
Investment real estate	6,349	33,696	6,349	33,696
Mortgage loans on real estate	38,670	108,099	38,670	108,099

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

2. Investments (continued)

Major categories of net investment income for the three and six months ended June 30, 2021 and 2020 are summarized as follows:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2021	2020	2021	2020
Fixed maturity securities	$1,727,496	$1,674,340	$3,423,390	$3,512,722
Preferred stock and equity securities	26,405	23,746	43,404	56,069
Other long-term investments	1,222,180	1,304,285	2,505,074	2,651,423
Mortgage loans	3,478,075	3,796,491	7,226,307	7,366,896
Policy loans	38,957	38,122	77,575	75,829
Real estate	-	68,681	-	137,363
Short-term and other investments	35,078	29,280	44,373	53,817
Gross investment income	6,528,191	6,934,945	13,320,123	13,854,119
Investment expenses	(455,689)	(1,058,872)	(1,098,779)	(1,708,203)
Net investment income	$6,072,502	$5,876,073	$12,221,344	$12,145,916

TLIC and FBLIC are required to hold assets on deposit with various state insurance departments for the benefit of policyholders and other special deposits in accordance with statutory rules and regulations. As of June 30, 2021 and December 31, 2020, these required deposits, included in investment assets, had amortized costs that totaled $4,460,866 and $4,464,398, respectively. As of June 30, 2021 and December 31, 2020, these required deposits had fair values that totaled $4,519,496 and $4,531,967, respectively.

The Company’s mortgage loans by property type as of June 30, 2021 and December 31, 2020 are summarized as follows:

	(Unaudited)
	June 30, 2021	December 31, 2020
Residential mortgage loans	$159,917,212	$163,906,373
Commercial mortgage loans by property type
Apartment	1,588,189	-
Industrial	653,367	670,708
Lodging	284,281	290,889
Office building	3,902,583	4,596,331
Retail	3,364,489	5,444,761
Total commercial mortgage loans by property type	9,792,909	11,002,689
Total mortgage loans	$169,710,121	$174,909,062

There were 11 loans with a remaining principal balance of $3,300,516 that were more than 90 days past due as of June 30, 2021. There were 24 loans with a remaining principal balance of $3,979,997 that were more than 90 days past due as of December 31, 2020.

There were no mortgage loans in default and in the foreclosure process as of June 30, 2021. There were no mortgage loans in default or foreclosure as of December 31, 2020.

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

2. Investments (continued)

The Company’s investment real estate as of June 30, 2021 and December 31, 2020 is summarized as follows:

	(Unaudited)
	June 30, 2021	December 31, 2020
Land - held for investment	$540,436	$540,436
Total land	540,436	540,436
Residential real estate - held for sale	606,496	217,500
Total residential real estate	606,496	217,500
Investment real estate, net of accumulated depreciation	$1,146,932	$757,936

On November 16, 2020, TLIC sold a 20,000 square feet office building and approximately three acres of land located in Topeka, Kansas with an aggregate carrying value of $1,078,037. The Company recorded a gross realized investment gain on sale of $240,374 based on an aggregate sales price of $1,318,411.

TLIC owns approximately three acres of undeveloped land located in Topeka, Kansas with a carrying value of $409,436.

FBLIC owns approximately one-half acre of undeveloped land located in Jefferson City, Missouri with a carrying value of $131,000.

During 2021, the Company foreclosed on one residential mortgage loan of real estate totaling $458,587 and transferred the property to investment real estate held for sale. During 2021, the Company sold investment real estate property with an aggregate carrying value of $69,591. The Company recorded a gross realized investment gain on sale of $6,349 based on an aggregate sales price of $75,940.

During 2020, the Company foreclosed on residential mortgage loans of real estate totaling $797,158 and transferred those properties to investment real estate held for sale. During 2020, the Company sold investment real estate property with an aggregate carrying value of $791,704. The Company recorded a gross realized investment gain on sale of $106,665 based on an aggregate sales price of $898,369.

3. Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) on the measurement date.  The Company also considers the impact on fair value of a significant decrease in volume and level of activity for an asset or liability when compared with normal activity.

The Company holds fixed maturity, preferred stock and equity securities that are measured and reported at fair market value on the statement of financial position. The Company determines the fair market values of its financial instruments based on the fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value, as follows:

Level 1 - Quoted prices in active markets for identical assets or liabilities. The Company’s Level 1 assets include preferred stock and equity securities that are traded in an active exchange market.

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

3. Fair Value Measurements (continued)

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. The Company’s Level 2 assets and liabilities include fixed maturity securities with quoted prices that are traded less frequently than exchange-traded instruments or assets and liabilities whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes U.S. government, U.S. government agencies, state and political subdivisions, mortgage-backed securities, corporate bonds, asset-backed securities, exchange traded securities, foreign bonds and certificate of deposits.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company’s Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain private equity investments where independent pricing information was not able to be obtained for a significant portion of the underlying assets.

The Company has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into the three-level fair value hierarchy. If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in the valuation inputs, or their ability to be observed, may result in a reclassification for certain financial assets or liabilities. Reclassifications impacting Level 3 of the fair value hierarchy are reported as transfers in and out of the Level 3 category as of the beginning of the period in which the reclassifications occur.

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

3. Fair Value Measurements (continued)

The Company’s fair value hierarchy for those financial instruments measured at fair value on a recurring basis as of June 30, 2021 and December 31, 2020 is summarized as follows:

	Level 1	Level 2	Level 3	Total
	June 30, 2021 (Unaudited)
Fixed maturity securities, available-for-sale
U.S. government and U.S. government agencies	$-	$431,861	$-	$431,861
States and political subdivisions	-	9,116,407	-	9,116,407
Residential mortgage-backed securities	-	26,530	-	26,530
Corporate bonds	-	127,542,238	-	127,542,238
Asset-backed securities	-	1,822,302	-	1,822,302
Exchange traded securities	-	526,600	-	526,600
Foreign bonds	-	33,218,194	-	33,218,194
Certificate of deposits	-	416,802	-	416,802
Total fixed maturity securities	$-	$173,100,934	$-	$173,100,934

Preferred stock securities, available-for-sale	$1,251,800	$-	$-	$1,251,800

Equity securities
Mutual funds	$-	$81,766	$-	$81,766
Corporate common stock	181,744	-	56,197	237,941
Total equity securities	$181,744	$81,766	$56,197	$319,707

	December 31, 2020
Fixed maturity securities, available-for-sale
U.S. government and U.S. government agencies	$-	$434,303	$-	$434,303
States and political subdivisions	-	9,689,756	-	9,689,756
Residential mortgage-backed securities	-	28,442	-	28,442
Corporate bonds	-	123,135,359	-	123,135,359
Asset-backed securities	-	2,037,269	-	2,037,269
Exchange traded securities	-	499,800	-	499,800
Foreign bonds		34,198,367		34,198,367
Certificate of deposits	-	624,540	-	624,540
Total fixed maturity securities	$-	$170,647,836	$-	$170,647,836
Equity securities
Mutual funds	$-	$84,242	$-	$84,242
Corporate common stock	51,629	-	67,132	118,761
Total equity securities	$51,629	$84,242	$67,132	$203,003

As of June 30, 2021 and December 31, 2020, Level 3 financial instruments consisted of two private placement common stocks that have no active trading and a joint venture investment with a mortgage loan originator.

These private placement common stocks represent investments in small insurance holding companies. The fair value for these securities was determined through the use of unobservable assumptions about market participants. The Company has assumed a willing market participant would purchase the securities for the same price as the Company paid until such time as these small insurance holding companies commence significant operations. The joint venture investment with a mortgage loan originator is accounted for under the equity method of accounting.

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

3. Fair Value Measurements (continued)

Fair values for Level 1 and Level 2 assets for the Company’s fixed maturity and preferred stock available-for-sale and equity securities are primarily based on prices supplied by a third party investment service. The third party investment service provides quoted prices in the market which use observable inputs in developing such rates.

The Company analyzes market valuations received to verify reasonableness and to understand the key assumptions used and the sources. Since the fixed maturity securities owned by the Company do not trade on a daily basis, the third party investment service prepares estimates of fair value measurements using relevant market data, benchmark curves, sector groupings and matrix pricing. As the fair value estimates of the Company’s fixed maturity securities are based on observable market information rather than market quotes, the estimates of fair value on these fixed maturity securities are included in Level 2 of the hierarchy. The Company’s Level 2 investments include obligations of U.S. government, U.S. government agencies, state and political subdivisions, mortgage-backed securities, corporate bonds, asset-backed securities, exchange traded securities, foreign bonds and certificate of deposits.

The Company’s preferred stock is included in level 1 and equity securities are included in Level 1 and Level 2 and the private placement common stocks and joint venture investment are included in Level 3. Level 1 for the preferred stock and those equity securities classified as such is appropriate since they trade on a daily basis, are based on quoted market prices in active markets and are based upon unadjusted prices. Level 2 for those equity securities classified as such is appropriate since they are not actively traded.

The Company’s fixed maturity and preferred stock available-for-sale securities and equity securities are highly liquid and allows for a high percentage of the portfolio to be priced through pricing services.

The change in the fair value of the Company’s Level 3 equity securities available-for-sale for the six months ended June 30, 2021 and 2020 is summarized as follows:

	Unaudited
	Six Months Ended June 30,
	2021	2020

Beginning balance	$67,133	$64,107
Joint venture net income	39,118	47,963
Joint venture distribution	(50,054)	(49,933)
Ending balance	$56,197	$62,137

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

3. Fair Value Measurements (continued)

The carrying amount and fair value of the Company’s financial assets and financial liabilities disclosed, but not carried, at fair value as of June 30, 2021 and December 31, 2020, and the level within the fair value hierarchy at which such assets and liabilities are measured on a recurring basis are summarized as follows:

Financial instruments disclosed, but not carried, at fair value:

	Carrying	Fair
	Amount	Value	Level 1	Level 2	Level 3
	June 30, 2021 (Unaudited)
Financial assets
Mortgage loans on real estate
Commercial and Industrial	$9,792,909	$9,905,493	$-	$-	$9,905,493
Residential	159,917,212	179,276,307	-	-	179,276,307
Policy loans	2,134,919	2,134,919	-	-	2,134,919
Short-term investments	2,851,073	2,851,073	2,851,073	-	-
Other long-term investments	68,187,353	83,738,709	-	-	83,738,709
Cash and cash equivalents	55,199,237	55,199,237	55,199,237	-	-
Accrued investment income	5,105,328	5,105,328	-	-	5,105,328
Total financial assets	$303,188,031	$338,211,066	$58,050,310	$-	$280,160,756
Financial liabilities
Policyholders' account balances	$374,177,380	$380,368,117	$-	$-	$380,368,117
Policy claims	1,760,189	1,760,189	-	-	1,760,189
Total financial liabilities	$375,937,569	$382,128,306	$-	$-	$382,128,306

	December 31, 2020
Financial assets
Mortgage loans on real estate
Commercial	$11,002,689	$11,085,406	$-	$-	$11,085,406
Residential	163,906,373	184,802,993	-	-	184,802,993
Policy loans	2,108,678	2,108,678	-	-	2,108,678
Short-term investments	3,309,020	3,309,020	3,309,020	-	-
Other long-term investments	71,025,133	89,264,246	-	-	89,264,246
Cash and cash equivalents	40,230,095	40,230,095	40,230,095	-	-
Accrued investment income	5,370,508	5,370,508	-	-	5,370,508
Total financial assets	$296,952,496	$336,170,946	$43,539,115	$-	$292,631,831
Financial liabilities
Policyholders' account balances	$362,519,753	$380,666,901	$-	$-	$380,666,901
Policy claims	2,099,548	2,099,548	-	-	2,099,548
Total financial liabilities	$364,619,301	$382,766,449	$-	$-	$382,766,449

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

3. Fair Value Measurements (continued)

The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment was required to interpret market data to develop these estimates. Accordingly, the estimates are not necessarily indicative of the amounts which could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the fair value amounts.

The following methods and assumptions were used in estimating the fair value disclosures for financial instruments in the accompanying financial statements and notes thereto:

Fixed Maturity, Preferred Stock and Equity Securities

The fair value of fixed maturity securities, preferred stock and equity securities are based on the principles previously discussed as Level 1, Level 2 and Level 3.

Mortgage Loans on Real Estate

The fair values for mortgage loans are estimated using discounted cash flow analyses. For both residential and commercial mortgage loans, the discount rate used was indexed to the LIBOR yield curve adjusted for an appropriate credit spread.

Cash and Cash Equivalents, Short-Term Investments, Accrued Investment Income and Policy Loans

The carrying value of these financial instruments approximates their fair values. Cash and cash equivalents and short-term investments are included in Level 1 of the fair value hierarchy due to their highly liquid nature.

Other Long-Term Investments

Other long-term investments are comprised of lottery prize receivables and fair value is derived by using a discounted cash flow approach. Projected cash flows are discounted using the average FTSE Pension Liability Index in effect at the end of each period.

Investment Contracts – Policyholders’ Account Balances

The fair value for liabilities under investment-type insurance contracts (accumulation annuities) is calculated using a discounted cash flow approach.  Cash flows are projected using actuarial assumptions and discounted to the valuation date using risk-free rates adjusted for credit risk and the nonperformance risk of the liabilities.

The fair values for insurance contracts other than investment-type contracts are not required to be disclosed.

Policy Claims

The carrying amounts reported for these liabilities approximate their fair value.

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

4. Segment Data

The Company has a life insurance segment, consisting of the life insurance operations of TLIC, FBLIC and TAI, an annuity segment, consisting of the annuity operations of TLIC, FBLIC and TAI and a corporate segment. Results for the parent company and the operations of TMC, after elimination of intercompany amounts, are allocated to the corporate segment. These segments as of June 30, 2021 and December 31, 2020 and for the three and six months ended June 30, 2021 and 2020 are summarized as follows:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2021	2020	2021	2020
Revenues:
Life insurance operations	$9,026,587	$7,517,213	$17,063,471	$14,842,681
Annuity operations	4,982,940	5,129,076	10,024,471	10,349,328
Corporate operations	187,844	191,790	402,003	329,576
Total	$14,197,371	$12,838,079	$27,489,945	$25,521,585
Income (loss) before income taxes:
Life insurance operations	$827,254	$(400,643)	$(114,755)	$(336,239)
Annuity operations	735,409	799,259	1,259,939	1,711,177
Corporate operations	24,483	212,767	(77,482)	252,829
Total	$1,587,146	$611,383	$1,067,702	$1,627,767
Depreciation and amortization expense:
Life insurance operations	$1,541,698	$1,151,910	$3,082,892	$2,184,297
Annuity operations	298,615	286,567	626,975	588,917
Total	$1,840,313	$1,438,477	$3,709,867	$2,773,214

	(Unaudited)
	June 30, 2021	December 31, 2020
Assets:
Life insurance operations	$123,593,451	$120,484,734
Annuity operations	524,931,681	518,257,307
Corporate operations	4,636,175	4,853,228
Total	$653,161,307	$643,595,269

5. Federal Income Taxes

The provision for federal income taxes is based on the asset and liability method of accounting for income taxes. Deferred income taxes are provided for the cumulative temporary differences between balances of assets and liabilities determined under GAAP and the balances using tax bases.

The Company has no known uncertain tax benefits within its provision for income taxes. In addition, the Company does not believe it would be subject to any penalties or interest relative to any open tax years and, therefore, has not accrued any such amounts. The Company files U.S. federal income tax returns and income tax returns in various state jurisdictions.  The 2017 through 2019 U.S. federal tax years are subject to income tax examination by tax authorities. The Company classifies any interest and penalties (if applicable) as income tax expense in the financial statements.

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

6. Legal Matters and Contingent Liabilities

A lawsuit filed by the Company and Chairman, President and Chief Executive Officer, Gregg E. Zahn, in 2013 against former Company Board of Directors member Wayne Pettigrew and Mr. Pettigrew's company, Group & Pension Planners, Inc. (the "Defendants"), originally concluded on February 17, 2017. The lawsuit was filed in the District Court of Tulsa County, Oklahoma.  In the lawsuit, the Company alleged that Mr. Pettigrew had defamed the Company by making untrue statements to certain shareholders of the Company, to the press and to regulators of the state of Oklahoma and had breached his fiduciary duties.  Mr. Pettigrew denied the allegations.

The jury originally concluded that Mr. Pettigrew, while still a member of the Company’s Board of Directors, did, in fact, make untrue statements regarding the Company and Mr. Zahn and committed breaches of his fiduciary duties to the Company and the jury awarded the Company $800,000 of damages against Mr. Pettigrew.  In addition, the jury found that Mr. Pettigrew had defamed Mr. Zahn and intentionally inflicted emotional distress on Mr. Zahn and awarded Mr. Zahn $3,500,000 of damages against Mr. Pettigrew.  In addition to the original damages awarded by the jury, the Company and Mr. Zahn began to aggressively communicate the correction of the untrue statements to outside parties.

Mr. Pettigrew appealed this decision.  In February 2020, the Court of Civil Appeals of the state of Oklahoma reversed the judgments entered by the trial court and remanded the case for a new trial. The Court of Appeals reversal, however, was not final.  The Company filed a Petition for Certiorari with the Oklahoma Supreme Court to request that it reverse and vacate the decision of the Court of Appeals. In December 2020, the Oklahoma Supreme Court declined to grant certiorari and remanded that the case be retried in the District Court of Tulsa County, Oklahoma.

It remains the Company’s intention to again vigorously prosecute this action against the Defendants for damages and for correction of the defamatory statements. In the opinion of the Company’s management, the ultimate resolution of any contingencies that may arise from this litigation is not considered material in relation to the financial position or results of operations of the Company.

Guaranty fund assessments, brought about by the insolvency of life and health insurers, are levied at the discretion of the various state guaranty fund associations to cover association obligations. In most states, guaranty fund assessments may be taken as a credit against premium taxes, typically over a five-year period.

7. Line of Credit

On September 25, 2020, the Company renewed its $1.5 million line of credit with a bank to provide working capital and funds for expansion.  The terms of the line of credit allows for advances, repayments and re-borrowings through a maturity date of September 15, 2021.  Any outstanding advances will incur interest at a variable interest rate of the prime rate set forth in the Wall Street Journal plus 1% per annum adjusting monthly based on a 360 day year with a minimum interest rate floor of 4.5%. The non-utilized portion of the $1.5 million line of credit will be assessed a 1% non usage fee calculated in arrears and paid at the maturity date. No amounts were outstanding on this line of credit as of June 30, 2021 and December 31, 2020.

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

8. Other Comprehensive Income (Loss) and Accumulated Other Comprehensive Income (Loss)

The changes in the components of the Company’s accumulated other comprehensive income (loss) for the three and six months ended June 30, 2021 and 2020 are summarized as follows:

	Three Months Ended June 30, 2021 and 2020 (Unaudited)
	Unrealized
	Appreciation		Accumulated
	(Depreciation) on	Adjustment to	Other
	Available-For-Sale	Deferred Acquisition	Comprehensive
	Securities	Costs	Income (Loss)
Balance as of April 1, 2021	$12,210,023	$(19,995)	$12,190,028
Other comprehensive income before reclassifications, net of tax	3,756,050	5,789	3,761,839
Less amounts reclassified from accumulated other comprehensive income having no credit losses, net of tax	52,151	-	52,151
Other comprehensive income	3,703,899	5,789	3,709,688
Balance as of June 30, 2021	$15,913,922	$(14,206)	$15,899,716

Balance as of April 1, 2020	$(821,898)	$1,602	$(820,296)
Other comprehensive income before reclassifications, net of tax	12,545,666	(25,021)	12,520,645
Less amounts reclassified from accumulated other comprehensive income having no credit losses, net of tax	202,414	-	202,414
Other comprehensive income	12,343,252	(25,021)	12,318,231
Balance as of June 30, 2020	$11,521,354	$(23,419)	$11,497,935

	Six Months Ended June 30, 2021 and 2020 (Unaudited)
	Unrealized
	Appreciation		Accumulated
	(Depreciation) on	Adjustment to	Other
	Available-For-Sale	Deferred Acquisition	Comprehensive
	Securities	Costs	Income (Loss)
Balance as of January 1, 2021	$17,551,279	$(32,421)	$17,518,858
Other comprehensive loss before reclassifications, net of tax	(1,555,462)	18,215	(1,537,247)
Less amounts reclassified from accumulated other comprehensive income (loss) having no credit losses, net of tax	81,895	-	81,895
Other comprehensive loss	(1,637,357)	18,215	(1,619,142)
Balance as of June 30, 2021	$15,913,922	$(14,206)	$15,899,716

Balance as of January 1, 2020	$9,632,323	$(15,663)	$9,616,660
Other comprehensive income before reclassifications, net of tax	2,140,361	(7,756)	2,132,605
Less amounts reclassified from accumulated other comprehensive income having no credit losses, net of tax	251,330	-	251,330
Other comprehensive income	1,889,031	(7,756)	1,881,275
Balance as of June 30, 2020	$11,521,354	$(23,419)	$11,497,935

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

8. Other Comprehensive Income (Loss) and Accumulated Other Comprehensive Income (Loss) (continued)

The pretax components of the Company’s other comprehensive income (loss) and the related income tax expense (benefit) for each component for the three and six months ended June 30, 2021 and 2020 are summarized as follows:

	Three Months Ended June 30, 2021 (Unaudited)
		Income Tax
	Pretax	Expense (Benefit)	Net of Tax
Other comprehensive income:
Change in net unrealized gains on available-for-sale securities:
Unrealized holding gains arising during the period	$4,754,493	$998,443	$3,756,050
Reclassification adjustment for net gains included in operations having no credit losses	66,014	13,863	52,151
Net unrealized gains on investments	4,688,479	984,580	3,703,899
Adjustment to deferred acquisition costs	7,328	1,539	5,789
Total other comprehensive income	$4,695,807	$986,119	$3,709,688

	Three Months Ended June 30, 2020 (Unaudited)
		Income Tax
	Pretax	Expense (Benefit)	Net of Tax
Other comprehensive income:
Change in net unrealized gains on available-for-sale securities:
Unrealized holding gains arising during the period	$15,880,590	$3,334,924	$12,545,666
Reclassification adjustment for net gains included in operations having no credit losses	256,220	53,806	202,414
Net unrealized gains on investments	15,624,370	3,281,118	12,343,252
Adjustment to deferred acquisition costs	(31,673)	(6,652)	(25,021)
Total other comprehensive income	$15,592,697	$3,274,466	$12,318,231

	Six Months Ended June 30, 2021 (Unaudited)
		Income Tax
	Pretax	Expense (Benefit)	Net of Tax
Other comprehensive loss:
Change in net unrealized losses on available-for-sale securities:
Unrealized holding losses arising during the period	$(1,968,938)	$(413,476)	$(1,555,462)
Reclassification adjustment for net gains included in operations having no credit losses	103,665	21,770	81,895
Net unrealized losses on investments	(2,072,603)	(435,246)	(1,637,357)
Adjustment to deferred acquisition costs	23,057	4,842	18,215
Total other comprehensive loss	$(2,049,546)	$(430,404)	$(1,619,142)

	Six Months Ended June 30, 2020 (Unaudited)
		Income Tax
	Pretax	Expense (Benefit)	Net of Tax
Other comprehensive income:
Change in net unrealized gains on available-for-sale securities:
Unrealized holding gains arising during the period	$2,709,318	$568,957	$2,140,361
Reclassification adjustment for net gains included in operations having no credit losses	318,139	66,809	251,330
Net unrealized gains on investments	2,391,179	502,148	1,889,031
Adjustment to deferred acquisition costs	(9,818)	(2,062)	(7,756)
Total other comprehensive income	$2,381,361	$500,086	$1,881,275

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

8. Other Comprehensive Income (Loss) and Accumulated Other Comprehensive Income (Loss) (continued)

Realized gains and losses on the sales of investments are determined based upon the specific identification method and include provisions for other-than-temporary impairments where appropriate.

The pretax and the related income tax components of the amounts reclassified from the Company’s accumulated other comprehensive income (loss) to the Company’s consolidated statement of operations for the three and six months ended June 30, 2021 and 2020 are summarized as follows:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
Reclassification Adjustments	2021	2020	2021	2020
Unrealized gains (losses) on available-for-sale securities having no credit losses:
Realized gains on sales of securities (a)	$66,014	$256,220	$103,665	$318,139
Income tax expense (b)	13,863	53,806	21,770	66,809
Total reclassification adjustments	$52,151	$202,414	$81,895	$251,330

(a) These items appear within net realized investment gains (losses) in the consolidated statements of operations.
(b) These items appear within federal income taxes in the consolidated statements of operations.

9. Allowance for Loan Losses from Mortgage Loans on Real Estate

The allowance for possible loan losses from investments in mortgage loans on real estate is a reserve established through a provision for possible loan losses charged to expense which represents, in the Company’s judgment, the known and inherent credit losses existing in the mortgage loan portfolio. The allowance, in the judgment of the Company, is necessary to reserve for estimated loan losses inherent in the mortgage loan portfolio and reduces the carrying value of investments in mortgage loans on real estate to the estimated net realizable value on the consolidated statement of financial position.

While the Company utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond the Company’s control, including the performance of the mortgage loan portfolio, the economy and changes in interest rates. The Company’s allowance for possible mortgage loan losses consists of specific valuation allowances established for probable losses on specific loans and a portfolio reserve for probable incurred but not specifically identified loans.

Mortgage loans are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the mortgage loan agreement. Factors considered by the Company in determining impairment include payment status, collateral value of the real estate subject to the mortgage loan, and the probability of collecting scheduled principal and interest payments when due. Mortgage loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

The Company determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the mortgage loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis.

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

9. Allowance for Loan Losses from Mortgage Loans on Real Estate (continued)

As of June 30, 2021, $848,457 of independent residential mortgage loans on real estate is held in escrow by a third party for the benefit of the Company.   As of June 30, 2021, $441,615 of that escrow amount is available to the Company as additional collateral on $3,570,356 of advances to the loan originator. The remaining June 30, 2021 escrow amount of $406,842 is available to the Company as additional collateral on its investment of $81,368,440 in residential mortgage loans on real estate. In addition, the Company has an additional $443,928 allowance for possible loan losses in the remaining $88,341,681 of investments in mortgage loans on real estate as of June 30, 2021.

As of December 31, 2020, $766,667 of independent residential mortgage loans on real estate are held in escrow by a third party for the benefit of the Company.   As of December 31, 2020, $431,523 of that escrow amount is available to the Company as additional collateral on $4,996,358 of advances to the loan originator. The remaining December 31, 2020 escrow amount of $335,144 is available to the Company as additional collateral on its investment of $67,028,720 in residential mortgage loans on real estate. In addition, the Company has an additional $541,894 allowance for possible loan losses in the remaining $107,880,342 of investments in mortgage loans on real estate as of December 31, 2020.

The balances of and changes in the Company’s credit losses related to mortgage loans on real estate as of and for the three and six months ended June 30, 2021 and 2020 are summarized as follows (excluding $81,368,440 and $65,497,241 of mortgage loans on real estate as of June 30, 2021 and 2020, respectively, with one loan originator where independent mortgage loan balances are held in escrow by a third party for the benefit of the Company):

	Unaudited
	Three Months Ended June 30,
	Residential Mortgage Loans		Commercial Mortgage Loans		Total
	2021	2020	2021	2020	2021	2020
Allowance, beginning	$462,774	$435,413	$48,406	$68,105	$511,180	$503,518
Charge offs	-	-	-	-	-	-
Recoveries	-	-	-	-	-	-
Provision	(68,056)	8,077	804	(2,148)	(67,252)	5,929
Allowance, ending	$394,718	$443,490	$49,210	$65,957	$443,928	$509,447

Allowance, ending:
Individually evaluated for impairment	$-	$-	$-	$-	$-	$-
Collectively evaluated for impairment	$394,718	$443,490	$49,210	$65,957	$443,928	$509,447

Carrying Values:
Individually evaluated for impairment	$-	$-	$-	$-	$-	$-
Collectively evaluated for impairment	$78,548,772	$88,304,680	$9,792,909	$13,125,448	$88,341,681	$101,430,128

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

9. Allowance for Loan Losses from Mortgage Loans on Real Estate (continued)

	(Unaudited)
	Six Months Ended June 30,
	Residential Mortgage Loans		Commercial Mortgage Loans		Total
	2021	2020	2021	2020	2021	2020
Allowance, beginning	$486,604	$443,057	$55,290	$62,321	$541,894	$505,378
Charge offs	-	-	-	-	-	-
Recoveries	-	-	-	-	-	-
Provision	(91,886)	433	(6,080)	3,636	(97,966)	4,069
Allowance, ending	$394,718	$443,490	$49,210	$65,957	$443,928	$509,447

Allowance, ending:
Individually evaluated for impairment	$-	$-	$-	$-	$-	$-
Collectively evaluated for impairment	$394,718	$443,490	$49,210	$65,957	$443,928	$509,447

Carrying Values:
Individually evaluated for impairment	$-	$-	$-	$-	$-	$-
Collectively evaluated for impairment	$78,548,772	$88,304,680	$9,792,909	$13,125,448	$88,341,681	$101,430,128

The Company utilizes the ratio of the carrying value of individual mortgage loans compared to the individual appraisal value to evaluate the credit quality of its mortgage loans on real estate (commonly referred to as the loan-to-value ratio). The Company’s residential and commercial and industrial mortgage loans on real estate by credit quality using this ratio as of June 30, 2021 and December 31, 2020 are summarized as follows:

	Residential Mortgage Loans		Commercial Mortgage Loans		Total Mortgage Loans
	(Unaudited)		(Unaudited)		(Unaudited)
Loan-To-Value Ratio	June 30, 2021	December 31, 2020	June 30, 2021	December 31, 2020	June 30, 2021	December 31, 2020
Over 70% to 80%	$56,416,732	$53,905,657	$-	$-	$56,416,732	$53,905,657
Over 60% to 70%	41,921,893	50,752,236	2,489,817	1,608,934	44,411,710	52,361,170
Over 50% to 60%	26,765,793	27,493,242	2,190,739	2,391,856	28,956,532	29,885,098
Over 40% to 50%	15,750,629	13,875,675	950,144	786,143	16,700,773	14,661,818
Over 30% to 40%	7,954,704	7,846,306	1,637,521	1,176,419	9,592,225	9,022,725
Over 20% to 30%	8,123,070	5,538,886	2,206,172	2,774,020	10,329,242	8,312,906
Over 10% to 20%	2,559,437	3,699,228	318,516	2,072,994	2,877,953	5,772,222
10% or less	424,954	795,143	-	192,323	424,954	987,466
Total	$159,917,212	$163,906,373	$9,792,909	$11,002,689	$169,710,121	$174,909,062

First Trinity Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2021

(Unaudited)

10. Coinsurance

Effective January 1, 2018, TLIC entered into an annuity coinsurance agreement with an offshore annuity and life insurance company whereby 90% of TLIC’s annuity considerations originated after December 31, 2017 were ceded to the assuming company. The assuming company contractually reimburses TLIC for the related commissions, withdrawals, settlements, interest credited, submission costs, maintenance costs, marketing costs, excise taxes and other costs plus a placement fee. Effective April 1, 2020, the Company and an offshore annuity and life insurance company mutually agreed that the Quota Share under its existing reinsurance agreement shall be 0% for future business instead of the original contractual amount of 90%.

In accordance with this annuity coinsurance agreement, TLIC holds assets and recognizes a funds withheld liability for the benefit of the assuming company in an amount at least equal to the annuity reserves in accordance with U.S. statutory accounting principles generated by this ceded business. In addition, the assuming company maintains a trust related to this ceded business amounting to at least an additional 4% of assets above the annuity reserve required under U.S. statutory accounting principles. This coinsurance agreement may be terminated for new business by either party at any time upon 30 days prior written notice to the other party.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

First Trinity Financial Corporation (“we” “us”, “our”, “FTFC” or the “Company”) conducts operations as an insurance holding company emphasizing ordinary life insurance products and annuity contracts in niche markets.

As an insurance provider, we collect premiums in the current period to pay future benefits to our policy and contract holders. Our core TLIC and FBLIC operations include issuing modified premium whole life insurance with a flexible premium deferred annuity, ordinary whole life, final expense, term and annuity products to predominately middle income households in the states of Alabama, Arizona, Arkansas, Colorado, Georgia, Illinois, Indiana, Kansas, Kentucky, Louisiana, Michigan, Mississippi, Missouri, Montana, Nebraska, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Pennsylvania, South Dakota, Tennessee, Texas, Utah, Virginia and West Virginia through independent agents.

We also realize revenues from our investment portfolio, which is a key component of our operations. The revenues we collect as premiums from policyholders are invested to ensure future benefit payments under the policy contracts. Life insurance companies earn profits on the investment spread, which reflects the investment income earned on the premiums paid to the insurer between the time of receipt and the time benefits are paid out under policies. Changes in interest rates, changes in economic conditions and volatility in the capital markets can all impact the amount of earnings that we realize from our investment portfolio.

Acquisitions

The Company expects to facilitate growth through acquisitions of other life insurance companies and/or blocks of life insurance and annuity business. In late December 2008, the Company completed its acquisition of 100% of the outstanding stock of FLAC for $2,500,000 and had additional acquisition related expenses of $195,234.

In late December 2011, the Company completed its acquisition of 100% of the outstanding stock of FBLIC for $13,855,129.

On April 28, 2015, the Company acquired a block of life insurance policies and annuity contracts according to the terms of an assumption reinsurance agreement and assumed liabilities of $3,055,916.

In 2019, FTFC’s acquisition of TAI for $250,000 was approved by the Barbados, West Indies regulators.

Effective January 1, 2020, the Company acquired 100% of the outstanding common stock of K-TENN Insurance Company (“K-TENN”) from its sole shareholder in exchange for 168,866 shares of FTFC’s common stock. The aggregate purchase price of K-TENN was $1,746,240.

Company Recapitalization

On October 2, 2019, at the Company Annual Shareholders’ Meeting, FTFC’s shareholders approved the following proposals:

1.

An amendment and restatement of FTFC’s Certificate of Incorporation to authorize 40,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock and to establish the relative rights, preferences and privileges of, and the restrictions and limitations on, the Class A common Stock and the Class B common stock.

2.

An amendment and restatement of FTFC’s Certificate of Incorporation to automatically reclassify each issued and outstanding share of our existing common stock as one (1) share of Class A common stock or, at the shareholder’s election, into one (1) share of new Class B common stock.

These proposals received Form A regulatory approval from the OID on February 27, 2020 and the MDCI on December 31, 2019, followed by formal adoption by FTFC’s Board of Directors on March 12, 2020.

Effective March 12, 2020, FTFC’s Class B shareholders were entitled to elect a majority of FTFC’s Board of Directors (one-half plus one) but will only receive, compared to FTFC’s Class A shareholders, 85% of cash dividends, stock dividends or amounts due upon any FTFC merger, sale or liquidation event. FTFC’s Class B shareholders may also convert one share of FTFC’s Class B common stock for a .85 share of FTFC’s Class A common stock. FTFC’s Class A shareholders will elect the remaining Board of Directors members and will receive 100% of cash dividends, stock dividends or amounts due upon any Company merger, sale or liquidation event.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition, results of operations and liquidity and capital resources is based on our consolidated financial statements that have been prepared in accordance with U.S. GAAP. Preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. We evaluate our estimates and assumptions continually, including those related to investments, deferred acquisition costs, allowance for loan losses from mortgages, value of insurance business acquired, policy liabilities, regulatory requirements, contingencies and litigation. We base our estimates on historical experience and on various other factors and assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

For a description of the Company’s critical accounting policies and estimates, please refer to “Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies and Estimates” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.  The Company considers its most critical accounting estimates to be those applied to investments in fixed maturities securities, mortgage loans on real estate, deferred policy acquisition costs, value of insurance business acquired and future policy benefits. There have been no material changes to the Company’s critical accounting policies and estimates since December 31, 2020.

Recent Accounting Pronouncements

Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments

In June 2016, the FASB issued updated guidance (Accounting Standards Update 2016-13) for the accounting for credit losses for financial instruments. The updated guidance applies a new credit loss model (current expected credit losses or CECL) for determining credit-related impairments for financial instruments measured at amortized cost (e.g. reinsurance recoverables, including structured settlements that are recorded as part of reinsurance recoverables) and requires an entity to estimate the credit losses expected over the life of an exposure or pool of exposures. The estimate of expected credit losses should consider historical information, current information, as well as reasonable and supportable forecasts, including estimates of prepayments.

The expected credit losses, and subsequent adjustments to such losses, will be recorded through an allowance account that is deducted from the amortized cost basis of the financial asset, with the net carrying value of the financial asset presented on the consolidated balance sheet at the amount expected to be collected.

The updated guidance also amends the current other-than-temporary impairment model for available-for-sale debt securities by requiring the recognition of impairments relating to credit losses through an allowance account and limits the amount of credit loss to the difference between a security’s amortized cost basis and its fair value. In addition, the length of time a security has been in an unrealized loss position will no longer impact the determination of whether a credit loss exists.

The updated guidance was effective for reporting periods beginning after December 15, 2019. As a Smaller Reporting Company, the effective date was recently changed and the delayed effective date is now for reporting periods beginning after December 15, 2022. Early adoption is permitted for reporting periods beginning after December 15, 2018. Based on the financial instruments currently held by the Company, there would not be a material effect on the Company’s results of operations, financial position or liquidity if the new guidance had been adopted in the current accounting period. The impact on the Company’s results of operations, financial position or liquidity at the date of adoption of the updated guidance will be determined by the financial instruments held by the Company and the economic conditions at that time.

Intangibles - Goodwill and Other

In January 2017, the FASB issued updated guidance (Accounting Standards Update 2017-04) that eliminates the requirement to calculate the implied fair value of goodwill (i.e., Step 2 of the current goodwill impairment test) to measure a goodwill impairment charge. Instead, entities will record an impairment charge by comparing a reporting unit’s fair value with its carrying amount and recognizing an impairment charge for the excess of the carrying amount over estimated fair value (i.e., Step 1 of current guidance).

The implied fair value of goodwill is currently determined in Step 2 by deducting the fair value of all assets and liabilities of the reporting unit (determined in the same manner as a business combination) from the reporting unit’s fair value as determined in Step 1 (including any corporate-level assets or liabilities that were included in the determination of the carrying amount and fair value of the reporting unit in Step 1). The updated guidance requires an entity to perform its annual, or interim, impairment test by either: (1) an initial qualitative assessment of factors (such as changes in management, key personnel, strategy, key technology or customers) that may impact a reporting unit’s fair value and lead to the determination that it is more likely than not that the reporting unit’s fair value is less than its carrying value, including goodwill (consistent with current guidance), or (2) applying Step 1.

The Company adopted this guidance in first quarter 2020. The adoption of this guidance did not have a material effect on the Company’s results of operations, financial position or liquidity.

Targeted Improvements to the Accounting for Long-Duration Contracts

In August 2018, the FASB issued updated guidance (Accounting Standards Update 2018-12) to the existing recognition, measurement, presentation and disclosure requirements for long-duration contracts issued by an insurance entity. This update improves the timeliness of recognizing changes in the liability for future policy benefits, modifies the rate used to discount future cash flows, simplifies and improves accounting for certain market-based options or guarantees associated with deposit (i.e., account balance) contracts, simplifies the amortization of deferred acquisitions costs and expands required disclosures. The expanded disclosure requires an insurance entity to provide disaggregated roll forwards of beginning to ending balances of the following: liability for future policy benefits, policyholder account balances, market risk benefits, separate account liabilities and deferred acquisition costs including disclosure about, changes to and effect of changes for significant inputs, judgments, assumptions and methods used in measurements.

The updated guidance was effective for reporting periods beginning after December 15, 2020. As a Smaller Reporting Company, the effective date has been changed twice and the delayed effective date is now for reporting periods beginning after December 15, 2024. Early adoption is permitted but not elected by the Company. With respect to the liability for future policyholder benefits for traditional and limited-payment contracts and deferred acquisition costs, an insurance entity may elect to apply the amendments retrospectively as of the beginning of the earliest period presented.

With respect to the market risk benefits, an insurance entity should apply the amendments retrospectively as of the beginning of the earliest period presented. The Company expects that the impact on the Company’s results of operations, financial position and liquidity at the date of adoption of the updated guidance in 2024 will be determined by the long-duration contracts then held by the Company and the economic conditions at that time.

Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement

In August 2018, the FASB issued amendments (Accounting Standards Update 2018-13) to modify the disclosure requirements related to fair value measurements including the consideration of costs and benefits of producing the modified disclosures.

The Company adopted this guidance in first quarter 2020. The adoption of this guidance did not have a material effect on the Company’s results of operations, financial position or liquidity.

Income Taxes - Simplifying the Accounting for Income Taxes

In December 2019, the FASB issued updated guidance (Accounting Standards Update 2019-12) for the accounting for income taxes. The updated guidance is intended to simplify the accounting for income taxes by removing several exceptions contained in existing guidance and amending other existing guidance to simplify several other income tax accounting matters. The Company adopted this guidance in first quarter 2021. The adoption of this guidance did not have a material effect on the Company’s results of operations, financial position or liquidity.

Business Segments

FASB guidance requires a "management approach" in the presentation of business segments based on how management internally evaluates the operating performance of business units. The discussion of segment operating results that follows is being provided based on segment data prepared in accordance with this methodology.

Our business segments are as follows:

●	Life insurance operations, consisting of the life insurance operations of TLIC, FBLIC and TAI;
●	Annuity operations, consisting of the annuity operations of TLIC, FBLIC and TAI and
●	Corporate operations, which includes the results of the parent company and TMC after the elimination of intercompany amounts.

Please see below and Note 4 to the Consolidated Financial Statements for the three and six months ended June 30, 2021 and 2020 and as of June 30, 2021 and December 31, 2020 for additional information regarding segment information.

The following is a discussion and analysis of our financial condition, results of operations and liquidity and capital resources.

FINANCIAL HIGHLIGHTS

Consolidated Condensed Results of Operations for the Three Months Ended June 30, 2021 and 2020

	(Unaudited)
	Three Months Ended June 30,		Amount Change
	2021	2020	2021 less 2020
Premiums	$7,879,433	$6,439,224	$1,440,209
Net investment income	6,072,502	5,876,073	196,429
Net realized investment gains	118,268	410,380	(292,112)
Service fees	81,601	7,025	74,576
Other income	45,567	105,377	(59,810)
Total revenues	14,197,371	12,838,079	1,359,292
Benefits and claims	8,848,014	8,305,609	542,405
Expenses	3,762,211	3,921,087	(158,876)
Total benefits, claims and expenses	12,610,225	12,226,696	383,529
Income before federal income tax expense	1,587,146	611,383	975,763
Federal income tax expense	366,103	137,787	228,316
Net income	$1,221,043	$473,596	$747,447
Net income per common share basic and duluted
Class A common stock	$0.1396	$0.0541	$0.0855
Class B common stock	$0.1186	$0.0460	$0.0726

Consolidated Condensed Results of Operations for the Six Months Ended June 30, 2021 and 2020

	(Unaudited)
	Six Months Ended June 30,		Amount Change
	2021	2020	2021 less 2020
Premiums	$14,859,309	$12,805,100	$2,054,209
Net investment income	12,221,344	12,145,916	75,428
Net realized investment gains	170,363	433,882	(263,519)
Service fees	179,588	17,896	161,692
Other income	59,341	118,791	(59,450)
Total revenues	27,489,945	25,521,585	1,968,360
Benefits and claims	18,067,268	16,114,816	1,952,452
Expenses	8,354,975	7,779,002	575,973
Total benefits, claims and expenses	26,422,243	23,893,818	2,528,425
Income before federal income tax expense	1,067,702	1,627,767	(560,065)
Federal income tax expense	307,311	364,915	(57,604)
Net income	$760,391	$1,262,852	$(502,461)
Net income per common share basic and duluted
Class A common stock	$0.0869	$0.1444	$(0.0575)
Class B common stock	$0.0739	$0.1227	$(0.0488)

Consolidated Condensed Financial Position as of June 30, 2021 and December 31, 2020

	(Unaudited)		Amount Change
	June 30, 2021	December 31, 2020	2021 to 2020

Investment assets	$418,702,839	$422,960,668	$(4,257,829)
Assets held in trust under coinsurance agreement	109,418,301	112,160,307	(2,742,006)
Other assets	125,040,167	108,474,294	16,565,873
Total assets	$653,161,307	$643,595,269	$9,566,038

Policy liabilities	$457,832,362	$441,412,797	$16,419,565
Funds withheld under coinsurance agreement	109,070,339	112,681,925	(3,611,586)
Deferred federal income taxes	9,096,302	9,220,905	(124,603)
Other liabilities	8,168,843	10,427,430	(2,258,587)
Total liabilities	584,167,846	573,743,057	10,424,789
Shareholders' equity	68,993,461	69,852,212	(858,751)
Total liabilities and shareholders' equity	$653,161,307	$643,595,269	$9,566,038

Shareholders' equity per common share
Class A common stock	$7.8871	$7.9853	$(0.0982)
Class B common stock	$6.7040	$6.7875	$(0.0835)

Results of Operations – Three Months Ended June 30, 2021 and 2020

Revenues

Our primary sources of revenue are life insurance premium income and investment income. Premium payments are classified as first-year, renewal and single. In addition, realized gains and losses on investment holdings can significantly impact revenues from period to period.

Our revenues for the three months ended June 30, 2021 and 2020 are summarized as follows:

	(Unaudited)
	Three Months Ended June 30,		Amount Change
	2021	2020	2021 less 2020
Premiums	$7,879,433	$6,439,224	$1,440,209
Net investment income	6,072,502	5,876,073	196,429
Net realized investment gains	118,268	410,380	(292,112)
Service fees	81,601	7,025	74,576
Other income	45,567	105,377	(59,810)
Total revenues	$14,197,371	$12,838,079	$1,359,292

The $1,359,292 increase in total revenues for the three months ended June 30, 2021 is discussed below.

Premiums

Our premiums for the three months ended June 30, 2021 and 2020 are summarized as follows:

	(Unaudited)
	Three Months Ended June 30,		Amount Change
	2021	2020	2021 less 2020
Ordinary life first year	$473,073	$258,661	$214,412
Ordinary life renewal	838,080	585,148	252,932
Final expense first year	1,571,695	1,351,060	220,635
Final expense renewal	4,996,585	4,244,355	752,230
Total premiums	$7,879,433	$6,439,224	$1,440,209

The $1,440,209 increase in premiums for the three months ended June 30, 2021 is primarily due to a $752,230 increase in final expense renewal premiums, $252,932 increase in ordinary life renewal premiums, $220,635 increase in final expense first year premiums and $214,412 increase in ordinary life first year premium.

The increase in final expense renewal premiums reflects the persistency of prior years’ final expense production. The increase in final expense first year premiums represents management’s focus on expanding final expense production by contracting new, independent agents in expanded locations. The increase in ordinary life renewal premiums and ordinary life first year primarily reflects ordinary dollar denominated life insurance policies sold in the international market by TAI.

Net Investment Income

The major components of our net investment income for the three months ended June 30, 2021 and 2020 are summarized as follows:

	(Unaudited)
	Three Months Ended June 30,		Amount Change
	2021	2020	2021 less 2020
Fixed maturity securities	$1,727,496	$1,674,340	$53,156
Preferred stock and equity securities	26,405	23,746	2,659
Other long-term investments	1,222,180	1,304,285	(82,105)
Mortgage loans	3,478,075	3,796,491	(318,416)
Policy loans	38,957	38,122	835
Real estate	-	68,681	(68,681)
Short-term and other investments	35,078	29,280	5,798
Gross investment income	6,528,191	6,934,945	(406,754)
Investment expenses	(455,689)	(1,058,872)	(603,183)
Net investment income	$6,072,502	$5,876,073	$196,429

The $406,754 decrease in gross investment income for the three months ended June 30, 2021 is primarily due to $318,416 decrease in mortgage loans, $82,105 decrease in other long-term investments and $68,681 decrease in real estate. The $318,416 decline in mortgage loans investment income is due to decreased holdings of mortgage loans during the second quarter of 2021 and lower gross effective yields on mortgage loan purchased. The $82,105 decline in investment income from other long-term investments is due to decreased holdings in this investment category during second quarter 2021. The $68,681 decline in investment income from real estate is due the November 16, 2020 sale of an office building and land located in Topeka, Kansas.

The $603,183 decrease in investment expense for the three months ended June 30, 2021 primarily due to decreased mortgage loan acquisition expenses and the sale of the Topeka, Kansas office building and land on November 16, 2020.

Net Realized Investment Gains

Our net realized investment gains result from sales of fixed maturity securities available-for-sale, equity securities, investment real estate and mortgage loans on real estate plus changes in fair value of equity securities.

Our net realized investment gains for the three months ended June 30, 2021 and 2020 are summarized as follows:

	(Unaudited)
	Three Months Ended June 30,		Amount Change
	2021	2020	2021 less 2020
Fixed maturity securities available-for-sale:
Sale proceeds	$1,549,139	$6,162,777	$(4,613,638)
Amortized cost at sale date	1,483,125	5,906,557	(4,423,432)
Net realized gains	$66,014	$256,220	$(190,206)
Equity securities sold:
Sale proceeds	$1	$-	$1
Cost at sale date	1	-	1
Net realized gains	$-	$-	$-
Investment real estate:
Sale proceeds	$75,940	$682,945	$(607,005)
Carrying value at sale date	69,591	649,249	(579,658)
Net realized gains	$6,349	$33,696	$(27,347)

Mortgage loans on real estate:
Sale proceeds	$53,161,263	$18,649,805	$34,511,458
Carrying value at sale date	53,122,593	18,541,706	34,580,887
Net realized gains	$38,670	$108,099	$(69,429)

Equity securities, changes in fair value	$7,235	$12,365	$(5,130)

Net realized investment gains	$118,268	$410,380	$(292,112)

Service Fees

The $74,576 increase in service fees for the three months ended June 30, 2021 is primarily due to an increase in fees from Trinity Mortgage Corporation brokering mortgage loans for a fee to third parties.

Total Benefits, Claims and Expenses

Our benefits, claims and expenses are primarily generated from benefit payments, surrenders, interest credited to policyholders, change in reserves, commissions and other underwriting, insurance and acquisition expenses. Benefit payments can significantly impact expenses from period to period.

Our benefits, claims and expenses for the three months ended June 30, 2021 and 2020 are summarized as follows:

	(Unaudited)
	Three Months Ended June 30,		Amount Change
	2021	2020	2021 less 2020
Benefits and claims
Increase in future policy benefits	$3,045,748	$2,467,039	$578,709
Death benefits	2,269,494	2,482,528	(213,034)
Surrenders	372,659	228,541	144,118
Interest credited to policyholders	3,088,957	3,056,982	31,975
Dividend, endowment and supplementary life contract benefits	71,156	70,519	637
Total benefits and claims	8,848,014	8,305,609	542,405
Expenses
Policy acquisition costs deferred	(3,353,999)	(2,693,003)	(660,996)
Amortization of deferred policy acquisition costs	1,733,139	1,307,138	426,001
Amortization of value of insurance business acquired	68,151	73,576	(5,425)
Commissions	3,138,640	2,497,928	640,712
Other underwriting, insurance and acquisition expenses	2,176,280	2,735,448	(559,168)
Total expenses	3,762,211	3,921,087	(158,876)
Total benefits, claims and expenses	$12,610,225	$12,226,696	$383,529

The $383,529 increase in total benefits, claims and expenses for the three months ended June 30, 2021 is discussed below.

Benefits and Claims

The $542,405 increase in benefits and claims for the three months ended June 30, 2021 is primarily due to the following:

●	$578,709 increase in future policy benefits is primarily due to the increased number of life policies in force and the aging of existing life policies.

●	$144,118 increase in surrenders is based upon policyholder election and corresponds to the growth in the number of policies in force.

●

$213,034 decrease in death benefits is primarily due to approximately $169,000 of decreased ordinary life benefits, $84,000 of increased ceded benefits that exceeded $40,000 of increased final expense benefits.

Deferral and Amortization of Deferred Acquisition Costs

Certain costs related to the successful acquisition of traditional life insurance policies are capitalized and amortized over the premium-paying period of the policies. Certain costs related to the successful acquisition of insurance and annuity policies that subject us to mortality or morbidity risk over a period that extends beyond the period or periods in which premiums are collected and that have terms that are fixed and guaranteed (i.e., limited-payment long-duration annuity contracts) are capitalized and amortized in relation to the present value of actual and expected gross profits on the policies.

These acquisition costs, which are referred to as deferred policy acquisition costs, include commissions and other successful costs of acquiring policies and contracts, which vary with, and are primarily related to, the successful production of new and renewal life insurance policies and annuity contracts.

For the three months ended June 30, 2021 and 2020, capitalized costs were $3,353,999 and $2,693,003, respectively. Amortization of deferred policy acquisition costs for the three months ended June 30, 2021 and 2020 were $1,733,139 and $1,307,138, respectively.

The $660,996 increase in the 2021 acquisition costs deferred primarily relates to increased first year production of final expense and dollar denominated international policies and deferral of increased eligible commissions. There was a $426,001 increase in the 2021 amortization of deferred acquisition costs due to 2021 surrenders and withdrawal activity and the impact of mortality.

Amortization of Value of Insurance Business Acquired

The cost of acquiring insurance business is amortized over the emerging profit of the related policies using the same assumptions that were used in computing liabilities for future policy benefits. Amortization of the value of insurance business acquired was $68,151 and $73,576 for the three months ended June 30, 2021 and 2020, respectively, representing a $5,425 decrease.

Commissions

Our commissions for the three months ended June 30, 2021 and 2020 are summarized as follows:

	(Unaudited)
	Three Months Ended June 30,		Amount Change
	2021	2020	2021 less 2020
Annuity	$202,132	$109,897	$92,235
Ordinary life first year	521,275	331,610	189,665
Ordinary life renewal	58,786	40,211	18,575
Final expense first year	1,874,235	1,605,951	268,284
Final expense renewal	482,212	410,259	71,953
Total commissions	$3,138,640	$2,497,928	$640,712

The $640,712 increase in commissions for the three months ended June 30, 2021 is primarily due to a $268,284 increase in final expense first year commissions and an $189,665 increase in ordinary life first year commissions that corresponded to a $220,635 increase in final expense first year premiums and a $214,412 increase in ordinary life first year premiums.

Other Underwriting, Insurance and Acquisition Expenses

The $559,168 decrease in other underwriting, insurance and acquisition expenses for the three months ended June 30, 2021 was primarily related to a decrease in the Company’s Chief Executive Officer bonus.

Federal Income Taxes

FTFC filed its 2019 consolidated federal income tax return with TLIC, FBLIC and FTCC. Certain items included in income reported for financial statement purposes are not included in taxable income for the current period, resulting in deferred income taxes.

For the three months ended June 30, 2021 and 2020, current income tax expense (benefit) was $1,510 and ($46,575), respectively. For the three months ended June 30, 2021 and 2020, deferred federal income tax expense was $364,593 and $184,362, respectively.

Net Income Per Common Share Basic and Diluted

For the three months ended June 30, 2021 and 2020, the net income allocated to the Class B shareholders is the total net income less shareholders’ cash dividends multiplied by the right to receive dividends at 85% for Class B shares (85,937) as of the reporting date divided by the allocated total shares (8,747,633) of Class A shares (8,661,696) and Class B shares (85,937) as of the reporting date.

For the three months ended June 30, 2021 and 2020, the net income allocated to the Class A shareholders ($1,209,047) is the total net income ($1,221,043) less the net income allocated to the Class B shareholders ($11,996).

The weighted average outstanding common shares basic for the three months ended June 30, 2021 and 2020 were 8,661,696 for Class A shares and 101,102 for Class B shares. The weighted average Class A shares reflect the retrospective adjustment for the impacts of the 10% stock dividend declared by the Company on November 12, 2020 and issued to holders of Class A common stock shares of the Company as of November 12, 2020.

Business Segments

The Company has a life insurance segment, consisting of the life insurance operations of TLIC, FBLIC and TAI, an annuity segment, consisting of the annuity operations of TLIC, FBLIC and TAI and a corporate segment. Results for the parent company and the operations of TMC, after elimination of intercompany amounts, are allocated to the corporate segment.

The revenues and income before federal income taxes from our business segments for the three months ended June 30, 2021 and 2020 are summarized as follows:

	(Unaudited)
	Three Months Ended June 30,		Amount Change
	2021	2020	2021 less 2020
Revenues:
Life insurance operations	$9,026,587	$7,517,213	$1,509,374
Annuity operations	4,982,940	5,129,076	(146,136)
Corporate operations	187,844	191,790	(3,946)
Total	$14,197,371	$12,838,079	$1,359,292
Income (loss) before federal income taxes:
Life insurance operations	$827,254	$(400,643)	$1,227,897
Annuity operations	735,409	799,259	(63,850)
Corporate operations	24,483	212,767	(188,284)
Total	$1,587,146	$611,383	$975,763

Life Insurance Operations

The $1,509,374 increase in revenues from Life Insurance Operations for the three months ended June 30, 2021 is primarily due to the following:

●	$1,440,209 increase in premiums

●	$93,770 increase in net investment income

●	$31,847 increase in service fees and other income

●	$56,452 decrease in net realized investment gains

The $1,227,897 increase profitability from Life Insurance Operations for the three months ended June 30, 2021 is primarily due to the following:

●	$1,440,209 increase in premiums

●	$433,897 decrease in other underwriting, insurance and acquisition expenses

●	$340,820 increase in policy acquisition costs deferred net of amortization

●	$213,034 decrease in death benefits

●	$93,770 increase in net investment income

●	$31,847 increase in service fees and other income

●	$2,713 decrease in amortization of value of insurance business acquired

●	$637 increase in dividend, endowment and supplementary life contract benefits

●	$56,452 decrease in net realized investment gains

●	$144,118 increase in surrenders

●	$548,477 increase in commissions

●	$578,709 increase in future policy benefits

Annuity Operations

The $146,136 decrease in revenues from Annuity Operations for the three months ended June 30, 2021 is due to the following:

●	$235,660 decrease in net realized investment gains

●	$1,229 increase in service fees and other income

●	$88,295 increase in net investment income

The $63,850 decreased profitability from Annuity Operations for the three months ended June 30, 2021 is due to the following:

●	$235,660 decrease in net realized investment gains

●	$105,825 decrease in policy acquisition costs deferred net of amortization

●	$92,235 increase in commissions

●	$31,975 increase in interest credited to policyholders

●	$1,229 increase in service fees and other income

●	$2,712 decrease in amortization of value of insurance business acquired

●	$88,295 increase in net investment income

●	$309,609 decrease in other underwriting, insurance and acquisition expenses

Corporate Operations

The $3,946 decrease in revenues from Corporate Operations for the three months ended June 30, 2021 is due to $18,310 of decreased service fees and other income that exceeded $14,364 of increased net investment income.

The $188,284 decrease in Corporate Operations profitability for the three months ended June 30, 2021 is primarily due to $184,338 of increased operating expenses and $18,310 of decreased service fees and other income that exceeded $14,364 of increased net investment income.

Results of Operations – Six Months Ended June 30, 2021 and 2020

Revenues

Our primary sources of revenue are life insurance premium income and investment income. Premium payments are classified as first-year, renewal and single. In addition, realized gains and losses on investment holdings can significantly impact revenues from period to period.

Our revenues for the six months ended June 30, 2021 and 2020 are summarized as follows:

	(Unaudited)
	Six Months Ended June 30,		Amount Change
	2021	2020	2021 less 2020
Premiums	$14,859,309	$12,805,100	$2,054,209
Net investment income	12,221,344	12,145,916	75,428
Net realized investment gains	170,363	433,882	(263,519)
Service fees	179,588	17,896	161,692
Other income	59,341	118,791	(59,450)
Total revenues	$27,489,945	$25,521,585	$1,968,360

The $1,968,360 increase in total revenues for the six months ended June 30, 2021 is discussed below.

Premiums

Our premiums for the six months ended June 30, 2021 and 2020 are summarized as follows:

	(Unaudited)
	Six Months Ended June 30,		Amount Change
	2021	2020	2021 less 2020
Ordinary life first year	$778,662	$695,907	$82,755
Ordinary life renewal	1,636,316	1,324,708	311,608
Final expense first year	2,997,009	2,550,112	446,897
Final expense renewal	9,447,322	8,234,373	1,212,949
Total premiums	$14,859,309	$12,805,100	$2,054,209

The $2,054,209 increase in premiums for the six months ended June 30, 2021 is primarily due to the $1,212,949 increase in final expense renewal premiums, $446,897 increase in final expense first year premiums and $311,608 increase in ordinary life renewal premiums.

The increase in final expense renewal premiums reflects the persistency of prior years’ final expense production. The increase in final expense first year premiums represents management’s focus on expanding final expense production by contracting new, independent agents in expanded locations. The increase in ordinary life renewal premiums reflects ordinary dollar denominated life insurance policies sold in the international market by TAI.

Net Investment Income

The major components of our net investment income for the six months ended June 30, 2021 and 2020 are summarized as follows:

	(Unaudited)
	Six Months Ended June 30,		Amount Change
	2021	2020	2021 less 2020
Fixed maturity securities	$3,423,390	$3,512,722	$(89,332)
Preferred stock and equity securities	43,404	56,069	(12,665)
Other long-term investments	2,505,074	2,651,423	(146,349)
Mortgage loans	7,226,307	7,366,896	(140,589)
Policy loans	77,575	75,829	1,746
Real estate	-	137,363	(137,363)
Short-term and other investments	44,373	53,817	(9,444)
Gross investment income	13,320,123	13,854,119	(533,996)
Investment expenses	(1,098,779)	(1,708,203)	(609,424)
Net investment income	$12,221,344	$12,145,916	$75,428

The $533,996 decrease in gross investment income for the six months ended June 30, 2021 is primarily due $146,349 decrease in other long-term investments, $140,589 decrease in mortgage loans and $137,363 decrease in real estate. The $146,349 decline in investment income from other long-term investments is due to decreased holdings on this investment category. The $140,589 decline in mortgage loans investment income is due to decreased holdings of mortgage loans and lower gross effective yields on mortgage loan purchased. The $137,363 decline in investment income from real estate is due the November 16, 2020 sale of an office building and land located in Topeka, Kansas.

The $609,424 decrease in investment expense for the six months ended June 30, 2021 primarily due to decreased mortgage loan acquisition expenses and the sale of the Topeka, Kansas office building and land on November 16, 2020.

Net Realized Investment Gains

Our net realized investment gains result from sales of fixed maturity securities available-for-sale, equity securities, investment real estate and mortgage loans on real estate plus changes in fair value of equity securities.

Our net realized investment gains for the six months ended June 30, 2021 and 2020 are summarized as follows:

	(Unaudited)
	Six Months Ended June 30,		Amount Change
	2021	2020	2021 less 2020
Fixed maturity securities available-for-sale:
Sale proceeds	$3,968,218	$11,713,764	$(7,745,546)
Amortized cost at sale date	3,864,553	11,395,625	(7,531,072)
Net realized gains	$103,665	$318,139	$(214,474)
Equity securities sold:
Sale proceeds	$89	$-	$89
Cost at sale date	-	-	-
Net realized gains	$89	$-	$89
Investment real estate:
Sale proceeds	$75,940	$682,945	$(607,005)
Carrying value at sale date	69,591	649,249	(579,658)
Net realized gains	$6,349	$33,696	$(27,347)
Mortgage loans on real estate:
Sale proceeds	$53,161,263	$32,894,590	$20,266,673
Carrying value at sale date	53,122,593	32,786,491	20,336,102
Net realized gains	$38,670	$108,099	$(69,429)
Equity securities, changes in fair value	$21,590	$(26,052)	$47,642

Net realized investment gains	$170,363	$433,882	$(263,519)

Service Fees

The $161,692 increase in service fees for the six months ended June 30, 2021 is primarily due to an increase in fees from Trinity Mortgage Corporation brokering mortgage loans for a fee to third parties.

Total Benefits, Claims and Expenses

Our benefits, claims and expenses are primarily generated from benefit payments, surrenders, interest credited to policyholders, change in reserves, commissions and other underwriting, insurance and acquisition expenses. Benefit payments can significantly impact expenses from period to period.

Our benefits, claims and expenses for the six months ended June 30, 2021 and 2020 are summarized as follows:

	(Unaudited)
	Six Months Ended June 30,		Amount Change
	2021	2020	2021 less 2020
Benefits and claims
Increase in future policy benefits	$5,201,933	$5,108,158	$93,775
Death benefits	5,793,212	4,094,308	1,698,904
Surrenders	721,565	638,905	82,660
Interest credited to policyholders	6,207,492	6,120,227	87,265
Dividend, endowment and supplementary life contract benefits	143,066	153,218	(10,152)
Total benefits and claims	18,067,268	16,114,816	1,952,452
Expenses
Policy acquisition costs deferred	(6,183,472)	(5,077,971)	(1,105,501)
Amortization of deferred policy acquisition costs	3,522,962	2,520,412	1,002,550
Amortization of value of insurance business acquired	143,320	153,550	(10,230)
Commissions	6,011,223	4,806,091	1,205,132
Other underwriting, insurance and acquisition expenses	4,860,942	5,376,920	(515,978)
Total expenses	8,354,975	7,779,002	575,973
Total benefits, claims and expenses	$26,422,243	$23,893,818	$2,528,425

The $2,528,425 increase in total benefits, claims and expenses for the six months ended June 30, 2021 is discussed below.

Benefits and Claims

The $1,952,452 increase in benefits and claims for the six months ended June 30, 2021 is primarily due to the following:

●	$1,698,904 increase in death benefits is primarily due to approximately $1,864,000 of increased final expense benefits that exceeded $162,000 of increased ceded benefits.

●	$93,775 increase in future policy benefits is primarily due to the increased number of life policies in force and the aging of existing life policies.

Deferral and Amortization of Deferred Acquisition Costs

Certain costs related to the successful acquisition of traditional life insurance policies are capitalized and amortized over the premium-paying period of the policies. Certain costs related to the successful acquisition of insurance and annuity policies that subject us to mortality or morbidity risk over a period that extends beyond the period or periods in which premiums are collected and that have terms that are fixed and guaranteed (i.e., limited-payment long-duration annuity contracts) are capitalized and amortized in relation to the present value of actual and expected gross profits on the policies.

These acquisition costs, which are referred to as deferred policy acquisition costs, include commissions and other successful costs of acquiring policies and contracts, which vary with, and are primarily related to, the successful production of new and renewal insurance and annuity contracts.

For the six months ended June 30, 2021 and 2020, capitalized costs were $6,183,472 and $5,077,971, respectively. Amortization of deferred policy acquisition costs for the six months ended June 30, 2021 and 2020 were $3,522,962 and $2,520,412, respectively.

The $1,105,501 increase in the 2021 acquisition costs deferred primarily relates to increased first year final expense premiums and annuity production and deferral of increased eligible commissions. There was a $1,002,550 increase in the 2021 amortization of deferred acquisition costs due to 2021 surrenders and withdrawal activity and the impact of mortality.

Amortization of Value of Insurance Business Acquired

The cost of acquiring insurance business is amortized over the emerging profit of the related policies using the same assumptions that were used in computing liabilities for future policy benefits. Amortization of the value of insurance business acquired was $143,320 and $153,550 for the six months ended June 30, 2021 and 2020, respectively, representing a $10,230 decrease.

Commissions

Our commissions for the six months ended June 30, 2021 and 2020 are summarized as follows:

	(Unaudited)
	Six Months Ended June 30,		Amount Change
	2021	2020	2021 less 2020
Annuity	$546,837	$133,049	$413,788
Ordinary life first year	851,996	778,513	73,483
Ordinary life renewal	128,602	60,896	67,706
Final expense first year	3,575,675	3,034,289	541,386
Final expense renewal	908,113	799,344	108,769
Total commissions	$6,011,223	$4,806,091	$1,205,132

The $1,205,132 increase in commissions for the six months ended June 30, 2021 is primarily due to a $541,386 increase in final expense first year commissions and a $413,788 increase in annuity commissions that corresponded to a $446,897 increase in final expense first year premiums and a $13,416,497 increase in retained annuity deposits.

Underwriting, Insurance and Acquisition Expenses

The $515,978 decrease in other underwriting, insurance and acquisition expenses for the six months ended June 30, 2021 was primarily related to a decrease in the Company’s Chief Executive Officer bonus.

Federal Income Taxes

FTFC filed its 2019 consolidated federal income tax return with TLIC, FBLIC and FTCC. Certain items included in income reported for financial statement purposes are not included in taxable income for the current period, resulting in deferred income taxes.

For the six months ended June 30, 2021, current income tax expense was $1,510. Deferred federal income tax expense was $305,801 and $364,915 for the six months ended June 30, 2021 and 2020, respectively.

Net Income Per Common Share Basic and Diluted

For the six months ended June 30, 2021 and 2020, the net income allocated to the Class B shareholders is the total net income less shareholders’ cash dividends multiplied by the right to receive dividends at 85% for Class B shares (85,937) as of the reporting date divided by the allocated total shares (8,747,633) of Class A shares (8,661,696) and Class B shares (85,937) as of the reporting date.

For the six months ended June 30, 2021 and 2020, the net income allocated to the Class A shareholders ($752,921) is the total net income ($760,391) less the net income allocated to the Class B shareholders ($7,470).

The weighted average outstanding common shares basic for the six months ended June 30, 2021 and 2020 were 8,661,696 for Class A shares and 101,102 for Class B shares. The weighted average Class A shares reflect the retrospective adjustment for the impacts of the 10% stock dividend declared by the Company on November 12, 2020 and issued to holders of Class A common stock shares of the Company as of November 12, 2020.

Business Segments

The Company has a life insurance segment, consisting of the life insurance operations of TLIC, FBLIC and TAI, an annuity segment, consisting of the annuity operations of TLIC, FBLIC and TAI and a corporate segment. Results for the parent company and the operations of TMC, after elimination of intercompany amounts, are allocated to the corporate segment.

The revenues and income before federal income taxes from our business segments for the six months ended June 30, 2021 and 2020 are summarized as follows:

	(Unaudited)
	Six Months Ended June 30,		Amount Change
	2021	2020	2021 less 2020
Revenues:
Life insurance operations	$17,063,471	$14,842,681	$2,220,790
Annuity operations	10,024,471	10,349,328	(324,857)
Corporate operations	402,003	329,576	72,427
Total	$27,489,945	$25,521,585	$1,968,360
Income (loss) before income taxes:
Life insurance operations	$(114,755)	$(336,239)	$221,484
Annuity operations	1,259,939	1,711,177	(451,238)
Corporate operations	(77,482)	252,829	(330,311)
Total	$1,067,702	$1,627,767	$(560,065)

Life Insurance Operations

The $2,220,790 increase in revenues from Life Insurance Operations for the six months ended June 30, 2021 is primarily due to the following:

●	$2,054,209 increase in premiums

●	$181,101 increase in net investment income

●	$31,706 increase in service fees and other income

●	$46,226 decrease in net realized investment gains

The $221,484 increased profitability from Life Insurance Operations for the six months ended June 30, 2021 is primarily due to the following:

●	$2,054,209 increase in premiums

●	$425,220 decrease in other underwriting, insurance and acquisition expenses

●	$226,890 increase in policy acquisition costs deferred net of amortization

●	$181,101 increase in net investment income

●	$31,706 increase in service fees and other income

●	$10,152 decrease in dividend, endowment and supplementary life contract benefits

●	$5,115 decrease in amortization of value of insurance business acquired

●	$46,226 decrease in net realized investment gains

●	$82,660 increase in surrenders

●	$93,775 increase in future policy benefits

●	$791,344 increase in commissions

●	$1,698,904 increase in death benefits

Annuity Operations

The $324,857 decrease in revenues from Annuity Operations for the six months ended June 30, 2021 is due to the following:

●	$217,293 decrease in net realized investment gains

●	$106,196 decrease in net investment income

●	$1,368 decrease in service fees and other income

The $451,238 decreased profitability from Annuity Operations for the six months ended June 30, 2021 is due to the following:

●	$413,788 increase in commissions

●	$217,293 decrease in net realized investment gains

●	$123,939 decrease in policy acquisition costs deferred net of amortization

●	$106,196 decrease in net investment income

●	$87,265 increase in interest credited to policyholders

●	$1,368 decrease in service fees and other income

●	$5,115 decrease in amortization of value of insurance business acquired

●	$493,496 decrease in other underwriting, insurance and acquisition expenses

Corporate Operations

The $72,427 increase in revenues from Corporate Operations for the six months ended June 30, 2021 is primarily due to $71,904 of increased service fees and other income and $523 of increased net investment income.

The $330,311 decreased Corporate Operations profitability for the six months ended June 30, 2021 is primarily due to $402,738 of increased operating expenses that exceeded $71,904 of increased service fees and other income and $523 of increased net investment income.

Consolidated Financial Condition

Our invested assets as of June 30, 2021 and December 31, 2020 are summarized as follows:

	(Unaudited)		Amount Change
	June 30, 2021	December 31, 2020	2021 less 2020
Assets
Investments
Available-for-sale fixed maturity securities at fair value (amortized cost: $152,958,511 and $148,431,010 as of June 30, 2021 and December 31, 2020, respectively)	$173,100,934	$170,647,836	$2,453,098
Available-for-sale preferred stock securities at fair value (amortized cost: $1,250,000 as of June 30, 2021)	1,251,800	-	1,251,800
Equity securities at fair value (cost: $278,333 and $183,219 as of June 30, 2021 and December 31, 2020, respectively)	319,707	203,003	116,704
Mortgage loans on real estate	169,710,121	174,909,062	(5,198,941)
Investment real estate	1,146,932	757,936	388,996
Policy loans	2,134,919	2,108,678	26,241
Short-term investments	2,851,073	3,309,020	(457,947)
Other long-term investments	68,187,353	71,025,133	(2,837,780)
Total investments	$418,702,839	$422,960,668	$(4,257,829)

The $2,453,098 increase and $7,500,935 decrease in fixed maturity available-for-sale securities for the six months ended June 30, 2021 and 2020, respectively, are summarized as follows:

	(Unaudited)
	Six Months Ended June 30,
	2021	2020
Fixed maturity securities, available-for-sale, beginning	$170,647,836	$178,951,324
Purchases	8,658,222	1,005,000
Acquisition of K-TENN Insurance Company	-	800,000
Unrealized appreciation (depreciation)	(2,074,403)	2,392,639
Net realized investment gains	103,665	318,139
Sales proceeds	(3,268,218)	(11,165,264)
Maturities	(700,000)	(548,500)
Premium amortization	(266,168)	(302,949)
Increase (decrease)	2,453,098	(7,500,935)
Fixed maturity securities, available-for-sale, ending	$173,100,934	$171,450,389

Fixed maturity securities available-for-sale are reported at fair value with unrealized gains and losses, net of applicable income taxes, reflected as a separate component in shareholders' equity within “Accumulated Other Comprehensive Income.” The available-for-sale fixed maturity securities portfolio is invested primarily in a variety of companies, U. S. government and government agencies, states and political subdivisions and foreign securities.

The $1,251,800 increase and $1,460 decrease in preferred stock available-for-sale for the six months ended June 30, 2021 and 2020, respectively, are summarized as follows:

	(Unaudited)
	Six Months Ended June 30,
	2021	2020
Preferred stock, available-for-sale, beginning	$-	$51,900
Purchases	1,250,000	-
Unrealized appreciation (depreciation)	1,800	(1,460)
Increase (decrease)	1,251,800	(1,460)
Preferred stock, available-for-sale, ending	$1,251,800	$50,440

Preferred stock available-for-sale is also reported at fair value with unrealized gains and losses, net of applicable income taxes, reflected as a separate component in shareholders' equity within “Accumulated Other Comprehensive Income.”

The $116,704 increase and $28,022 decrease in equity securities for the six months ended June 30, 2021 and 2020, respectively, are summarized as follows:

	(Unaudited)
	Six Months Ended June 30,
	2021	2020
Equity securities, beginning	$203,003	$201,024
Purchases	145,168	47,963
Sales proceeds	(89)	-
Joint venture distributions	(50,054)	(49,933)
Net realized investment gains, sale of securities	89	-
Net realized investment gains (losses), changes in fair value	21,590	(26,052)
Increase (decrease)	116,704	(28,022)
Equity securities, ending	$319,707	$173,002

Equity securities are reported at fair value with the change in fair value reflected in net realized investment gains within the consolidated statements of operations.

The $5,198,941 decrease and $4,522,729 increase in mortgage loans on real estate for the six months ended June 30, 2021 and 2020, respectively, are summarized as follows:

	(Unaudited)
	Six Months Ended June 30,
	2021	2020
Mortgage loans on real estate, beginning	$174,909,062	$162,404,640
Purchases	48,117,912	37,894,403
Discount accretion	209,946	189,485
Net realized investment gains	38,670	108,099
Payments	(53,161,263)	(32,894,590)
Foreclosed - transfer to real estate	(458,587)	(744,091)
(Increase) decrease in allowance for bad debts	97,966	(4,069)
Amortization of loan origination fees	(43,585)	(26,508)
Increase (decrease)	(5,198,941)	4,522,729
Mortgage loans on real estate, ending	$169,710,121	$166,927,369

The $388,996 and $22,098 increases in investment real estate for the six months ended June 30, 2021 and 2020, respectively, are summarized as follows:

	(Unaudited)
	Six Months Ended June 30,
	2021	2020
Investment real estate, beginning	$757,936	$1,951,759
Real estate acquired through mortgage loan foreclosure	458,587	744,091
Sales proceeds	(75,940)	(682,945)
Depreciation of building	-	(72,744)
Net realized investment gains	6,349	33,696
Increase	388,996	22,098
Investment real estate, ending	$1,146,932	$1,973,857

The $2,837,780 decrease and $1,052,870 increase in other long-term investments (composed of lottery receivables) for the six months ended June 30, 2021 and 2020, respectively, are summarized as follows:

	(Unaudited)
	Six Months Ended June 30,
	2021	2020
Other long-term investments, beginning	$71,025,133	$71,824,480
Purchases	882,027	3,942,291
Accretion of discount	2,505,089	2,652,434
Payments	(6,224,896)	(5,541,855)
Increase (decrease)	(2,837,780)	1,052,870
Other long-term investments, ending	$68,187,353	$72,877,350

Our assets other than invested assets as of June 30, 2021 and December 31, 2020 are summarized as follows:

	(Unaudited)		Amount Change
	June 30, 2021	December 31, 2020	2021 less 2020

Cash and cash equivalents	$55,199,237	$40,230,095	$14,969,142
Accrued investment income	5,105,328	5,370,508	(265,180)
Recoverable from reinsurers	1,088,924	1,234,221	(145,297)
Assets held in trust under coinsurance agreement	109,418,301	112,160,307	(2,742,006)
Agents' balances and due premiums	1,950,135	2,154,322	(204,187)
Deferred policy acquisition costs	47,197,236	44,513,669	2,683,567
Value of insurance business acquired	4,449,657	4,592,977	(143,320)
Other assets	10,049,650	10,378,502	(328,852)
Assets other than investment assets	$234,458,468	$220,634,601	$13,823,867

The $14,969,142 increase in cash and cash equivalents is discussed below in the “Liquidity and Capital Resources” section where cash flows are addressed.

The $2,742,006 decrease in assets held in trust under the coinsurance agreement is due to a reduction in assets under TLIC’s annuity coinsurance agreement with an offshore annuity and life insurance company that is administered on a funds withheld basis.

The increase in deferred policy acquisition costs for the six months ended June 30, 2021 and 2020, respectively, are summarized as follows:

	(Unaudited)
	Six Months Ended June 30,
	2021	2020
Balance, beginning of year	$44,513,669	$38,005,639
Capitalization of commissions, sales and issue expenses	6,183,472	5,077,971
Amortization	(3,522,962)	(2,520,412)
Deferred acquisition costs allocated to investments	23,057	(9,818)
Balance, end of period	$47,197,236	$40,553,380

Our other assets as of June 30, 2021 and December 31, 2020 are summarized as follows:

	(Unaudited)		Amount Change
	June 30, 2021	December 31, 2020	2021 less 2020
Federal and state income taxes recoverable	$5,655,623	$4,050,726	$1,604,897
Advances to mortgage loan originator	3,570,356	4,996,358	(1,426,002)
Lease asset - right to use	615,178	664,393	(49,215)
Prepaid assets	86,423	114,771	(28,348)
Notes receivable	57,864	472,306	(414,442)
Guaranty funds	53,185	63,869	(10,684)
Other receivables and deposits	11,021	16,079	(5,058)
Total other assets	$10,049,650	$10,378,502	$(328,852)

There was a $1,426,002 decrease in advances to one mortgage loan originator who acquires residential mortgage loans for our life companies.

The $414,442 decline in notes receivable is primarily due to repayment of a $400,000 loan from the estate of the Company’s former chairman.

There was a $1,604,897 increase in federal and state income taxes recoverable primarily due to federal and state tax withholdings on lottery receivables.

Our liabilities as of June 30, 2021 and December 31, 2020 are summarized as follows:

	(Unaudited)		Amount Change
	June 30, 2021	December 31, 2020	2021 less 2020

Policy liabilities
Policyholders' account balances	$374,177,380	$362,519,753	$11,657,627
Future policy benefits	81,806,540	76,673,797	5,132,743
Policy claims	1,760,189	2,099,548	(339,359)
Other policy liabilities	88,253	119,699	(31,446)
Total policy liabilities	457,832,362	441,412,797	16,419,565
Funds withheld under coinsurance agreement	109,070,339	112,681,925	(3,611,586)
Deferred federal income taxes	9,096,302	9,220,905	(124,603)
Other liabilities	8,168,843	10,427,430	(2,258,587)
Total liabilities	$584,167,846	$573,743,057	$10,424,789

The $11,657,627 increase and $4,945,978 decrease in policyholders’ account balances for the six months ended June 30, 2021 and 2020, respectively, are summarized as follows:

	(Unaudited)
	Six Months Ended June 30,
	2021	2020
Policyholders' account balances, beginning	$362,519,753	$363,083,838
Deposits	19,382,246	6,012,739
Withdrawals	(16,844,732)	(14,644,858)
Funds withheld under coinsurance agreement	2,912,621	(2,434,086)
Interest credited	6,207,492	6,120,227
Increase (decrease)	11,657,627	(4,945,978)
Policyholders' account balances, ending	$374,177,380	$358,137,860

The $5,132,743 increase in future policy benefits during the six months ended June 30, 2021 is primarily related to the production of new life insurance policies and the aging of existing policies.

The $124,603 decrease in deferred federal income taxes during the six months ended June 30, 2021 was due to $430,404 of decreased deferred federal income taxes on the unrealized appreciation of fixed maturity securities and preferred stock securities available-for-sale and $305,801 of operating deferred federal tax expense.

The $3,611,586 decrease in funds withheld under coinsurance agreement is due to the liability related to TLIC’s annuity coinsurance agreement with an offshore annuity and life insurance company.

Our other liabilities as of June 30, 2021 and December 31, 2020 are summarized as follows:

	(Unaudited)		Amount Change
	June 30, 2021	December 31, 2020	2021 less 2020
Mortgage loans suspense	$3,713,019	$5,967,403	$(2,254,384)
Payable for securities purchased	1,550,031	378,046	1,171,985
Suspense accounts payable	1,490,191	2,555,255	(1,065,064)
Accrued expenses payable	730,000	748,000	(18,000)
Lease liability	615,178	664,393	(49,215)
Unclaimed funds	135,015	79,946	55,069
Unearned investment income	84,234	71,325	12,909
Deferred revenue	68,750	-	68,750
Guaranty fund assessments	25,000	25,000	-
Accounts payable	19,564	72,124	(52,560)
Other payables and withholdings	13,387	20,528	(7,141)
Escrow advances	(275,526)	(154,590)	(120,936)
Total other liabilities	$8,168,843	$10,427,430	$(2,258,587)

The reduction in mortgage loan suspense of $2,254,384 is primarily due to timing of principal loan payments on mortgage loans.

The $1,065,064 decrease in suspense accounts payable is due to increased deposits on policy applications that had not been issued as of the financial reporting date.

As of June 30, 2021, the Company had $1,550,031 in security purchases where the trade date and settlement date were in different financial reporting periods compared to $378,046 of security purchases overlapping financial reporting periods as of December 31, 2020.

Liquidity and Capital Resources

Our operations have been financed primarily through the private placement of equity securities and intrastate public stock offerings. Through June 30, 2021, we have received $27,119,480 from the sale of our shares and recorded $1,746,240 from the exchange of our shares to acquire K-TENN in 2020.

The Company raised $1,450,000 from two private placements during 2004 and $25,669,480 from two public stock offerings and one private placement stock offering from June 22, 2005 through February 23, 2007; June 29, 2010 through April 30, 2012; and August 15, 2012 through March 8, 2013. The Company issued 7,347,488 shares of its common stock and incurred $3,624,518 of offering costs during these private placements and public stock offerings.

The Company also issued 702,685 shares of its common stock in connection with two stock dividends paid to shareholders in 2011 and 2012 that resulted in accumulated earnings being charged $5,270,138 with an offsetting credit of $5,270,138 to common stock and additional paid-in capital.

In 2020, the Company paid a $0.05 per share cash dividend for a total of $393,178 and issued 791,339 shares of class A common stock in connection with a 10% stock dividend to its Class A shareholders. The 10% stock dividend resulted in accumulated earnings being charged $8,657,249 with an offsetting credit of $8,657,249 to common stock and additional paid-in capital

The Company has also purchased 247,580 shares of treasury stock at a cost of $893,947 from former members of the Board of Directors including the former Chairman of the Board of Directors, a former agent, the former spouse of the Company’s Chairman, Chief Executive Officer and President and a charitable organization where a former member of the Board of Directors had donated shares of the Company’s common stock.

As of June 30, 2021, we had cash and cash equivalents totaling $55,199,237. As of June 30, 2021, cash and cash equivalents of $18,208,059 and $33,941,832, respectively, totaling $52,149,891 were held by TLIC and FBLIC and may not be available for use by FTFC due to the required pre-approval by the OID and Missouri Department of Commerce and Insurance of any dividend or intercompany transaction to transfer funds to FTFC. The maximum dividend, which may be paid in any twelve-month period without notification or approval, is limited to the greater of 10% of statutory surplus as of December 31 of the preceding year or the net gain from operations of the preceding calendar year.

Cash dividends may only be paid out of surplus derived from realized net profits. Based on these limitations, there is capacity for TLIC to pay a dividend up to $1,363,823 in 2021 without prior approval. In addition, based on those limitations, there is the capacity for FBLIC to pay a dividend up to $1,025,933 in 2021 without prior approval. FBLIC has paid no dividends to TLIC in 2021 and 2020. Dividends paid by FBLIC would be eliminated in consolidation. TLIC has paid no dividends to FTFC in 2021 and 2020.

During 2020, FTFC paid a $0.05 per share cash dividend for a total of $384,734 to its Class A shareholders.

The Company maintains cash and cash equivalents at multiple institutions. The Federal Deposit Insurance Corporation insures interest and non-interest bearing accounts up to $250,000. Uninsured balances aggregate $47,669,090 and $32,645,110 as of June 30, 2021 and December 31, 2020, respectively. Other funds are invested in mutual funds that invest in U.S. government securities. We monitor the solvency of all financial institutions in which we have funds to minimize the exposure for loss. The Company has not experienced any losses in such accounts.

On September 25, 2020, the Company renewed its $1.5 million line of credit with a bank to provide working capital and funds for expansion.  The terms of the line of credit allows for advances, repayments and re-borrowings through a maturity date of September 15, 2021.  Any outstanding advances will incur interest at a variable interest rate of the prime rate set forth in the Wall Street Journal plus 1% per annum adjusting monthly based on a 360 day year with a minimum interest rate floor of 4.5%. The non-utilized portion of the $1.5 million line of credit will be assessed a 1% non usage fee calculated in arrears and paid at the maturity date. No amounts were outstanding on this line of credit as of June 30, 2021 and December 31, 2020.

Our cash flows for the six months ended June 30, 2021 and 2020 are summarized as follows:

	(Unaudited)
	Six Months Ended June 30,		Amount Change
	2021	2020	2021 less 2020
Net cash provided by (used in) operating activities	$6,832,512	$(6,580,790)	$13,413,302
Net cash provided by investing activities	5,599,116	9,436,885	(3,837,769)
Net cash provided by (used in) financing activities	2,537,514	(9,016,853)	11,554,367
Increase (decrease) in cash and cash equivalents	14,969,142	(6,160,758)	21,129,900
Cash and cash equivalents, beginning of period	40,230,095	23,212,170	17,017,925
Cash and cash equivalents, end of period	$55,199,237	$17,051,412	$38,147,825

The $6,832,512 cash provided by operating activities and $6,580,790 cash used in operating activities for the six months ended June 30, 2021 and 2020, respectively, are summarized as follows:

	(Unaudited)
	Six Months Ended June 30,		Amount Change
	2021	2020	2021 less 2020
Premiums collected	$14,996,541	$12,785,842	$2,210,699
Net investment income collected	10,050,566	9,360,252	690,314
Service fees and other income collected	238,929	136,687	102,242
Death benefits paid	(5,987,274)	(4,203,699)	(1,783,575)
Surrenders paid	(721,565)	(638,905)	(82,660)
Dividends and endowments paid	(144,578)	(154,064)	9,486
Commissions paid	(5,974,202)	(5,203,356)	(770,846)
Other underwriting, insurance and acquisition expenses paid	(4,531,610)	(4,750,409)	218,799
Taxes paid	(1,606,407)	(1,542,885)	(63,522)
(Increased) decreased advances to mortgage loan originator	1,426,001	(620,442)	2,046,443
Increased (decreased) deposits of pending policy applications	(1,065,064)	2,341,413	(3,406,477)
(Increased) decreased assets held in trust under coinsurance agreement	2,043,041	(2,459,182)	4,502,223
(Increased) decreased short-term investments	457,947	(1,118,142)	1,576,089
Increased policy loans	(26,241)	(17,608)	(8,633)
Decreased mortgage loan suspense	(2,254,384)	(3,906,902)	1,652,518
Advances to investment vendor	-	(6,558,284)	6,558,284
Other	(69,188)	(31,106)	(38,082)
Cash provided by (used in) operating activities	$6,832,512	$(6,580,790)	$13,413,302

Please see the statements of cash flows for the six months ended June 30, 2021 and 2020 for a summary of the components of net cash used in investing activities and net cash provided by financing activities.

Our shareholders’ equity as of June 30, 2021 and December 31, 2020 is summarized as follows:

	(Unaudited)		Amount Change
	June 30, 2021	December 31, 2020	2021 less 2020

Shareholders' equity
Class A common stock, par value $.01 per share (40,000,000 shares authorized as of June 30, 2021 and December 31, 2020, 8,909,276 issued as of June 30, 2021 and December 31, 2020, 8,661,696 outstanding as of June 30, 2021 and December 31, 2020)	$89,093	$89,093	$-
Class B common stock, par value $.01 per share (10,000,000 shares authorized, 101,102 issued and outstanding as of June 30, 2021 and December 31, 2020)	1,011	1,011	-
Additional paid-in capital	39,078,485	39,078,485	-
Treasury stock, at cost (247,580 shares as of June 30, 2021 and December 31, 2020)	(893,947)	(893,947)	-
Accumulated other comprehensive income	15,899,716	17,518,858	(1,619,142)
Accumulated earnings	14,819,103	14,058,712	760,391
Total shareholders' equity	$68,993,461	$69,852,212	$(858,751)

The decrease in shareholders’ equity of $858,751 for the six months ended June 30, 2021 is due to $1,619,142 decrease in accumulated other comprehensive income that exceeded 2021 net income of $760,391.

The liquidity requirements of our life insurance companies are met primarily by funds provided from operations. Premium and annuity consideration deposits, investment income and investment maturities are the primary sources of funds, while investment purchases, policy benefits, and operating expenses are the primary uses of funds. There were no liquidity issues in 2021 or 2020. Our investments include marketable debt securities that could be readily converted to cash for liquidity needs.

We are subject to various market risks. The quality of our investment portfolio and the current level of shareholders’ equity continue to provide a sound financial base as we strive to expand our marketing to offer competitive products. Our investment portfolio had unrealized appreciation on available-for-sale securities of $20,144,223 and $22,216,826 as of June 30, 2021 and December 31, 2020, respectively, prior to the impact of income taxes and deferred acquisition cost adjustments. An increase of $1,968,938 in unrealized losses arising for the six months ended June 30, 2021 has been offset by 2021 net realized investment gains of $103,665 originating from the sale of preferred stock securities and the sale and call activity for fixed maturity securities available-for-sale resulting in net unrealized losses on investments of $2,072,603.

A primary liquidity concern is the risk of an extraordinary level of early policyholder withdrawals. We include provisions within our insurance policies, such as surrender charges, that help limit and discourage early withdrawals. Individual life insurance policies are less susceptible to withdrawal than annuity reserves and deposit liabilities because policyholders may incur surrender charges and undergo a new underwriting process in order to obtain a new insurance policy. Cash flow projections and cash flow tests under various market interest rate scenarios are also performed annually to assist in evaluating liquidity needs and adequacy. We currently anticipate that available liquidity sources and future cash flows will be adequate to meet our needs for funds.

One of our significant risks relates to the fluctuations in interest rates. Regarding interest rates, the value of our available-for-sale fixed maturity securities investment portfolio will increase or decrease in an inverse relationship with fluctuations in interest rates, while net investment income earned on newly acquired available-for-sale fixed maturity securities increases or decreases in direct relationship with interest rate changes.

From an income perspective, we are exposed to rising interest rates which could be a significant risk, as TLIC's and FBLIC’s annuity business is impacted by changes in interest rates. Life insurance company policy liabilities bear fixed rates. From a liquidity perspective, our fixed rate policy liabilities are relatively insensitive to interest rate fluctuations.

We believe gradual increases in interest rates do not present a significant liquidity exposure for the life insurance policies and annuity contracts. We maintain conservative durations in our fixed maturity portfolio.

As of June 30, 2021, cash and cash equivalents, short-term investments, the fair value of fixed maturity available-for-sale securities with maturities of less than one year and the fair value of lottery receivables with maturities of less than one year equaled 16.1% of total policy liabilities. If interest rates rise significantly in a short time frame, there can be no assurance that the life insurance industry, including the Company, would not experience increased levels of surrenders and reduced sales, and thereby be materially adversely affected.

In addition to the measures described above, TLIC and FBLIC must comply with the National Association of Insurance Commissioners promulgated Standard Valuation Law ("SVL") which specifies minimum reserve levels and prescribes methods for determining them, with the intent of enhancing solvency. Upon meeting certain tests, which TLIC and FBLIC met during 2020, the SVL also requires the Company to perform annual cash flow testing for TLIC and FBLIC. This testing is designed to ensure that statutory reserve levels will maintain adequate protection in a variety of potential interest rate scenarios. The Actuarial Standards Board of the American Academy of Actuaries also requires cash flow testing as a basis for the actuarial opinion on the adequacy of the reserves which is a required part of the annual statutory reporting process.

Our marketing plan could be modified to emphasize certain product types and reduce others. New business levels could be varied in order to find the optimum level. We believe that our current liquidity, current bond portfolio maturity distribution and cash position give us substantial resources to administer our existing business and fund growth generated by direct sales.

The operations of TLIC and FBLIC may require additional capital contributions to meet statutory capital and surplus requirements mandated by state insurance departments. Life insurance contract liabilities are generally long term in nature and are generally paid from future cash flows or existing assets and reserves. We will service other expenses and commitments by: (1) using available cash, (2) dividends from TLIC and FBLIC that are limited by law to the greater of prior year net operating income or 10% of prior year‑end surplus unless specifically approved by the controlling insurance department, (3) public and private offerings of our common stock and (4) corporate borrowings, if necessary.

Effective January 1, 2019, the Company entered into a revised advance agreement with one loan originator. As of June 30, 2021, the Company has outstanding advances to this loan originator totaling $3,570,356. The advances are secured by $7,346,163 of residential mortgage loans on real estate that are assigned to the Company. The Company has committed to fund up to an additional $2,929,644 to the loan originator that would result in additional security in the form of residential mortgage loans on real estate to be assigned to the Company.

Effective January 1, 2019, the Company also entered into a revised escrow agreement with the same loan originator. According to the revised terms of the escrow agreement, as of June 30, 2021, $848,457 of additional and secured residential mortgage loan balances on real estate are held in escrow by the Company.

  As of June 30, 2021, $441,615 of that escrow amount is available to the Company as additional collateral on $3,570,356 of advances to the loan originator. The remaining June 30, 2021 escrow amount of $406,842 is available to the Company as additional collateral on its investment of $81,368,440 in residential mortgage loans on real estate.

Management continues to actively monitor the COVID-2019 pandemic, the new variants of the virus and the impact of the viruses on the Company’s operations. Although there appears to be recoveries in economic activity and output especially in the United States with the introduction of and inoculations of vaccines, should liquidity conditions worsen in the short-term, management will work with its financial institutions to assist with liquidity needs. The Company continues to adapt its operations and provide and perform all business activities despite the viruses and operates under the guidelines of the U.S. Centers for Disease Control and Prevention.

We are not aware of any commitments or unusual events that could materially affect our capital resources. We are not aware of any current recommendations by any regulatory authority which, if implemented, would have a material adverse effect on our liquidity, capital resources or operations. We believe that our existing cash and cash equivalents as of June 30, 2021 will be sufficient to fund our anticipated operating expenses.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Royalty Capital Life Insurance Company

Financial Statements and Other Financial Information
(Statutory-Basis)

Years Ended December 31, 2020 and 2019

Contents

Report of Independent Registered Public Accounting Firm	F-111

Audited Financial Statements

Balance Sheets (Statutory-Basis)	F-113
Statements of Operations (Statutory-Basis)	F-114
Statements of Changes in Capital and Surplus (Statutory-Basis)	F-115
Statements of Cash Flow (Statutory-Basis)	F-116
Notes to Financial Statements (Statutory-Basis)	F-117

Other Financial Information

Supplemental Schedule of Selected Statutory-Basis Financial Data	F-132
Investment Risks Interrogatories – Statutory-Basis	F-135
Summary Investment Schedule – Statutory-Basis	F-139
Note to Other Financial Information	F-141

MD&A

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of December 31, 2020 and the for Years Ended December 31, 2020 and 2019 (not audited)	F-142

Kerber, Eck & Braeckel LLP p 217.789.0960 3200 Robbins Road F 217.789.2822 Suite 200A Springfield, IL 62704

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Shareholders of Royalty Capital Life Insurance Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets (statutory-basis) of Royalty Capital Life Insurance Company (the Company) as of December 31, 2020 and 2019, and the related statements of operations (statutory-basis), changes in capital and surplus (statutory-basis) , and cash flow (statutory-basis) for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, because of the effects of the matter discussed in the following paragraph, the financial statements do not present fairly, in conformity with accounting principles generally accepted in the United States of America (GAAP) , the financial position of Royalty Capital Life Insurance Company as of December 31, 2020 and 2019, or the results of its operations and its cash flows for the years then ended.

As described more fully in Note A to the financial statements, the Company prepared these financial statements using accounting practices prescribed or permitted by the Missouri Department of Insurance {SAP), which is a basis of accounting other than accounting principles generally accepted in the United States of America. Had the Company prepared the financial statements in accordance with accounting principles generally accepted in the United States of America, the amounts reported as assets, liabilities, unassigned surplus and net loss would have been materially affected . The many differences between SAP and GAAP and their effects on the financial statements are discussed in detail in Note A.

In our opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the admitted assets, liabilities, and capital and surplus of Royalty Capital Life Insurance Company as of December 31 , 2020 and 2019 , and the results of its operations and cash flows for the years then ended, on the basis of accounting described in Note 2.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's statutory financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statutory financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the statutory financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the statutory financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statutory financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplementary Information

The accompanying supplemental schedule of selected statutory-basis financial data, investment risks interrogatories - statutory-basis and summary investment schedule- statutory-basis ("supplemental information") have been subjected to audit procedures performed in conjunction with the audit of Royalty Capital Life Insurance Company's statutory financial statements. The supplementary information is the responsibility of the Company's management. Our audit procedures included determining whether the supplementary information reconciles to the statutory financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplementary information. In forming our opinion on the supplementary information, we evaluated whether the supplementary information, including its form and content, is presented in conformity with the National Association of Insurance Commissioners' Annual Statement Instructions and Accounting Practices and Procedures Manual. In our opinion, the supplementary information is fairly stated, in all material respects, in relation to the statutory financial statements as a whole. We have served as the Company's auditor since 2016.

/s/ Kerber, Eck & Braeckel LLP

Springfield, Illinois

April 19, 2021

Royalty Capital Life Insurance Company
Balance Sheets (Statutory-Basis)

	December 31, 2020	December 31, 2019
Admitted Assets
Cash and invested assets
Bonds	$3,166,387	$3,306,781
Cash, cash equivalents and short-term investments	405,346	72,057
Total cash and investment assets	3,571,733	3,378,838
Accrued investment income	23,707	24,578
Amounts recoverable from reinsurers	150	453
Total admitted assets	$3,595,590	$3,403,869
Liabilities and Capital and Surplus
Liabilities
Policy and contract liabilities
Life and annuity reserves	$153,910	$42,822
Total policy and contract liabilities	153,910	42,822
Accounts payable and accrued expenses	12,451	29,890
Remittances and items not allocated	7,871	12,093
Payable for securities	-	25
Payable to parent, subsidiaries and affiliates	17,865	7,619
Asset svaluation reserve	739	12,459
Total liabilities	192,836	104,908
Capital and Surplus
Common stock, par value $200 per share, 15,000 shares authorized, 5,000 issued and outstanding	1,000,000	1,000,000
Paid-in surplus	2,985,400	2,385,400
Unassigned surplus (deficit)	(582,646)	(86,439)
Total surplus	2,402,754	2,298,961
Total capital and surplus	3,402,754	3,298,961
Total liabilities and capital and surplus	$3,595,590	$3,403,869

See notes to financial statements (statutory-basis).

Royalty Capital Life Insurance Company
Statements of Operations (Statutory-Basis)

	Years Ended December 31
	2020	2019
Premiums and Other Revenues
Life premiums	$206,684	$157,650
Net investment income	84,406	107,510
Amortization of interest maintenance reserve	(1,578)	(471)
Commissions and expense allowance on reinsurance ceded	3,711	5,694
Total premiums and other revenues	293,223	270,383
Benefits and Insurance Expenses
Benefits Paid or Provided
Increase in life, annuity and accident and health reserves	111,088	42,469
Total benefits paid or provided	111,088	42,469
Insurance Expenses and Other Deductions
Commissions	69,998	102,161
General expenses	449,328	337,059
Insurance taxes, licenses and fees	156,366	50,059
Total insurance expenses and other deductions	675,692	489,279
Total benefits and insurance expenses	786,780	531,748
Loss from operations before federal income taxes and net realized capital losses	(493,557)	(261,365)
Federal income tax expense	3,891	851
Loss from operations before net realized capital losses	(497,448)	(262,216)
Net realized capital losses, net of tax	(17,263)	-
Net loss	$(514,711)	$(262,216)

See notes to financial statements (statutory-basis).

Royalty Capital Life Insurance Company
Statements of Changes in Capital and Surplus (Statutory-Basis)
Years Ended December 31, 2020 and 2019

				Total
	Common	Paid-In	Unassigned	Capital and
	Stock	Surplus	Surplus (Deficit)	Surplus
Balance as of January 1, 2019	$1,000,000	$2,385,400	$181,295	$3,566,695
Net loss	-	-	(262,216)	(262,216)
Change in nonadmitted assets	-	-	(1,423)	(1,423)
Change in asset valuation reserve	-	-	(4,095)	(4,095)
Balance as of December 31, 2019	1,000,000	2,385,400	(86,439)	3,298,961
Net loss	-	-	(514,711)	(514,711)
Change in nonadmitted assets	-	-	6,784	6,784
Change in asset valuation reserve	-	-	11,720	11,720
Paid-in surplus	-	600,000	-	600,000
Balance as of December 31, 2020	$1,000,000	$2,985,400	$(582,646)	$3,402,754

See notes to financial statements (statutory-basis).

Royalty Capital Life Insurance Company
Statements of Cash Flow (Statutory-Basis)

	Years Ended December 31,
	2020	2019
Operations
Premiums and other considerations received, net of reinsurance paid	$206,684	$157,650
Net investment income received	90,147	119,539
Miscellaneous income	3,710	5,694
Benefit and loss related payments	303	(453)
Commissions, other expenses and taxes paid	(693,131)	(464,775)
Net cash used in operations	(392,287)	(182,345)
Investing Activities
Proceeds from sales, maturities or repayments of investments
Bonds	117,000	150,000
Miscellaneous proceeds	-	3
Net proceeds from sales, maturities or repayments of investments	117,000	150,003
Cost of investments acquired
Bonds	-	941,970
Miscellaneous applications	25	-
Total cost of investments acquired	25	941,970
Net cash provided by (used in) investing activities	116,975	(791,967)
Financing and Miscellaneous Activities
Capital and paid in surplus	600,000	-
Other cash provided, net	8,601	21,001
Net cash provided by financing and miscellaneous activities	608,601	21,001
Increase (decrease) in cash, cash equivalents and short-term investments	333,289	(953,311)
Cash, cash equivalents and short-term investments, beginning of period	72,057	1,025,368
Cash, cash equivalents and short-term investments, end of period	$405,346	$72,057

Royalty Capital Life Insurance Company

Notes to Financial Statements (Statutory-Basis)

December 31, 2020 and 2019

A. Nature of Operations and Significant Accounting Policies

The Royalty Capital Life Insurance Company (“RCLIC” or the “Company”) is a wholly-owned subsidiary of Royalty Capital Corp (“Royalty”). The Company is a life insurance company domiciled in Missouri and is authorized to write business in Missouri, Illinois and Kansas. Inspire Capital Corp (“Inspire”) acquired the Company from American Life and Security Corp. on August 29, 2016. Inspire was bought by Royalty on February 28, 2017.

Basis of Presentation

The accompanying financial statements of the Company have been prepared in conformity with accounting practices prescribed or permitted by the Missouri Department of Commerce and Insurance (“MDOCI”). Such practices differ in certain respects from accounting principles generally accepted in the United States (“U.S. GAAP”). Currently, prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (“NAIC”), state laws, regulations and general administrative rules.  Permitted statutory accounting practices encompass all accounting practices that are not prescribed.  The NAIC Accounting Practices and Procedures Manual, version 2020, effective March 1, 2020 (“NAIC SAP”) has been adopted as a component of prescribed practices by the State of Missouri.  The Company does not employ any practices not prescribed by the NAIC or the MDOCI in the preparation of its statutory financial statements.  The more significant differences are summarized below.

Investments

Investments in bonds are reported at amortized cost or fair value based on their NAIC rating; for U.S. GAAP, such fixed maturity investments are designated at purchase as held-to-maturity, trading, or available-for-sale. Held-to-maturity fixed investments are reported at amortized cost, and the remaining fixed maturity investments are reported at fair value with unrealized holding gains and losses reported in operations for those designated as trading and as a separate component of other comprehensive income for those designated as available-for-sale. Fair values of certain investments in bonds and stocks are based on values specified by the NAIC rather than on actual or estimated fair values.

Valuation Reserves

Under a formula prescribed by the NAIC, the Company defers the portion of realized capital gains and losses on sales of fixed income investments, principally bonds, attributable to changes in the general level of interest rates and amortizes those deferrals over the remaining period to maturity of the individual security sold. The net deferral is reported as the interest maintenance reserve (“IMR”) in the accompanying balance sheets. Realized capital gains and losses are reported in operations net of federal income tax and transfers to the IMR. Under U.S. GAAP, realized capital gains and losses would be reported in the statement of operations on a pretax basis in the period that the assets giving rise to the gains or losses are sold.

The asset valuation reserve (“AVR”) provides a valuation allowance for invested assets. The AVR is determined by a NAIC prescribed formula with changes reflected directly in unassigned surplus. AVR is not recognized for U.S. GAAP.

Policy Acquisition Costs

The costs of acquiring and renewing business are expensed when incurred. Under U.S. GAAP, acquisition costs related to the successful production of new and renewal traditional life insurance contracts, to the extent recoverable from future policy revenues, would be deferred and amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves. For universal life insurance and investment products, to the extent recoverable from future gross profits, policy acquisition costs related to the successful production of new and renewal contracts are deferred and amortized generally in proportion to the present value of expected gross profits from surrender charges and investment, mortality, and expense margins.

Royalty Capital Life Insurance Company

Notes to Financial Statements (Statutory-Basis)

December 31, 2020 and 2019

A. Nature of Operations and Significant Accounting Policies (continued)

Nonadmitted Assets

Certain assets designated as “nonadmitted,” principally prepaid expenses, net deferred income tax assets in excess of statutory limitations, receivables over 90 days outstanding and other assets not specifically identified as an admitted asset within the NAIC’s Accounting Practices and Procedures Manual are excluded from the accompanying balance sheets and are charged directly to unassigned surplus. Under U.S. GAAP, such assets are included in the balance sheets.

Annuity Policies

Revenues for annuity policies with mortality or morbidity risk, except for guaranteed interest and group annuity contracts, consist of the entire premium received and benefits incurred represent the total of death benefits paid and the change in policy reserves. Premiums received for annuity policies without mortality or morbidity risk and for guaranteed interest and group annuity contracts are recorded using deposit accounting, and credited directly to an appropriate policy reserve account, without recognizing premium income. Under U.S. GAAP, premiums received in excess of policy charges would not be recognized as premium revenue and benefits would represent the excess of benefits paid over the policy account value and interest credited to the account values.

Benefit Reserves

Certain policy reserves are calculated based on statutorily required interest and mortality assumptions rather than on estimated expected experience or actual account balances as would be required under U.S. GAAP.

Reinsurance

Policy and contract liabilities ceded to reinsurers have been reported as reductions of the related reserves rather than as assets as would be required under U.S. GAAP. Commissions allowed by reinsurers on business ceded are reported as income when received rather than being deferred and amortized with deferred policy acquisition costs as required under U.S. GAAP.

Deferred Income Taxes

Deferred income tax assets are limited to gross deferred income tax assets expected to be realized within a period up to a maximum of three years of the balance sheet date or a percentage up to a maximum of 15% of capital and surplus excluding any net deferred income tax assets, electronic data processing “EDP” equipment and operating software and any net positive goodwill, plus the amount of remaining gross deferred income tax assets that can be offset against existing gross deferred income tax liabilities. The remaining deferred income tax assets are non-admitted. Under U.S. GAAP, a deferred income tax asset is recorded for the amount of gross deferred income tax assets expected to be realized in future years.

Statements of Cash Flow

Cash, cash equivalents and short-term investments in the statements of cash flow represent cash balances and investments with remaining maturities of one year or less when purchased. Under U.S. GAAP, the corresponding caption of cash and cash equivalents include cash balances and investments with initial maturities of three months or less when purchased.

Royalty Capital Life Insurance Company

Notes to Financial Statements (Statutory-Basis)

December 31, 2020 and 2019

A. Nature of Operations and Significant Accounting Policies (continued)

A reconciliation of net loss and capital and surplus, as presented in the accompanying statutory financial statements, and GAAP as of and for the years ended December 31, 2020, and 2019, are as follows:

	Net Loss		Capital and Surplus
	2020	2019	2020	2019
Amount stated in conformity with NAIC SAP	$(514,711)	$(262,216)	$3,402,754	$3,298,961
Asset valuation reserve	-	-	739	12,459
Interest maintenance reserve	1,578	471	(5,075)	(9,281)
Unrealized gains on available-for-sale securities	-	-	255,749	136,368
Nonadmitted assets	-	-	7,106	13,890
Intangible assets	-	-	40,000	40,000
Deferred acquisition costs	55,498	110,795	129,730	92,026
Amortization of deferred acquisition costs	(17,794)	(18,769)	-	-
Benefit reserves	(37,862)	(33,080)	(70,942)	(33,080)
Other adjustments	6,373	(392)	(5,776)	(9,521)
Amount stated in conformity with GAAP	$(506,918)	$(203,191)	$3,754,285	$3,541,822

Other significant accounting policies are summarized below.

Investments

Bonds, cash equivalents and short-term investments are stated at values prescribed by the NAIC, as follows:

Bonds not backed by other loans are stated at amortized cost using the interest method. Bonds rated at the lowest quality level as determined by the Securities Valuation Office of the NAIC (“SVO”) are reported at the lower of amortized cost or fair value.

Investments that are in an unrealized loss position that the Company intends to sell, or does not have the ability to hold until recovery, are written down to fair value. Bonds that are in an unrealized loss position that the Company has the intent and ability to hold until recovery are written down to fair value if declines are credit-related and not written down for interest-related declines.  When a decline in the value of a specific investment is considered to be "other-than-temporary," a provision for impairment is charged to earnings (included in net realized capital losses) and the cost basis of that investment is reduced.

Cash equivalents are short-term highly liquid investments with original maturities of three months or less when purchased and are principally stated at amortized cost and certain money market mutual funds. Cash equivalents may also include collateral held on securities loaned, as such collateral, if any, is invested in cash equivalents. Short-term investments include investments with remaining maturities ranging from three months to one year or less at the time of acquisition and are principally stated at amortized cost.

Realized capital gains and losses are determined using the specific identification basis. Changes in admitted asset carrying amounts of bonds are credited or charged directly to unassigned surplus.

Premiums

Life and accident and health premiums are recognized as revenue when due. Premiums for annuity policies with mortality and morbidity risk, except for guaranteed interest and group annuity contracts, are also recognized as revenue when due. Premiums received for annuity policies without mortality or morbidity risk and for guaranteed interest and group annuity contracts are recorded using deposit accounting.

Royalty Capital Life Insurance Company

Notes to Financial Statements (Statutory-Basis)

December 31, 2020 and 2019

A. Nature of Operations and Significant Accounting Policies (continued)

Policy Reserves

Traditional life insurance products consist principally of whole life insurance with a flexible premium deferred annuity rider, whole life, term, accidental death and dismemberment and annuity products. Reserves on traditional life products are calculated using modified reserve methods in accordance with statutory requirements.

The primary mortality tables for regular ordinary business are the 1980 CSO table, the 1980 CET table, the 1958 CSO table, the 1958 CET table, the 1941 CSO table, the AE table, the 2001 CSO table, and the 2017 CSO table. The interest rates applied to these tables range from 2.50% to 4.50% and do not exceed the statutory maximum rates. The primary methods used in calculating life policy and contract reserves are the commissioners reserve valuation method and the net level premium method. Tabular interest, tabular less actual reserves released, and tabular cost have been determined by formula as prescribed by the NAIC. For the determination of tabular interest on funds not involving each valuation rate of interest, the tabular interest is calculated as one hundredth of the product of such valuation rate of interest times the mean of the amount of funds subject to such valuation rate of interest held at the beginning and end of the year of valuation.

The Company waives deduction of deferred premiums upon the death of insureds and returns any premium beyond the date of death. Surrender amounts are not promised in excess of the legally computed reserves. Substandard policies are valued by computing the regular mean reserve for the plan and holding, in addition, one-half of the extra premium charge for the year.

The Company has no insurance in force for which gross premiums are less than the net premiums according to the standard valuation set by the state of Missouri.

Policy and Contract Claims

Policy and contract claims are based on known liabilities plus estimated future liabilities developed from trends of historical data applied to current exposure. Management believes that reserves for policy and contract claims are reasonable based on past experience and estimates of variations in future policy and contract claims. These estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known. Such adjustments are included in current operations.

Reinsurance

Reinsurance premiums and benefits paid or provided are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts.

Use of Estimates

The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

Recent Statutory Accounting Pronouncements

The NAIC adopted revisions to SSAP No. 32R, Preferred Stock on July 30, 2020.  This revision updated and clarified the definitions, measurement and impairment guidance for all preferred stock.  Upon adoption of this pronouncement, all perpetual preferred stock is to be valued at fair value, not to exceed and currently effective call price.  The revision is effective January 1, 2021 and early adoption is permitted.  The adoption of this guidance should not have a material effect on the Company’s statutory summary of operations, admitted assets, liabilities, surplus and other funds or liquidity.

Royalty Capital Life Insurance Company

Notes to Financial Statements (Statutory-Basis)

December 31, 2020 and 2019

A. Nature of Operations and Significant Accounting Policies (continued)

The NAIC revised Statement of Statutory Accounting Principles (“SSAP”) No. 1, Disclosure of Accounting Policies, Risks & Uncertainties, and other Disclosures and SSAP No. 69 Statement of Cash Flow.  The revision is effective December 31, 2019 with early adoption permitted.  The revision requires management to include restricted cash with cash and cash equivalents. In addition, restricted cash and cash equivalents shall be included in beginning and ending cash flow balances. Management adopted this statutory pronouncement early and has determined that it had no impact on the Company’s statutory summary of operations, admitted assets, liabilities, surplus and other funds or liquidity.

The NAIC issued revisions to SSAP No. 30R, Unaffiliated Common Stock and Issue Paper No. 158, Unaffiliated Common Stock. This revision indicates that the common stock definition will include U.S. Securities and Exchange Commission registered closed-end funds and unit-investment trusts. The revision was effective January 1, 2019. The adoption of this guidance did not have a material effect on the Company’s statutory summary of operations, admitted assets, liabilities, surplus and other funds or liquidity.

The NAIC issued revisions to SSAP No. 26, Bonds, Excluding Loan-Backed and Structured Securities. This revision provides guidance for determining prepayment penalty for called bonds when consideration received is less than par. The revision indicates that if a process is in place to explicitly identify the penalty (fees), the prepayment penalty or acceleration fees should be reported as investment income. In addition, the difference between the remaining consideration and the book adjusted carrying value of the bond should be reported as realized gains (losses). The revision was effective January 1, 2019. The adoption of this guidance did not have a material effect on the Company’s statutory summary of operations, admitted assets, liabilities, surplus and other funds or liquidity.

Subsequent Events

The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the balance sheet date. For non-recognized subsequent events that must be disclosed to keep the financial statements from being misleading, the Company is required to disclose the nature of the event as well as an estimate of its financial effect, or a statement that such an estimate cannot be made. Management has evaluated subsequent events through the issuance of these financial statements on April 19, 2021.

Royalty Capital Life Insurance Company

Notes to Financial Statements (Statutory-Basis)

December 31, 2020 and 2019

B. Investments

The carrying value and the fair value of investments in bonds as of December 31, 2020 and 2019 are summarized as follows:

		Gross	Gross
	Carrying	Unrealized	Unrealized	Fair
December 31, 2020	Value	Gains	Losses	Value
Investments in bonds
U.S. treasury securities and obligations of U.S. government	$1,589,366	$11,858	$-	$1,601,224
States and political subdivisions	40,000	116	-	40,116
Corporate	1,537,021	238,569	570	1,775,020
Total investments in bonds	$3,166,387	$250,543	$570	$3,416,360

December 31, 2019
Investments in bonds
U.S. treasury securities and obligations of U.S. government	$1,588,271	$662	$830	$1,588,103
States and political subdivisions	50,000	125	-	50,125
Corporate	1,668,510	131,356	4,466	1,795,400
Total investments in bonds	$3,306,781	$132,143	$5,296	$3,433,628

Fair values are those provided by the NAIC and generally represent quoted market value prices for securities traded in the public marketplace, or analytically determined values using bid or closing prices for securities not traded in the public marketplace. Included in invested assets are securities and other assets having financial statement values of $1,613,719 and $1,608,707 as of December 31, 2020 and 2019, respectively, which have been placed on deposit with various state insurance departments.

The carrying value and fair value of investments in bonds as of December 31, 2020, by effective maturity, are summarized as follows:

	December 31, 2020
	Carrying Value	Fair Value
Due in one year or less	$1,629,366	$1,641,340
Due after one year through five years	371,414	402,464
Due after five years through ten years	964,164	1,118,436
Due after ten years	201,443	254,120
Total	$3,166,387	$3,416,360

Expected maturities may differ from effective maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties. The Company owns no mortgage-backed securities, which have multiple principal and interest payments.

Royalty Capital Life Insurance Company

Notes to Financial Statements (Statutory-Basis)

December 31, 2020 and 2019

B. Investments (continued)

Proceeds and gross realized gains (losses) from the maturities and sales of investments in bonds for the years ended December 31, 2020 and 2019 are summarized as follows:

	Years Ended December 31,
	Investments in Bonds
	2020	2019
Proceeds	$117,000	$150,000
Gross realized gains	$3,327	$-
Gross realized losses	$-	$(4,051)
Loss on other-than-temporary impairment	$(21,852)	$-

The estimated fair value, pre-tax gross unrealized loss and number of securities by length of time that investments in bonds have been continuously in an unrealized loss position as of December 31, 2020 and 2019 are summarized as follows:

		Unrealized	Number of
December 31, 2020	Fair Value	Loss	Securities
Investments in bonds
More than 12 months
Corporate bonds	$24,950	$570	1
Total more than 12 months	24,950	570	1
Total investments in bonds in an unrealized loss position	$24,950	$570	1
December 31, 2019
Investments in bonds
More than 12 months
Corporate bonds	$46,170	$4,466	2
Total more than 12 months	46,170	4,466	2
Less than 12 months
U.S. treasury securities and obligations of U.S. government	941,441	830	1
Total less than 12 months	941,441	830	1
Total investments in bonds in an unrealized loss position	$987,611	$5,296	3

The Company’s decision to record an impairment loss is primarily based on whether the security’s fair value is likely to remain significantly below its book value in light of all the factors considered. Factors that are considered include the length of time the security’s fair value has been below carrying amount, the severity of the decline in value, the credit worthiness of the issuer, and the coupon and/or dividend payment history of the issuer. The Company also assesses its intent and ability, as of the reporting date, to sell the security before recovery in value or maturity. For securities that are other-than-temporarily impaired, the cost of the security is adjusted and the resulting losses are recognized in realized gains (losses) in the statements of operations.

Royalty Capital Life Insurance Company

Notes to Financial Statements (Statutory-Basis)

December 31, 2020 and 2019

B. Investments (continued)

For any fixed maturity securities that are other-than-temporarily impaired, the Company determines the portion of the other-than-temporary impairment that is credit-related and the portion that is related to other factors. The credit-related portion is the difference between the expected future cash flows and the amortized cost basis of the fixed maturity security, and that difference is charged to earnings. Any other-than-temporary impairments on equity securities are recorded in the statements of operations in the periods incurred as the difference between fair value and cost.

The Company has recorded an other-than-temporary impairment of $21,852 on a bond investment in an energy corporation with a total par value of $25,000 as a result of continuing unrealized losses. These impairments were considered fully credit-related and represent the difference between the amortized cost basis of the security and its fair value. The Company has experienced no additional other-than-temporary impairments on fixed maturity available-for-sale securities during 2020 and 2019.

The ratio of the fair value to the amortized cost of the one bond in an unrealized loss position as of December 31, 2020 is 98%. The ratio of the fair value to the amortized cost of the three bonds in an unrealized loss position as of December 31, 2019 is 99%.

Major categories of net investment income for the years ended December 31, 2020 and 2019 are summarized as follows:

	Years Ended December 31,
	2020	2019
Investment income
Bonds	$90,928	$91,073
Cash, cash equivalents and short-term investments	590	22,755
Gross investment income	91,518	113,828
Less investment expenses	7,112	6,318
Net investment income	$84,406	$107,510

Realized capital gains (losses) are reported net of federal income taxes and amounts transferred to the IMR and for the years ended December 31, 2020 and 2019 are summarized as follows:

	Years Ended December 31,
	2020	2019
Realized capital losses
Bonds	$(18,525)	$(4,051)
Capital gains taxes	3,890	851
Total realized capital losses	(14,635)	(3,200)
Capital (gains) losses transferred to the IMR	(3,327)	4,051
Federal income taxes (benefit) transferred to the IMR	699	(851)
Net realized capital losses	$(17,263)	$-

Royalty Capital Life Insurance Company

Notes to Financial Statements (Statutory-Basis)

December 31, 2020 and 2019

C. Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) on the measurement date.  The Company also considers the impact on fair value of a significant decrease in volume and level of activity for an asset or liability when compared with normal activity.

The Company may hold bonds that are measured and reported at fair market value on the Statutory-Basis Balance Sheet. The Company determines the fair market values of its financial instruments based on the fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The standard describes three levels of inputs that may be used to measure fair value, as follows:

Level 1 - Quoted prices in active markets for identical assets or liabilities at the measurement date. The Company’s Level 1 assets and liabilities include investment in common stocks that are traded in an active exchange market, for which unadjusted quoted prices from independent pricing services are used to derive fair value.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. The Company’s Level 2 assets and liabilities include investments with quoted prices that are traded less frequently than exchange-traded instruments or assets and liabilities whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes investment in bonds categorized as Class 6 in the NAIC Quality Rating and mutual funds included with investments in common stocks.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company’s Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain private equity investments and asset-backed securities where independent pricing information was not able to be obtained for a significant portion of the underlying assets. To the extent that the Company would have Level 3 financial instruments, changes in unrealized gains and losses in those financial instruments would be included in unassigned surplus on the Statutory-Basis Balance Sheet.

The Company has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into the three-level fair value hierarchy. If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument. A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in the valuation inputs, or their ability to be observed, may result in a reclassification for certain financial assets or liabilities. Reclassifications impacting Level 3 of the fair value hierarchy are reported as transfers in/out of the Level 3 category as of the beginning of the period in which the reclassifications occur.

Royalty Capital Life Insurance Company

Notes to Financial Statements (Statutory-Basis)

December 31, 2020 and 2019

C. Fair Value of Financial Instruments (continued)

The carrying value and fair value of the Company’s financial assets and financial liabilities disclosed, but not carried, at fair value as of December 31, 2020 and 2019, and the level within the fair value hierarchy at which such assets and liabilities are measured on a recurring basis are summarized as follows:

	Carrying	Fair
	Amount	Value	Level 1	Level 2	Level 3

	December 31, 2020
Financial assets
Bonds	$3,166,387	$3,416,360	$-	$3,416,360	$-
Cash, cash equivalents and short-term investments	405,346	405,346	405,346	-	-
Accrued investment income	23,707	23,707	-	-	23,707
Total financial assets	$3,595,440	$3,845,413	$405,346	$3,416,360	$23,707

	December 31, 2019
Financial assets
Bonds	$3,306,781	$3,433,628	$-	$3,433,628	$-
Cash, cash equivalents and short-term investments	72,057	72,057	72,057	-	-
Accrued investment income	24,578	24,578	-	-	24,578
Total financial assets	$3,403,416	$3,530,263	$72,057	$3,433,628	$24,578

The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment was required to interpret market data to develop these estimates. Accordingly, the estimates are not necessarily indicative of the amounts which could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the fair value amounts.

The following methods and assumptions were used in estimating the fair value disclosures for financial instruments in the accompanying financial statements and notes thereto:

Bonds

The fair values for bonds are based on values provided by the SVO, where available. For those investments in bonds where values are not supplied by the SVO, the Company is supplied values from its third party investment service that utilizes a pricing service to provide quoted prices in the market which use observable inputs in developing such rates and prepare estimates of fair value measurements using relevant market data, benchmark curves, sector groupings and matrix pricing.

Cash, cash equivalents and short-term investments and accrued investment income

The carrying value of these financial instruments approximates their fair values. Cash, cash equivalents and short-term investments are included in level 1 of the fair value hierarchy due to their highly liquid nature.

Royalty Capital Life Insurance Company

Notes to Financial Statements (Statutory-Basis)

December 31, 2020 and 2019

D. Federal Income Taxes

The components of the Company’s net deferred income tax asset recognized in the Company’s balance sheets as of December 31, 2020 and 2019 are summarized as follows:

December 31, 2020	Ordinary	Capital	Total
Total gross deferred tax assets	$263,272	$5,959	$269,231
Statutory valuation allowance adjustment	263,272	5,959	269,231
Net admitted deferred tax asset			-

December 31, 2019	Ordinary	Capital	Total
Total gross deferred tax assets	$160,573	$2,068	$162,641
Statutory valuation allowance adjustment	160,573	2,068	162,641
Net admitted deferred tax asset			-

At December 31, 2020 and 2019, the Company recorded a valuation allowance on the deferred tax assets to reduce the total to an amount that management believes will ultimately be realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income.

The significant components, by character, of deferred tax assets and liabilities and the change in deferred income taxes reported in surplus as of December 31, 2020 and 2019, are reflected in the table below.

	December 31,
	2020	2019
Deferred tax assets:
Policyholder reserves	$1,336	$647
Net operating loss carryforward	258,098	158,271
Policy acquisition costs	4,782	2,755
Other	5,015	968
Total deferred tax assets	269,231	162,641
Statutory valuation allowance	269,231	162,641
Net admitted deferred tax assets	-	-

Royalty Capital Life Insurance Company

Notes to Financial Statements (Statutory-Basis)

December 31, 2020 and 2019

D. Federal Income Taxes (continued)

The change in net deferred income taxes is comprised of the following:

	Year Ended December 31, 2020
	Ending	Beginning	Change
Total deferred tax assets	$269,231	$162,641	$106,590
Statutory valuation allowance	269,231	162,641	106,590
Change in net deferred income taxes	-	-	-

	Year Ended December 31, 2019
	Ending	Beginning	Change
Total deferred tax assets	$162,641	$107,409	$55,232
Statutory valuation allowance	162,641	107,409	55,232
Change in net deferred income taxes	-	-	-

The Company uses a tax rate for both years ended December 31, 2020 and 2019 of 21% to calculate its deferred taxes, as this approximates the expected effective rate the Company anticipates paying in the future. Changes in deferred income taxes are reflected as a change in statutory surplus in the financial statements.

The Company has operating loss carryforwards of approximately $450,000 that will expire from 2020 through 2032. The Company also has approximately $772,000 of loss carryforwards from 2018 through 2020 that will not expire.

As of December 31, 2020 and 2019, there were no federal income taxes incurred that are available for recoupment of future net losses, there were no deferred tax liabilities that were not recognized in determining the net admitted deferred tax asset, the Company did not employ any tax planning strategies, and the Company does not have any tax loss contingencies for which it is reasonably possible that the total liability will significantly increase within 12 months of the reporting date.

E. Capital and Surplus

Life and health insurance companies are subject to certain Risk-Based Capital (“RBC”) requirements as specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by a life and health insurance company is to be determined based on the various risk factors related to it. As of December 31, 2020, the Company meets and exceeds the RBC requirements.

Prior to the acquisition of Inspire, Royalty entered into a Stipulation Agreement with the MDOCI whereby Royalty agreed to comply with the following financial benchmarks in its operation of the Company after the merger with Inspire:

Financial Benchmarks

Royalty agreed to ensure that the Company would possess at least $2,500,000 in actual statutory capital and surplus, prior to writing any initial insurance business after the merger.

Royalty agreed to ensure that the Company maintain a risk-based capital ("RBC") ratio of at least 350% at all times, measured as total adjusted capital divided by authorized control level RBC.

Royalty agreed to ensure that the Company does not issue any dividends, ordinary or extraordinary, that will directly cause, at the time the dividend is issued, the Company’s RBC ratio to fall below 500% or will directly cause, at the time the dividend is issued, the return of any paid-in capital contributed by Royalty to comply with the financial benchmark listed above as item 1.

Royalty Capital Life Insurance Company

Notes to Financial Statements (Statutory-Basis)

December 31, 2020 and 2019

E. Capital and Surplus (continued)

As of December 31, 2020 and 2019, the Company is in compliance with the financial benchmarks. In addition to the financial benchmarks, the Stipulation Agreement included a stipulation regarding future agreements as described below.

Filing and Approval of Certain Agreements

Due to the affiliation of Royalty’s Chairman of the Board and Secretary/Treasurer to other insurance holding companies, Royalty agreed that it will not allow the Company to enter into any agreements or transactions with one or more of Texas Republic Capital Corporation ("Texas Republic"), First Trinity Financial Corporation ("First Trinity") any affiliate or subsidiary of Texas Republic or First Trinity or any other entity controlled by an individual or entity holding 10% or more of Royalty’s outstanding shares, without first filing prior notice of the proposed agreement or transaction with the Director of the MDOCI. Royalty further agrees that any proposed agreements between the Company and one or more of Texas Republic, First Trinity, any affiliate or subsidiary of Texas Republic or First Trinity, or any other entity controlled by an individual or entity holding 10% or more of Royalty’s outstanding shares, will be subject to Missouri laws and regulations.

Royalty’s duties and obligations under the financial benchmarks listed on the previous page as items 1, 2 and 3 terminated on January 10, 2020, in accordance with the Stipulation Agreement, dated January 10, 2017. Royalty's duties and obligations under the section summarizing the filing and approval of certain agreements of this Stipulation Agreement shall continue until such time as the Director of the MDOCI determines that the level of association between Royalty, Texas Republic, and First Trinity no longer necessitates the filing requirements under that section.

In addition to the dividend restriction noted in the Stipulation Agreement, the Company is subject to Missouri laws that limit the amount of dividends insurance companies can pay to stockholders without approval of the MDOCI. The maximum dividend, which may be paid in any twelve-month period without notification or approval, is limited to the greater of 10% of earned surplus as of December 31 of the preceding year or the net gain from operations, excluding net realized capital gains, of the preceding calendar year. Based on these limitations, there is capacity for the Company to pay a dividend up to $340,275 in 2021 without prior approval.

F. Related Party Transactions and Administrative Services Agreement

The Company executed an administrative services agreement with Security National Life Insurance Company (“SNLIC”) on October 1, 2018. Under the terms of this agreement, the services provided by SNLIC include underwriting, policy issue, accounting, claims processing and other services incidental to the operations of the Company. The agreement is effective for a period of three (3) years from October 1, 2018 through September 30, 2021 and includes a provision that the agreement may be terminated at any time by either party with a 180 day prior notice. On February 26, 2021, the Company provided a termination notice to SNLIC. The agreement will be terminated on August 31, 2021.

G. Reinsurance

The Company cedes insurance to other insurers and re-insures various contracts which cover individual risks or entire classes of business. These reinsurance arrangements provide risk diversification, additional capacity for future growth and limit the maximum net loss potential arising from large risks.

Although the ceding of insurance does not discharge the original insurer from its primary liability to the policyholder, the insurance company that assumes the coverage assumes the related liability, and it is the practice of insurers for accounting purposes to treat insured risks, to the extent of reinsurance ceded, as though they were risks for which the original insurer is not liable.

Royalty Capital Life Insurance Company

Notes to Financial Statements (Statutory-Basis)

December 31, 2020 and 2019

G. Reinsurance (continued)

To the extent that the reinsurance companies are unable to meet their obligations under the reinsurance agreements, the Company remains primarily liable for the entire amount at risk.

Reinsurance ceded amounts for the Company for 2020 and 2019 are summarized as follows:

	2020	2019
Premiums ceded	$99,430	$113,630
Benefits ceded	1,120,570	1,114,685
Reserve credits ceded	11,359,160	12,095,911
In force amount ceded	15,340,981	14,720,349

H. Commitments and Contingencies

Various liabilities arise in the normal course of the Company’s business and have been recorded as required. The Company’s management believes that any ultimate contingent losses will not have a material adverse effect on the Company’s future operations and financial position.

I. Uncertainty Due to the Coronavirus Disease

As a result of the Coronavirus Disease 2019, which was declared a pandemic on March 11, 2020, the United States Federal, State and Local Governments, and other countries around the world have taken measures that continue to limit economic output. Due to the decline in economic activity, the Company is faced with uncertainty as of the date of this report on its operations when considering its revenue sources and potential future liquidity needs. Management is actively monitoring the situation and the impact to the Company’s operations. As the pandemic continues, should liquidity conditions worsen in the short-term, management will work with its financial institutions to assist with liquidity needs. Consequently, the Company has adapted its operations to continue to provide and perform all business activities despite the pandemic and in accordance with the guidelines of the U.S. Centers for Disease Control and Prevention.

Other Financial Information

Royalty Capital Life Insurance Company
Supplemental Schedule of Selected Statutory-Basis Financial Data
December 31, 2020

Investment income earned:
Government bonds	$25,368
Other bonds (unaffiliated)	65,560
Common stocks (unaffiliated)	-
Mortgage loans	-
Policy loans	-
Cash, cash equivalents and short-term investments	590
Other invested assets	-
Aggregate write-ins for investment income	-
Gross investment income	$91,518

Real estate owned (book value less encumbrances)	$-

Mortgage loans (book value):
Residential mortgages	$-
Commercial mortgages	-
Total mortgage loans	$-

Mortgage loans by standing (book value):
Good standing	$-
More than 90 days past due	$-
In process of foreclosure	$-

Collateral loans	$-

Royalty Capital Life Insurance Company
Supplemental Schedule of Selected Statutory-Basis Financial Data (continued)
December 31, 2020

Bonds and stocks of parents, subsidiaries and affiliates (book value):
Common stocks	$-

Bonds, cash equivalents and short-term investments by class and maturity:
Bonds by maturity (statement value):
Due within one year or less	$1,629,366
Over 1 year through 5 years	371,414
Over 5 years through 10 years	964,164
Over 10 years through 20 years	201,443
Over 20 years	-
Total by maturity	$3,166,387

Bonds, cash equivalents and short-term investments by class - statement value:
Class 1	$2,009,375
Class 2	1,128,367
Class 3	-
Class 4	25,520
Class 5	-
Class 6	3,125
Total by class	$3,166,387

Total bonds publicly traded	$3,065,061
Total bonds privately placed	$101,326

Preferred stocks (statement value)	$-
Common stocks unaffiliated (market value)	$-
Common stocks affiliated (market value)	$-
Short-term investments (book value)	$-
Cash equivalents	$323,000
Cash on deposit	$82,346

Life insurance in-force (000's):
Ordinary	$18,404
Group	$642

Royalty Capital Life Insurance Company
Supplemental Schedule of Selected Statutory-Basis Financial Data (continued)
December 31, 2020

Amount of accidental death insurance in-force under ordinary policies (000's)	$271

Life insurance policies with disability provisions in-force (000's):
Ordinary	$88

Supplementary contracts in-force:
Ordinary - involving life contingencies:
Amount on deposit	$-
Amount of income payable	$-
Ordinary - not involving life contingencies:
Amount on deposit	$-
Amount of income payable	$-

Annuities:
Ordinary:
Immediate - amount of income payable	$-
Deferred - fully paid - account balance	$972,305
Deferred - not fully paid s- account balance	$2,104,873

Accident and health insurance - premiums in-force:
Other	$-

Deposit funds and dividend accumulations:
Deposit funds - account balance	$34,218
Dividend accumulations - account balance	$-

Claims payments 2019:
Accident and health:
2020	$-
Other coverages that use development methods to calculate claims reserve:
2020	$-

Royalty Capital Life Insurance Company

Investment Risks Interrogatories – Statutory-Basis

December 31, 2020

1.	The Company’s total admitted assets as reported on page two of its Annual Statement are $3,595,590.

2.

Following are the Company’s 10 largest exposures to a single issuer/borrower/investment, by investment category, excluding: (i) U.S. government, U.S. government agency securities and those U.S. government money market funds listed in the Appendix to the SVO Purposes and Procedures Manual as exempt, (ii) property occupied by the Company, and (iii) policy loans:

Issuer	of Exposure	Amount	Assets
Bank of America Corporation	Bonds	$125,512	3.5%
Old Republic International Corporation	Bonds	124,652	3.5%
Morgan Stanley	Bonds	109,623	3.0%
UBS Group Funding (Switzerland) AG	Bonds	101,326	2.8%
Verizon Communication Inc.	Bonds	100,830	2.8%
Comcast Corporation	Bonds	100,613	2.8%
C.H. Robinson Worldwide, Inc.	Bonds	100,044	2.8%
CubeSmart, L.P.	Bonds	99,720	2.8%
TC Pipelines, L.P.	Bonds	99,019	2.8%
Anheuser-Busch InBev Finance Inc.	Bonds	98,101	2.7%

Royalty Capital Life Insurance Company

Investment Risks Interrogatories – Statutory-Basis (continued)

December 31, 2020

3.	The Company’s total admitted assets held in bonds and preferred stocks, by NAIC rating, are:

Bonds			Preferred Stocks
		Percentage			Percentage
		of Total			of Total
		Admitted			Admitted
NAIC Rating	Amount	Assets	NAIC Rating	Amount	Assets
NAIC-1	$2,009,375	55.9%	P/RP-1	$-	0.0%
NAIC-2	1,128,367	31.4%	P/RP-2	-	0.0%
NAIC-3	-	0.0%	P/RP-3	-	0.0%
NAIC-4	25,520	0.7%	P/RP-4	-	0.0%
NAIC-5	-	0.0%	P/RP-5	-	0.0%
NAIC-6	3,125	0.1%	P/RP-6	-	0.0%
	$3,166,387			$-

4.

The Company’s total admitted assets held in foreign investments and unhedged foreign currency exposure, including: (i) foreign-currency-denominated investments of $0, supporting insurance liabilities denominated in that same foreign currency of $0 and excluding (ii) Canadian investments and currency exposure are:

		Percentage
		of Total
		Admitted
	Amount	Assets
a. Foreign investments	$101,326	2.8%
b. Unhedged foreign currency exposure	-	0.0%

Royalty Capital Life Insurance Company

Investment Risks Interrogatories – Statutory-Basis (continued)

December 31, 2020

5.	Aggregate foreign investment exposure categorized by NAIC sovereign rating:

		Percentage
		of Total
		Admitted
	Amount	Assets
i. Countries rated NAIC-1	$101,326	2.8%
ii. Countries rated NAIC-2	-	0.0%
iii. Countries rated NAIC-3 or below	-	0.0%

6.	Foreign investment exposures to a single country, categorized by the country’s NAIC sovereign rating:

		Percentage
		of Total
		Admitted
	Amount	Assets
i. Countries rated NAIC-1
Country: Switzerland	$101,326	2.8%
ii. Countries rated NAIC-2
Country:	-	0.0%
iii. Countries rated NAIC-3 or below

7.	The Company has no aggregate unhedged foreign currency exposure.

8.	The Company has no aggregate unhedged foreign currency exposure.

9.	The Company has no aggregate unhedged foreign currency exposure.

Royalty Capital Life Insurance Company

Investment Risks Interrogatories – Statutory-Basis (continued)

December 31, 2020

10.	Non-sovereign (i.e., non-governmental) foreign issues:

			Percentage
			of Total
	NAIC		Admitted
Issuer	Rating	Amount	Assets
UBS Group Funding (Switzerland) AG	1FE	$101,326	2.8%

Interrogatories 11 through 23 are omitted due to the absence of conditions requiring their inclusion.

Royalty Capital Life Insurance Company
Summary Investment Schedule - Statutory-Basis
December 31, 2020

			Admitted Invested Assets
			as Reported in the
	Gross Investment Holdings*		Annual Statement
		Percentage		Percentage
		of Gross		of Total
		Investment		Invested
Investment Categories	Amount	Holdings	Amount	Assets
Long-Term Bonds:
U.S. Governments	$1,589,366	44.498%	$1,589,366	44.498%
All other governments	-	0.000%	-	0.000%
U.S. states, territories, and possessions, etc. guaranteed	-	0.000%	-	0.000%
U.S. political subdivisions of states, territories, and possessions guaranteed	40,000	1.120%	40,000	1.120%
U.S. special revenue and special assessment obligations, etc. non-guaranteed	-	0.000%	-	0.000%
Industrial and miscellaneous	1,537,021	43.033%	1,537,021	43.033%
Hybrid securities	-	0.000%	-	0.000%
Parent, subsidiaries and affiliates	-	0.000%	-	0.000%
SVO identified funds	-	0.000%	-	0.000%
Unaffiliated Bank loans	-	0.000%	-	0.000%
Total long-term bonds	3,166,387	88.651%	3,166,387	88.651%

Preferred stocks:
Industrial and miscellaneous (Unaffiliated)	-	0.000%	-	0.000%
Parent, subsidiaries and affiliates	-	0.000%	-	0.000%
Total preferred stocks	-	0.000%	-	0.000%

Common stocks:
Industrial and miscellaneous Publicly traded (Unaffiliated)	-	0.000%	-	0.000%
Industrial and miscellaneous Other (Unaffiliated)	-	0.000%	-	0.000%
Parent, subsidiaries and affiliates Publicly traded	-	0.000%	-	0.000%
Parent, subsidiaries and saffiliates Other	-	0.000%	-	0.000%
Mutual funds	-	0.000%	-	0.000%
Unit investment trusts	-	0.000%	-	0.000%
Closed-end funds	-	0.000%	-	0.000%
Total common stocks	-	0.000%	-	0.000%

Mortgage loans:
Farm mortgages	-	0.000%	-	0.000%
Residential mortgages	-	0.000%	-	0.000%
Commercial mortgages	-	0.000%	-	0.000%
Mezzanine real estate loans	-	0.000%	-	0.000%
Total mortgage loans	-	0.000%	-	0.000%

(Continued on page 30)

Royalty Capital Life Insurance Company
Summary Investment Schedule - Statutory-Basis
(Continued from page 29)
December 31, 2020

			Admitted Invested Assets
			as Reported in the
	Gross Investment Holdings*		Annual Statement
		Percentage		Percentage
		of Gross		of Total
		Investment		Invested
Investment Categories	Amount	Holdings	Amount	Assets
Real estate:
Properties occupied by the company	$-	0.000%	$-	0.000%
Properties held for the production of income	-	0.000%	-	0.000%
Properties held for sale	-	0.000%	-	0.000%
Total real estate	-	0.000%	-	0.000%

Cash, cash eqivalents and short-term investments
Cash	82,346	2.305%	82,346	2.305%
Cash equivalents	323,000	9.043%	323,000	9.043%
Short-term investments	-	0.000%	-	0.000%
Total cash, cash equivalents and short-term investments	405,346	11.349%	405,346	11.349%

Contract lans	-	0.000%	-	0.000%
Derivatives	-	0.000%	-	0.000%
Other invested assets	-	0.000%	-	0.000%
Receivable for securities	-	0.000%	-	0.000%
Securities Lending	-	0.000%	-	0.000%
Total invested assets	$3,571,733	100.000%	$3,571,733	100.000%

* Gross investment holdings as valued in compliance with NAIC Accounting Practicies and Procedures Manual.

Note: The Company does not participate in securities lending transactions. As a result, column associated with securities lending has not been presented.

Royalty Capital Life Insurance Company

Note to Other Financial Information

December 31, 2020

Note – Basis of Presentation

The accompanying supplemental schedules present selected statutory-basis financial data as of December 31, 2020 and for the year then ended for purposes of complying with the National Association of Insurance Commissioners’ Annual Statement Instructions and Accounting Practices and Procedures Manual and agrees to or is included in the amounts reported in the Company’s 2020 Statutory Annual Statement as filed with the Missouri Department of Commerce and Insurance.

ROYALTY CAPITAL LIFE INSURANCE COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

AS OF DECEMBER 31, 2020 AND FOR THE YEARS ENDED

DECEMBER 31, 2020 AND 2019

Overview

Royalty Capital Life Insurance Company (“the Company”), formerly known as Capital Reserve Life Insurance Company, is a wholly-owned subsidiary of Royalty Capital Corporation (“Royalty”). The Company was purchased by Inspire Capital Corporation ("Inspire") on August 29, 2016 for a purchase price of $1,432,446. The Company was acquired by Royalty on February 28, 2017 as the result of a merger with Inspire Capital Corporation, parent of the Company, being merged with and into Royalty. Royalty purchased 1436 shares of the Company’s common stock on December 18, 2017 for $2,297,600.

The Company was incorporated on February 24, 1922. The Company was also granted a certificate of authority to write insurance in the State of Missouri on February 24, 1922. The Company is a life insurance company domiciled in Missouri and is authorized to write business in Illinois, Kansas and Missouri.

General Company Product Information

The primary insurance product currently being marketed by the Company is as follows:

Legacy Builder is a modified premium whole life insurance policy with a flexible premium deferred annuity rider. The policy requires premium payments to be made for a certain number of years after which time the policyholder is entitled to policy benefits without making future payments. The product is issued as either a ten year or twenty year payment period based on the issue age of the insured. Premium payments are split between life and annuity based on established percentages.

First year premium payments are allocated 100% to life insurance and renewal payments are split 50% to life and 50% to annuity. The product is being sold in premium units with the ability to purchase either fractional or multiple units. At the end of the required premium paying period, the policyholder may continue to make full premium payments into the annuity rider to provide for greater annuity accumulations.

General Company Administrative Service

The Company executed an administrative services agreement with Security National Life Insurance Company (“SNLIC”) on October 1, 2018. Under the terms of this agreement, the services provided by SNLIC include underwriting, policy issue, accounting, claims processing and other services incidental to the operations of the Company. The agreement is effective for a period of three (3) years from October 1, 2018 through September 30, 2021 and includes a provision that the agreement may be terminated at any time by either party with a 180 day prior notice.

Cost Share Agreement

The Company has a cost share agreement, approved by the Missouri Department of Commerce and Insurance (“MDOCI”) effective July 1, 2018, whereby expenses covered by the agreement are paid by Royalty and reimbursed at cost by the Company.

Management’s Discussion and Analysis

The discussion and analysis of our financial condition, results of operations and liquidity financial condition and capital resources is based on the Company’s statutory-basis financial statements as of and for the years ended December 31, 2020 and 2019, which have been prepared in accordance with accounting practices prescribed or permitted by the Missouri Department of Commerce and Insurance.

Preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We evaluate our estimates continually, including those related to investments, policy liabilities, income taxes, regulatory requirements, contingencies and litigation. We base such estimates on historical experience and other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following statutory accounting policies, judgments and estimates are the most critical to the preparation of our financial statements.

Premiums

Life and accident and health premiums are recognized as revenue when due. Premiums for annuity policies with mortality and morbidity risk, except for guaranteed interest and group annuity contracts, are also recognized as revenue when due. Premiums received for annuity policies without mortality or morbidity risk and for guaranteed interest and group annuity contracts are recorded using deposit accounting.

Policy Reserves

Traditional life insurance products consist principally of whole life insurance with a flexible premium deferred annuity rider, whole life, term, accidental death and dismemberment and annuity products. Reserves on traditional life products are calculated using modified reserve methods in accordance with statutory requirements.

The primary mortality tables for regular ordinary business are the 1980 CSO table, the 1980 CET table, the 1958 CSO table, the 1958 CET table, the 1941 CSO table, the 2017 CSO table and the 2001 CSO table. The interest rates applied to these tables range from 2.50% to 4.50% and do not exceed the statutory maximum rates. The primary methods used in calculating life policy and contract reserves are the commissioners reserve valuation method and the net level premium method. Tabular interest, tabular less actual reserves released, and tabular cost have been determined by formula as prescribed by the NAIC. For the determination of tabular interest on funds not involving each valuation rate of interest, the tabular interest is calculated as one hundredth of the product of such valuation rate of interest times the mean of the amount of funds subject to such valuation rate of interest held at the beginning and end of the year of valuation.

The Company waives deduction of deferred premiums upon the death of insureds and returns any premium beyond the date of death. Surrender amounts are not promised in excess of the legally computed reserves. Substandard policies are valued by computing the regular mean reserve for the plan and holding, in addition, one-half of the extra premium charge for the year.

The Company has no insurance in force for which gross premiums are less than the net premiums according to the standard valuation set by the state of Missouri.

Valuation of Investments

Bonds not backed by other loans are carried at amortized cost. The amortized cost of bonds is adjusted for amortization of premium and accretion of discount to maturity. Bonds rated at the lowest quality level as determined by the Securities Valuation Office of the NAIC (“SVO”) are reported at the lower of amortized cost or fair value. Interest income, as well as the related amortization of premium and accretion of discount, is included in net investment income under the effective yield method.

The assessment of other-than-temporary impairments is performed on a case-by-case basis. Factors considered by management in determining whether an other-than-temporary impairment exists (in other than loan-backed or structured investment securities) include: the financial condition, business prospects and creditworthiness of the issuer, the length of time and extent to which fair value has been less than cost for equity securities or amortized cost for fixed income securities, and our intent and ability to retain such investments until the fair value recovers. If it is determined that the decline in fair market value is other than temporary, the carrying amount of the investment is written down to fair value as its new basis and the amount of the write-down is recorded as a realized loss.

Cash includes cash on hand, amounts due from banks and money market instruments. Interest earned on cash is included in net investment income.

Cash equivalents and short-term investments are carried at amortized cost with interest earned thereon included in net investment income.

Reinsurance

In the normal course of business, we seek to limit aggregate and single exposure to losses on large risks by purchasing reinsurance. The primary reinsurer is Security National Life. The majority of the policies issued by the Company are reinsured by Security National Life. Reinsurance premiums are generally reflected in income in a manner consistent with the recognition of premiums on the reinsured contracts. Reinsurance does not extinguish our primary liability under the policies written. Therefore, we regularly evaluate the financial condition of our reinsurers including their activities with respect to claim settlement practices and commutations, and establish allowances for uncollectible reinsurance recoverable as appropriate. Prior to the acquisition of the Company, all business was ceded to Security National Life.

Deferred Income Taxes

Deferred income tax assets are limited to gross deferred income tax assets expected to be realized within three years of the balance sheet date or 15% of capital and surplus excluding any net deferred income tax assets, electronic data processing “EDP” equipment and operating software and any net positive goodwill, plus the amount of remaining gross deferred income tax assets that can be offset against existing gross deferred income tax liabilities. The remaining deferred income tax assets are non-admitted.

Financial Condition

Our overall conservative investment philosophy is reflected in the allocation of the investments. The Company emphasizes investment grade debt securities and cash. Bonds as of December 31, 2020 and 2019 were $3,166,387 and $3,306,781, respectively. The $140,394 decrease in bonds is due to $117,000 of consideration on bonds sold, $21,852 loss on other-than-temporary impairments, $4,869 net amortization of premiums that exceeded $3,327 realized gains.

The Company recorded one loss on other-than-temporary impairment during 2020.  During 2020, the Company impaired its bonds in an energy corporation with a total par value of $25,000 as a result of continuing unrealized losses. This impairment was considered fully credit-related, resulting in a charge to the statement of operations before tax of $21,852 for the year ended December 31, 2020. This charge represents the credit-related portion of the difference between the amortized cost basis of the security and its fair value. The Company has experienced no additional other-than-temporary impairments on fixed maturity available-for-sale securities during 2020.

Based on management’s review, the Company experienced one loss on other-than-temporary impairment during the year ended December 31, 2020. There were no impairments during the year ended December 31, 2019. Except for one loss on other-than-temporary impairment recorded during 2020, management believes that the Company will fully recover its cost basis in the securities held as of December 31, 2020, and management does not have the intent to sell nor is it more likely than not that the Company will be required to sell such securities until they recover or mature.  The remaining temporary impairments shown herein are primarily the result of the current interest rate environment rather than credit factors that would imply other-than-temporary impairment.

Cash, cash equivalents and short-term investment balances as of December 31, 2020 and 2019 were $405,346 and $72,057, respectively. Please refer to Page 5 (“Cash Flow”) of the 2019 Annual Statement for further detail of the $333,289 increase in cash, cash equivalent and short-term investments from December 31, 2019 to December 31, 2020.

The Company liabilities were $192,836 and $104,908 as of December 31, 2020 and 2019, respectively. The increase in liabilities of $87,928 is primarily due to increased aggregate reserves of $111,088, payable to parent, subsidiaries and affiliates of $10,246 that exceeded decreased asset valuation reserve of $11,720 and general expense due and accrued of $15,035.

Capital and Surplus at December 31, 2020 and 2019 was $3,402,754 and $3,298,961, respectively. The increase in Capital and Surplus of $103,793 was primarily due to a capital contribution from Royalty of $600,000 that exceeded a net loss of $514,711 for the year ended December 31, 2020. Management is confident that the capital and surplus level is more than adequate to support the operations of the Company for the foreseeable future.

Results of Operations

The Company realized a net loss of $514,711 and $262,216 for the years ended December 31, 2020 and 2019, respectively. The increased net loss of $252,495 is discussed below.

During 2020, the Company received ordinary life insurance premiums of $206,684 and paid commissions of $69,998. The Company aggregate reserve increased by $111,088.

Net investment income totaled $84,406 and $107,510 in 2020 and 2019, respectively. This decrease was primarily due a decrease in cash, cash equivalents and short-term investment income of $22,165.

General expenses were $449,328 in 2020 compared to $337,059 in 2019. The increase is primarily due to an increase in salaries and wages, employee benefits, group service and administrative fees, insurance, except on real estate and rent that exceeded a decline in agency expense allowance.

Insurance taxes, licenses and fees were $156,366 and $50,059 in 2020 and 2019, respectively. The increase is primarily due to an increase in state insurance department licenses and fees.

The Company entered into a TPA agreement with SNLIC effective October 1, 2018. Fees paid to Security National Life Insurance Company totaled $120,000 for both 2020 and 2019.

Liquidity and Capital Resources

Insurance premiums and investment income are the primary source of funds while operating expenses are the primary use of funds. To ensure we will be able to pay future commitments, funds received are invested primarily in fixed income securities. Funds are invested with the intent that the income from investments, plus proceeds from maturities, will meet our ongoing cash flow needs. The approach of matching asset and liability durations and yields requires an appropriate mix of investments. Additionally, our investments consist primarily of marketable debt securities that could be readily converted to cash for liquidity needs.

In the year ended December 31, 2020, net cash used in operating activities was $392,287. The primary sources of cash from operating activities were from premiums collected net of reinsurance and net investment income. The primary uses of cash from operating activities were from payments of commissions, general insurance expenses, insurance taxes, licenses and fees. Net cash provided by investing activities was $116,975. The primary drivers were bond sales of $117,000. Net cash provided by financing activities was $608,601. The primary driver was a capital contribution from Royalty of $600,000.

At December 31, 2020, we had cash, cash equivalents and short-term investment of $405,346 compared to $72,057 at December 31, 2019. Management is confident that its insurance premiums, investment incomes and investments are more than adequate to support the operations of the Company for the foreseeable future.

Risk Based Capital

Total risk based adjusted capital was $3,403,493 and $3,311,420 as of December 31, 2020 and 2019, respectively. Our authorized control level risk-based capital was $120,202 and $131,131 at December 31, 2020 and 2019, respectively. This resulted in RBC ratios of 2,831.5% and 2,525.3%, respectively, as of December 31, 2020 and 2019.

Stipulation Agreement

Royalty entered into a Stipulation Agreement with the Missouri Department of Insurance as a condition for the approval of the acquisition of the Company by Royalty. The agreement establishes financial benchmarks for the Company of: (1) $2,500,000 minimum capital and surplus prior to writing any insurance business post-acquisition (2) maintain a risk-based capital ratio of at least 350% at all times (3) shareholder dividends cannot be issued that will cause the risk-based capital ratio to fall below 500% at the time the dividend is issued or return of paid-in capital contributed by Royalty to comply with the financial benchmark listed in 1 above (4) Royalty cannot enter into any agreements with any of its affiliates or by any entity controlled by an individual or entity holding more than 10% or more of Royalty’s outstanding shares without filing prior notice of the agreement or transaction with the Missouri Department of Insurance. Royalty agrees that any proposed agreements between the Company any affiliate of Royalty or any other entity or individual holding 10% or more of Royalty’s outstanding shares will be subject to the standards of section 382.190 and 382.195, RSMo (Supp. 2015) and 20 CSR 200-11-101.

Material Changes

On May 9, 2014, American Life entered into a Purchase Option Agreement (the “Agreement”) with an unrelated company whereby the unrelated company paid American Life the sum of $25,000 in consideration for the option and first right of refusal to acquire all of our outstanding capital stock. Under terms of the Agreement, the purchase price for our outstanding capital stock was an amount equal to our Capital and Surplus as reflected on the most recent statutory financial statement filed with regulatory authorities prior to the notice of intent to exercise, plus $50,000. This option and right of first refusal expired on May 31, 2015. On February 11, 2015, the option was extended through December 31, 2015. In consideration, the potential purchaser posted an additional $10,000 escrow payment. In December, 2015, a Stock Purchase Agreement was signed to sell Capital Reserve for $50,000 plus statutory capital and surplus. The sale of Capital Reserve to Inspire occurred on August 29, 2016 for a purchase price of $1,432,446.

On October 18, 2016, the Board of Directors of Royalty approved an Agreement and Plan of Merger (the “Merger Agreement”) with Inspire. Inspire’s Board of Directors also approved the Merger Agreement on that date. The Merger Agreement provided for the merger of Inspire with and into Royalty, with Royalty holding the combined business (the “Merger”). The approval of the shareholders of Royalty and the shareholders of Inspire was required to approve the Merger. Royalty obtained shareholder approval at a special shareholders meeting held on December 15, 2016. Inspire obtained shareholder approval on December 15, 2016. In addition to obtaining shareholder approvals, the Missouri Department of Insurance approved a change of control of the Company from Inspire to Royalty, through a Form A hearing process, effective January 10, 2017. The Merger closed on February 28, 2017.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to regulators.

Participation in High Yield Financings, Highly Leveraged Transactions or Non-Investment Grade Loans and Investments

We were not party to any such financings or transactions.

Preliminary Merger/Acquisition Negotiations

There are no preliminary merger/acquisition negotiations at this time.

AS OF AND FOR THE INTERIM PERIODS ENDED JUNE 30, 2021 AND 2020

Royalty Capital Life Insurance Company

Unaudited and Audited Financial Statements (Statutory-Basis)

As of June 30, 2021 (Unaudited) and December 31, 2020 (Audited)

and for the Six Months Ended June 30, 2021 and 2020 (Unaudited)

Unaudited Financial Statements

Balance Sheets (Statutory-Basis)	F-148
Statements of Operations (Statutory-Basis)	F-149
Statements of Changes in Capital and Surplus (Statutory-Basis)	F-150
Statements of Cash Flow (Statutory-Basis)	F-151

MD&A

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of June 30, 2021 and for the Six Months Ended June 30, 2021 and 2020	F-152

Royalty Capital Life Insurance Company
Balance Sheets (Statutory-Basis)

	(Unaudited)
	June 30, 2021	December 31, 2020
Admitted Assets
Cash and investment assets
Bonds	$2,212,409	$3,166,387
Common stocks	5,525	-
Cash and cash equivalents	1,222,084	405,346
Total cash and investment assets	3,440,018	3,571,733
Accrued investment income	20,084	23,707
Amounts recoverable from reinsurer	106	150
Total admitted assets	$3,460,208	$3,595,590
Liabilities and Capital and Surplus
Liabilities
Policy and contract liabilities
Life reserves	$213,730	$153,910
Deposit-type contracts	86,662	-
Total policy and contract liabilities	300,392	153,910
Remittances and items not allocated	-	7,871
Accounts payable and accrued expenses	1,520	12,451
Payable to parent	36,158	17,865
Asset valuation reserve	5,588	739
Total liabilities	343,658	192,836
Capital and Surplus
Common stock, par value $200.00 per share, 15,000 shares authorized, 5,000 issued and outstanding	1,000,000	1,000,000
Paid-in surplus	2,985,400	2,985,400
Unassigned surplus (deficit)	(868,850)	(582,646)
Total surplus	2,116,550	2,402,754
Total capital and surplus	3,116,550	3,402,754
Total liabilities and capital and surplus	$3,460,208	$3,595,590

Royalty Capital Life Insurance Company
Statements of Operations (Statutory-Basis)

	(Unaudited)
	Six Months Ended June 30,
	2021	2020
Premiums and Other Revenues
Life premiums and annuity considerations	$91,911	$87,702
Net investment income	36,215	41,877
Amortization of interest maintenance reserve	(663)	(792)
Commissions and expense allowance on reinsurance ceded	1,615	2,314
Total premiums and other revenues	129,078	131,101
Benefits and Insurance Expenses
Benefits Paid or Provided
Interest on depost-type contracts	982	-
Aggregate reserves for life	59,820	39,443
Total benefits paid or provided	60,802	39,443
Insurance Expenses and Other Deductions
Commissions	7,405	42,854
General expenses	315,315	264,720
Insurance taxes, licenses and fees	27,049	143,372
Total insurance expenses and other deductions	349,769	450,946
Total benefits and insurance expenses	410,571	490,389
Loss from operations before federal income taxes	(281,493)	(359,288)
Federal income tax expense	-	(699)
Net Loss	$(281,493)	$(358,589)

Royalty Capital Life Insurance Company
Statements of Changes in Capital and Surplus (Statutory-Basis)
Six Months Ended June 30, 2021 and 2020 (Unaudited)

				Total
	Common	Paid-In	Unassigned	Capital and
	Stock	Surplus	Surplus	Surplus
Balance as of January 1, 2020	$1,000,000	$2,385,400	$(86,439)	$3,298,961
Net loss	-	-	(358,589)	(358,589)
Change in nonadmitted assets	-	-	1,133	1,133
Change in asset valuation reserve	-	-	(1,978)	(1,978)
Contributed surplus	-	600,000	-	600,000
Balance as of June 30, 2020	$1,000,000	$2,985,400	$(445,873)	$3,539,527

Balance as of January 1, 2021	$1,000,000	$2,985,400	$(582,646)	$3,402,754
Net loss	-	-	(281,493)	(281,493)
Change in net unrealized capital gains	-	-	1,879	1,879
Change in net deferred tax	-	-	499	499
Change in nonadmitted assets	-	-	(2,240)	(2,240)
Change in asset valuation reserve	-	-	(4,849)	(4,849)
Balance as of June 30, 2021	$1,000,000	$2,985,400	$(868,850)	$3,116,550

Royalty Capital Life Insurance Company
Statements of Cash Flow (Statutory-Basis)

	(Unaudited)
	Six Months Ended June 30,
	2021	2020
Operations
Premiums received	$91,911	$87,702
Net investment income received	43,691	45,221
Miscellaneous income	1,615	2,314
Benefit and loss related payments	(939)	311
Commissions, other expenses and taxes paid	(360,700)	(475,491)
Net cash used in operations	(224,422)	(339,943)
Investing Activities
Proceeds from sales, maturities or repayments of investments
Bonds	946,978	107,000
Net proceeds from sales, maturities or repayments of investments	946,978	107,000
Cost of investments acquireds
Miscellaneous applications	-	25
Total cost of investments acquired	-	25
Net cash provided by investing activities	946,978	106,975
Financing and Miscellaneous Activities
Contributed surplus	-	600,000
Net deposits on deposit-type contracts	86,662	-
Other cash provided applied, net	7,520	9,857
Net cash provided by financing and miscellaneous activities	94,182	609,857
Increase in cash and cash equivalents	816,738	376,889
Cash and cash equivalents, beginning of period	405,346	72,057
Cash and cash equivalents, end of period	$1,222,084	$448,946

ROYALTY CAPITAL LIFE INSURANCE COMPANY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

AS OF JUNE 30, 2021 AND FOR THE SIX MONTHS ENDED

JUNE 30, 2021 AND 2020

Overview

Royalty Capital Life Insurance Company (“the Company”), formerly known as Capital Reserve Life Insurance Company, is a wholly-owned subsidiary of Royalty Capital Corporation (“Royalty”). The Company was purchased by Inspire Capital Corporation ("Inspire") on August 29, 2016 for a purchase price of $1,432,446. The Company was acquired by Royalty on February 28, 2017 as the result of a merger with Inspire Capital Corporation, parent of the Company, being merged with and into Royalty. Royalty purchased 1436 shares of the Company’s common stock on December 18, 2017 for $2,297,600.

The Company was incorporated on February 24, 1922. The Company was also granted a certificate of authority to write insurance in the State of Missouri on February 24, 1922. The Company is a life insurance company domiciled in Missouri and is authorized to write business in Illinois, Kansas and Missouri.

General Company Product Information

The primary insurance product currently being marketed by the Company is as follows:

Legacy Builder is a modified premium whole life insurance policy with a flexible premium deferred annuity rider. The policy requires premium payments to be made for a certain number of years after which time the policyholder is entitled to policy benefits without making future payments. The product is issued as either a ten year or twenty year payment period based on the issue age of the insured. Premium payments are split between life and annuity based on established percentages.

First year premium payments are allocated 100% to life insurance and renewal payments are split 50% to life and 50% to annuity. The product is being sold in premium units with the ability to purchase either fractional or multiple units. At the end of the required premium paying period, the policyholder may continue to make full premium payments into the annuity rider to provide for greater annuity accumulations.

General Company Administrative Service

The Company executed an administrative services agreement with Security National Life Insurance Company (“SNLIC”) on October 1, 2018. Under the terms of this agreement, the services provided by SNLIC include underwriting, policy issue, accounting, claims processing and other services incidental to the operations of the Company. The agreement is effective for a period of three (3) years from October 1, 2018 through September 30, 2021 and includes a provision that the agreement may be terminated at any time by either party with a 180 day prior notice. The administrative services agreement is currently under review by the Company and SNLIC.

Cost Share Agreement

The Company has a cost share agreement, approved by the Missouri Department of Commerce and Insurance (“MDOCI”) effective July 1, 2018, whereby expenses covered by the agreement are paid by Royalty and reimbursed at cost by the Company.

Management’s Discussion and Analysis

The discussion and analysis of our financial condition, results of operations and liquidity financial condition and capital resources is based on the Company’s statutory-basis financial statements as of June 30, 2021 and December 31, 2020 and for the six months ended June 30, 2021 and 2020, which have been prepared in accordance with accounting practices prescribed or permitted by the Missouri Department of Commerce and Insurance.

Preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We evaluate our estimates continually, including those related to investments, policy liabilities, income taxes, regulatory requirements, contingencies and litigation. We base such estimates on historical experience and other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following statutory accounting policies, judgments and estimates are the most critical to the preparation of our financial statements.

Premiums

Life and accident and health premiums are recognized as revenue when due. Premiums for annuity policies with mortality and morbidity risk, except for guaranteed interest and group annuity contracts, are also recognized as revenue when due. Premiums received for annuity policies without mortality or morbidity risk and for guaranteed interest and group annuity contracts are recorded using deposit accounting.

Policy Reserves

Traditional life insurance products consist principally of whole life insurance with a flexible premium deferred annuity rider, whole life, term, accidental death and dismemberment and annuity products. Reserves on traditional life products are calculated using modified reserve methods in accordance with statutory requirements.

The primary mortality tables for regular ordinary business are the 1980 CSO table, the 1980 CET table, the 1958 CSO table, the 1958 CET table, the 1941 CSO table, the 2017 CSO table and the 2001 CSO table. The interest rates applied to these tables range from 2.50% to 4.50% and do not exceed the statutory maximum rates. The primary methods used in calculating life policy and contract reserves are the commissioners reserve valuation method and the net level premium method. Tabular interest, tabular less actual reserves released, and tabular cost have been determined by formula as prescribed by the NAIC. For the determination of tabular interest on funds not involving each valuation rate of interest, the tabular interest is calculated as one hundredth of the product of such valuation rate of interest times the mean of the amount of funds subject to such valuation rate of interest held at the beginning and end of the year of valuation.

The Company waives deduction of deferred premiums upon the death of insureds and returns any premium beyond the date of death. Surrender amounts are not promised in excess of the legally computed reserves. Substandard policies are valued by computing the regular mean reserve for the plan and holding, in addition, one-half of the extra premium charge for the year.

The Company has no insurance in force for which gross premiums are less than the net premiums according to the standard valuation set by the state of Missouri.

Valuation of Investments

Bonds not backed by other loans are carried at amortized cost. The amortized cost of bonds is adjusted for amortization of premium and accretion of discount to maturity. Bonds rated at the lowest quality level as determined by the Securities Valuation Office of the NAIC (“SVO”) are reported at the lower of amortized cost or fair value. Interest income, as well as the related amortization of premium and accretion of discount, is included in net investment income under the effective yield method.

Common stocks are carried at fair value as determined by the SVO with changes in market value recorded as unrealized gains or losses. The associated unrealized gains and losses of common stocks, net of applicable income taxes, are charged or credited to unassigned surplus. Preferred stocks are carried at cost. The cost of common and preferred stocks is written down to fair value when a decline in value is considered to be other-than-temporary. Dividends from these investments are recognized in net investment income when declared.

The assessment of other-than-temporary impairments is performed on a case-by-case basis. Factors considered by management in determining whether an other-than-temporary impairment exists (in other than loan-backed or structured investment securities) include: the financial condition, business prospects and creditworthiness of the issuer, the length of time and extent to which fair value has been less than cost for equity securities or amortized cost for fixed income securities, and our intent and ability to retain such investments until the fair value recovers. If it is determined that the decline in fair market value is other than temporary, the carrying amount of the investment is written down to fair value as its new basis and the amount of the write-down is recorded as a realized loss.

Cash includes cash on hand, amounts due from banks and money market instruments. Interest earned on cash is included in net investment income.

Cash equivalents and short-term investments are carried at amortized cost with interest earned thereon included in net investment income.

Reinsurance

In the normal course of business, we seek to limit aggregate and single exposure to losses on large risks by purchasing reinsurance. The primary reinsurer is Security National Life. The majority of the policies issued by the Company are reinsured by Security National Life. Reinsurance premiums are generally reflected in income in a manner consistent with the recognition of premiums on the reinsured contracts. Reinsurance does not extinguish our primary liability under the policies written. Therefore, we regularly evaluate the financial condition of our reinsurers including their activities with respect to claim settlement practices and commutations, and establish allowances for uncollectible reinsurance recoverable as appropriate. Prior to the acquisition of the Company, all business was ceded to Security National Life.

Deferred Income Taxes

Deferred income tax assets are limited to gross deferred income tax assets expected to be realized within three years of the balance sheet date or 15% of capital and surplus excluding any net deferred income tax assets, electronic data processing “EDP” equipment and operating software and any net positive goodwill, plus the amount of remaining gross deferred income tax assets that can be offset against existing gross deferred income tax liabilities. The remaining deferred income tax assets are non-admitted.

Financial Condition

Our overall conservative investment philosophy is reflected in the allocation of the investments. The Company emphasizes investment grade debt securities and cash. Bonds as of June 30, 2021 and December 31, 2020 were $2,212,409 and $3,166,387, respectively. The $953,978 decrease in bonds is due to $947,000 of consideration on matured bonds, $3,853 net amortization of premiums and $3,125 of consideration on bonds converted to common stocks.

Common stocks as of June 30, 2021 were $5,525. During 2021, $3,125 of consideration on bonds converted to common stocks. The unrealized valuation on common stocks increased $2,400.

The Company recorded one loss on other-than-temporary impairment during 2020.  During 2020, the Company impaired its bonds in an energy corporation with a total par value of $25,000 as a result of continuing unrealized losses. This impairment was considered fully credit-related, resulting in a charge to the statement of operations before tax of $21,852 for the year ended December 31, 2020. This charge represents the credit-related portion of the difference between the amortized cost basis of the security and its fair value. The Company has experienced no additional other-than-temporary impairments on fixed maturity available-for-sale securities during 2020.

Based on management’s review, the Company experienced one loss on other-than-temporary impairment during the year ended December 31, 2020. There were no impairments during the six months ended June 30, 2021. Except for one loss on other-than-temporary impairment recorded during 2020, management believes that the Company will fully recover its cost basis in the securities held as of June 30, 2021, and management does not have the intent to sell nor is it more likely than not that the Company will be required to sell such securities until they recover or mature.  The remaining temporary impairments shown herein are primarily the result of the current interest rate environment rather than credit factors that would imply other-than-temporary impairment.

Cash, cash equivalents and short-term investment balances as of June 30, 2021 and December 31, 2020 were $1,222,084 and $405,346, respectively. The $816,738 increase in cash, cash equivalent and short-term investments from December 31, 2020 to June 30, 2021 is discussed below in Liquidity and Capital Resources.

The Company liabilities were $343,658 and $192,836 as of June 30, 2021 and December 31, 2020, respectively. The increase in liabilities of $150,822 is primarily due to increased deposit-type contracts of $86,662, aggregate reserves of $59,820, payable to parent, subsidiaries and affiliates of $18,293 that exceeded decreased accounts payable and accrued expenses of $10,931.

Capital and Surplus at June 30, 2021 and December 31, 2020 was $3,116,550 and $3,402,754, respectively. The decrease in Capital and Surplus of $286,204 was primarily due to net loss of $281,493 during the six months ended June 30, 2021.

Results of Operations

The Company realized a net loss of $281,493 and $358,589 for the six months ended June 30, 2021 and 2020, respectively. The decreased net loss of $77,096 is discussed below.

Life premiums and annuity considerations totaled $91,911 and $87,702 for the six months ended June 30, 2021 and 2020, respectively. The increase in life premiums and annuity considerations is due to an increase in renewal annuity considerations of $21,500 that exceeded first year and renewal life premiums of $17,291.

Net investment income totaled $36,215 and $41,877 for the six months ended June 30, 2021 and 2020, respectively. This decrease in net investment income was primarily due a decrease in bond income of $5,595.

For six months ended June 30, 2021 and 2020, aggregate reserves for life were $59,820 and $39,443, respectively. The increase in aggregate reserve for life was primarily due to increased annuity reserves of $21,224.

Commissions totaled $7,405 and $42,854 for the six months ended June 30, 2021 and 2020, respectively. This decrease in commissions was primarily due to a decrease in first year life commissions of $11,885 and agent bonuses of $23,750.

For six months ended June 30, 2021 and 2020, general expenses were $315,315 and $264,720, respectively. The increase in general expenses was primarily due to increased salary and wages, rent and insurance.

Insurance taxes, licenses and fees totaled $27,049 and $143,372 for the six months ended June 30, 2021 and 2020, respectively. This decrease was primarily due to a decrease in state examination fees of $130,343.

The Company entered into a TPA agreement with SNLIC effective October 1, 2018. Fees paid to Security National Life Insurance Company totaled $60,000 for six months ended June 30, 2021 and 2020.

Liquidity and Capital Resources

Insurance premiums and investment income are the primary source of funds while operating expenses are the primary use of funds. To ensure we will be able to pay future commitments, funds received are invested primarily in fixed income securities. Funds are invested with the intent that the income from investments, plus proceeds from maturities, will meet our ongoing cash flow needs. The approach of matching asset and liability durations and yields requires an appropriate mix of investments. Additionally, our investments consist primarily of marketable debt securities that could be readily converted to cash for liquidity needs.

For the six months ended June 30, 2021, net cash used in operating activities was $224,422. The primary sources of cash from operating activities were from premiums collected net of reinsurance and net investment income. The primary uses of cash from operating activities were from payments of commissions, general insurance expenses, insurance taxes, licenses and fees. Net cash provided by investing activities was $946,978. The primary drivers were bond proceeds of $946,978. Net cash provided by financing activities was $94,182. The primary driver was net deposits on deposit-type contracts of $86,662.

Risk Based Capital

Total risk based adjusted capital was $3,403,493 December 31, 2020. Our authorized control level risk-based capital was $120,202 December 31, 2020. This resulted in RBC ratio of 2,831.5% as of December 31, 2020.

Stipulation Agreement

Royalty entered into a Stipulation Agreement with the Missouri Department of Insurance as a condition for the approval of the acquisition of the Company by Royalty. The agreement establishes financial benchmarks for the Company of: (1) $2,500,000 minimum capital and surplus prior to writing any insurance business post-acquisition (2) maintain a risk-based capital ratio of at least 350% at all times (3) shareholder dividends cannot be issued that will cause the risk-based capital ratio to fall below 500% at the time the dividend is issued or return of paid-in capital contributed by Royalty to comply with the financial benchmark listed in 1 above (4) Royalty cannot enter into any agreements with any of its affiliates or by any entity controlled by an individual or entity holding more than 10% or more of Royalty’s outstanding shares without filing prior notice of the agreement or transaction with the Missouri Department of Insurance. Royalty agrees that any proposed agreements between the Company any affiliate of Royalty or any other entity or individual holding 10% or more of Royalty’s outstanding shares will be subject to the standards of section 382.190 and 382.195, RSMo (Supp. 2015) and 20 CSR 200-11-101.

Material Changes

On May 9, 2014, American Life entered into a Purchase Option Agreement (the “Agreement”) with an unrelated company whereby the unrelated company paid American Life the sum of $25,000 in consideration for the option and first right of refusal to acquire all of our outstanding capital stock. Under terms of the Agreement, the purchase price for our outstanding capital stock was an amount equal to our Capital and Surplus as reflected on the most recent statutory financial statement filed with regulatory authorities prior to the notice of intent to exercise, plus $50,000. This option and right of first refusal expired on May 31, 2015. On February 11, 2015, the option was extended through December 31, 2015. In consideration, the potential purchaser posted an additional $10,000 escrow payment. In December, 2015, a Stock Purchase Agreement was signed to sell Capital Reserve for $50,000 plus statutory capital and surplus. The sale of Capital Reserve to Inspire occurred on August 29, 2016 for a purchase price of $1,432,446.

On October 18, 2016, the Board of Directors of Royalty approved an Agreement and Plan of Merger (the “Merger Agreement”) with Inspire. Inspire’s Board of Directors also approved the Merger Agreement on that date. The Merger Agreement provided for the merger of Inspire with and into Royalty, with Royalty holding the combined business (the “Merger”). The approval of the shareholders of Royalty and the shareholders of Inspire was required to approve the Merger. Royalty obtained shareholder approval at a special shareholders meeting held on December 15, 2016. Inspire obtained shareholder approval on December 15, 2016. In addition to obtaining shareholder approvals, the Missouri Department of Insurance approved a change of control of the Company from Inspire to Royalty, through a Form A hearing process, effective January 10, 2017. The Merger closed on February 28, 2017.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to regulators.

Preliminary Merger/Acquisition Negotiations

Royalty has entered into a Purchase and Sale Agreement for the sale of the Company in exchange for shares of First Trinity Financial Corporation Class A common stock.

Annex A

PURCHASE AND SALE AGREEMENT

Execution Copy

PURCHASE AND SALE AGREEMENT

AMONG

FIRST TRINITY FINANCIAL CORPORATION, AN OKLAHOMA CORPORATION,

ROYALTY CAPITAL CORPORATION, AN ILLINOIS CORPORATION,

AND

ROYALTY CAPITAL LIFE INSURANCE COMPANY, A MISSOURI CORPORATION

DATED AS OF SEPTEMBER 29, 2021

i

ii

EXHIBITS:

Exhibit A: Form of Plan of Liquidation and Dissolution

DISCLOSURE SCHEDULE:

1.1(a) – Seller Persons with Knowledge

1.1(b) – Buyer Persons with Knowledge

3.1 – Jurisdictions

3.5 – Conflicts

3.6 – SAP Financial Statements

3.7 – Liabilities

3.8 – Business not in ordinary course

3.9 – Employee Benefit Plans

3.10 – Taxes, Unclaimed Property

3.11 – Permits, Compliance with applicable laws

3.12 – Litigation

3.14 – Material Contracts

3.15 – Violations Materials to Financial condition (Insurance Regulatory Matters)

3.16 – Technology and Intellectual Property

3.17 – Insurance Contracts

3.20 – Affiliate Arrangements

3.21 – Insurance

3.22 – Insurance Licenses

3.23 – Regulatory Filings

3.24 – Agreements with Insurance Regulators

3.25 – Personal Property

3.26 – Investments

4.3 - Consents

5.1 – Conduct of Business

5.8 – Use of Names

6.1 – Employees

7.1 – Consents

iii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is made and entered into as of September 29, 2021 (the “Execution Date”) by and among First Trinity Financial Corporation, an Oklahoma corporation (“Buyer”), Royalty Capital Corporation, an Illinois corporation (“Seller”), and Royalty Capital Life Insurance Company, a Missouri corporation (“RCLIC”). Each is referred to as a “Party” and collectively as the “Parties.”

RECITALS

A.    RCLIC is a wholly owned and controlled subsidiary of Seller and Seller owns all issued and outstanding Shares (defined herein below) of RCLIC.

B.    Buyer and Seller desire to cause Buyer to purchase from Seller, and Seller desires to sell to Buyer, the Shares, in exchange for shares of the Class A Common Stock of Buyer and the other considerations set forth below.

C.    Seller shall as soon as reasonably practicable after Closing undertake to liquidate, dissolve and distribute of the shares of Buyer’s Class A Common Stock acquired pursuant to this Agreement, on a pro-rata basis to its shareholders.

D.    The Parties intend that, for federal income tax purposes, the transactions contemplated hereby will qualify as a fully tax-deferred “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW THEREFORE, in condition of the covenants, representations, warranties and mutual agreements set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I - DEFINITIONS

Section 1.1     Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below.

“Action” has the meaning set forth in Section 3.12.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including its correlative meanings “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agency Contracts” has the meaning set forth in Section 3.14(e).

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

1

“Annual SAP Financial Statements” has the meaning set forth in Section 3.6.

“Applicable Laws” means any applicable statute, law (including common law), rule, regulation, requirement, ordinance, order, code, ruling, injunction, decree including specifically the Securities Act and the Exchange Act both defined below.

“Burdensome Condition” means (i) a material impairment of the benefits, taken as a whole, which Buyer reasonably expects to derive from the consummation of the transactions contemplated by this Agreement; or (ii) a material negative effect on the business or the assets, liabilities, properties, operations, results of operations or condition (financial or otherwise) of RCLIC.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York are required or authorized by law or executive order to be closed.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Class A Common Stock” means Buyer’s Class A common stock, $0.01 par value per share.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in the Recitals.

“Company Agents” means, to the Knowledge of Seller or RCLIC, each Person who is performing the duties of insurance agent, broker, seller, marketer, third-party administrator, adjuster, underwriter, manager, wholesaler, producer, reinsurance intermediary or distributor of any Insurance Contract or any insurance or insurance product for Seller or RCLIC, whether as an employee, agent, subcontractor or otherwise.

“Confidentiality Agreement” means the non-disclosure letter agreement dated March 3, 2021, between Buyer and Seller.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements.

“De Minimis Items” has the meaning set forth in Section 9.1(b).

“Disclosure Schedule” means the Disclosure Schedule delivered in connection with, and constituting a part of, this Agreement.

“Employee” means each individual listed on Section 6.1 of the Disclosure Schedule who immediately prior to the Closing Date is actively employed by RCLIC principally in connection with the business of RCLIC.

“Employee Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), retirement, pension, bonus, incentive compensation, deferred compensation, phantom stock, equity-based, severance, change in control, retention, salary continuation, employment, consulting, Section 125 plan, health and welfare, leave of absences, vacation pay, paid time off or other plan or agreement relating to compensation or fringe benefits.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules and regulations thereunder.

“ERISA Affiliate” has the meaning set forth in Section 3.9.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Representations” has the meaning set forth in Section 8.1.

“Governmental Entity” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, directive, cease and desist order, supervisory order, letter, agreement or award entered by or entered into with any Governmental Entity.

“Indemnification Basket” has the meaning set forth in Section 9.1(b).

“Indemnification Cap” has the meaning set forth in Section 9.1(c).

“Indemnified Party” has the meaning set forth in Section 9.2(a).

“Indemnifying Party” has the meaning set forth in Section 9.2(a).

“Independent Accounting Firm” means an independent certified public accounting firm of national or regional standing and reputation jointly selected by Buyer’s and Seller’s respective auditors that is not an independent auditor for either Buyer or Seller and is otherwise neutral and impartial.

“Insurance Approval Filings” has the meaning set forth in Section 5.4(b).

“Insurance Contracts” has the meaning set forth in Section 3.17(a).

“Insurance Laws” means all Applicable Laws applicable to the business of insurance or reinsurance or the regulation of insurance or reinsurance, whether federal, national, provincial, state, or local.

“Insurance Licenses” has the meaning set forth in Section 3.22.

“Insurance Policies” has the meaning set forth in Section 3.21.

“Insurance Regulator” has the meaning set forth in Section 3.6.

“Intellectual Property” has the meaning set forth in Section 3.16.

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“Intercompany Accounts” has the meaning set forth in Section 3.20.

“Interim SAP Statements” has the meaning set forth in Section 3.6.

“Investment Assets” has the meaning set forth in Section 3.26.

“Investment Guidelines” has the meaning set forth in Section 3.26.

“Key Employees” means John C. Todd and William S. Lay.

“Knowledge” means the actual or constructive knowledge of (a) with respect to Seller, those persons listed in Section 1.1(a) of the Disclosure Schedule, and (b) with respect to Buyer, those persons listed in Section 1.1(b) of the Disclosure Schedule. For purposes of this definition, a person shall be deemed to have knowledge of facts that would be reasonably expected to come to the attention of such person in the course of the management reporting practices of Buyer or Seller, as applicable, or if such individual would have discovered such facts or matters after conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement.

“Liens” has the meaning set forth in Section 3.2.

“Losses” means any and all liabilities, claims, obligations, losses, costs, disbursements, penalties, fines, expenses (including reasonable attorneys’, accountants’ and other out-of-pocket professional fees and expenses incurred in the investigation, collection, prosecution or defense of any claims, whether or not involving any third party) and damages, but excluding lost profits or any punitive, exemplary, consequential (but not incidental) or similar damages (other than lost profits or any punitive, exemplary, consequential or similar damages actually paid to a third party in connection with a Third Party Claim).

“Material Adverse Effect” means any event, effect, circumstance, change or development that, individually or in the aggregate with other events, effects, circumstances, changes or developments, has a material adverse effect on the financial condition, business prospects or results of operations of RCLIC, taken as a whole, or the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that, a Material Adverse Effect shall not be deemed to include any event, effect, circumstance, change or development (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the execution and delivery, announcement, or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of the Seller and/or RCLIC with employees, suppliers, customers, Governmental Entities, or other third Persons (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the announcement or the pendency of this Agreement); (iii) any changes in Applicable Laws or GAAP or other applicable accounting standards, including interpretations thereof, (iv) acts of war, sabotage, terrorism, or military actions, or the escalation thereof; (v) natural disasters, weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus) and other public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events; (vi) general conditions in the industry in which the Seller and RCLIC operate; (vii) any failure, in and of itself, by RCLIC to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period; or (viii) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Buyer’s consent; provided further, however, that any event, effect, circumstance, change or development referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Seller and/or RCLIC, taken as a whole, compared to other participants in the industries in which they conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

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“Material Contracts” has the meaning set forth in Section 3.14.

“Oklahoma Court” has the meaning set forth in Section 12.6(b).

“Permits” has the meaning set forth in Section 3.11.

“Permitted Liens” has the meaning set forth in Section 3.25.

“Person” means an individual, corporation, partnership (limited or general), joint venture, limited liability company, association, trust, unincorporated organization or other entity.

“Personal Property” has the meaning set forth in Section 3.25.

“Plan of Liquidation and Dissolution” means the Plan of Liquidation and Dissolution referred to in Section 5.14(c).

“Proxy Statement/Prospectus” shall mean the proxy statement prepared in accordance with the Exchange Act, included as part of the Registration Statement that will solicit approval of the transactions set forth in this Agreement from shareholders of Seller.

“Purchase Price” shall be 745,730 shares of Buyer’s Class A Common Stock.

“Registration Statement” shall mean the Registration Statement on Form S-4 to be filed by Buyer with the SEC under the Securities Act registering the shares of Buyer’s Class A Common Stock to be issued to Seller and to be distributed to the shareholders of Seller.

“Regulatory Filings” has the meaning set forth in Section 3.23.

“Representative” means with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, actuaries and other agents of such Person.

“Reserve Assets” has the meaning set forth in Section 4.11(b).

“Reserves” has the meaning set forth in Section 4.11(a).

“SAP” has the meaning set forth in Section 3.6.

“SAP Financial Statements” has the meaning set forth in Section 3.6.

“SEC” means the U.S. Securities and Exchange Commission.

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“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Board Recommendation” has the meaning set forth in Section 5.14(b).

“Shareholders Meeting” has the meaning set forth in Section 5.14(b).

“Shares” means all 5,000 of the issued and outstanding shares of the common stock of RCLIC, par value $200.00 per share.

“Subsidiary” of any Person means another Person 50% or more of the total combined voting power of all classes of capital stock or other voting interests of which, or 50% or more of the equity securities of which, is owned directly or indirectly by such first Person.

“Tax Contest” means any audit or administrative or judicial proceeding or any demand or claim on Buyer, the Seller, or RCLIC which, if determined adversely to the taxpayer, would be grounds for indemnification under ARTICLE X.

“Tax Return” means any return, declaration, report, claim for refund, or information return, statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with or provided to any Taxing Authority in respect of Taxes or the administration of any laws, regulations or administrative requirements related to any Tax.

“Taxes” means all federal, state, local and foreign taxes of any kind, including, but not limited to, those on or measured by or referred to as income, gross receipts, sales, use, production, ad valorem, transfer, franchise, profits, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, value added, property (real or personal), real property gains, windfall profits taxes, or similar taxes, fees, assessments or charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), together with any interest and any penalties, additions to tax or additional amounts imposed thereon by any Taxing Authority, domestic or foreign.

“Taxing Authority” means any Governmental Entity or other Person responsible for and having jurisdiction over, the administration of Taxes.

“Termination Date” has the meaning set forth in Section 11.1(b).

“Third Party Claim” has the meaning set forth in Section 9.2(a).

ARTICLE II - PURCHASE OF THE SHARES

Section 2.1     Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell all of the Shares to Buyer, and Buyer shall purchase all of the Shares from Seller, free and clear of all Liens, for an aggregate amount equal to the Purchase Price.

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Section 2.2    Closing. Unless this Agreement shall have been terminated pursuant to Section 11.1, and subject to the satisfaction or waiver of each of the conditions set forth in ARTICLE VII, the closing of the purchase and sale of the Shares (the “Closing”) shall take place at 10:00 a.m. Central Time on the day that is the last Business Day of the month in which the last to be fulfilled or waived of the conditions set forth in ARTICLE VII (other than conditions that, by their nature, are to be fulfilled on the Closing Date) shall be fulfilled or waived in accordance with this Agreement, at the offices of the Buyer in Tulsa, Oklahoma, unless another date, time or place is agreed to in writing by the Parties hereto; provided, however, that if the last day of such month is not a Business Day, then the Closing will take place on the last Business Day of the month but be effective as of the last day of the month. The effective date and time of the Closing are herein referred to as the “Closing Date.” All of the contemplated transactions under this Agreement shall be deemed to be consummated as of 11:59:59 p.m. Central Time on the Closing Date and all actions taken at Closing shall be deemed to have occurred simultaneously and shall be deemed effective as of the dates and times specified in this Agreement.

Section 2.3     Payment of Purchase Price and Delivery of Shares. Subject to the fulfillment or waiver (where permissible) of the conditions set forth in ARTICLE VII, at the Closing:

(a)    Buyer shall deliver to Seller a stock certificate evidencing 745,730 shares of legally issued, fully paid and non-assessable shares of Buyer’s Class A Common Stock in consideration for the Shares; and

(b)    Seller shall deliver to Buyer stock certificates evidencing the Shares, free and clear of all Liens, duly endorsed in blank or with stock powers or other proper instruments of assignment duly endorsed in blank, in proper form for transfer.

Section 2.4     Seller’s Closing Date Deliveries’. Subject to fulfillment or waiver (where permissible) of the conditions set forth in ARTICLE VII, at the Closing, Seller shall deliver to Buyer all of the following:

(a)    Stock Certificates. The stock certificates representing all of the outstanding Shares, free and clear of all Liens.

(b)    Minute Books. The stock transfer book, minute books and corporate seal of RCLIC.

(c)    Good Standing Certificates. (i) Certificates of the organization, valid existence and good standing of each of Seller and RCLIC as a domestic corporation in each respective jurisdiction of their respective incorporation and (ii) certificates of compliance or good standing or a similar certificate for RCLIC from the applicable Insurance Regulators, as of a date no more than five (5) Business Days prior to the Closing Date.

(d)    Consents. Copies (or other evidence) of all valid consents, waivers, clearances, approvals, permits or authorizations of, filings or registrations with, or notifications to, all Governmental Entities required to be obtained, filed or made by Seller in satisfaction of the conditions set forth in Section 7.1 and Section 7.2.

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(e)    Closing Certificate. A certificate signed on behalf of Seller by an executive officer to the effect that such executive officer has read Section 7.2 of this Agreement and the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(f)    Secretary’s Certificate. A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying (i) the names and signatures of the officers of Seller authorized to sign this Agreement and the other documents to be delivered hereunder and (ii) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller and by Seller’s shareholders, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions duly adopted in connection with the transactions contemplated hereby.

(g)    Other Documents. Such other documents or instruments required to be delivered by Seller at or prior to the Closing pursuant to ARTICLE VII or as Buyer shall request that are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.5     Buyer’s Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in ARTICLE VII, at the Closing, Buyer shall deliver to Seller all of the following:

(a)    Good Standing Certificate. A certificate of the organization, valid existence and good standing of Buyer as a domestic corporation in the jurisdiction of its organization as of a date no more than five (5) Business Days prior to the Closing Date.

(b)    Closing Certificate. A certificate signed on behalf of Buyer by an executive officer to the effect that such executive officer has read Section 7.3 of this Agreement and the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(c)    Stock Certificate. A stock certificate representing the 745,730 shares of Buyer’s Class A Common Stock payable to Seller as the Purchase Price.

(d)    Consents. Copies (or other evidence) of all valid consents, notices of effectiveness, clearances, approvals, permits or authorizations of, filings or registrations with, or notifications to, all Governmental Entities required to be obtained, filed or made by Buyer in satisfaction of the conditions set forth in Section 7.1 and Section 7.3.

(e)    Secretary’s Certificate. A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying (i) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder and (ii) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions duly adopted in connection with the transactions contemplated hereby.

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(f)    Letter Agreement. Letter Agreement signed by Buyer engaging the transition services of John C. Todd for a period of six (6) months from the Closing Date for an aggregate consideration of $62,500 payable ratably and bi-monthly.

(g)    Letter Agreement. Letter Agreement of the Buyer and certain of its Affiliates regarding Voting of Class A Common Stock.

(h)    Other Documents. Such other documents or instruments required to be delivered by Buyer at or prior to the Closing pursuant to ARTICLE VII as Seller shall request that are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.6      Tax Treatment. The Parties intend that the transactions contemplated herein shall qualify as a fully tax-deferred “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

Section 3.1    Organization, Standing and Corporate Power. Each of Seller and RCLIC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own its assets and carry on its business as now being conducted. Each of Seller and RCLIC is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary (and each such jurisdiction is listed in Section 3.1 of the Disclosure Schedule), other than in such jurisdictions where the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect. Seller has made available to Buyer true, correct and complete copies of the articles of incorporation, bylaws and other similar organizational documents of each of the Seller and RCLIC.

Section 3.2    Capital Structure; Certain Indebtedness. The authorized capital stock of RCLIC is 15,000 shares of common stock, par value $200.00 per share, of which 5,000 shares are issued and outstanding and constitute the Shares. Seller is the record and beneficial owner of the Shares, free and clear of all pledges, restrictions, claims, liens, charges, encumbrances, equitable interests, options, rights of first refusal and security interests of any kind (collectively, “Liens”). Upon consummation of the transactions contemplated by this Agreement, Buyer will own all of the Shares, free and clear of all Liens. The Shares have been duly authorized and validly issued and are fully paid and non-assessable and not subject to, or issued in violation of any, preemptive rights. There are no shares of the RCLIC’s capital stock held in its treasury. There are no outstanding options, warrants, conversion, exchange or other rights or agreements of any kind (other than this Agreement) for the purchase or acquisition from, or the sale or issuance by, RCLIC or Seller of any shares of capital stock or any other interest in, RCLIC, and no authorization therefor has been given. There are no bonds, debentures, notes or other indebtedness having voting rights (or that are convertible or exchangeable into securities having such rights) in or of RCLIC. RCLIC has no outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

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Section 3.3     Subsidiaries. RCLIC has no subsidiaries.

Section 3.4     Authority . Seller is an Illinois corporation duly incorporated, validly existing and in good standing under the laws of Illinois. Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and no other corporate action or proceeding on the part of Seller or any Affiliate of Seller is necessary, except for approvals set forth in Section 3.4 of the Disclosure Schedule. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, and receipt of the approvals set forth in Section 3.4 of the Disclosure Schedule, constitutes a valid, legal and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.5    Noncontravention; Consents. The execution and delivery of this Agreement by Seller do not and, except as disclosed in Section 3.5 of the Disclosure Schedule, the performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement will not (i) (x) conflict with, be prohibited by, or require any approval that has not already been obtained under, any of the provisions of the articles of incorporation or bylaws of Seller, (y) conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, be prohibited by, require any approval, consent or other action under, give rise to a right of termination, amendment, acceleration or cancellation under, or result in the creation of any Lien on any property or asset of the Seller or RCLIC under any Contract to which the either is a party or otherwise bound, or (z) subject to the matters referred to in the next sentence, contravene, be prohibited by, or require approval or consent under, any Applicable Law or Governmental Order applicable to Seller or RCLIC, which, in the case of clauses (y) and (z) above, would have or reasonably be expected to have a Material Adverse Effect, or (ii) result in the creation or imposition of any Lien, with or without the giving of notice or lapse of time or both, upon the Shares. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Seller or RCLIC in connection with the execution, delivery and performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for (i) the approvals, filings and notices required under the Insurance Laws of the jurisdictions set forth in Section 3.5 of the Disclosure Schedule, (ii) the notice of effectiveness of the Registration Statement by the SEC and clearance of the Proxy Statement/Prospectus by the SEC, and (iii) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 3.5 of the Disclosure Schedule.

Section 3.6    SAP Financial Statements. The (i) audited statutory Annual Statements, including the Statement of Assets, Liabilities, Surplus and Other Funds of RCLIC as of December 31, 2020 and 2019 and related Statements of Operations and Cash Flow for the years then ended in accordance with SAP (the “Annual SAP Financial Statements”) and (ii) unaudited statutory Quarterly Statement, including the Statement of Assets, Liabilities, Surplus and Other Funds of RCLIC as of June 30, 2021 and related Statements of Operations and Cash Flow for the six-month period then ended in accordance with SAP (the “Interim SAP Statements” and, collectively with the Annual SAP Financial Statements and any additional statutory Quarterly Statements of any of RCLIC as of a date occurring, or for a calendar quarter or year ending, on or after June 30, 2021 but prior to the Closing Date, the “SAP Financial Statements”), in each case as filed with the Governmental Entity charged with supervision of insurance of RCLIC’s jurisdiction of domicile, including each jurisdiction in which RCLIC is deemed pursuant to Applicable Law to be commercially domiciled (each referred to herein as an “Insurance Regulator”), were prepared in conformity with statutory accounting practices prescribed by Applicable Law or permitted by such Insurance Regulator applied on a consistent basis (“SAP”) and present fairly, to the extent required by and in conformity with SAP, except as set forth in the notes, exhibits or schedules thereto, in all material respects the statutory financial condition of RCLIC, as applicable, at their respective dates and the results of operations, cash flows and changes in capital and surplus of RCLIC for each of the periods then ended (subject, in the case of the Interim SAP Statements, to normal and recurring year-end adjustments as permitted by SAP), in each case, except as set forth in Section 3.6 of the Disclosure Schedule. Except as set forth in Section 3.6 of the Disclosure Schedule, the SAP Financial Statements complied in all material respects with all Applicable Laws and Governmental Orders when filed, and, to the Knowledge of Seller, no material deficiency has been asserted by a Governmental Entity that has not been cured or otherwise resolved to the satisfaction of such Governmental Entity without imposition of any material penalty, condition or obligation on RCLIC. Seller has made available to Buyer true, correct and complete copies of the SAP Financial Statements, including true and complete copies of each audit opinion related thereto.

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Section 3.7    No Undisclosed Liabilities. There are no liabilities, obligations or commitments of RCLIC of any kind (whether asserted, matured, accrued, absolute, contingent or otherwise), other than (i) those provided for or reflected in the SAP Financial Statements or in the notes thereto, (ii) those disclosed in, or otherwise contemplated by, this Agreement (including Section 3.7 of the Disclosure Schedule), (iii) those for losses, loss adjustment expenses and unearned premiums arising under policies or contracts of insurance or reinsurance written or assumed by RCLIC, (iv) those incurred in the ordinary course of business consistent with past practice since December 31, 2020 that individually are less than $10,000; and (v) those incurred in connection with this Agreement or the transactions contemplated hereby.

Section 3.8   Absence of Certain Changes or Events. Except as disclosed in Section 3.8 of the Disclosure Schedule, since December 31, 2020, RCLIC has conducted its business in the ordinary course and there has not occurred any event or change that has had, or would reasonably be expected to have, a Material Adverse Effect, (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to RCLIC’s outstanding capital stock (other than dividends or distributions payable only to the Seller), or (ii) any change in accounting, underwriting, claims handling or investment methods, principles or practices by RCLIC materially affecting its business, assets or liabilities.

Section 3.9    Benefit Plans. Since December 31, 2020, RCLIC has not had any employees and its business and operations have been conducted by employees of Seller or its Affiliates (other than RCLIC). Section 3.9 of the Disclosure Schedule lists all of the Employee Benefit Plans sponsored, maintained, contributed to, or required to be contributed to by Seller or RCLIC.

Section 3.10   Taxes; Unclaimed Property. Except as disclosed in Section 3.10 of the Disclosure Schedule:

(a)    All Tax Returns required to be filed by Seller and RCLIC have been duly and timely filed.

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(b)    All Taxes due and owing by Seller or RCLIC (whether or not shown on any Tax Return) have been timely and fully paid. To the extent payment of any Taxes that have accrued is not yet due, the amount of such accrued Taxes is properly and fully reflected or otherwise taken into account in the SAP Financial Statements or, in the case of periods since the end of the accounting period covered by the most recent SAP Financial Statements, on RCLIC’s books and records.

(c)    Since December 31, 2018, no Taxes have accrued with respect to RCLIC other than Taxes arising in the ordinary course of business.

(d)    All such Tax Returns (as described in clause (a) above) are true, correct and complete in all material respects.

(e)    Seller and RCLIC have in all material respects, withheld, and paid as required, each Tax required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other third party.

(f)    No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Seller or RCLIC, which have not been paid or otherwise settled.

(g)    No federal, state, local or foreign audit, suit, proceeding, investigation, claim, examination or other administrative proceeding or court proceeding exists, has been initiated or has been threatened in writing with regard to any Taxes or Tax Returns of the Seller or RCLIC.

(h)    No Liens for Taxes exist with respect to any of the assets or properties of the Seller or RCLIC, except for Liens for Taxes that are (i) not yet due and payable, or (ii) being contested in good faith by appropriate proceedings and which are reflected or taken into account in the SAP Financial Statements or, in the case of periods since the end of the accounting period covered by the most recent SAP Financial Statements, on the Seller’s or RCLIC’s books and records.

(i)    No claim has been made in writing by any Taxing Authority of a jurisdiction where Seller or RCLIC does not file Tax Returns, or a particular kind of Tax Return, that Seller or RCLIC has filed such Tax Return or Returns or is or may be subject to Taxes in that jurisdiction.

(j)    Neither Seller nor RCLIC has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign Tax law by reason of a change in accounting method or otherwise; there is no application pending with any Taxing Authority requesting permission for any change in any accounting method for Tax purposes by any such entity; and no Taxing Authority has proposed any such adjustment or change in accounting method.

(k)    Neither Seller nor RCLIC has entered into a closing agreement pursuant to Section 7121 of the Code or similar agreement with any Taxing Authority relating to Taxes of the Seller or RCLIC that will bind either Seller or RCLIC for any taxable period ending after the Closing Date.

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(l)     Neither Seller nor RCLIC has requested a ruling in respect of Taxes during the past five (5) years from any Governmental Entity, and no such ruling has been issued with respect to either Seller or RCLIC that will bind either Seller or RCLIC for any taxable period ending after the Closing.

(m)   Neither Seller nor RCLIC has granted any consent to waive or extend any statute of limitations with respect to, or any extension of a period for the assessment of, or any power of attorney with respect to, any Tax.

(n)    Seller and RCLIC have complied in all material respects with all Applicable Laws relating to the accounting for and paying over of unclaimed or abandoned funds or other property.

Section 3.11   Permits; Compliance with Applicable Laws. Except as disclosed in Section 3.11 of the Disclosure Schedule, each of the Seller and RCLIC has and maintains in full force and effect all federal, state, municipal, local and foreign governmental approvals, authorizations, consents, franchises, licenses, permits and rights (collectively, “Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, except where the failure to maintain such Permits in full force and effect would not reasonably be expected to have a Material Adverse Effect. The Seller and RCLIC are, and since January 1, 2017 have been, in material compliance with all Applicable Laws, Governmental Orders and the terms of the Permits and no revocation, lapse, limitation, suspension or cancellation of any of the Permits is pending or, to the Knowledge of Seller, has been threatened in writing. Except as set forth in Section 3.11 of the Disclosure Schedule, since January 1, 2017, none of the Seller or RCLIC has received written notice from any Governmental Entity asserting material noncompliance with any Applicable Law or Governmental Order. Each of Seller and RCLIC have established and are in material compliance with commercially reasonable security programs and policies to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption and/or other security protocols and techniques when appropriate; and (ii) the security, confidentiality and integrity of all confidential or proprietary data. Each of the Seller and RCLIC has employed commercially reasonable and appropriate administrative, physical and technical safeguards to protect the confidentiality, availability and integrity of personal and health information to which they have access. Since January 1, 2017, none of the Seller or RCLIC has suffered a material security breach with respect to their data or systems or has notified customers or employees of any information security breach pursuant to Applicable Law.

Section 3.12   Litigation. Except as disclosed in Section 3.12 of the Disclosure Schedule, (a) there is no suit, action, cause of action, demand, proceeding, litigation, citation, summons, subpoena, investigation or arbitration of any nature, civil, criminal, administrative, regulatory or otherwise at law or in equity (each, an “Action”) pending or, to the Knowledge of Seller, threatened in writing against any of the Seller or RCLIC or any of their respective properties or assets, and (b) there are no Governmental Orders outstanding against any of the Seller or RCLIC or any of their respective properties or assets (i) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) that prohibit or restrict any of the Seller or RCLIC from operating their respective businesses as currently operated or (iii) that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

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Section 3.13  Reserves. Seller has made available to Buyer true, correct and complete copies of all actuarial reports and studies prepared by actuaries, independent or otherwise, in the ordinary course of business relating to the business and operations of any of RCLIC, including reports and studies addressing loss reserves, reserves for claims, losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated), and unearned premiums. The information and data furnished by RCLIC to its actuaries in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered by such reports. All reserve liabilities, including reserves for claims, losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated), unearned premiums, as established or reflected on the SAP Financial Statements, were determined in all material respects in accordance with generally accepted actuarial standards consistently applied, were based on actuarial assumptions that were in accordance with those called for in relevant policy and contract provisions, are fairly stated in accordance with sound actuarial principles, determined in accordance with the provisions of insurance policies and contracts of RCLIC, and are in compliance with the requirements of SAP and Applicable Laws.

Section 3.14   Material Contracts . Section 3.14 of the Disclosure Schedule contains a complete and correct list of all Material Contracts. The term “Material Contracts” means all of the following types of Contracts to which RCLIC is a party (excluding any Insurance Contract written, assumed or ceded) or by which it or any of its assets are bound.

(a)    Contracts with any present or former officer, director, trustee, employee or consultant of RCLIC (including employment agreements and agreements evidencing loans or advances to any such Person or any Affiliate of such Person), other than Contracts that by their terms may be terminated by RCLIC with notice of not more than thirty (30) days without payment of any amount;

(b)    Contracts containing any provision or covenant limiting the ability of any of the RCLIC to engage in any line of business, the manner in which business is to be conducted, to compete with any Person or to do business with any Person or in any location or geographic area;

(c)    Contracts relating to the borrowing of money or extension of credit to or by RCLIC or the direct or indirect guarantee by RCLIC of any obligation of any Person for borrowed money or other financial obligation of any Person or any other liability of RCLIC in respect of indebtedness for borrowed money;

(d)    Contracts for real property used in the conduct of the business of RCLIC and all other Contracts providing for annual rental payments in any case in excess of $10,000 (whether RCLIC is lessor, lessee, licensor or licensee);

(e)    agency, broker, selling, marketing, third-party administrator, adjuster, underwriter, management, wholesaler, producer, reinsurance intermediary, distributor or similar Contracts (“Agency Contracts”) involving payments in 2020, or which, to the Knowledge of Seller, are reasonably likely to involve payments in 2021, in excess of $10,000;

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(f)    Contracts with Seller or an Affiliate of Seller or with a third Person under which Seller, such Affiliate or such third Person manages assets of RCLIC or provides technology or services to RCLIC;

(g)   Contracts relating to the acquisition, lease or disposition of material assets or properties of any Person or any capital stock or other equity interest of any Person, in each case that was entered into after January 1, 2017 or under which RCLIC has any executory indemnification or other continuing obligations;

(h)    Contracts primarily providing for the indemnification of any Person or the assumption of any liability of any Person, including off balance sheet arrangements;

(i)    Contracts providing for future payments that are conditioned on, or that cause an event of default as a result of, a change of control of RCLIC or any similar event;

(j)    Contracts providing for any joint venture, partnership or similar arrangement by RCLIC;

(k)    Contracts relating to the issuance of securities of RCLIC;

(l)    Contracts with any Governmental Entity;

(m)   Contracts obligating RCLIC to conduct business on an exclusive or preferential basis with any third Person or upon consummation of the transactions contemplated by this Agreement will obligate Buyer or RCLIC to conduct business on an exclusive or preferential basis with any third Person;

(n)    Contracts prohibiting the payment of dividends or distributions in respect of the capital stock of RCLIC prohibit the pledging of the capital stock of RCLIC or prohibit the issuance of any guarantee by RCLIC; and

(o)    any other Contract involving aggregate payments or incurred costs or liabilities reasonably expected to be in excess of $10,000 after the date of this Agreement.

Each Material Contract is valid, legal and binding on RCLIC thereto or bound thereby in accordance with its terms and, to the Knowledge of Seller, each other party thereto and is or will be, as applicable, in full force and effect, except for any such failure to be valid, legal and binding or to be in full force and effect that has not had and would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 3.14 of the Disclosure Schedule, none of Seller, any Affiliate of Seller, or RCLIC has provided or received written notice of intent to terminate any Material Contract and there exists no breach or event of default (or allegation of a breach or event of default) on the part of Seller, any Affiliate of Seller, or RCLIC with respect to any Material Contract, or to the Knowledge of Seller, by any other party thereto, and no condition exists or event has occurred that with the giving of notice or passage of time or both would constitute a violation or default thereunder by Seller, any Affiliate of Seller, or RCLIC or, to the Knowledge of Seller, any other party thereto, result in a termination thereof or permit the acceleration or other change of any material right or obligation or loss of a material right thereunder, or which has had or would reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 3.14 of the Disclosure Schedule, no consent by, notice to or approval from any third party is required under any of the Material Contracts as a result of or in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein.

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Section 3.15   Insurance Regulatory Matters. Seller has made available to Buyer true and complete copies of all examination reports (and has notified Buyer of any pending examinations of which Seller has Knowledge) conducted by an Insurance Regulator with respect to RCLIC that have been finalized since January 1, 2017, unless the most recent examination report for RCLIC was received prior to that date, in which case a true and complete copy of each such earlier examination report. Except as set forth in Section 3.15 of the Disclosure Schedule, since January 1, 2017, no violations material to the financial condition of RCLIC have been asserted in writing by any Insurance Regulator, other than any violation which has been cured or otherwise resolved to the satisfaction of such Insurance Regulator without imposition of any material penalty, condition or obligation on Seller or RCLIC.

Section 3.16   Technology and Intellectual Property. Except as disclosed in Section 3.16 of the Disclosure Schedule and except as has not had and would not reasonably be expected to have a Material Adverse Effect, RCLIC (i) exclusively owns or possesses all right, title and interest in, or have valid, enforceable rights or licenses to use, the patents, trademarks, service marks, trade names, brand names, logos, Internet domain names, copyrights (including any registrations or applications to any of the foregoing), computer programs, trade secrets, know-how and patentable inventions that are used to carry on its business as now conducted (the “Intellectual Property”) free and clear of all Liens, and (ii) will continue to exclusively own or possess all right, title and interest in, or have valid enforceable rights or licenses to use the Intellectual Property immediately following the Closing. There are no material Actions pending, or to the Knowledge of Seller, threatened in writing: (i) alleging any infringement, misappropriation or violation of the rights of any third party with respect to any intellectual property of such Person or (ii) challenging the validity, enforceability or ownership of the Intellectual Property owned or exclusively licensed by Seller or RCLIC.

Section 3.17   Reinsurance and Insurance Contracts.

(a)    Seller has made available to Buyer all material insurance, reinsurance, coinsurance or retrocession treaties, agreements, slips, binders, cover notes and similar arrangements in force as of the date of this Agreement to which RCLIC is a party or otherwise bound (the “Insurance Contracts”). For the avoidance of doubt, an Insurance Contract is “in force as of the date of this Agreement” if the contract term of such Insurance Contract is in effect on the date of this Agreement. Each Insurance Contract is valid and binding on RCLIC, and to the Knowledge of Seller, each other party thereto, and is in full force and effect. Except as set forth in Section 3.17 of the Disclosure Schedule, RCLIC, and, to the Knowledge of Seller, any other party thereto, has performed all obligations required to be performed by it under each Insurance Contract. Neither the Seller or RCLIC has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of RCLIC under any Insurance Contract. To the Knowledge of Seller, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of any counterparty under such Insurance Contract.

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(b)    Except as set forth in Section 3.17 of the Disclosure Schedule, all Insurance Contracts have been issued, to the extent required by Applicable Law, on forms filed with and approved by all applicable Insurance Regulators and other Governmental Entities, or not objected to by any such Insurance Regulators or Governmental Entities within any period provided for objection, and all such forms comply in all material respects with Applicable Laws. All premium rates with respect to the Insurance Contracts, to the extent required by Applicable Law, have been filed with and approved by all applicable Insurance Regulators and other Governmental Entities or were not objected to by any such Insurance Regulator within any period provided for objection. Except as set forth in Section 3.17 of the Disclosure Schedule, since January 1, 2017, all Insurance Contracts issued by RCLIC have been marketed, sold and issued in compliance in all material respects with all Applicable Laws, all applicable orders and directives of all Insurance Regulators and other Governmental Entities and all written recommendations resulting from market conduct or other examinations or inquiries of insurance regulatory authorities in the respective jurisdictions in which such products have been marketed, issued or sold.

(c)    There are no unpaid claims or assessments made against RCLIC by any state insurance guaranty associations, funds or similar organizations.

Section 3.18   Real Property. RCLIC does not own or hold an option to acquire any real property. Any leases of real property by Seller or RCLIC are terminable before Closing and will be terminated at Closing.

Section 3.19   Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.20   Affiliate Arrangements and Intercompany Accounts. Section 3.20 of the Disclosure Schedule contains a true and complete list of (a) all Contracts between RCLIC, on the one hand, and Seller or any of its Affiliates, on the other (the “Affiliate Contracts”), and (b) all intercompany accounts receivable or payable (whether or not currently due or payable) between or among RCLIC on the one hand, and Seller or any Affiliate thereof, on the other (the “Intercompany Accounts”).

Section 3.21   Insurance. Section 3.21 of the Disclosure Schedule contains a true and complete list of all liability, property, workers compensation, directors and officers liability, and other insurance Contracts that insure the business, operations, assets, employees, officers or directors of the Seller and RCLIC, other than the Insurance Contracts (the “Insurance Policies”). The Insurance Policies are in full force and effect and shall remain in full force and effect with respect to the Seller and RCLIC until the Closing Date.

Section 3.22   Insurance Licenses. Section 3.22 of the Disclosure Schedule contains a true and correct list of all state insurance certificates of authority and all other material approvals, authorizations, consents, franchises, licenses, permits, registrations, certificates, accreditations, qualifications, variances and similar rights to write and/or offer and sell insurance products issued to RCLIC by any Insurance Regulator or other Governmental Entity (collectively, “Insurance Licenses”). Each Insurance License is in good standing and in full force and effect. Except as disclosed in Section 3.22 of the Disclosure Schedule, RCLIC is, and since January 1, 2017 has been, in material compliance with the terms of the Insurance Licenses and no revocation, lapse, limitation, suspension or cancellation of any of the Insurance Licenses is pending or, to the Knowledge of Seller, has been threatened in writing. Seller has delivered or made available to Buyer true and complete copies of each Insurance License issued to RCLIC. RCLIC is (i) duly licensed and authorized as an insurance or reinsurance company in its jurisdiction of organization (including each jurisdiction in which it is deemed by Applicable Law to be commercially domiciled), (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance or reinsurance, as applicable, in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted, and (iii) duly licensed, authorized or otherwise eligible in its jurisdiction of organization and each other applicable jurisdiction where it writes each line of insurance or reinsurance reported as being written in the SAP Financial Statements. Since January 1, 2017, RCLIC has not transacted any material amount of insurance business in any jurisdiction requiring any Insurance License therefor in which it did not possess such Insurance License.

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Section 3.23   Regulatory Filings. Except as set forth on Section 3.23 of the Disclosure Schedule, the Seller and RCLIC have filed all material reports, statements, documents, certifications, registrations (including registrations with applicable state insurance regulatory authorities as a member of an insurance holding company system), filings or submissions and any supplements or amendments thereto (collectively, the “Regulatory Filings”) required by Applicable Law to be filed by it with any Governmental Entity since January 1, 2017. Except as set forth on Section 3.23 of the Disclosure Schedule, the Regulatory Filings were in compliance with Applicable Law in all material respects when filed and, to the Knowledge of Seller, no material deficiencies or violations have been asserted by any Governmental Entity with respect to any Regulatory Filing. Seller has made available to Buyer true and complete copies of all Regulatory Filings submitted since January 1, 2017, in the form (including exhibits, annexes and any amendments thereto) filed with the applicable Governmental Entity.

Section 3.24    Agreements with Insurance Regulators. (a) Except as listed on Section 3.24 of the Disclosure Schedule, there is no Contract binding on any of the Seller or RCLIC, or Governmental Order by or from, any Insurance Regulator or other Governmental Entity issued to or binding on any of the Seller or RCLIC and (b) none of the Seller or RCLIC has adopted any board resolution at the request of any Insurance Regulator or other Governmental Entity, in the case of each of clauses (a) and (b), that (i) limits in any material respect the ability of Seller or RCLIC to issue or enter into Insurance Contracts or Agency Contracts, (ii) requires the divestiture of any material investment of the Seller or RCLIC (iii) limits in any material respect the ability of Seller or RCLIC to pay dividends or distributions of any kind or character, (iv) requires any material investment of RCLIC or Seller to be treated as a non-admitted asset (or the local equivalent) or (v) could reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, no Insurance Regulator or other Governmental Entity has threatened in writing to take any undertakings related to any of the foregoing matters.

Section 3.25    Personal Property. Section 3.25 of the Disclosure Schedule identifies all material personal property, whether tangible or intangible, owned or leased by or licensed to RCLIC (the “Personal Property”). RCLIC has, or will have immediately following the Closing, good and valid title to each item of Personal Property owned by it and a valid and enforceable right to use each item of Personal Property leased by or licensed to it, in each case, free and clear of all Liens, other than (i) Liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith by appropriate proceedings full and adequate reserves for which are reflected in the SAP Financial Statements, (ii) statutory Liens in favor of lessors arising in connection with any property leased to RCLIC arising in the ordinary course of business for sums not yet due and payable, (iii) Liens reflected or reserved against in the SAP Financial Statements and (iv) any other Liens which do not materially and adversely interfere with the current use of properties affected thereby (collectively, “Permitted Liens”).

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Section 3.26   Investments. Seller has provided Buyer with a complete list of all bonds, stocks, mortgage loans and other investments that were carried on the books and records of RCLIC as of June 30, 2021 (such bonds, stocks, mortgage loans and other investments, together with all bonds, stocks, mortgage loans and other investments acquired by RCLIC between such date and the date of this Agreement, the “Investment Assets”). A copy of the policies of RCLIC with respect to the investment of the Investment Assets is set forth in Section 3.26 of the Disclosure Schedule (the “Investment Guidelines”), and the composition of the Investment Assets complies in all material respects with, and RCLIC has complied in all material respects with, the Investment Guidelines and Applicable Laws.

Section 3.27   Books and Records. The minute books and record books of RCLIC, all of which have been made available to Buyer, are complete and correct in all material respects. At the Closing, all of those books and records will have been delivered to Buyer or be in the possession of RCLIC.

Section 3.28   Full Disclosure. No representation or warranty by the Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.1    Organization, Standing and Corporate Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma and has the requisite corporate power and authority to own its assets and carry on its business as now being conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate any of the transactions contemplated by this Agreement.

Section 4.2     Authority. Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate action or proceeding on the part of Buyer is necessary. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller constitutes the valid, legal and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

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Section 4.3    Noncontravention; Consents. The execution and delivery by Buyer of this Agreement do not and, except as disclosed by Buyer in Sections 4.3 and 7.1 of the Disclosure Schedule, the performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement will not (i) conflict with, be prohibited by, or require any approval that has not already been obtained under, any of the provisions of the articles of incorporation or bylaws of Buyer, (ii) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, be prohibited by, require any approval, consent or other action under, give rise to a right of termination, amendment, acceleration or cancellation under, or result in the creation of any Lien on any property or asset of Buyer under any Contract to which Buyer is a party or otherwise bound, or (iii) subject to the matters referred to in the next sentence, contravene, be prohibited by, or require approval or consent under, any Applicable Law or Governmental Order applicable to Buyer, which, in the case of clauses (ii) and (iii) above, would materially impair the ability of Buyer to consummate any of the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation by Buyer of any of the transactions contemplated hereby, except for (i) the filing requirement(s) applicable to the transactions contemplated by this Agreement under the Securities Act, (ii) the approvals, filings and notices required under the Insurance Laws of the jurisdictions set forth in Section 4.3 of the Disclosure Schedule, such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 4.3 of the Disclosure Schedule and (iii) such other consents, approvals, authorizations, declarations, and state securities law filings or notices the failure to obtain or make which, in the aggregate, would not materially impair the ability of Buyer to consummate any of the transactions contemplated hereby.

Section 4.4     Purchase Not for Distribution. The Shares to be acquired under the terms of this Agreement will be acquired by Buyer for its own account and not with a view to distribution. Buyer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Shares are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

Section 4.5    Solvency. Assuming the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived as of the Closing Date, and that each of the representations and warranties in this Section 4.5 would be true, correct and complete immediately before giving effect to the transactions contemplated by this Agreement, then immediately after giving effect to the transactions contemplated by this Agreement, (i) Buyer will not have incurred debts beyond its ability to pay such debts as they mature or become due, (ii) the assets of Buyer at a fair valuation, will exceed its debts and (iii) Buyer will not have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement at the direction or otherwise on behalf of Buyer with the intent to hinder, delay or defraud any present or future creditors of Buyer.

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Section 4.6     Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened in writing against or affecting Buyer or Subsidiary or any of their properties or assets that (i) seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement or (ii) would reasonably be expected to prevent or materially delay the ability of Buyer to consummate any of the transactions contemplated by this Agreement. Neither Buyer nor any officer, director or employee of Buyer or any of its Subsidiary has been permanently or temporarily enjoined or barred by any Governmental Order from engaging in or continuing any conduct or practice in connection with the business conducted by Buyer or any Subsidiary that would reasonably be expected to effect the ability of Buyer to consummate any of the transactions contemplated by this Agreement.

Section 4.7     Approvals and Permits. Buyer has no reason to believe that it and its Affiliates will not be able to obtain as promptly as practicable all necessary approvals, authorizations and consents of Governmental Entities required to be obtained to consummate the transactions contemplated by this Agreement. Buyer and its Subsidiary have and shall maintain all insurance licenses, permits and other legal authority to perform their obligations under this Agreement.

Section 4.8      Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.9     Stock Consideration. All of the shares of Buyer’s Class A Common Stock issuable to Seller at the Closing in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. The shares of Class A Common Stock, when issued in accordance with and pursuant to this Agreement, will be registered under the Securities Act and will not be subject to any transfer restrictions under (i) any provision of the articles of incorporation, as amended, or bylaws, as amended, of Buyer, or (ii) any Contract to which Buyer is a party.

Section 4.10     SEC Filings.

(a)      Buyer has delivered or made available to Seller (through reference to documents filed by EDGAR or otherwise) accurate and complete copies of all reports or registration statements filed by Buyer with the SEC, all in the form so filed (as amended to date, the “Buyer SEC Reports”). As of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the filing date of such amending or superseding filing), the Buyer SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a Buyer SEC Report filed prior to the date of this Agreement (a “Prior Buyer SEC Report”).

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(b)         Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Reports (the “Buyer Financials”), including each Buyer SEC Report filed after the date hereof until the Closing, as of their respective filing dates, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the financial position of Buyer as at the respective dates thereof and the results of Buyer’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain notes and were or are subject to normal and recurring year-end adjustments

Section 4.11         No Material Adverse Changes. From the date of the last report on Form 10-Q filed by Buyer with the SEC, there have been no material adverse changes in Buyer’s financial position or results of operations.

Section 4.12        Accuracy of Information. None of the information supplied or to be supplied by or on behalf of Buyer for inclusion in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Buyer for inclusion or incorporation by reference in the Proxy Statement/Prospectus to be filed with the SEC, will, at the time the Proxy Statement/Prospectus is mailed to the shareholders of Seller, or at the time of Seller’s shareholders’ meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied by Seller for RCLIC or inclusion or incorporation by reference in the Proxy Statement/Prospectus.

Section 4.13         Full Disclosure. No representation or warranty by the Buyer in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V - COVENANTS

Section 5.1          Conduct of Business of the Seller and RCLIC. Except as expressly contemplated or permitted by this Agreement or as required by Applicable Law, from the date of this Agreement until the Closing, Seller and RCLIC shall cause the Seller and RCLIC to: carry on their respective businesses only in the ordinary course of business as presently conducted and, to the extent consistent therewith, to preserve and maintain the Permits and the Insurance Licenses and to use commercially reasonable efforts to maintain their rights, assets and franchises, to maintain and preserve their existing relationships with policyholders and reinsurers, and to preserve intact their current business organizations; except as expressly contemplated by this Agreement, required by Applicable Law or set forth on Section 5.1 of the Disclosure Schedule, Seller shall not permit the Seller or RCLIC to, without the prior consent of Buyer, which consent shall not be unreasonably withheld:

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(a)   (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of the Seller’s or RCLIC’s capital stock, (ii) adjust, recapitalize, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its outstanding capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Seller or RCLIC or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares;

(b)    authorize, issue, sell, dispose of, grant a Lien in, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities or any stock based performance units;

(c)    sell, lease, license or otherwise dispose of (including by way of reinsurance) any of its material assets (other than Investment Assets in the ordinary course of business consistent with the Investment Guidelines or in accordance with the Plan of Liquidation and Dissolution);

(d)    amend its articles of incorporation, bylaws or other comparable organizational documents;

(e)    acquire, or agree to acquire, in a single transaction or a series of related transactions any interest in any corporation, partnership, joint venture, association or other business organization or division thereof (other than as part of the Investment Assets of RCLIC in the ordinary course of business consistent with the Investment Guidelines), or a material amount of property or assets of any Person or enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation; provided Seller may enter into the Plan of Liquidation and Dissolution;

(f)   (i) incur, assume, repurchase or prepay any material indebtedness for borrowed money or guarantee or otherwise become responsible for any such indebtedness of another Person (other than pursuant to available lines of credit as in effect as of the date hereof), (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of RCLIC, guarantee any debt securities of another Person, enter into any keep-well or other Contract to maintain the financial condition of any other Person or enter into any other arrangements having the economic effect of the foregoing, (iii) make any material loans, advances or capital contributions to, or investments in, any other Person, other than to RCLIC and loans and advances to Company Agents in the ordinary course of business and other than as to such matters related to the Investment Assets of RCLIC in the ordinary course of business consistent with the Investment Guidelines or (iv) create or assume any other liability or obligation material to Seller or RCLIC, or grant or create a Lien on, pledge or otherwise encumber any of their assets;

(g)    change, revoke or make any written Tax election, file any material amended Tax Return or claim for refund, adopt or change any method of Tax accounting, enter into any closing agreement related to Taxes, settle or compromise any Tax liability or refund, consent to any material claim or assessment relating to Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice), unless any such action is required by Applicable Law;

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(h)    make any material change in accounting methods, principles or practices used by RCLIC (including reserve methods, practices or policies as in effect at December 31, 2020), except insofar as may be required by any Insurance Regulator or by a change in applicable SAP;

(i)    make any material change in its underwriting, claims handling, loss control or actuarial methods, principles or practices or any material assumption underlying an actuarial practice or policy;

(j)    enter into, amend, modify or terminate prior to the end of the term thereunder any Material Contract or Insurance Contract or modify, waive or consent to the termination of any material rights of RCLIC thereunder;

(k)    make or dispose of any Investment Assets in any manner inconsistent with the Investment Guidelines or otherwise not in the ordinary course of business, or make any material change in the Investment Guidelines (other than in accordance with the Plan of Liquidation and Dissolution);

(l)    make any capital expenditures except in the ordinary course of business; and

(m)  (i) pay or commit to pay any retention, transaction bonus, severance or termination pay, (ii) enter into any employment, deferred compensation, consulting, severance or similar agreement (or any amendment to any such existing agreement) with any current or former director, officer, employee or consultant of either Seller or RCLIC, (iii) increase or commit to increase any compensation or employee benefits payable to any current or former director, officer, employee or consultant of Seller or RCLIC, including wages, salaries, fees, compensation, pension, severance, termination pay, fringe benefits or other benefits or payments.

Notwithstanding anything to the contrary set forth above, at or prior to Closing, the Seller shall contribute its assets other than the Shares to RCLIC and RCLIC shall assume any remaining Seller liabilities all as set forth in Schedule 5.1.

Nothing contained in this Agreement shall give to Buyer, directly or indirectly, the right to control or direct the operation of the business of the Seller or RCLIC prior to the Closing. Nothing contained in this Agreement shall limit the ability of Seller and RCLIC, prior to the Closing, to exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the business of the Seller and RCLIC.

Section 5.2    Access to Information; Confidentiality. Seller and RCLIC shall cause the Seller and RCLIC to afford to Buyer and to the Representatives of Buyer reasonable access upon reasonable written notice during normal business hours during the period prior to the Closing Date to all of their properties, books, Contracts, commitments and records and, during such period, Seller and RCLIC shall cause each of the Seller and RCLIC to promptly furnish to Buyer such information concerning its business, properties, financial condition, operations and personnel as Buyer may from time to time reasonably request (subject to Applicable Law or any contractual limitations on Buyer or Seller), other than any such properties, books, contracts, commitments, records and information that (a) are subject to an attorney-client or other legal privilege, which Seller’s legal counsel advises would be impaired by such disclosure, or (b) are subject to an obligation of confidentiality existing prior to the date of this Agreement or that is entered into after the date of this Agreement in the ordinary course of business, provided that Seller and RCLIC shall have used commercially reasonable efforts to obtain the consent of the applicable third party to such inspection or disclosure.

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Section 5.3     Commercially Reasonable Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 5.4      Consents, Approvals and Filings.

(a)    Seller and Buyer shall each use commercially reasonable efforts, and shall cooperate fully with each other to obtain as promptly as practicable all necessary permits, orders or other consents, approvals or authorizations of Governmental Entities and consents or waivers of all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement. In connection therewith, Seller and Buyer shall make and cause their respective Affiliates to make all legally required filings as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated by this Agreement, and shall provide and shall cause their respective Affiliates to provide such information and communications to Governmental Entities as such Governmental Entities may reasonably require. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of all necessary permits, orders or other consents, approvals or authorizations of Governmental Entities and consents or waivers of all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement.

(b)    Without limiting the generality of subsection (a) of this Section 5.4, (i) Buyer shall, as promptly as practicable, but in no event later than twenty (20) Business Days following the execution and delivery of this Agreement, file with all applicable Insurance Regulators (including without limitation the Missouri Department of Insurance) requests for approval of the transactions contemplated by this Agreement when such approvals are required to be obtained by Buyer, which requests shall include all required exhibits, and (ii) Seller shall, as promptly as practicable, but in no event later than twenty (20) Business Days following the execution and delivery of this Agreement, file with all applicable Insurance Regulators (particularly including the Missouri Department of Insurance) requests, if any, for all regulatory approvals contemplated by this Agreement when such approvals are required to be obtained by Seller ((i) and (ii), together, the “Insurance Approval Filings”). Each filing party agrees to provide a draft of all Insurance Approval Filings (and each amendment or supplement thereto) prepared by it (in this subsection, the “filing party”) to the other party (in this subsection, the “non-filing party”) and to allow the non-filing party five (5) Business Days to review such filings and to consult with the filing party relating to any issues arising as a result of the non-filing party’s review, prior to the submission by the filing party of the Insurance Approval Filings to the Insurance Regulator. Each filing party agrees to provide the non-filing party with copies of the Insurance Approval Filings and each amendment or supplement thereto in final form upon the submission thereof to the Insurance Regulator. Notwithstanding the foregoing, the Parties agree that no filing party will be required to provide to the non-filing party those portions of the Insurance Approval Filings that contain any confidential or personal information. Each party shall give the non-filing party prompt written notice if it receives any notice or other communication from any Insurance Regulator in connection with the transactions contemplated by this Agreement, and, in the case of any such notice or communication which is in writing, shall promptly furnish the other party a copy thereof. Each filing party agrees to respond promptly to any request by the Insurance Regulator for any additional information and documentary material in connection therewith. If any Insurance Regulator requires that a hearing be held in connection with any such filing or approval, the filing party shall use commercially reasonable efforts to arrange for such hearing to be held promptly after it receives notice that such hearing is required. The filing party shall give the non-filing party prior written notice of the time and place when any meetings or other conferences may be held by it with any Insurance Regulator in connection with the transactions contemplated by this Agreement, and shall permit the non-filing party to have a representative or representatives attend or otherwise participate in any such meeting or conference. Seller and Buyer each agree to timely make all appropriate filings with the Insurance Regulators and such other filings as may be required under the Insurance Laws of any other state or jurisdiction in which RCLIC does business.

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(c)    Buyer and Seller shall bear their own cost of all filing fees associated with all filings with applicable Governmental Entities and Insurance Regulators, and Buyer and Seller shall have responsibility for their other respective filing fees associated with any other required filings.

(d)    Notwithstanding any other provision of this Agreement to the contrary (including Section 5.3 and this Section 5.4), neither Buyer nor any of its Affiliates shall be required to, and none of the Seller or RCLIC may, without the prior written consent of Buyer, agree or commit to take or refrain from taking any action or agree or commit to any condition, limitation, restriction or requirement that would constitute or result in a Burdensome Condition to secure the approval of any Insurance Regulator or any Governmental Entity required to consummate the transactions contemplated by this Agreement.

Section 5.5     Access to Books and Records.

(a)    In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing or for any other reasonable purposes, for a period of seven (7) years after the Closing, Buyer shall (i) retain the books, records and other data related to the business of RCLIC relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of RCLIC, and (ii) upon reasonable notice, afford Seller and any Affiliates of Seller, and their respective Representatives, during normal business hours, reasonable access (subject to Applicable Law, any applicable legal privilege and any contractual limitations on Buyer) to such books, records and other data.

(b)    In order to facilitate the resolution of any claims made against or incurred by Buyer after the Closing or for any other reasonable purposes, for a period of three years after the Closing, Seller shall (i) retain the books, records and other data of Seller that relate to RCLIC and its operations for periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller other than the books and records described in Section 5.5(a), and (ii) upon reasonable written notice, afford Buyer and any of its Affiliates, and its Representatives, during normal business hours, reasonable access (subject to Applicable Law, any applicable legal privilege and any contractual limitations on Seller) to such books, records and other data and employees of Seller with applicable knowledge of the business of RCLIC and its operations for periods prior to the Closing (including making such persons reasonably available to Buyer, at Buyer’s sole cost and expense, for depositions, preparation for such depositions, trial preparation, trial and related fact-gathering, but excluding any proceedings, or threatened proceedings, between Buyer or an Affiliate, on one hand, and Seller or an Affiliate, on the other hand).

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Section 5.6    Publicity; Notices. Until the Closing Date, the Parties shall coordinate with each other as soon as practicable in advance (but no less than three (3) days in advance of the anticipated dissemination date) as to the form and content of any external communication, including any communication intended for dissemination or to reach, or reasonably expected to be disseminated or to reach, members of the public or customers of Seller or RCLIC regarding the transactions contemplated by this Agreement; provided, however, that Buyer shall not communicate with employees or customers of Seller or RCLIC with respect to the transactions contemplated by this Agreement without the prior written consent of Seller. Neither Party shall disseminate any such communication without adequate advance notice and the prior review of the other, which review shall not be unreasonably delayed, except that nothing contained in this Agreement shall prevent the Parties from making any and all public disclosures legally required to comply with any applicable securities laws or the applicable rules of any stock exchange or regulations or requests of Governmental Entities; provided that, to the extent possible under the circumstances, the Party making such disclosure consults with the other Party, and considers in good faith the views of the other Party, before doing so.

Section 5.7     Affiliate Contracts and Intercompany Accounts. Prior to or at the Closing, Seller shall, and shall cause RCLIC to, (i) obtain all required regulatory approvals to terminate all Affiliate Contracts and settle all Intercompany Accounts, terminate all Affiliate Contracts without any obligation of or liability to any of RCLIC, on terms reasonably satisfactory to Buyer, and (ii) settle in full (without any premium or penalty) all Intercompany Accounts; provided that Seller or RCLIC shall not be required to pay amounts in excess of the amounts reserved on such company’s most recent SAP Financial Statements.

Section 5.8     Use of Names.

(a)    Prior to or at the Closing, Seller shall transfer any and all right, title or interest, including all associated goodwill, which any of them may have in or to the names, trademarks and service marks set forth on Section 5.8 of the Disclosure Schedule or any name, trademark, service mark, acronym or logo based on or incorporating any of such names, trademarks or service marks or any Internet domain name as Buyer may direct.

(b)    Except as provided in Section 5.8(a), Buyer shall use commercially reasonable efforts to cause the Seller and RCLIC to cease using any Seller Trademark as soon as practicable following the Closing.

Section 5.9    Further Assurances. Seller and Buyer agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause RCLIC, to execute and deliver such other documents, certificates, agreements and other writings as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

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Section 5.10   Officers and Directors.

(a)    For a period of six (6) years after the Closing Date, RCLIC shall not, and Buyer shall cause RCLIC not to, amend, repeal or modify any provision in its articles of incorporation or bylaws relating to the exculpation or indemnification for any officers and directors (unless such obligations are assumed by any successor or required by Applicable Law), it being the intent of the Parties that the officers and directors of RCLIC shall continue to be entitled to such exculpation and indemnification to the full extent of the law. Such officers and directors are intended third party beneficiaries of this Section 5.10 and may specifically enforce its terms. In the event that RCLIC or any of its successors or assigns shall consolidate with or merge with or into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or shall transfer all or substantially all of its properties and assets to any other Person, then, and in each such case, proper provision shall be made so that the successors or assigns of RCLIC assume the obligations set forth in this Section 5.10.

(b)    Buyer, at Buyer’s expense, shall purchase D&O tail insurance covering a period of three (3) years from the Closing Date covering the directors and officers of RCC.

Section 5.11   Notice of Events.

(a)    Buyer shall promptly notify Seller, and Seller shall promptly notify Buyer, in writing, upon (i) becoming aware of any Governmental Order or any complaint praying for an order or decree restraining or enjoining the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) receiving any notice from any Governmental Entity of its intention to (x) institute a suit or proceeding to restrain or enjoin the execution of this Agreement or the consummation of the transactions contemplated by this Agreement or (y) nullify or render ineffective this Agreement or such transactions if consummated.

(b)    During the period from the date hereof to the Closing Date or the earlier termination of this Agreement, Buyer shall promptly notify Seller in writing if Buyer becomes aware of: (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of its representations or warranties had any such representation or warranty been made as of the time of Buyer’s discovery of such event, fact or condition; or (ii) any event, fact or condition that has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.3; provided that any such notification shall not cure any inaccuracy in or breach of Buyer’s representations and warranties contained in this Agreement for any purpose, including the indemnification and termination rights contained in this Agreement or for determining whether or not the conditions set forth in Section 7.3(a) have been satisfied.

(c)    During the period from the date hereof to the Closing Date or the earlier termination of this Agreement, Seller shall promptly notify Buyer in writing if Seller becomes aware of: (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of its representations or warranties had any such representation or warranty been made as of the time of Seller’s discovery of such event, fact or condition; or (ii) any event, fact or condition that has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2; provided that any such notification shall not cure any inaccuracy in or breach of Seller’s representations and warranties contained in this Agreement for any purpose, including the indemnification and termination rights contained in this Agreement or for determining whether or not the conditions set forth in Section 7.2(a) have been satisfied.

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Section 5.12   Non-Solicitation.

(a)    During the 24 month period following the Closing Date, Seller shall not, and shall cause its Key Officers not to, directly or indirectly, hire or solicit the services (as employee, consultant or otherwise) of any employee of Buyer without the prior written consent of Buyer; provided, however, that nothing in this Agreement shall prohibit Seller or any of its Key Officers from offering employment to or employing persons (i) who respond to a general solicitation or advertisement that is not specifically directed to employees of Buyer (and nothing shall prohibit the making of such general solicitation or advertisement), (ii) who have not been employed by Buyer or any of its Subsidiaries for a period of six (6) consecutive months (including for this purpose, time worked for Seller or any of its Affiliates immediately prior to the Closing), or (iii) who have been involuntarily terminated by Buyer or any of its Subsidiaries.

(b)    Seller and RCLIC, shall not and shall cause its respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) not to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a proposal that would be contrary or detrimental to the transactions contemplated in this Agreement, and shall use commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by Seller or RCLIC or its Representatives. Seller and RCLIC shall not, and shall cause their Representatives not to, directly or indirectly (i) solicit, initiate, cause, facility or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any proposal that would be contrary or detrimental to the transactions contemplated in this Agreement, (ii) participate in any discussions or negotiations with any third party regarding any such proposal, or (iii) enter into any agreement related to such proposal.

Section 5.13   [Reserved].

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Section 5.14        Preparation of the Registration Statement and the Proxy Statement/Prospectus; Shareholder Meeting.

(a)         As soon as practicable following the date of this Agreement, Buyer and Seller shall prepare the Proxy Statement/Prospectus and Buyer shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included. Each of Buyer and Seller shall, and shall cause their accountants and attorneys to use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement, including causing their accountants to deliver necessary or required instruments such as opinions, consents, certificates and comfort letters, each in customary form and covering such matters of the type customarily covered by such documents. Buyer and Seller shall use their reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Seller’s shareholders as soon as practicable after the Registration Statement is declared effective under the Securities Act by the SEC. Buyer shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of shares of Buyer’s Class A Common Stock, and Seller shall furnish all information concerning Seller and the shareholders of Seller as may be reasonably requested by Buyer in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement will be made by Buyer, and no filing of, or amendment or supplement to, the Proxy Statement/Prospectus will be made by Seller or Buyer, in each case without providing the other Party a reasonable opportunity to review and comment thereon. If at any time prior to the time the Registration Statement is declared effective by the SEC under the Securities Act any information relating to Seller or Buyer, or any of their respective Affiliates, directors or officers, should be discovered by Seller or Buyer which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of Seller. The Parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.

(b)         Seller shall, as soon as practicable following the effective date of the Registration Statement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its shareholders (the “Shareholders Meeting”) solely for the purpose of obtaining appropriate shareholder approval of the transactions contemplated by this Agreement. Seller shall, through its Board of Directors, recommend to its shareholders adoption of this Agreement (the “Seller Board Recommendation”). The Proxy Statement/Prospectus shall include a summary of the Seller Board Recommendation. Seller shall use its reasonably best efforts to cause the Seller Shareholders Meeting to occur as soon as practicable in compliance with Applicable Laws and Seller’s corporate governance documents.

(c)         Seller shall as soon as reasonably practicable after Closing undertake to consummate the Plan of Liquidation and Dissolution, in the form attached hereto as Exhibit A (the “Plan of Liquidation and Dissolution”), specifically including the dissolution of Seller and the distribution of the shares of Buyer’s Class A Common Stock acquired pursuant to this Agreement, on a pro-rata basis to its shareholders, all in accordance with Section 12.15 et seq. of the Illinois Business Corporation Act (1983). Buyer shall use its reasonably commercially best efforts to assist Seller with respect to the Plan of Liquidation and Dissolution.

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ARTICLE VI - EMPLOYEE MATTERS

Section 6.1     Employees. At Closing, RCLIC will have no employees, there will be no amounts due to any former employees as a result of past salaries, bonus, profit sharing, pension, expense reimbursement or any similar or related matters. There is no obligation, express or implied that any person will be offered employment by the Buyer or RCLIC after Closing.

ARTICLE VII - CONDITIONS PRECEDENT

Section 7.1      Conditions to Each Party’s Obligations. The respective obligations of each Party to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)    Governmental Consents. All filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior thereto from, Governmental Entities in connection with the consummation of the transactions contemplated hereby by Seller and Buyer set forth in Section 3.5 and Section 4.3 of the Disclosure Schedule shall have been made or obtained and be in full force and effect.

(b)    No Injunctions or Restraints. No Governmental Order issued by any court of competent jurisdiction and no Applicable Law of any Governmental Entity preventing the consummation of the transactions contemplated hereby shall be in effect, and no Governmental Entity shall have instituted any proceeding that is pending seeking any such Governmental Order.

(c)    Consents. All consents, waivers, clearances, approvals and authorizations from third parties under the Contracts and agreements set forth on Section 7.1 of the Disclosure Schedule as being required to be obtained prior to Closing shall have been obtained.

(d)    Shareholder Approval. This Agreement shall have been approved and adopted, and the Plan of Liquidation and Dissolution shall have been duly approved, by the requisite vote under applicable Illinois law and Seller’s governing corporate documents, by shareholders of Seller.

(e)    Registration Statement Effective. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

Section 7.2     Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated by this Agreement are further subject to the satisfaction by Seller or waiver by Buyer on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Seller set forth in:

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(i)    Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6 and Section 3.19 shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except as to any representation or warranty which specifically relates to another date, the accuracy of which shall be determined as of that specified date);

(ii)    this Agreement, other than those Sections specifically identified in clause (i) above, shall be true and correct in all material respects, in each case as of the date of this Agreement (except as to any representation or warranty which specifically relates to another date, the accuracy of which shall be determined as of that specified date), except, in the case of this clause (ii) that any representation or warranty qualified as to materiality or a Material Adverse Effect shall be true and correct in all respects; and

(iii)    this Agreement, other than those Sections specifically identified in clause (i) above, shall be true and correct (without giving effect to any limitation as to materiality or a Material Adverse Effect set forth therein), in each case as of the Closing as though made at and as of the Closing (except as to any representation or warranty which specifically relates to another date, the accuracy of which shall be determined as of that specified date), except, in the case of this clause (iii), as would not have or reasonably be expected to have a Material Adverse Effect, either alone or when taken in the aggregate with other breaches of any such representations and warranties.

(b)    Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; provided, that, with respect to obligations that are qualified by materiality, Seller shall have performed such obligations, as so qualified, in all respects.

(c)    No Material Adverse Effect or Burdensome Condition. Since the date of this Agreement, there shall not have been any Material Adverse Effect suffered by the Seller or RCLIC, nor shall any event or events have occurred that could reasonably be expected to have a Material Adverse Effect.

(d)    No Actions. No Action shall have been commenced against Seller or RCLIC or any of their respective Affiliates, which would prevent the Closing.

(e)     Dissenter’s Rights. Holders of not more than 10% of the Seller’s shares of common stock outstanding as of the record date of the Shareholder’s Meeting shall have perfected their right to dissent from the transactions contemplated under this Agreement and demanded the fair value of their shares of Seller’s common stock as required under Section 11.65 et seq. of the Illinois Business Corporation Act (1983).

(f)     Other Closing Deliveries. Buyer shall have received Seller deliveries set forth in Section 2.4.

Section 7.3      Conditions to Obligations of Seller. The obligations of Seller to effect the transactions contemplated by this Agreement are further subject to the satisfaction by Buyer or waiver by Seller on or prior to the Closing Date of the following conditions:

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(a)    Representations and Warranties. The representations and warranties of Buyer set forth in:

(i)    Section 4.1, Section 4.2, Section 4.3, and Section 4.8 shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except as to any representation or warranty which specifically relates to another date, the accuracy of which shall be determined as of that specified date);

(ii)    this Agreement, other than those Sections specifically identified in clause (i) above, shall be true and correct in all material respects, in each case as of the date of this Agreement (except as to any representation or warranty which specifically relates to another date, the accuracy of which shall be determined as of that specified date), except, in the case of this clause (ii) that any representation or warranty qualified as to materiality or Material Adverse Effect shall be true and correct in all respects; and

(iii)    this Agreement, other than those Sections specifically identified in clause (i) above, shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein), in each case as of the Closing Date as though made at and as of the Closing (except as to any representation or warranty which specifically relates to another date, the accuracy of which shall be determined as of that specified date), except in the case of this clause (iii), as would not have or reasonably be expected to have a Material Adverse Effect, either alone or when taken in the aggregate with other breaches of any such representations and warranties, on Buyer’s ability to consummate the transactions contemplated hereby on a timely basis.

(b)    Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; provided, that, with respect to obligations that are qualified by materiality, Buyer shall have performed such obligations, as so qualified, in all respects.

(c)    Consideration. Seller shall have received the Purchase Price as provided in Section 2.1.

(d)    Other Closing Deliveries. Seller shall have received the Buyer deliveries set forth in Section 2.5.

Section 7.4     Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by Section 5.3 hereof.

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ARTICLE VIII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 8.1     Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Section 9.1 and shall terminate and expire on the earlier of (i) the close of business 12 months after the Closing Date, or (ii) in the case of the Seller only, upon Seller’s completion of the Plan of Liquidation and Dissolution; provided that the representations and warranties contained in Section 3.1 (Organization, Standing and Corporate Power), Section 3.2 (Capital Structure; Certain Indebtedness), Section 3.3 (Subsidiaries), Section 3.4 (Authority), Section 3.19 (Brokers), Section 4.1 (Organization, Standing and Corporate Power), Section 4.2 (Authority) and Section 4.8 (Brokers) (such representations, collectively, the “Fundamental Representations”) shall survive indefinitely and shall be actionable in tort against any controlling Person of Buyer or Seller who was guilty of fraud, criminal activity or willful misconduct in connection with the falsity of any such representation or warranty. All covenants and agreements contained in this Agreement, to the extent that the foregoing are to have effect or be performed after the Closing, shall survive the Closing in accordance with their terms. Notwithstanding anything to the contrary in this Agreement, the survival period with respect to all Tax matters shall be governed by Section 10.10.

ARTICLE IX - INDEMNIFICATION

Section 9.1      Obligation to Indemnify.

(a)    Subject to the expiration of the representations and warranties of Seller as provided in ARTICLE VIII and the limitations set forth in this ARTICLE IX, Seller agrees to indemnify, defend and hold harmless Buyer and its Affiliates and their respective Representatives from and against all Losses to the extent arising from or related to (i) any inaccuracy in or breach of the representations and warranties of Seller contained in this Agreement or in any certificate, instrument or agreement delivered by or on behalf of Seller pursuant to this Agreement, in each case as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except with respect to any representation or warranty which specifically relates to another date, the inaccuracy in or breach of which will be determined as of such specified date), or (ii) any breach of any of the covenants and agreements of Seller contained in this Agreement.

(b)    Seller shall not have any liability under Section 9.1(a)(i) above unless the aggregate of all such Losses for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to 5% of the Purchase Price (the “Indemnification Basket”), and then Seller would only be liable pursuant to Section 9.1(a)(i) to the extent any such Losses are in excess of the Indemnification Basket; provided, however, that Seller shall not have any liability under Section 9.1(a)(i) for any individual item where the Loss relating thereto is less than $10,000 (“De Minimis Items”) and such De Minimis Items will not be taken into account in determining whether the aggregate amount of Losses exceeds the Indemnification Basket. Neither the Indemnification Basket nor the exception for De Minimis Items shall apply with respect to any Losses arising from or related to any inaccuracy in or breach of any Fundamental Representation of Seller.

(c)    The maximum amount for which Seller shall be liable under Section 9.1(a)(i) shall not exceed the Purchase Price (the “Indemnification Cap”). The Indemnification Cap shall not apply to any and all Losses arising from or related to (i) any inaccuracy in or breach of any Fundamental Representation of Seller, or (ii) Seller’s fraud, criminal activity or willful misconduct. Except for Losses arising from or related to Seller’s fraud, criminal activity or willful misconduct, the maximum amount for which Seller shall be liable for Losses pursuant to this ARTICLE IX shall not exceed the Purchase Price and the maximum amount for which Seller shall be liable for Losses pursuant to ARTICLE X shall not exceed an amount equal to two times the Purchase Price.

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(d)    Subject to the expiration of the representations and warranties of Buyer as provided in ARTICLE VIII and the limitations set forth in this ARTICLE IX, Buyer agrees to indemnify, defend and hold harmless Seller and its Affiliates and their respective Representatives from and against all Losses to the extent arising from or related to (i) any inaccuracy in or breach of the representations and warranties of Buyer contained in this Agreement or in any certificate, instrument or agreement delivered by or on behalf of Buyer pursuant to this Agreement, in each case as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except with respect to any representation or warranty which specifically relates to another date, the inaccuracy in or breach of which will be determined as of such specified date) or (ii) any breach of any of the covenants and agreements of Buyer contained in this Agreement.

(e)    Buyer shall not have any liability under Section 9.1(d)(i) above unless the aggregate of all such Losses for which Buyer would, but for this proviso, be liable exceeds on a cumulative basis the Indemnification Basket, and then Buyer or Buyer Parent would only be liable pursuant to Section 9.1(d)(i) to the extent any such Losses are in excess of the Indemnification Basket; provided, however, that Buyer shall not have any liability under Section 9.1(d)(i) for any De Minimis Items and such De Minimis Items will not be taken into account in determining whether the aggregate amount of Losses exceeds the Indemnification Basket. Neither the Indemnification Basket nor the exception for De Minimis Items shall apply with respect to any Losses arising from or related to any inaccuracy in or breach of any Fundamental Representation of Buyer.

(f)    The maximum amount for which Buyer shall be liable under Section 9.1(d)(i) shall not exceed the Indemnification Cap. The Indemnification Cap shall not apply to any and all Losses arising from or related to (i) any inaccuracy in or breach of any Fundamental Representation of Buyer, or (ii) Buyer’s fraud, criminal activity or willful misconduct.

(g)    For purposes of calculating Losses pursuant to this Section 9.1 and Section 10.1(a), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or material adverse effect applicable to such representation or warranty.

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Section 9.2      Indemnification Procedures.

(a)    In order for a Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by, or an action, proceeding or investigation instituted by, any Person not a party to this Agreement (a “Third Party Claim”), such Indemnified Party must notify the other party (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim promptly, and in any event within thirty (30) days, after such Indemnified Party learns of the Third Party Claim; provided, however, that any delay or failure to give such notification shall not affect the indemnification provided hereunder except and only to the extent that the Indemnifying Party forfeits rights or defenses as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten (10) days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b)    If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof at its own expense with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not as long as it conducts such defense be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except as otherwise set forth herein. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense; provided, however, that if in the reasonable opinion of counsel to the Indemnified Party, (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of one law firm to represent the Indemnified Party and, if applicable, local counsel in the jurisdiction in which an Action is held. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all of the Parties shall cooperate in the defense or prosecution thereof in all reasonable respects. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are relevant to such Third Party Claim (subject, in each case, to the Indemnifying Party entering into a confidentiality agreement with respect to such records and information in a form reasonably acceptable to the Indemnified Party), and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall not settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action giving rise to a Third Party Claim unless the Indemnifying Party obtains the prior written consent of the Indemnified Party or such settlement, compromise, consent or termination includes an express, unconditional release of such Indemnified Party in form and substance satisfactory to such Indemnified Party from any and all liability relating to such action, does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of any Indemnified Party and does not create any financial or other obligation on the part of the Indemnified Party.

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(c)    The indemnities provided in this Agreement shall survive the Closing; provided, however, that the indemnities provided under Section 9.1 shall terminate when the survival period of the applicable representation or warranty terminates pursuant to ARTICLE VIII, except as to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the Indemnifying Party. After the Closing, the indemnities provided in Section 9.1 and Section 10.1(a) shall be the sole and exclusive remedy at law for any breach of representation, warranty, covenant or agreement (other than those covenants and agreements which survive the Closing, including those in ARTICLE IX) or other claim arising out of this Agreement except for claims based on fraud, criminal activity or willful misconduct.

(d)    The amount of any Losses for which indemnification is provided under this Agreement shall be net of any amounts actually received by the Indemnified Party from insurers or other third parties with respect to such Losses (less any related costs and expenses, including the aggregate cost of pursuing any insurance claims paid by the Indemnified Party, but not any premiums or charges paid by the Indemnified Party).

(e)    Notwithstanding anything contained herein to the contrary, no Indemnifying Party shall be liable for lost profits or any punitive, exemplary, consequential (but not incidental) or similar damages, except for lost profits or punitive, exemplary, consequential or similar damages.

(f)    In accordance with Applicable Law, the Indemnified Party shall take, and shall cause its Affiliates to take, all commercially reasonable steps to mitigate any Losses upon and after becoming aware of any facts, matters, failures or circumstances that would reasonably be expected to result in any Losses that are indemnifiable hereunder.

(g)    In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party (including pursuant to this ARTICLE IX) in connection with any claim or demand by any Person other than the Parties or their respective Affiliates, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim.

ARTICLE X - TAX MATTERS

Section 10.1   Indemnity. Seller agrees to indemnify, defend and hold harmless Buyer, against Taxes including any reasonable external out-of-pocket costs or expenses (including reasonable attorney’s fees and expenses) incurred in contesting such Taxes: (i) for any Taxes imposed on RCLIC with respect to taxable periods of such Person ending on or before the Closing Date; and (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date.

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Section 10.2   Plan of Reorganization. The Parties intend that the transactions contemplated by this Agreement shall qualify as a fully tax-deferred “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of Buyer and Seller shall use their respective reasonable best efforts to cause the transaction to qualify as a fully tax-deferred reorganization within the meaning of Section 368(a) of the Code, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent the transaction from qualifying as a fully tax-deferred reorganization within the meaning of Section 368(a) of the Code.

ARTICLE XI - TERMINATION PRIOR TO CLOSING

Section 11.1    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a)     by the written agreement of Buyer and Seller;

(b)    by either Seller or Buyer by written notice to the other Parties if the Closing shall not have occurred on or prior to the date that is 180 days from the date of this Agreement (the “Termination Date”), or such later date upon which Seller and Buyer may agree in writing; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)    by either Seller or Buyer in writing, if there shall be any (i) Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or (ii) Governmental Order which prohibits or restrains any party from consummating the transactions contemplated hereby, and such Governmental Order shall have become final and nonappealable;

(d)    by Buyer, if Seller shall have (i) failed to perform any of its covenants or agreements contained in this Agreement, such that any of the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied and such failure to perform is incapable of being cured or, if capable of being cured, has not been cured within thirty (30) days after the giving of written notice thereof by Buyer to Seller but in no event later than the Termination Date or (ii) breached any of its representations or warranties contained in this Agreement, such that any of the conditions set forth in Section 7.2 would not be satisfied and such breach is incapable of being cured or, if capable of being cured, has not been cured within thirty (30) days after the giving of written notice thereof by Buyer to Seller but in no event later than the Termination Date; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 11.1(d) if Buyer is then in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement;

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(e)    by Seller, if Buyer shall have (i) failed to perform any of its covenants or agreements contained in this Agreement, such that any of the conditions set forth in Section 7.1 or Section 7.3 would not be satisfied and such failure to perform is incapable of being cured or, if capable of being cured, has not been cured within thirty (30) days after the giving of written notice thereof by Seller to Buyer, but in no event later than the Termination Date or (ii) breached any of its representations or warranties contained in this Agreement, such that any of the conditions set forth in Section 7.3 would not be satisfied and such breach is incapable of being cured or, if capable of being cured, has not been cured within thirty (30) days after the giving of written notice thereof by Seller to Buyer, but in no event later than the Termination Date; provided, however, that Seller may not terminate this Agreement pursuant to this Section 11.1(e) if Seller is then in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(f)     By Buyer if Seller has not obtained any required approval of its shareholders by the Termination Date, unless such date is extended by the Parties.

Section 11.2    Effect of Termination. In the event of termination pursuant to Section 11.1, this Agreement shall become null and void and have no effect, with no liability on the part of Seller or Buyer, or their respective directors, officers, agents or shareholders, with respect to this Agreement; provided, however, that the obligations contained in Section 5.2 (Access to Information; Confidentiality); (ii) Section 5.6 (Publicity; Notices), (iii) this Section 11.2; and (iv) ARTICLE XII (General Provisions) shall survive any termination of this Agreement indefinitely or for such shorter period specifically contemplated by those Sections. Notwithstanding the foregoing, termination of this Agreement pursuant to Section 11.1(d) or Section 11.1(e) shall not in any way terminate, limit or restrict the rights and remedies of any Party against any other Party for fraud or a willful breach of a material covenant or agreement contained in this Agreement.

ARTICLE XII - GENERAL PROVISIONS

Section 12.1   Fees and Expenses. Except as otherwise expressly provided herein, whether or not the purchase and sale of the Shares is consummated, each Party shall pay its own fees and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. For the avoidance of doubt, Seller and RCLIC shall be solely responsible for the payment of all of the transaction expenses incurred by or on behalf of Seller, the Seller or RCLIC incident to the transaction which is the subject of this Agreement, including investment banking fees, accounting fees and legal fees.

Section 12.2   Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed as provided below) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Buyer:

Jeffrey J. Wood, Chief Financial Officer

First Trinity Financial Corporation

7633 East 63rd Place, Suite 230

Tulsa, Oklahoma 74133

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With a copy to:

Jones & Keller, P.C.

Attention: Reid A. Godbolt

1675 Broadway, 26th Floor

Denver, Colorado 80202

if to Seller and/or RCLIC:

John C. Todd, President

Royalty Capital Corporation

19250 Everett Lane, Suite 201

Mokena, Illinois 60448

With a copy to:

Nixon Peabody LLP

Attention: David R. Brown

70 W. Madison St., Suite 5200

Chicago, Illinois 60602

Notice given by personal delivery or overnight courier shall be effective upon actual receipt. Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day if not received during the recipient’s normal business hours. All notices by facsimile shall be confirmed promptly after transmission in writing by personal delivery or overnight courier.

Section 12.3    Entire Agreement; Third-Party Beneficiaries. This Agreement (including all exhibits and schedules and the Disclosure Schedule hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. Except as expressly provided herein, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies.

Section 12.4     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Section 12.5     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any such assignment that is not consented to shall be null and void. Notwithstanding the foregoing sentence, Buyer may, to the extent not inconsistent with its other obligations hereunder, assign prior to Closing its rights to purchase the Shares or any portion thereof to any Affiliate of Buyer with the prior written consent of Seller, which consent shall not be unreasonably withheld. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

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Section 12.6    Dispute Resolution; Submission to Jurisdiction.

(a)    In the event of any dispute arising under this Agreement, prior to the commencement of litigation, a senior officer of Buyer and a senior officer of Seller shall attempt in good faith to resolve the dispute consistent with the terms of this Agreement. If they are unable to resolve the dispute in this manner within a reasonable period of time, the Parties may pursue judicial remedies with respect to such dispute. This section shall not apply to any application to obtain emergency judicial intervention.

(b)    Each of Seller and Buyer hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the United States or any state court, which in either case is located in Oklahoma (each, an “Oklahoma Court”) for purposes of enforcing this Agreement. In any such action, suit or other proceeding, each of Seller and Buyer irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of any such Oklahoma Court, that such action, suit or other proceeding is not subject to the jurisdiction of any such Oklahoma Court, that such action, suit or other proceeding is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper; provided, however, that nothing set forth in this sentence shall prohibit either Seller or Buyer from removing any matter from one Oklahoma Court to another Oklahoma Court. Each of Seller and Buyer also agrees that any final and unappealable judgment against a Party in connection with any action, suit or other proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Seller and Buyer agree that any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered, sent or mailed in accordance with Section 12.2, constitute good, proper and sufficient service thereof.

Section 12.7   WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 12.8    Severability; Amendment and Waiver.

(a)    Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

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(b)    This Agreement may be amended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance.

(c)    No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Section 12.9   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows.]

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IN WITNESS WHEREOF, each Party has executed this Agreement as of the date first written above.

First Trinity Financial Corporation

By:         /s/ Jeffrey J. Wood

Name: Jeffrey J. Wood

Title:  Chief Financial Officer, Secretary and

Treasurer

Royalty Capital Corporation

By:         /s/ John C. Todd

Name: John C. Todd

Title: President and Chief Executive Officer

Royalty Capital Life Insurance Company

By:         /s/ John C. Todd

Name: John C. Todd

Title: President and Chief Executive Officer

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Annex B

PLAN OF LIQUIDATION AND DISSOLUTION

PLAN OF LIQUIDATION AND DISSOLUTION

OF

ROYALTY CAPITAL CORPORATION

WHEREAS, Royalty Capital Corporation, an Illinois corporation (the “Company”), was formed by filing its charter with the Illinois Secretary of State on or about August 6, 2013; and

WHEREAS, it is desired that the Company should be dissolved, its business and affairs wound up, and thereafter its existence terminated, all pursuant to the terms of the Company’s Articles of Incorporation (the “Articles”) and Bylaws (the “Bylaws”) and the Illinois Business Corporation Act (the “Act”) in accordance with this Plan of Liquidation and Dissolution (the “Plan”) as follows:

1.       Articles of Dissolution. On or after the date that both of the following have occurred: (a) this Plan of Dissolution is approved by the necessary vote of the Company’s shareholders and (b) the sale of stock contemplated by that certain Purchase and Sale Agreement by and between the Company, First Trinity Financial Corporation, an Oklahoma corporation (“Buyer”), and Royalty Capital Life Insurance Company, a Missouri corporation, dated September 29, 2021 (the “Purchase Agreement”) has been consummated, John C. Todd, as the President of the Company, or any other officer of the Company (each, an “Authorized Officer” and, collectively, the “Authorized Officers”), shall cause articles of dissolution in accordance with the Act (the “Articles of Dissolution”) to be filed with the Illinois Secretary of State.

2.       Cessation of Business. After the Articles of Dissolution have been filed, the Company shall not carry on any business, except that appropriate to wind up and liquidate its business and affairs, all in accordance with the provisions of the Act, the Articles, the Bylaws and this Plan.

3.       Winding-Up Procedure. After the Articles of Dissolution are filed, the board of directors shall, or shall cause the officers of the Company to, (a) collect the Company’s assets and liquidate any non-cash assets other than the shares of Buyer’s Class A Common Stock acquired pursuant to the Purchase Agreement (“Buyer Shares”), (b) discharge or make arrangements for discharging the Company’s liabilities, and (c) then distribute the remaining cash if any, and the Buyer Shares to the Company’s shareholders in accordance with Section 4 below. The Company may cause a notice of dissolution of the Company to be published in a newspaper of general circulation. The Company may also dispose of known claims against the Company in accordance with the procedures set forth in the Act.

4.     Distributions to Shareholders. After collecting and liquidating the Company’s assets other than the Buyer Shares and discharging or making arrangements for discharging the Company’s liabilities as contemplated by Section 3 above, the board of directors shall, or shall cause the officers of the Company to, then distribute the remaining cash, if any, and all of the Buyer Shares on a pro-rata basis to its shareholders. Fractional shares will not be distributed and in lieu thereof each fractional share shall be rounded up to the next whole Buyer Share; provided, however, that any additional fraction of a Buyer Share required to ensure that a shareholder receives a whole number of shares of Buyer Shares shall be obtained by decreasing proportionately the number of Buyer Shares otherwise distributable to John C. Todd and Gregg E. Zahn, but not the number of Buyer Shares distributable to any other shareholder. An Authorized Officer shall execute and deliver on behalf of the Company any instruments of transfer necessary to make such distributions.

Annex B-1

5.      Other Filings. Upon completion of the winding-up of the Company’s business and affairs as contemplated by Sections 3 and 4 hereof, an Authorized Officer shall cause to be filed with the Illinois Secretary of State, and all other appropriate offices such instruments and documents, as may be necessary or appropriate under the Act so as to further effectuate the dissolution of the Company under the laws of the State of Illinois.

6.       Further Acts. The Authorized Officers or any one of them shall have full authority to carry out the provisions of this Plan as set forth herein and to wind up the affairs of the Company. In furtherance thereof, each Authorized Officer is authorized and directed to pay all such fees, expenses and taxes that are due or cause to be done such other acts or things that he may deem necessary or appropriate in order to carry out the liquidation and dissolution of the Company and to effectuate the provisions of this Plan, including, without limitation, executing and filing on behalf of the Company any necessary or appropriate filings and tax returns and reports with governmental authorities and executing and delivering on behalf of the Company any instruments of transfer as to any assets of the Company, whether before or after the filing of the Articles of Dissolution.

7.      Revocation of Dissolution. The board of directors of the Company may determine to revoke the dissolution of the Company without shareholder action at any time prior to the filing of the Articles of Dissolution with the Illinois Secretary of State. Upon the authorization of such revocation by the board, the Company shall file articles of revocation of dissolution with the Illinois Secretary of State in accordance with the Act and such revocation shall be effective as set forth in the Act.

8.        Miscellaneous.

a.          Benefits of Plan. Except as otherwise expressly provided herein, the terms, provisions, covenants, stipulations and agreements contained in this Plan are and shall be for the sole and exclusive benefit of the Company and its shareholders and their respective successors and assigns and, nothing contained in this Plan, expressed or implied, shall be construed to confer upon, or give to, any other person any right, remedy or claim under or by reason of this Plan as a third-party beneficiary or otherwise.

b.         Further Assurances. Upon request of the Company, the board of directors or the officers of the Company, the Company, the shareholders, the board of directors, and the officers shall do such further acts and deeds and shall execute, acknowledge, deliver and record such other documents and instruments as may be reasonably necessary from time to time to evidence, confirm or carry out the intent and purposes of this Plan.

c.           Section Headings. The section and other headings used in this Plan are for convenience of reference only and shall not in any way affect the meaning or interpretation of this Plan or any of the terms or provisions hereof.

d.           Governing Law. This Plan shall be governed in all respects, including validity, interpretation and effect, by, and shall be enforceable in accordance with, the internal laws of the State of Illinois, without regard to conflict of laws principles.

e.           Severability. In the event that any term or provision of this Plan is held to be invalid, illegal, or unenforceable for any reason or in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity of the remainder of this Plan, which shall be and remain in full force and effect and enforceable in accordance with its terms.

Annex B-2

Annex C

ILLINOIS BUSINESS CORPORATION ACT OF 1983

Section 11.65.     RIGHT TO DISSENT

SECTION 11.65.     Right to Dissent. (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

(1)

consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if: (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

(2)	consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

(3)

an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it: (i) alters or abolishes a preferential right of such shares; (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares; (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

(4)

any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

(c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

Section 11.70.     PROCEDURE TO DISSENT

SECTION 11.70.     Procedure to Dissent. (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

Annex C-1

(b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

(c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

(d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

(e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

(f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

(g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

Annex C-2

(h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

(i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

(1)	Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

(2)

Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

(j) As used in this Section:

(1)

"Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

(2)

"Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

Annex C-3

PROXY

ROYALTY CAPITAL CORPORATION

19250 Everett Lane, Suite 201

Mokena, Illinois 60448

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPECIAL MEETING OF SHAREHOLDERS

Tuesday, December 7, 2021

The undersigned hereby appoints John C. Todd, as proxy with full power of substitution, and hereby authorizes him to represent and vote as proxy all of the shares held of record of common stock of Royalty Capital Corporation (“RCC”) that the undersigned is/are entitled to vote at the special meeting (the “special meeting”) of shareholders of RCC to be held on Tuesday, December 7, 2021 at 10:00 a.m. local time at 19250 Everett Lane, Suite 201, Mokena, Illinois 60448, or at any adjournments or postponements thereof, and to vote as designated below with all powers the undersigned would possess, if present, upon matters described in the notice of special meeting and proxy statement dated November 5, 2021 as follows:

Proposal 1: To approve the exchange of all of the issued and outstanding capital stock of Royalty Capital Life Insurance Company, a wholly-owned subsidiary of RCC, to First Trinity Financial Corporation, an Oklahoma corporation, pursuant to the Purchase and Sale Agreement, dated as of September 29, 2021.

FOR	AGAINST	ABSTAIN
[___]	[___]	[___]

Proposal 2: To approve and adopt the Plan of Liquidation and Dissolution of RCC and the transactions contemplated thereby, including the liquidation and dissolution of RCC.

FOR	AGAINST	ABSTAIN
[___]	[___]	[___]

Proposal 3: To approve one or more adjournments of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of Proposals 1 and 2.

FOR	AGAINST	ABSTAIN
[___]	[___]	[___]

By executing this proxy, the undersigned shareholder authorizes the proxy to vote in his discretion on any other matter as may properly come before the special meeting and any adjournments or postponements thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, and 3.

To be counted this proxy must be signed, dated and received by the Corporate Secretary of Royalty Capital Corporation, 19250 Everett Lane, Suite 201, Mokena, Illinois 60448, on or before December 6, 2021.

This proxy when properly executed will be voted in accordance with instructions specified but in the absence of any instructions will be voted “FOR” Proposals 1, 2, and 3.

Please sign exactly as the name appears on this card. If shares of stock are held jointly, all joint owners should sign. If signing as attorney, administrator, executor, guardian, trustee or corporate officer, please add your title as such.

IMPORTANT - Please complete this proxy card and return

By Mail: Corporate Secretary of Royalty Capital Corporation, 19250 Everett Lane, Suite 201, Mokena, Illinois 60448

Or By Email: jtodd@royaltycapcorp.com

1

MARK “X” HERE IF YOU PLAN TO ATTEND THE SPECIAL MEETING: ☐

MARK HERE FOR ADDRESS CHANGE ☐  New Address (if applicable):

____________________________
____________________________
____________________________

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in the partnership name by an authorized person.

Dated: _______________________________

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)

Number of shares held of record of RCC common stock:          __________________________